As filed with the U.S. Securities and Exchange Commission on July 7, 2026.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Einride AB
(Exact name of registrant as specified in its charter)

Sweden	7373	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Stadsgården 6

116 45 Stockholm
Sweden
+46 (0) 8 4900 4440

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Corporation Service Company

251 Little Falls Drive

Wilmington, DE 19808

(302) 421-6100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Stephen P. Alicanti

Christopher C. Paci

DLA Piper LLP (US)

1251 Avenue of the Americas, 27th Floor

New York, New York 10020

(212) 335-4500

Approximate date of commencement of proposed sale to the public: Promptly after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the United States Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 7, 2026

PRELIMINARY PROSPECTUS

EINRIDE AB

UP TO 10,340,310 ORDINARY SHARES REPRESENTED

BY AMERICAN DEPOSITARY SHARES ISSUABLE UPON THE EXERCISE OF WARRANTS

AND

UP TO 103,961,050 ORDINARY SHARES REPRESENTED BY AMERICAN DEPOSITARY SHARES

UP TO 118,374 WARRANTS TO PURCHASE ORDINARY SHARES REPRESENTED BY AMERICAN DEPOSITARY SHARES

This prospectus relates to the issuance by Einride AB (“we,” “us” or “Einride”) of up to 10,340,310 American depositary shares of Einride (“ADSs”), each representing one ordinary share, par value SEK 0.004585 per share (“Ordinary Shares”), including (i) 10,062,500 Ordinary Shares in the form of ADSs issuable upon the exercise of warrants (the “Assumed Public Warrants”) to purchase Ordinary Shares in the form of ADSs at an exercise price of $11.50 per share, which were issued on June 9, 2026 (the “Closing Date”), in exchange for the public warrants (“Legato III Public Warrants”) of Legato Merger Corp. III (“Legato III”) that were issued in the initial public offering of Legato III (the “Legato III IPO”); and (ii) 277,810 Ordinary Shares in the form of ADSs issuable upon the exercise of warrants (the “Initial Shareholder Warrants”) to purchase Ordinary Shares in the form of ADSs at an exercise price of $11.50 per share, which were issued to the Legato III’s initial shareholders (the “Initial Shareholders”) and underwriters of the Legato III IPO (the “IPO Underwriters”), on the Closing Date in exchange for the private placement warrants (“Legato III Private Warrants”) comprising part of the private placement units (“Legato III Private Units”) purchased by the Initial Shareholders and the IPO Underwriters for a total consideration of $5,556,250 in a private placement concurrent with the Legato III IPO at a price of $10.00 per unit. The Assumed Public Warrants and Initial Shareholder Warrants are collectively referred to as the “Warrants.”

This prospectus also relates to the potential offer and sale from time to time by the selling securityholders named in this prospectus or their pledgees, donees, transferees, assignees or other successors in interest (that receive any of the securities as a gift, distribution, or other non-sale related transfer) (who we collectively refer to as the “Selling Securityholders”) of up to (A) 103,961,050 Ordinary Shares represented by ADSs, including (i) 12,203,272 Ordinary Shares owned by or issuable to certain current and former directors and officers of Einride (Roozbeh Charli, Robert Falck, Henrik Green, Karin Markides and Viveka Linander Waldenor) and their affiliates, of which 1,738,261 Ordinary Shares are issuable upon the exercise of private warrants (the “D&O Warrants”) granted to certain directors and officers of Einride; (ii) 2,379,623 Ordinary Shares represented by ADSs that were issued to certain Initial Shareholders on the Closing Date in exchange for (a) 2,142,873 ordinary shares of Legato III (“Legato III Ordinary Shares”), which were purchased by such Initial Shareholders at a price of approximately $0.005 per share, and (b) 236,750 Legato III Ordinary Shares comprising part of the Legato III Private Units, which were purchased by such Initial Shareholders at a price of $10.00 per unit; (iii) 118,374 Ordinary Shares, issuable upon the exercise of the Initial Shareholder Warrants comprising part of the Legato III Private Units, which were purchased by such Initial Shareholders at a price of $10.00 per unit; (iv) 10,075,595 ADSs issued on the Closing Date to certain investors (the “PIPE Investors”), which include certain of Einride’s then existing shareholders, pursuant to certain subscription agreements (the “PIPE Subscription Agreements”) entered into in connection with the Business Combination (as defined below) at a price of $9.26 per share; (v) 1,400,000 ADS issued on the Closing Date to a PIPE Investor pursuant to such PIPE Investor’s PIPE Subscription Agreement; (vi) 2,159,825 ADSs issuable upon the exercise of pre-funding warrants issued to a PIPE Investor prior to the Closing pursuant to a pre-funding subscription agreement entered into in connection with the Business Combination (as defined below) at a price of $9.26 per warrant; (vii) 18,353,130 ADSs issuable upon the exercise of warrants (“PIPE Warrants”) issued to the PIPE Investors on the Closing Date pursuant to the PIPE Subscription Agreements; (viii) 14,494,132 Ordinary Shares owned by entities affiliated with Capital Research and Management Company; (ix) 16,525,886 Ordinary Shares owned by entities affiliated with EQT; (x) 1,013,620 ADSs owned by Lorne Abony, a former director of Einride, which were issued on the Closing Date pursuant to an advisory services agreement; and (xi) 25,237,593 ADSs issuable upon exercise of both vested and unvested warrants held by Amazon.com NV Investment Holdings LLC that were issued pursuant to the Specified Supplemental Agreement; and (B) 118,374 Warrants held by certain of the Initial Shareholders.

The securities registered herein are identified in this prospectus as the “Resale Securities.” We are registering the offer and sale of the Resale Securities, in part, to satisfy certain registration rights we have granted. The Selling Securityholders may offer all or part of the Resale Securities for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. The Resale Securities are being registered to permit the Selling Securityholders to sell securities from time to time, in amounts, at prices and on terms determined at the time of offering. The Selling Securityholders may sell the Resale Securities through ordinary brokerage transactions, in underwritten offerings, directly to market makers of our securities or through any other means described in the section titled “Plan of Distribution” herein. In connection with any sales of the Resale Securities offered hereunder, the Selling Securityholders, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended.

Our ADSs are traded on the Nasdaq Global Market under the symbol “ENRD” and the Warrants are listed on the Nasdaq Capital Market under the trading symbol “ENRDW.” On July 6, 2026, the last reported sales price of our ADSs was $8.59 per share and the last reported sales price of the Warrants was $0.591 per warrant.

Subject to the lock-up restrictions described in this prospectus under the section titled “Plan of Distribution,” the Selling Securityholders can sell, under this prospectus, up to 103,961,050 Ordinary Shares represented by ADSs constituting (on a post-exercise basis) approximately 51.2% of our issued and outstanding ordinary shares as of July 6, 2026 (assuming the exercise of all of our outstanding warrants and stock options, including the Warrants, PIPE Warrants, D&O Warrants and Specified Warrants). Despite a potential decline in the public trading price of our ADSs, certain Selling Securityholders may still experience a positive rate of return on the securities that they sell pursuant to this prospectus as they have acquired the securities registered hereunder at prices substantially below current market prices, and may therefore have an incentive to sell their securities. The holders of Warrants may experience a potential profit on their Warrants if the price of our ADSs exceeds $11.50 per share. However, the public holders of our securities may not experience a similar rate of return on the securities they purchase due to differences in the applicable purchase price and trading price.

Given the substantial number of securities being registered for potential resale by the Selling Securityholders pursuant to this prospectus, the sale of such securities by the Selling Securityholders, or the perception in the market that the Selling Securityholders may or intend to sell all or a significant portion of such securities, could increase the volatility of the market price of our ADSs or result in a significant decline in the public trading price of our ADSs.

We will not receive any proceeds from any sale of the Resale Securities by the Selling Securityholders. We will receive proceeds from the exercise of Warrants if the Warrants are exercised for cash. The likelihood that warrant holders will exercise the Warrants and any cash proceeds that we would receive are dependent upon the market price of the ADSs, among other things. If the market price for the ADSs is less than $11.50 per share, we believe warrant holders will be unlikely to exercise their Warrants. There is no assurance that the Warrants will be “in the money” prior to their expiration or that the warrant holders will exercise their Warrants. We will pay the expenses associated with registering the sales by the Selling Securityholders, as described in more details in the section titled “Use of Proceeds” appearing elsewhere in this prospectus.

You should read this prospectus and any prospectus supplement or amendment carefully before investing in our securities.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, and are therefore eligible to take advantage of certain reduced reporting requirements otherwise applicable to other public companies. See “Prospectus Summary—Emerging Growth Company.”

We are also a “foreign private issuer,” as defined in the Securities Exchange Act of 1934, as amended, and are exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, our officers, directors and principal shareholders are exempt from the “short-swing” profit recovery provisions under Section 16 of the Exchange Act. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. See “Prospectus Summary — Foreign Private Issuer.”

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 18 of this prospectus and other risk factors contained in the documents incorporated by reference herein for a discussion of information that should be considered in connection with an investment in our securities.

Neither the U.S. Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is       , 2026

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-1 filed with the Securities Exchange Commission, or the SEC. The Selling Securityholders named in this prospectus may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus includes important information about us and the securities issued by us, the securities being offered by the Selling Securityholders and other information you should know before investing. Any prospectus supplement or post-effective amendment to the registration statement may also add, update, or change information in this prospectus. If there is any inconsistency between the information contained in this prospectus and any prospectus supplement or post-effective amendment to the registration statement, you should rely on the information contained in that particular prospectus supplement or post-effective amendment to the registration statement.

This prospectus does not contain all of the information provided in the registration statement that we filed with the SEC. You should read this prospectus together with the additional information about us described in the section below titled “Where You Can Find Additional Information.” You should rely only on the information contained or incorporated by reference in this prospectus or any supplement. Neither we nor any of the Selling Securityholders has authorized anyone to provide you with different or additional information, other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we may have referred you, and neither we nor any of the Selling Securityholders takes any responsibility for, or provide any assurance as to the reliability of, any other information that others may give you. We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of each document. Our business, financial condition, results of operations and prospects may have changed since that date.

The securities offered by this prospectus are being offered only in jurisdictions where the offer is permitted. Neither we nor any of the Selling Securityholders is making an offer to sell the Resale Securities in any jurisdiction where the offer or sale thereof is not permitted, nor have we or the Selling Securityholders taken any action to permit the possession or distribution of this prospectus in any jurisdiction other than the United States where action for that purpose is required. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the Resale Securities and the distribution of this prospectus outside the United States.

INDUSTRY AND MARKET DATA

Unless otherwise indicated, information contained in this prospectus concerning Einride’s industry and the regions in which it operates, including Einride’s general expectations and market position, market size, market opportunity, market share and other management estimates, is based on information obtained from industry publications and reports and forecasts provided to Einride. In some cases, this prospectus does not expressly refer to the sources from which this information is derived. This information is subject to significant uncertainties and limitations and is based on assumptions and estimates that may prove to be inaccurate. You are therefore cautioned not to give undue weight to this information.

Einride has not independently verified the accuracy or completeness of any such information. Similarly, internal surveys, industry forecasts and market research have not been independently verified, although they are believed to be reliable. Market data, industry forecasts and similar information included in this prospectus is inherently imprecise. In addition, assumptions and estimates of Einride’s future performance and growth objectives and the future performance of its industry and the markets in which it operates are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those discussed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus.

Certain monetary amounts, percentages and other figures included in this prospectus have been subject to rounding adjustments. Certain other amounts that appear in this prospectus may not sum due to rounding.

References to “USD”, “U.S. dollars” and “$” in this prospectus are to United States dollars, the legal currency of the United States. References to “SEK” and “TSEK” in this prospectus are to Swedish Krona, the legal currency of Sweden. Certain amounts described herein have been expressed in U.S. dollars for convenience, and when expressed in U.S. dollars in the future, such amounts may be different from those set forth herein due to intervening exchange rate fluctuations. The exchange rate used for conversion between U.S. dollars and Swedish Krona is based on the historical exchange rate of the Swedish Krona released by the Federal Reserve, the central bank of the United States, as well as certain other sources. Such U.S. dollar amounts are not necessarily indicative of the amounts of U.S. dollars that could actually have been purchased upon exchange of Swedish Krona at the dates indicated.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical facts contained in this prospectus are forward-looking statements. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this prospectus, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “would,” “strategy,” “outlook,” the negative of these words or other similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus include, but are not limited to, statements about:

●	Einride’s estimated total addressable markets for its commercial trucking and public sector applications;

●	Einride’s operational and solutions roadmap, and its ability to commercialize its digital, electric and autonomous freight solutions at scale;

●	the regulatory landscape for Einride’s digital, electric and autonomous freight solutions and complexities with compliance related to such landscape, including with respect to recent changes in tariffs and trade policy;

●	developments relating to Einride’s competitors and industry;

●	Einride’s ability to successfully collaborate with business partners and customers;

●	Einride’s expectations regarding its ability to obtain, maintain, protect and enforce its intellectual property rights;

●	Einride’s future capital requirements and sources and uses of cash;

●	Einride’s success in retaining or recruiting, or changes required in, its officers, key employees or directors;

●	Einride’s expectations regarding expansion plans and opportunities, including into new international markets;

●	the potential liquidity and trading of Einride’s public securities;

●	any changes in Einride’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans; and

●	expectations regarding Einride’s status as an emerging growth company under the JOBS Act.

These forward-looking statements are based on information available as of the date of this prospectus and current expectations, forecasts and assumptions and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing Einride’s views as of any subsequent date. Except as required under applicable securities laws, neither nor its affiliates have any obligation and specifically disclaim any such obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as and must not be relied on by investors as a guarantee, an assurance, a prediction or a definitive statement of fact or probability. We caution you that the foregoing list does not contain all of the forward-looking statements made in this prospectus.

You should not place undue reliance on these forward-looking statements and you should read these statements in conjunction with the risk factors disclosed in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of this prospectus. Those risks are not exhaustive. Einride operates in a competitive and rapidly changing environment. New risks and uncertainties emerge from time to time and it is not possible for Einride to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus. Einride cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements. Some factors that could cause actual results to differ include:

●	the failure to realize the anticipated benefits of the Business Combination and any transactions contemplated thereby;

●	the failure of the Company to maintain the listing of its securities on Nasdaq;

●	costs related to the Business Combination and as a result of the Company becoming a public company;

●	significant risks and uncertainties associated with rapidly evolving autonomous and electric truck technologies;

●	Einride’s limited operating history, including its net losses and undemonstrated ability to achieve profitability;

●	Einride’s ability to execute its Freight-Capacity-as-a-Service (“FCaaS”) or Software-as-a-Service (“SaaS”) offerings, including maintaining, retaining and expanding customer relationships and scaling deployments of freight technology solutions on expected timelines;

●	any flaws or errors in Einride’s solutions or flaws in or misuse of autonomous or electric truck technologies in general;

●	the risk of significant injury, including fatalities, presented by autonomous or electric truck technologies;

●	the effects of competition on Einride’s business;

●	risks related to working with third-party suppliers, OEMs, upfitters, service providers and partners for key components of the Einride Driver, Control Tower, Autonomous Truck, FCaaS, SaaS, connectivity and charging infrastructure businesses, including supply shortages;

●	Einride’s reliance on the experience and expertise of its management team, engineers and other key employees;

●	Einride’s ability to establish, maintain, protect or enforce its technology and intellectual property rights and defend intellectual property infringement claims from others;

●	changes in the regulatory environment, including changes to tariff and trade policies;

●	risks related to general business and economic conditions, including those related to the trucking, industrial, oil and gas and public sector ecosystems;

●	real or perceived inaccuracies in Einride’s assumptions and estimates to calculate certain metrics; and

●	Einride’s ability to raise capital in the future and its ability to manage its growth, cash and expenses.

If any of the risks or uncertainties described in this prospectus materialize or the underlying assumptions prove incorrect, actual results and plans could differ materially from the results implied by any forward-looking statements. There may be additional risks that Einride does not presently know or that Einride currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements.

SELECTED DEFINITIONS

Unless otherwise indicated or the context requires otherwise, references in this prospectus to:

“ADS(s)”	means the American Depositary Share(s) of Einride, each ADS representing one Ordinary Share.
“AI”	means artificial intelligence.
“Amended Einride Articles”	means the amended articles of association of Einride.
“Amendment No. 1 to Business Combination Agreement”	means Amendment No. 1 to Business Combination Agreement, dated as of February 26, 2026, by and among Legato III, Einride and Merger Sub
“Amendment No. 2 to Business Combination Agreement”	means Amendment No. 2 to Business Combination Agreement, dated as of March 5, 2026, by and among Legato III, Einride and Merger Sub
“Amendment No. 3 to Business Combination Agreement”	means Amendment No. 3 to Business Combination Agreement, dated as of April 17, 2026, by and among Legato III, Einride and Merger Sub
“ARR”	means annual recurring revenue.
“Autonomous Truck”	means cab-less autonomous heavy-duty vehicle.
“Business Combination”	means all transactions contemplated by the Business Combination Agreement, including the Merger.
“Business Combination Agreement”	means the Business Combination Agreement dated as of November 12, 2025, by and among Legato III, Einride, and Merger Sub, as amended by Amendment No. 1 to Business Combination Agreement, by Amendment No. 2 to Business Combination Agreement, and by Amendment No. 3 to Business Combination Agreement, as it may be further amended, restated or supplemented from time to time in accordance with its terms.
“Cayman Companies Act”	means the Companies Act (As Revised) of the Cayman Islands.
“CET”	means connected manually driven electric vehicle.
“Charging Suite”	means digital service within Saga allowing users to create charger reservations, prioritize power to vehicles, and gain real-time visibility of charger status, energy consumption, and utilization.
“Closing”	means the closing of the Business Combination contemplated by the Business Combination Agreement.
“Closing Date”	means June 9, 2026, the day on which the Closing occurred.
“Company Derivative”	means any security of Einride which entitles the holder thereof to acquire at any time Ordinary Shares, including, without limitation, the Preference Shares and any debt, right, warrant, option, restricted stock unit or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Ordinary Shares.
“Control Tower”	means intelligence system for fleet management and oversight.
“Deposit Agreement”	means the deposit agreement, dated May 29, 2026, by and among Einride, the Depositary Bank and the holders from time to time of ADSs issued thereunder, as it may be amended from time to time.
“Depositary Bank”	means Deutsche Bank Trust Company Americas.
“Dissent Rights”	means the right of each holder of record of Legato III Ordinary Shares to dissent in respect of the Merger pursuant to Section 238 of the Cayman Companies Act.

“Dissenting Legato III Shares”	means Legato III Ordinary Shares that were (i) issued and outstanding immediately prior to the Effective Time and (ii) held by Legato III’s shareholders who validly exercised their Dissent Rights (and not waived, withdrawn, lost or failed to perfect such rights).
“Driverless Hours in Contracted Customer Operations”	means total hours in under which an autonomous vehicle utilizing the Einride Driver has been driving in contracted customer operations.
“Effective Time”	means June 9, 2026, the date on which the Plan of Merger is registered by the Cayman Registrar in accordance with section 233(13) of the Cayman Companies Act.
“Electing Participating Company Derivative”	means, collectively, each Preference Share and each other Participating Company Derivative the holder of which elects to convert into Ordinary Shares, in accordance with the Business Combination Agreement.
“Einride” or “the Company”	means Einride AB and its subsidiaries.
“Einride Board”	means the board of directors of Einride.
“Einride Driver”	means Einride’s proprietary built automated driving system.
“Einride Platform”	means SaaS, including the Transport Suite and Charging Suite.
“Einride Shareholders”	means all shareholders of Einride.
“Equity Incentive Plan”	means the Einride AB 2026 Equity Incentive Plan, adopted by Einride at the Closing.
“Exchange Act”	means the Securities Exchange Act of 1934, as amended.
“Excluded Shares”	means the Legato III Ordinary Shares issued and outstanding and held immediately prior to the Effective Time as treasury shares, including shares redeemed by Legato III in connection with the exercise of the redemption rights of the Legato III Shareholders.
“Extension Meeting”	means the extraordinary general meeting held by Legato III on May 5, 2026 to extend the date by which Legato III must consummate a business combination.
“FCaaS”	means freight-capacity-as-a-service.
“Founder Shares”	means the 5,031,250 Legato III Ordinary Shares purchased by the Initial Shareholders for an aggregate price of $25,000 prior to the Legato III IPO.
“GPU”	means graphics processing unit.
“ICE”	means internal combustion engine.
“IFRS”	means the International Financial Reporting Standards as issued by the International Accounting Standards Board.
“Initial Shareholders”	means, collectively, holders of Founder Shares before the Business Combination.
“JOBS Act”	means the Jumpstart Our Business Startups Act of 2012, as amended;
“Legato III”	means Legato III Merger Corp., a Cayman Islands exempted company, which merged with and into Merger Sub, with Merger surviving the Merger.
“Legato III IPO”	means Legato III’s initial public offering, which was consummated on February 8, 2024.
“Legato III Ordinary Shares”	means the Ordinary Shares of Legato III, par value $0.0001 per share.
“Legato III Private Units”	means the 555,625 units sold to the Initial Shareholders and IPO Underwriters in a private placement concurrently with the Legato III IPO, each unit consisting of one Legato III Ordinary Shares and one-half of one Legato III Private Warrant.

“Legato III Private Warrants”	means the 277,813 Legato III Warrants comprising part of the Legato III Private Units.
“Legato III Public Shareholders”	means all holders of the Legato III Public Shares prior to the Business Combination.
“Legato III Public Shares”	means all Legato III Ordinary Shares issued in the Legato III IPO.
“Legato III Public Warrants”	means the redeemable warrants issued in the Legato III IPO, each whole warrant entitling its holder to purchase one Legato III Ordinary Share at an exercise price of $11.50 per share, subject to adjustment.
“Legato III Units”	means the units issued in the Legato III IPO, each consisting of one Legato III Ordinary Share and one-half of one Legato III Public Warrant.
“Legato III Warrants”	means the Legato III Public Warrants and Legato III Private Warrants.
“Meeting”	means the extraordinary general meeting of shareholders of Legato III, which was held at 10 a.m. Eastern Time, on June 4, 2026.
“Merger”	means the merger between Merger Sub and Legato III, with Merger Sub surviving as a wholly-owned subsidiary of Einride in accordance with the Business Combination Agreement.
“Merger Sub”	means Einride Cayman Sub Limited.
“ML”	means machine learning.
“Nasdaq”	means Nasdaq Stock Market LLC.
“Net Company Derivative”	means either (a) for any Company Derivative that has an exercise price or otherwise requires the payment of consideration in connection with the acquisition of Ordinary Shares thereunder, a number of Ordinary Shares equal to the (i) the Per Share Value as of the time of determination, less such exercise price or amount of consideration per Ordinary Share, but in any event not less than zero, divided by (ii) the Per Share Value as of the time of determination, multiplied by (iii) the number of Ordinary Shares the holder thereof is entitled to acquire thereunder, or (b) for any other Company Derivative, the number of Ordinary Shares the holder thereof is entitled to acquire thereunder.
“Non-Participating Company Derivative”	means any issued and outstanding Company Derivative or portion thereof, other than a Participating Company Derivative or portion thereof.
“ODD”	means operational design domain.
“OEM”	means original equipment manufacturer.
“Ordinary Shares”	means the ordinary shares, par value SEK 0.004585 per share, of Einride.
“Participating Company Derivative”	means any issued and outstanding Company Derivative or portion thereof (a) that either (i) is not subject to vesting or (ii) is vested as of immediately prior to the Effective Time, and (b) if such Company Derivative has an exercise price or otherwise requires the payment of consideration in connection with the acquisition of Ordinary Shares thereunder, that has an exercise price or that requires payment of an amount of consideration per Ordinary Share less than the Per Share Value as of the time of determination.

“Per Share Value”	means the value per Ordinary Share such that (a) the issued and outstanding number of Ordinary Shares (other than any securities issued pursuant to the PIPE Investment) as of the time of determination, plus the Net Company Derivative Shares underlying the Participating Company Derivatives as of the time of determination (based on such value per share), multiplied by (b) such value per share, is equal to $1,350,000,000.
“Plan of Merger”	Plan of Merger, by and among Legato III, Merger Sub and Einride.
“PIPE Investment”	means the private placement whereby (i) Einride and Legato III entered into the PIPE Subscription Agreements with the PIPE Investors pursuant to which, subject to the terms and conditions thereof, Einride will sell an aggregate of 12,235,420 ADSs to the PIPE Investors for an aggregate purchase price of $113.3 million and issue to the PIPE Investors PIPE Warrants to purchase an aggregate of 18,353,130 ADSs and (ii) Einride entered into the Pre-Funding Subscription Agreement with a PIPE Investor pursuant to which, subject to the terms and conditions thereof, such PIPE Investor pre-funded a portion of its PIPE purchase price in the amount of $19.99 million and was issued, in lieu of 2,159,825 ADSs subscribed for by the PIPE Investor under its PIPE Subscription Agreement, PIPE Pre-Funded Warrants to purchase, after giving effect to the Stock Split, an aggregate of 2,159,825 PIPE Pre-Funded Warrant Shares.
“PIPE Investors”	means those investors who participated in the PIPE Investment.
“PIPE Subscription Agreements”	means the subscription agreements entered into by and among Einride, Legato III and the PIPE Investors, dated as of February 26, 2026, and entered into in connection with the PIPE Investment.
“PIPE ADSs”	means the ADSs subscribed for by the PIPE Investors pursuant to the PIPE Subscription Agreements.
“PIPE Pre-Funded Warrants”	means the pre-funded warrants to purchase, after giving effect to the Stock Split, 2,159,825 PIPE Pre-Funded Warrant Shares issued to one of the PIPE Investors under the Pre-Funding Subscription Agreement in lieu of an equal number of PIPE ADSs subscribed for by such PIPE Investor under its PIPE Subscription Agreement.
“PIPE Pre-Funded Warrant Shares”	means, after giving effect to the Stock Split, the 2,159,825 ADSs issuable upon exercise of the PIPE Pre-Funded Warrants.
“PIPE Warrants”	means the warrants of Einride to purchase ADSs subscribed for by the PIPE Investors pursuant to the PIPE Subscription Agreements.
“Preference Shares”	means, collectively, the Series A preference shares, Series A SAFE preference shares, Series A SAFE extension preference shares, Series B preference shares and Series C preference shares of Einride.
“Pre-Funding Subscription Agreement”	means the subscription agreement, dated April 8, 2026, by and between Einride and one of the PIPE Investors, which was entered into in connection with the PIPE Investment.
“Registration Rights Agreement”	means the registration rights agreement entered upon the Closing, by and among Einride, certain shareholders of Einride and certain Initial Shareholders.
“SaaS”	means software-as-a-service.
“Saga”	means Einride’s digital freight platform.
“SEC”	means the U.S. Securities and Exchange Commission.
“SEK”	means Swedish krona, the lawful currency of Sweden.

“Securities Act”	means the U.S. Securities Act of 1933, as amended.
“Specified Party”	means Amazon.com NV Investment Holdings LLC.
“Specified Supplemental Agreement”	means the supplemental agreement, dated February 20, 2026, by and between Einride, the Specified Party and certain Einride Shareholders, as amended by that certain addendum agreement, dated March 12, 2026, by and between Einride and Specified Party, and as it may be further amended, restated or supplemented from time to time in accordance with its terms.
“Specified Warrants”	means the 6,941,402 warrants to purchase Ordinary Shares (after giving effect to the Closing), subject to that certain vesting schedule set forth therein, to be granted to the Specified Party pursuant to the Specified Supplemental Agreement.
“Stock Split”	means the share split to be effectuated by Einride, in accordance with the Business Combination Agreement.
“Surviving Company”	means the surviving entity of the Merger.
“Swedish Companies Act”	means the Swedish Companies Act (2005:551) (Sw. aktiebolagslagen 2005:551).
“Transformation Program”	means the large collection of customers’ road transport data.
“Transportation Suite”	means digital service within Saga allowing users to create and execute plans, manage vehicles, and gain insights on operational performance and emissions.
“Trust Account”	means the trust account established for the purpose of holding the net proceeds from the Legato III IPO.
“TSEK”	means thousands of SEK.
“Unit Separation”	means the automatic separation of each Legato III Unit outstanding immediately prior to the Effective Time, as a result of which the holder thereof shall be deemed to hold one Legato III Ordinary Share and one-half of one Legato III Public Warrant in accordance with the terms of the applicable Legato III Unit.
“USD” or “$”	means United States dollars, the lawful currency of the United States of America.
“Warrant Agreement”	means the warrant agreement, dated February 5, 2024, between Legato Merger Corp. III and Equiniti Trust Company, LLC, as amended by the Warrant Amendment.
“Warrant Amendment”	the Assignment, Assumption and Amendment Agreement, dated June 9, 2026 by and among Einride, Legato III and Equiniti Trust Company, LLC dated as of February 22, 2024
“Warrants”	means the warrants issued by Einride into which the Legato III Warrants converted at the Effective Time, each entitling its holder to purchase one Ordinary Share or ADS at a price of $11.50 per share, subject to adjustment.
“WVTA”	means whole vehicle type approval.

PROSPECTUS SUMMARY

This summary highlights information contained in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider in making your investment decision. You should read the entire prospectus carefully, including our financial statements and the related notes and the sections titled “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements,” “Business,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus before deciding to invest in our securities.

Overview

Einride is a global leader in digital, electric, and autonomous road freight, providing technology solutions to shippers to cost-efficiently transition their logistics to electric and autonomous operations. Founded in Sweden in 2016, Einride is transforming the road freight industry with Saga, its AI and ML powered digital freight platform, and the Einride Driver, its autonomous driving system.

Our proprietary solutions support the road freight industry in its transformation to digital, electric and autonomous operations, and are deployed through a FCaaS offering, pursuant to which our technology is deployed to manage all parts of the transport service necessary for electrifying, automating, and improving operations, including through vehicles, driver contracting, and other ancillary operational services. Our solutions are also provided through a SaaS model, whereby customers can utilize our vehicle-agnostic technology platform and autonomous driving system to optimize, digitalize, and automate their fleets for maximum efficiency. Through Saga, which orchestrates and optimizes the entire ecosystem required for electric and autonomous operations, Einride is leading the industry transformation to a more cost efficient, safer, and cleaner tomorrow.

To date, we have deployed and are operating one of the world’s largest fleets of electric heavy-duty vehicles, developed a leading charging infrastructure network, and have become the first company in the world1 to operate cab-less autonomous heavy-duty vehicles on public roads. Einride’s operations are all integrated with the digital freight platform, Saga, which enables advanced digital planning with electric and autonomous heavy-duty vehicles and charging infrastructure to address the market fragmentation, high emissions and labor shortages that continue to impact the freight industry. As of December 2025, our vehicles had driven over 14 million electric miles, executed more than 450,000 shipments, and abated over 26,000 tons of CO2 emissions, and we have achieved 99.7% on-time performance in operations2.

Our electric, intelligent, and autonomous road transport solutions represent a transformative shift in heavy-duty road freight. From local distribution to long-haul operations, our transport solutions enable customers to reduce their transport costs and decarbonize their operations while improving operational efficiency.

We started commercial operations in 2020, and have since, as of December 31, 2025, built a customer base that consists of 30 customers spread across seven countries. Our global shipper customers are mainly within the retail, consumer goods, industrial and logistics sectors. These industries typically operate in dense regions with standardized routes and have high attention to quality of service, making them well-suited for our service offering. Our current customers include global transport buyers such as GEA, DP World, Mars, and Carlsberg, with which we have established strong customer relationships, and with which we expect to continue scaling our fleet of vehicles, including both connected manually driven electric vehicles (“CETs”) and Autonomous Trucks. Through our FCaaS offering, we enter into multi-year contracts, ranging from three to five years, on “take-or-pay” terms. Under these take-or-pay customer contracts, Einride commits to deliver specified volumes of transport capacity to the customers, for which they typically pay a fixed minimum fee, with optional purchases above the minimum commitments for additional capacity in excess of the contracted volumes. Under our SaaS offering, which was launched in the second half of 2025 and which utilizes our existing software platform, Einride provides vehicle-agnostic technology that customers can integrate into their own hardware and fleets, supporting their transition to more optimized, efficient, electric, and autonomous operations. The customer is expected to pay a license fee and a variable fee tied to the usage of Saga and customer specific autonomous deliveries.

[1]	Per management knowledge.
[2]	On-time performance in accordance with Service Level Agreements, Q1 2025.

As of February 2026, our Annual Recurring Revenue (“ARR”) in signed customer contracts under the FCaaS offering amounted to approximately $92 million3, and our run-rate operational revenue amounted to $49 million4. Furthermore, as we engage with our customers and deploy our freight solutions, we have entered, and expect to continue to enter, into Joint Business Plans (“JBPs”) with customers. These JBPs constitute detailed plans for how we jointly, together with the customers, intend to continue to scale and increase electrification and automation of our customers’ road transport operations. The potential long-term ARR that could be achieved when such JBPs become operational amounted, as of December 31, 2025, to approximately $800 million5. Through these JBPs, and continued new sales efforts, we expect to grow our revenue with both existing and new customers by deploying CETs and Autonomous Trucks under our FCaaS offering, as well as providing customers with our technology through our SaaS offering. By building strong customer relationships and leveraging operational insights, we believe that scaling through our JBPs with our FCaaS solutions and subsequently expanding these accounts with our SaaS offerings creates a sustained competitive advantage, distinguishing Einride from competitors who mainly focus on technology development. As we gradually scale revenue with global customers, we expect to be well positioned to deploy efficient and autonomous freight solutions at scale.

Organizational Structure

The following diagram sets forth Einride’s corporate structure, including Einride’s principal subsidiaries immediately as of the date of this prospectus.

Recent Developments

On June 9, 2026, we consummated the previously announced Business Combination with Legato III, pursuant to the Business Combination Agreement. In connection with the Business Combination, Legato III merged with and into Merger Sub, whereupon Legato III ceased to exist, with Merger Sub surviving as a wholly owned subsidiary of Einride. As a result of the Business Combination, each issued and outstanding Legato III Ordinary Share was cancelled and automatically exchanged for one Ordinary Share in the form of one ADS, and each Legato III Warrant was automatically converted into one Warrant, with each whole Warrant exercisable for one Ordinary Share in the form of one ADS at an exercise price of $11.50 per share. In connection with the Closing, holders of 16,596,675 Legato III Public Shares exercised their right to redeem their shares for cash at a redemption price of $10.078 per share, for an aggregate redemption amount of $183.9 million, representing approximately 98.3% of the total Legato III Public Shares then outstanding.

[3]	Represents USD-equivalent ARR expected from signed customer contracts. This amount is subject to certain conditions, termination rights and management assumptions. Actual ARR from Einride’s signed customer contracts may vary materially from the amount set forth in this prospectus.
[4]	Represents adjusted annualized monthly average USD-equivalent revenue in the quarter ended December 31, 2025 from operational customer contracts, based on unaudited financial performance.
[5]	JBPs are non-binding roadmaps jointly developed with Einride’s customers for further electrification of their road transport operations over a future period of time. Potential ARR is calculated based on the estimated number of CET and Autonomous Trucks in JBPs multiplied by estimated ARR per vehicle, adjusted to exclude the already-converted portions of the JBPs. JBPs do not obligate Einride’s customers to negotiate, or enter into, binding agreements on any terms or at all. Actual ARR derived from JBPs, to the extent any is converted, may vary materially from the potential ARR set forth in this prospectus.

Upon the Closing, Einride also consummated the PIPE Investment contemplated by the PIPE Subscription Agreements. Pursuant to the PIPE Subscription Agreements, Einride sold an aggregate of 12,235,420 PIPE ADSs to the PIPE Investors for an aggregate purchase price of $113.3 million. In addition, the PIPE Investors received PIPE Warrants to purchase an aggregate of 18,353,130 ADSs. Pursuant to the PIPE Subscription Agreements, at the Closing, certain of the Initial Shareholders transferred to one PIPE Investor 553,471 of the Founder Shares held by them (which were exchanged for ADSs in the Merger), and Einride issued to another PIPE Investor an additional 1,400,000 PIPE ADSs.

On June 10, 2026, the ADSs and Warrants commenced trading on the Nasdaq Global Market and Nasdaq Capital Market under the symbols “ENRD” and “ENRDW,” respectively.

Emerging Growth Company

We qualify as an “emerging growth company” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we will be eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in their periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the Closing, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with in the JOBS Act.

Foreign Private Issuer

We qualify as a foreign private issuer within the meaning of the rules under the Exchange Act. As such, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, such as the rules regulating solicitation of proxies and certain insider reporting and short-swing profit rules. Moreover, the information we are required to file with or furnish to the SEC is less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers.

In addition, as a company incorporated in Sweden, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the corporate governance standards of Nasdaq. We currently intend to follow Swedish corporate governance practices in lieu of the corporate governance standards of Nasdaq applicable to U.S. listed companies including, among others, the following: (1) Nasdaq Rule 5620(c), which requires a quorum for shareholder meetings of at least one-third of the outstanding shares, (2) Nasdaq Rule 5605(b)(2), which requires that independent directors regularly meet in executive session, where only independent directors are present, and (3) Nasdaq Rule 5635, which generally requires shareholder approval for: (i) an acquisition of shares/assets of another company that involves the issuance of 20% or more of the acquirer’s shares or voting rights or if a director, officer or 5% shareholder has greater than a 5% interest in the target company or the consideration to be received; (ii) the issuance of shares leading to a change of control; (iii) adoption/amendment of equity compensation arrangements. As a result, our shareholders may not have the same protection afforded to shareholders of U.S. domestic companies that are subject to Nasdaq corporate governance requirements.

Corporate Information

Our principal executive offices are located at Stadsgården 6, 116 45 Stockholm, Sweden and our phone number is +46 (0) 8 4900 4440. Our website is www.einride.tech. Information contained on, or that can be accessed through, our website is not a part of, and is not incorporated into, this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

Summary Risk Factors

Investing in our securities entails a high degree of risk as more fully described under “Risk Factors.” You should carefully consider such risks before deciding to invest in our securities. Such risks include, but are not limited to:

Risks Related to Our Business

●	Autonomous and electric truck technologies are emerging and rapidly evolving technologies and involve significant risks and uncertainties, any of which could impede or delay our ability to further scale our business.

●	Our vehicles may experience malfunctions or breakdowns or need to upgrade or adapt to changing technologies.

●	We have a history of net losses, and we may not achieve or maintain profitability in the future.

●	Our limited operating history makes it difficult to evaluate our future prospects and the risks and challenges we may encounter.

●	Our future business depends in large part on our ability to continue to develop and successfully commercialize our autonomous and electric freight solutions and offerings. Our Einride Driver, Control Tower and Autonomous Truck technology may have a limited range of functionality, and technology development and commercialization may take us longer to complete than we currently anticipate.

●	The Einride Driver, Control Tower, Saga and Autonomous Truck may not be accepted and adopted by the market, the public, regulators or other stakeholders at the pace we expect or at all.

●	Any failure to commercialize our solutions at scale may have an adverse effect on our business, financial condition, results of operations and prospects.

●	We rely on a limited number of customers for a portion of our revenue. The loss of, or a reduction in our commercial relationship with, any of those customers may adversely affect our business, financial condition, results of operations and prospects.

●	Autonomous and electric vehicle technology, as well as charging stations and battery packs, present the risk of significant injury, including fatalities. Any incidents with our technologies, hardware or charging infrastructure could cause us to be subject to product liability claims that may result in significant direct or indirect costs and could adversely affect our brand image in our markets, all of which may adversely affect our business, financial condition, results of operations and prospects.

●	Our digital freight platform Saga, CETs, charging infrastructure, Einride Driver and Autonomous Trucks or connectivity solution may not function as intended due to flaws or errors in our software, hardware, and systems, product defects, or due to human error, which may adversely affect our business.

Risks Related to Our Legal and Regulatory Environment

●	We are subject to substantial regulations, including regulations governing autonomous vehicles, and unfavorable changes to, or failure by us to comply with, these regulations may adversely affect our business, financial condition and results of operations.

●	We may become involved in legal and regulatory proceedings, investigations or actions, and commercial or contractual disputes, which could harm our business, financial condition and results of operations.

●	Compliance with extensive and evolving regulations governing motor carriers and transportation intermediaries is complex and costly.

Risks Related to Our Intellectual Property

●	We may not be able to adequately establish, maintain, protect, and enforce our technology and intellectual property rights or prevent others from unauthorized use of our technology and intellectual property rights, which may adversely affect our business, financial condition, and results of operations. Our efforts to protect and enforce our intellectual property rights and prevent third parties from violating our intellectual property rights may be costly and time-consuming, or less effective than anticipated.

●	We rely on licenses from third parties for technology and intellectual property rights that are critical to our business, and we may lose the rights to use such technology or intellectual property rights if those agreements are terminated or not renewed.

●	We may be subject to intellectual property infringement claims, which, whether meritless or not, may be expensive and time-consuming to defend, distract management, require us to pay significant damages and limit our ability to use certain technologies, any of which may adversely affect our business, financial condition and results of operations.

Risks Related to Government Contracts

●	A portion of our historical revenue has come from our contracts with the public sector, and our failure to receive and maintain government contracts or changes in the contracting or fiscal policies of the public sector may adversely affect our business, financial condition, and results of operations.

●	Failure to comply with laws, regulations, or contractual provisions applicable to our business could cause us to lose public sector customers or our ability to contract with the United States and other governments.

Risks Related to Financial, Tax, and Accounting Matters

●	We require a significant amount of capital to fund our operations and growth. If we cannot obtain sufficient capital on acceptable terms, our business, financial condition, and results of operations may be adversely affected.

●	We have identified material weaknesses in our internal control over financial reporting. If our remediation of such material weaknesses is not effective, or if we identify additional material weaknesses in the future or otherwise fail to develop and maintain an effective system of internal control over financial reporting when we are subject to compliance with the Sarbanes-Oxley Act of 2002, our ability to produce timely and accurate financial statements or comply with applicable laws and regulations could be impaired.

●	There is doubt about our ability to continue as a “going concern.”

Risks Related to Our Securities

●	An active trading market for Einride’s securities may not develop, which may limit your ability to sell such securities.

●	Nasdaq may delist Einride’s securities from trading on its exchange, which could limit investors’ ability to engage in trades in its securities and subject Einride to additional trading restrictions.

●	Although the ADSs are publicly traded, the trading market in the ADSs may become substantially less liquid than the average trading market for a stock listed on Nasdaq following the consummation of the Business Combination, and this low trading volume may adversely affect the price of the ADSs.

●	Future resales of Ordinary Shares may cause the market price of Einride’s securities to drop significantly, even if Einride’s business is doing well.

THE OFFERING

The summary below describes the principal terms of the offering. The “Description of Share Capital” section and “Description of American Depositary Shares” section of this prospectus contains a more detailed description of our ADSs, Ordinary Shares and Warrants. Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” of this prospectus.

Securities being registered:	Up to (i) 103,961,050 ADSs; (ii) 10,340,310 ADSs, issuable upon the exercise of the Warrants; and (iii) 118,374 Warrants.

Issuance of ADSs Pursuant to Exercise of Warrants

ADSs issuable upon exercise of all Warrants	10,340,310 ADSs

Use of proceeds	We will receive up to an aggregate of approximately $118.9 million from the exercise of all Warrants, assuming the exercise in full of all of the Warrants for cash. The exercise price of the Warrants is $11.50 per share, subject to adjustment as described herein, and the closing price of the ADSs on Nasdaq on July 6, 2026 was $8.59 per ADS. The likelihood that warrant holders will exercise the Warrants and any cash proceeds that we would receive are dependent upon the market price of the ADSs, among other things. If the market price for the ADSs is less than $11.50 per share, we believe warrant holders will be unlikely to exercise their Warrants. There is no assurance that the Warrants will be “in the money” prior to their expiration or that the Warrant holders will exercise their Warrants. See the section titled “Use of Proceeds.”

Resale of ADSs and Warrants

ADSs offered by the Selling Securityholders	Up to 103,961,050 Ordinary Shares represented by ADSs

Warrants offered by the Selling Securityholders	Up to 118,374

Use of proceeds	All of the securities offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from such sales.

Offering prices for resales	The Resale Securities offered by this prospectus may be offered, sold or distributed from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. See the section titled “Plan of Distribution.”

Ordinary Shares issued and outstanding prior to any exercise of the Warrants as of the date of this prospectus	142,198,879 Ordinary Shares

Dividend Policy	We have not declared or paid cash dividends or made any distributions as of the date of this prospectus. We do not intend to declare dividends or make distributions in the near future. Any determination to pay dividends on our ordinary shares would be at the discretion of our shareholders, upon proposal by the Einride Board, and would depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that the Einride Board may deem relevant. Under Swedish law, the calculation of amounts available for distribution to shareholders, as dividends or otherwise, must be determined on the basis of our non-consolidated statutory accounts prepared in accordance with Swedish accounting rules. Payment of dividends may be subject to Swedish withholding taxes.

Risk Factors	Investing in our securities is highly speculative and involves a high degree of risk. See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our Common Shares.

Nasdaq symbols:	The ADSs are listed on the Nasdaq Global Market under the trading symbol “ENRD” and the Warrants are listed on the Nasdaq Capital Market under the trading symbol “ENRDW.”

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in this prospectus, before making an investment decision. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have a material adverse effect on our business, financial condition, results of operations, prospects and trading price. The risks discussed below may not prove to be exhaustive and are based on certain assumptions made by us, which later may prove to be incorrect or incomplete. We may face additional risks and uncertainties that are not presently known to us, or that are currently deemed immaterial, but which may also ultimately have an adverse effect on us. The trading price and value of our ADSs and Warrants could decline due to any of these risks, and you may lose all or part of your investment. This prospectus and any prospectus supplement or related free writing prospectus also contain forward - looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward - looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus and any prospectus supplement or related free writing prospectus.

Risks Related to Our Business

Autonomous and electric truck technologies are emerging and rapidly evolving technologies and involve significant risks and uncertainties, any of which could impede or delay our ability to further scale our business.

Autonomous and electric truck technologies operate in environments where safety and precision are critical. There are a number of challenges in bringing a new and innovative technology to the market, including public perception of the technology and its performance and safety, long development cycles, specialized skills and expertise requirements of personnel, inconsistent and evolving regulatory frameworks, the potential for novel legal claims, and a need to build public trust in the real-world operations of an emerging technology. In addition, autonomous and electric vehicle technology is a rapidly evolving technology and we will need to continue to improve our technology and adapt it for new use cases to further scale our business. If we are delayed in overcoming, or are not able to overcome, these challenges, our commercial prospects, business, financial condition, and results of operations may be adversely affected, and we may not be able to sustain a viable business. Even if we are able to keep pace with changes in technology and develop new features and services, our research and development expenses could increase, and our financial condition could be adversely affected.

In addition, as autonomous and electric vehicle technologies change, we may need to upgrade or adapt our charging stations technology and work with suppliers to introduce new hardware in order to serve vehicles that have the latest technology, in particular battery cell technology, which could involve substantial costs. This could lead us to replace some charging hardware before its expected end of life, resulting in financial costs and reduced return.

Further, we may not succeed at commercial scale, or at all. The successful commercialization of our automated driving system (the “Einride Driver”), intelligence system for fleet management and oversight (the “Control Tower”), digital freight platform (“Saga”), connected manually driven electric vehicles (“CETs”), cab-less autonomous heavy-duty vehicles (the “Autonomous Truck”) and connectivity at scale involves many challenges and uncertainties, including:

●	achieving acceptably safe autonomous performance as determined by us, our customers, government and regulatory agencies, our partners and the general public;

●	continued development of the Einride Driver, Control Tower, Saga, CETs, Autonomous Truck and connectivity, including system design, product features, vehicle integrations and operating domain and geographical expansion, based on the needs of our customers;

●	achieving and maintaining compatibility between our CETs, Autonomous Trucks, connectivity and charging infrastructure;

●	successfully completing system testing, validation, and to the extent required, safety approvals, including with respect to government and regulatory agencies and customer- or partner-specific requirements;

●	detecting and efficiently repairing any software malfunctioning or hardware breakdowns involving the Einride Driver, Control Tower, Saga, charging infrastructure, CETs or Autonomous Trucks, connectivity;

●	maintaining relationships with, and dependencies on third parties, including third-party charging providers, Original Equipment Manufacturers (“OEMs”), third-party suppliers of the component parts of the Einride Driver, Control Tower, Autonomous Truck, connectivity providers, and other technology providers that support our product development and service providers and other third-parties who support our commercialization strategy;

●	preserving our core intellectual property rights and obtaining rights from third-parties for intellectual property that may be critical to our current and future research and development activities;

●	continuing to fund and maintain our technology development activities while scaling our commercial operations; and

●	obtaining or maintaining approvals, licenses, including carrier licenses, or certifications from regulatory agencies, if required.

Any failure to meet or satisfy the foregoing could result in a material adverse effect on our business, financial condition, prospects and results of operations.

Our vehicles may experience malfunctions or breakdowns or need to upgrade or adapt to changing technologies.

When operating, our Autonomous Trucks and CETs are constantly driven or monitored by a human. When our CETs and Autonomous Trucks are not in operation, we emphasize to customers and operating partners, such as carriers, that the vehicles should be parked in a safe location to avoid unauthorized use or access. However, during the course of operations, our CETs and Autonomous Trucks may experience malfunctions or breakdowns, including, for example, with respect to steering pumps, fire alarms and rear axles. In particular, our CETs have experienced a higher number of breakdowns and an increased need for planned and unplanned maintenance compared to internal combustion engine (“ICE”) vehicles. These malfunctions could cause accidents, which could result in personal injury and/or property damage. To mitigate any such malfunctions or breakdowns, we have entered into repair and maintenance agreements with OEMs, dealers and independent contractors, pursuant to which these third-parties, who are equipped with the necessary tools and high voltage competence, provide us with aftersales support such that we can uphold our commitments towards our customers. Despite our efforts, we have, in certain situations, experienced delays in bringing CETs back into operation, partly due to long lead times for spare parts, as compared to ICE vehicles, and a lack of high voltage technicians in the workshops.

We have a history of net losses, and we may not achieve or maintain profitability in the future.

We have a history of net losses. During the 12 months ended December 31, 2025 and 2024, we incurred net losses of approximately TSEK 1,721,676 and TSEK 967,611, respectively, and we expect to incur losses in the future for a number of reasons. We intend to continue making investments in our business, both in respect to further scaling the Freight-Capacity-as-a-Service (“FCaaS”) offering with our commercial Autonomous Trucks, CETs and charging infrastructure as well as the Software-as-a-Service (“SaaS”) offerings through the Einride Driver and Einride Platform, as well as building out our network of charging stations. We may, however, be required to change our business strategy and focus on new areas, which could require additional capital and thus adversely impact our profitability. In addition, we may experience periods of high cash spend during lengthy trial periods with customers. The investments and the scaling of the business may take longer than we currently expect, be smaller than currently estimated, or may never occur. We expect such investments will include continued investments in sales and marketing, development of new product features, infrastructure and hardware, expansion of our operations, and general and administrative functions, including legal, regulatory, compliance, security, and accounting expenses related to our business. These investments may not result in increased revenue or growth in our business and may contribute to future losses. We have incurred, and expect to incur in the future, losses as a result of unexpected expenditures or costs and the other risks described in this “Risk Factors” section. If we are unable to successfully address these risks as we encounter them, our business, financial condition, results of operations and prospects may be adversely affected.

Our limited operating history makes it difficult to evaluate our future prospects and the risks and challenges we may encounter.

Einride was founded in 2016 in Sweden and has since then been focused on developing digital, electric and autonomous road freight technology solutions. We launched our Autonomous Truck prototype in 2017 and conducted its first operations on public roads in Europe in 2019. In 2022, we launched a pilot program with the Autonomous Truck in the United States and were granted the necessary permits to further scale our operations. Our E.U. and U.S. daily customer operations with the Autonomous Truck began in 2024 and 2023, respectively. In 2020, we launched initial customer CET deployments in Sweden. Since that time, we have expanded our operations to the following countries: the United States in 2022, Germany in 2022, Norway, the Netherlands and the United Kingdom in 2023 (ended operations in the United Kingdom in July 2025) and the United Arab Emirates and Austria in 2025. In 2020, global OEMs, such as Mercedes and Scania, did not offer electric manually driven heavy-duty trucks at scale, which led us to work with a third-party partner who worked with new diesel-powered, heavy-duty vehicles and converted them into electric heavy-duty vehicles. Today, global OEMs have entered the electric heavy-duty vehicle market and produce such at scale, allowing us to source the manually driven electric heavy-duty vehicles directly from the OEMs, or their dealers, and we have phased out the usage of the retrofitted vehicles.

Our limited operating history makes it difficult to evaluate our future prospects and the risks and challenges we may encounter. Risks and challenges we have faced or expect to face include our ability to:

●	successfully commercialize our business at scale, including by executing on our Joint Business Plans (“JBPs”) with customers and converting them into long-term operational contracts;

●	design, develop, test, and validate the Einride Driver, Control Tower and Autonomous Truck for the variety of commercial applications and environments in which we plan to deploy driverless technology, such as on-highway and off-highway operations, rural applications, port applications, industrial applications, and defense applications;

●	produce and deliver our technology, including Saga and the Einride Driver, at an acceptable level of safety and performance;

●	properly price our solutions and services;

●	plan for and manage our costs;

●	hire, integrate, and retain talented people;

●	forecast our revenue as well as budget for and manage our expenses;

●	attract new partners and customers and retain and expand our deployment with existing partners and customers;

●	navigate an evolving and complex regulatory environment;

●	industrialize our autonomous freight solutions at scale in collaboration with third parties, and manage our supply chain and supplier relationships, including any tariff-related impacts on our supply chain;

●	anticipate and respond to macroeconomic changes and changes in the markets in which we operate;

●	maintain and enhance the value of our reputation and brand;

●	effectively manage our growth and business operations, including the impacts of unforeseen market changes on our business;

●	develop and protect intellectual property; and

●	successfully develop new features, applications, and services to enhance the experience of our customers.

If we fail to address the risks and difficulties that we face, including those associated with the challenges listed above, as well as those described elsewhere in this section entitled “Risk Factors,” our business, financial condition, and results of operations and prospects may be adversely affected. Further, because we have limited historical financial data and operate in a rapidly evolving market, any predictions about our future revenue and expenses may not be as accurate as they may be if we had a longer operating history or operated in a more predictable market. We have encountered in the past, and will encounter in the future, risks and uncertainties frequently experienced by growing companies with limited operating histories in rapidly changing industries. We use assumptions regarding these risks and uncertainties to plan and operate our business. If our assumptions are incorrect or change, or if we do not address these risks successfully, our results of operations may differ materially from our expectations and our business, financial condition, results of operations and prospects may be adversely affected.

Our future business depends in large part on our ability to continue to develop and successfully commercialize our autonomous and electric freight solutions and offerings. Our Einride Driver, Control Tower and Autonomous Truck technology may have a limited range of functionality, and technology development and commercialization may take us longer to complete than we currently anticipate.

Customer operations of Autonomous Trucks, CETs and their surrounding ecosystems require that we meet very high reliability standards for safety, performance and uptime. We may be unable to release new features or customize solutions that meet our intended commercial use cases or customer requirements in a timely manner or at all, and therefore experience more limited monetization of our technology.

The Einride Driver, Control Tower and Autonomous Truck can operate in a range of pre-defined operational design domains (“ODDs”). If (i) we do not find sufficient commercial traction within those pre-defined ODDs, or (ii) technological development to expand to new ODDs takes longer than currently projected, then our commercial competitiveness, prospects, business, financial condition, results of operations and prospects may be adversely affected.

The success of our commercialization at scale is heavily dependent upon the success and competency of Saga. Saga is our all-encompassing digital freight platform that features a suite of powerful applications for end-to-end electric and autonomous freight. Saga enables customers to optimize their road freight transport and charging planning through artificial intelligence (“AI”) and machine learning (“ML”) algorithms. If we fail to successfully integrate Saga into our offerings, or if Saga has limitations that adversely impact the functionality of our CETs and Autonomous Trucks, our ability to scale our operations will be impeded and our business, financial condition, results of operations and prospects may be adversely affected.

Further, technological development or commercialization at scale has taken longer than initially anticipated in the autonomous vehicle industry. While we have successfully launched operations with the Autonomous Truck in an off-highway setting, it may take us more time than anticipated to expand our safety case for driverless operations for on-highway scenarios, to scale across our areas of operations, or to establish and grow our existing or future customer or partner relationships. Our ability to further develop, deliver and commercialize our offering and utilize CETs, Einride Driver, Control Tower, Saga, Autonomous Truck, connectivity and charging infrastructure at scale to support or perform autonomous and electric freight operations is still largely unproven. As we continue to scale, we will need to develop and ensure that our technology and software have the requisite functionality and capacity to process new data sources and perform efficiently as we increase the number of vehicles on the platform. Any failure to meet our technological and commercialization objectives may adversely affect our business, financial condition, results of operations and prospects.

The Einride Driver, Control Tower, Saga and Autonomous Truck may not be accepted and adopted by the market, the public, regulators or other stakeholders at the pace we expect or at all.

Autonomous and electric truck technology is still nascent and is neither generally understood nor universally accepted. We are at risk of adverse publicity which may result in decreased customer demand for, public acceptance of, or increased regulatory concerns regarding our technology. If we cannot gain sufficient trust in our technology, we may be unable to commercialize to scale as intended. For example, we may experience adverse publicity or media reports that argue autonomous technology is replacing human jobs or disrupting the economy. Labor unions may also raise concerns about autonomous truck safety, displacing drivers or otherwise negatively affecting employment opportunities for their members. This has in the past resulted in, and could in the future result in, negative publicity or lobbying efforts to local, state, and federal authorities in the countries where we currently operate or are planning to operate in the future. Such negative publicity, media attention, or the activities of labor or other interest groups may cause current and future partners or customers to limit or terminate their business with us, which may impact our ability to grow our business.

As the market for autonomous and electric vehicle technology develops, the differences in the approaches of Einride and others may become more widely known to suppliers, insurers, regulators, and others. Until these distinctions are clearly understood and acknowledged, the actions of a single market participant may be attributed to the industry as a whole. Consequently, negative actions or inaction by any third party, could prompt suppliers, insurers, regulators, and other stakeholders to decline or discontinue interactions or business relationships with the autonomous vehicle industry broadly, including Einride. In addition, commercialization of autonomous vehicle technology is currently generally limited to pilot deployments, which we and other competitors are currently performing. As a result, there is currently a lack of clearly established customer use cases for this novel technology.

If the market does not accept and adopt our services and technology at the pace we expect or at all, it may adversely affect our business, financial condition, results of operations and prospects.

Our success is contingent on our ability to successfully execute our FCaaS and SaaS offerings, including by maintaining, managing, executing, retaining, and expanding our existing customer relationships and obtaining new customers.

Under our FCaaS offering, we provide a transport service based on technologies that span electric and/or autonomous vehicles, digital freight software and charging infrastructure, whereas under our SaaS offering, we provide the software which the customer, and owner operators, then integrate into their own hardware, and fleet of vehicles, to run the freight operations. Currently, all our operations are under the FCaaS offering but as we continue to grow, we intend to scale the SaaS business further. Any failure to successfully maintain, manage, execute, retain, and expand these existing customer relationships and obtain new customers operating under our FCaaS model and/or SaaS offering may adversely affect our business, financial condition, and results of operations.

In addition, customers may be less likely to adopt our solutions if they are not convinced that our business will succeed or that our operations and technology will continue in the long term. Similarly, suppliers and other third parties will be less likely to invest time and resources in developing business relationships with us if they are not convinced that our business will succeed. Accordingly, in order to build and maintain our business, we must maintain confidence among partners, customers, suppliers, and other parties in our solution, long-term financial viability and business prospects. Maintaining such confidence may be particularly complicated by certain factors including those that are largely outside of our control. Such factors include our limited operating history, lack of customer familiarity with our technology, any delays in scaling deployments, delivery and service operations to meet demand, competition, uncertainty regarding the future of autonomous vehicles compared with market expectations, market acceptance of the Business Combination and autonomous vehicle technology and our ability to raise capital.

For our business to be financially successful, we will need to enter into additional long-term contracts and commercial arrangements on acceptable terms with new and existing customers. In the event we are not able to enter into such contracts, we may not be able to scale our FCaaS and/or SaaS offerings in the timeframe anticipated, or at all. This could have an adverse effect on our business, financial condition, and results of operations.

Any failure to commercialize our solutions at scale may have an adverse effect on our business, financial condition, results of operations and prospects.

As part of our scaling efforts, we may encounter considerable challenges in entering new markets and undertaking sales and marketing activities, many of which are beyond our control. The likelihood of our success must be considered in light of these potential risks, expenses, complications, delays, and the competitive environment in which we operate. Consequently, there is substantial uncertainty that our business model will prove successful and sustainable. We may not be able to generate significant revenue or achieve profitability. In addition, any failure to commercialize our solutions within our projected timelines may adversely affect our business, financial condition, results of operations and prospects. Any investment in us is therefore highly speculative and may result in the loss of your entire investment.

We rely on a limited number of customers for a portion of our revenue. The loss of, or a reduction in our commercial relationship with, any of those customers may adversely affect our business, financial condition, results of operations and prospects.

A portion of our revenue has been generated from a limited number of customers, and we expect that to continue in the near term. For example, for the years ended December 31, 2025 and 2024, revenue from our five (5) largest customers, in the respective periods, amounted to SEK 197.8 million and SEK 193.3 million, accounting for 43% and 50%, respectively, of our revenues in such periods.

As we continue to scale our business, the composition of our significant customers may vary. We believe our business, financial condition, and results of operations for the foreseeable future will continue to depend on the deployment of Einride’s technologies and services. Consequently, our financial results may fluctuate significantly from period to period based on the actions of one or more significant customers. A customer may decide not to contract with us for reasons that we cannot anticipate or control. Those reasons could relate to the customer’s financial condition, changes in their business strategy or operations, changes in technology, the introduction of alternative competing products, or the perceived quality or cost-effectiveness of Einride’s offerings. Our customers may not perform as well as their competitors, which may cause them to delay or reduce the amount of business they do with us, which may in turn impact our business, financial condition, results of operations and prospects. Customers’ individual or aggregate needs may decline due to a number of factors, including supply chain challenges and macroeconomic conditions. Our agreements with customers may be cancelled, including for reasons outside of our control. In addition, our customers may seek to renegotiate the terms of agreements or renewals, or choose not to renew or expand agreements. Also, our initial sales cycles with larger global customers can result in us expending substantial time, effort and resources in our sales efforts without any assurance that our efforts will generate contracts or revenue. In particular, the negotiation and procurement of defense contracts are often multi-year processes, and our commercial customers are typically large enterprises where sales cycles occur on lengthy timelines of nine to twelve months. Further, during the course of long-term contracts with customers, we may experience unforeseen cost increases and/or operational issues that may result in a decrease to our expected profit margins. The loss of or a reduction in sales or anticipated sales to any customer, or to our margins, or our inability to attract new significant customers and partners may adversely affect our business, financial condition, results of operations and prospects.

Autonomous and electric vehicle technology, as well as charging infrastructure and battery packs, present the risk of significant injury, including fatalities. Any incidents with our technologies, hardware or charging infrastructure could cause us to be subject to product liability claims that may result in significant direct or indirect costs and could adversely affect our brand image in our markets, all of which may adversely affect our business, financial condition, results of operations and prospects.

Autonomous and electric vehicle technology present the risk of significant injury, including fatalities. As a result, autonomous and electric vehicle technology developers, such as Einride, are all held to extremely high safety standards as we trial, deploy and prove out the reliability of the technology. Recently, multiple autonomous vehicle companies (e.g., Cruise, Uber ATG and TuSimple) have shut down or suspended programs as a result of a single publicized crash or incident. In the event that an Einride Autonomous Truck is involved in a collision or incident that results in significant injury, fatalities or significant property damage, we may be forced to terminate or suspend part or all of our programs, which could materially and adversely affect our business, financial condition, results of operations and prospects. Even if the collision or incident is the fault of a third-party, case studies from certain failed autonomous vehicle companies show that any negative publicity related to the quality or safety of autonomous vehicle technology can be fatal for an autonomous vehicle company.

Also, the battery packs in our Autonomous Trucks and CETs, as well as our charging stations, are susceptible to overheating and can potentially catch fire, which could lead to lawsuits, product recalls or redesign efforts, all of which would be time-consuming and expensive. Negative public perceptions regarding the suitability of battery packs or charging stations for automotive or autonomy applications or any future incident involving battery packs or charging stations, such as a fire, even if such incident does not involve our offerings, could seriously harm customers’ confidence in our offerings.

Furthermore, electric heavy-duty vehicles, such as our Autonomous Trucks and CETs, are powered by systems with higher voltages, as compared to conventional ICE vehicles. These high voltage systems involve enhanced risks of electrical shock, serious injury or death in the event an individual makes direct contact with, for example, high-voltage components or damaged wiring. Electric heavy-duty vehicles are also much quieter than the ICE equivalent, which poses a potential risk to pedestrians, cyclists, and visually impaired people who may rely on engine noise as a warning of an approaching vehicle. Finally, electric heavy-duty vehicles may be heavier than their ICE vehicle counterparts due to, for example, additional weight from the batteries. This may lead to more severe damage in the case of a collision, and longer stopping distances.

In addition, collisions and incidents, including those caused by errors or defects in our products, may make us liable for damages and result in legal claims. Any negative publicity related to the perceived quality of our technology may further affect our brand image across all business units, impacting customer demand, and regulator and public trust. Also, liability claims may result in litigation, including class actions, the occurrence of which may be costly, lengthy and distracting to management and may adversely affect our business, financial condition, results of operations and prospects. Further, Einride directors, executives, management, or staff may be subject to criminal actions in cases of severe negligence following an incident.

Collisions or incidents caused by errors or defects in our products may cause us to incur significant costs to correct such issues, potentially including product recalls, operational suspensions, permit revocation and withdrawal from certain markets. With respect to our technology, a collision or incident may be caused by an autonomous vehicle’s failure to react in a manner that a human driver would. Any product recall or material incident in the future may result in adverse publicity, damage our brand and reputation and may adversely affect our business, financial condition, results of operations and prospects. In the future, we may voluntarily or involuntarily initiate a recall if any vehicles powered by our technology prove to be defective. Such recalls involve significant expense and diversion of management attention and other resources, which may adversely affect our brand image in our target markets, as well as our business, financial condition, results of operations and prospects.

Once we scale our commercial operations, we may be required to obtain additional specialized insurance, which may not be available to the capacity or on the terms that we require to achieve the economics we expect. Further, any insurance that we carry may not be sufficient or it may not apply to all situations. Similarly, our customers and partners may become subject to claims as a result of such accidents and bring legal claims against us. Any of these events may adversely affect our brand, relationships with customers and partners, business, financial condition, results of operations and prospects.

Our digital freight platform Saga, CETs, charging infrastructure, Einride Driver and Autonomous Trucks or connectivity solution may not function as intended due to flaws or errors in our software, hardware, and systems, product defects, or due to human error, which may adversely affect our business.

Our technology and integrated hardware are highly technical and complex and may contain undetected flaws, errors or vulnerabilities that may adversely affect our business, particularly to the extent such flaws, errors or vulnerabilities are not detected and remedied quickly. Certain errors or defects in our solutions may only be discovered after they have been tested, commercialized, and deployed. We have from time to time found defects and errors in our software and hardware, internal systems, manual processes, and technical integrations with third-party systems, including as a result of updates to our software, hardware and systems. Additionally, new errors or vulnerabilities may be introduced in the future. In connection with any such defects or errors, we may also face government inquiries or investigations, recalls and litigation, including with respect to personal injury or property damage. As a result of such defects or errors, we may incur additional costs or expenses to remediate the issues. We rely on component and product suppliers to manufacture and/or assemble components incorporated into our hardware and software solutions. As a result, our control over production and distribution is limited, and it is uncertain what effect such diminished control may have on the quality of our offerings. If there are defects in the manufacture of our hardware and software components, we may face similar negative publicity, investigations, and litigation, and we may not be fully compensated by our suppliers for any financial or other liability that we suffer as a result. As our business grows in size and complexity, these risks may increase.

In our commitment to continuous improvement, we may also provide frequent software updates, functional enhancements, and incremental releases for our solutions. Frequent updates, while intended to improve the service, may inadvertently introduce software bugs, errors, or other performance issues. Generally, by releasing smaller incremental updates, these bugs and errors are typically smaller in size. Furthermore, certain features of our platform utilize machine learning models which are inherently probabilistic and statistical in nature. These models may produce inaccurate or unexpected outputs, particularly when encountering data patterns or scenarios not present in their training data. The solutions we provide are designed to process complex environments and control complex components, all with high data loads and fast processing speeds. Any errors, data leaks, security breaches or incidents, disruptions in services or other performance problems with our solutions caused by external or internal actors may hurt our reputation and damage our and our partners’ and customers’ businesses. Also, we may experience disruptions in network services or a lack of network coverage in jurisdictions in which we operate. Any such incident may disrupt the proper functioning of our solutions, cause a delay in or disruption to cargo deliveries, result in loss or unavailability of, unauthorized access to, or disclosure of, proprietary, confidential or otherwise sensitive data of us or our customers, or other destructive outcomes. Moreover, errors in our hardware or software design or manufacture may cause product safety issues. Any of the foregoing issues may lead to product recalls, result in costly and time-consuming efforts to redesign and redistribute our products, give rise to regulatory inquiries and investigations, and result in reimbursement obligations, lawsuits and other liabilities and losses, any of which may adversely affect our business, financial condition, results of operations and prospects.

Any flaws or misuse of our technology, whether actual or perceived, intended or inadvertent, by us or third parties, may adversely affect our business, financial condition, results of operations and prospects.

Our technology is in the early stages of development and will continue to evolve. Similar to many innovations, our technology presents risks and challenges. Some of those risks and challenges include potential misuse by third parties which negatively impact public confidence, violate applicable laws and regulations, or undermine safety. Such misuse may affect customer perception, public opinion, and the views of policymakers and regulators and result in decreased adoption of electric and autonomous technology. While we have adopted a series of measures to prevent misuse of our technologies, we cannot assure you that any of our existing and future measures will be sufficient, effective, or that our technologies will not be misused or applied in a way that is inconsistent with our intention or public expectations.

Furthermore, any inappropriate or abusive usage of our technology, whether actual or perceived, intended or inadvertent, and whether by us or by third parties, or flaws or deficiencies in autonomous and electric vehicle technology, actual or perceived, in our solution or those of our competitors, may impair the general acceptance of electric and autonomous technology by society, attract negative publicity and adversely affect our reputation, violate applicable laws and regulations. Any such misuse could subject us to legal or administrative proceedings, pressures from shareholders and/or labor organizations, and other public interest groups or heightened scrutiny by regulators. Each of the foregoing events may adversely affect our business, financial condition, and results of operations and prospects.

In addition, if Saga or the Einride Driver is not easy to use by our customers or operational partners, then the rate of adoption of our technology may be slower than what we anticipate. While we have designed Saga and the Einride Driver to be user friendly, any complexity or difficulties with respect to user interface or user experience may lead to user error or frustration, which could in turn lead to users ceasing to use the digital freight platform or automated driving system in its entirety.

Unauthorized control or manipulation of systems related to our electric heavy-duty vehicles (both manually driven and autonomous), as well as our energy and charging infrastructure, may cause them to operate improperly or not at all, or compromise their safety and cybersecurity, which may result in loss of confidence in us and our solutions and adversely affect our business, financial condition, results of operations and prospects.

There have been reports of vehicles and their surrounding ecosystem being “hacked” thereby granting access to the vehicles and the supporting infrastructure to unauthorized persons. Einride’s product portfolio, including the Einride Driver-powered autonomous vehicles, the CETs, the charging infrastructure and the integrated digital freight platform, contains complex information technology networks and systems and is designed with built-in data connectivity. We have implemented, and continue to implement, measures intended to prevent unauthorized access to the information technology networks and systems in our product portfolio; however, hackers or unauthorized third parties may attempt to gain unauthorized access to modify, alter, or use such networks and systems to gain control of, or to change, the functionality and performance characteristics of our products, or access data stored in or generated by us or our solutions. As techniques used to obtain unauthorized access to or sabotage systems change frequently and may not be known until launched against us or our third-party service providers, there can be no assurance that we will be able to anticipate, or implement adequate measures to protect against, these attacks. Any such incidents may result in unexpected control of or changes to the vehicles’, or the charging infrastructure’s, functionality and safe operation and may result in legal claims or proceedings against us and negative publicity, which may adversely affect our brand and reputation, business, financial condition, results of operations and prospects.

In the case of our Autonomous Trucks, connectivity is fundamental to the operation of the vehicles as the vehicles are operated by software. While it is improbable that an adverse actor would possess both sufficient knowledge and ability to remotely take over and control an Autonomous Truck, the Autonomous Truck, Control Tower and supporting cloud and connectivity infrastructure present a broad attack surface to adversaries. This makes the Autonomous Truck vulnerable to denial-of-service type attacks, as a failure in our continuously connected infrastructure would most likely result in the widespread unavailability for our vehicles. Einride takes reasonable precautions to secure its Autonomous Truck’s connected infrastructure building upon industry standards and best practices, but cannot guarantee that its countermeasures and resilience work will be sufficient to guard against all deliberate attacks.

Our brand and reputation may be harmed by negative publicity or safety and other concerns regarding the digital freight platform, CETs, Einride Driver, the Autonomous Truck, connectivity solution, charging infrastructure and our company. Failure to maintain, protect and enhance our brand may limit our ability to expand or retain our customer base, which may adversely affect our business, financial condition, results of operations and prospects.

We must maintain and enhance our brand identity and reputation and increase market awareness of Einride’s technologies, services and our company. The successful promotion of our brand will depend on our efforts to achieve widespread acceptance of our technology and solutions, as well as to attract and retain customers. We also need to maintain our current market leadership and successfully differentiate our technology and solutions from our competitors. These efforts require substantial expenditures and management attention. We anticipate that those expenditures will increase as our market becomes more competitive, and as we expand our operations. These investments in brand promotion and market leadership may not yield increased revenue in amounts that offset the increased expenses we incur, or at all, or may require investment of substantial management time. Our brand value and reputation also depend on our ability to provide safe, secure and trustworthy solutions, address customer needs, and protect and use our customers’ and partners’ data in a manner that meets their expectations. Any safety or security incidents or the reporting or perception that they have occurred could result in legal claims or proceedings, regulatory inquiries, investigations and other proceedings, or negative publicity, any of which could harm our reputation or our brand. Damage to our reputation and loss of brand equity may reduce demand for our solutions, cause us to lose customers, and require additional resources to rebuild our reputation and restore the value of our brand, which may adversely affect our business, financial condition, results of operations and prospects.

From time to time, we may receive negative publicity, including negative comments on social media platforms or through traditional media about our company, our business, our directors and management, our brand, our technology and solutions, our workforce impacts, our suppliers, our customers or other business partners. This negative publicity may be the result of malicious harassment or unfair competition acts by third parties. We could become subject to government or regulatory investigation as a result of such third-party conduct. We might also be required to spend significant time and incur substantial costs to defend ourselves against such third-party conduct. We may be unable to refute the claims within a reasonable period of time, or at all. Any such negative publicity could negatively impact our brand and reputation, and may adversely affect our business, financial condition, results of operations and prospects.

We operate in a highly competitive market and some market participants have substantially greater resources. If we are unable to compete effectively, our business, financial condition, results of operations and prospects may be adversely affected.

The markets in which we operate are highly competitive and are characterized by rapid technological change. Our future success will depend on our ability to further scale our commercial operations and adoption of our solutions in a timely manner to stay ahead of existing and new competitors. Several companies, including Kodiak Robotics, Aurora Innovation, Bot Auto, Waabi, Torc and PlusAI, are investing heavily in building autonomous vehicle technology. These companies compete with us directly and indirectly by offering autonomous vehicle technology for the same or similar use cases. In addition, we compete with various companies in the electric trucking and vehicle charging industries who have been in the market longer than we have. We also compete with trucking companies for the services of carriers and owner operators. Customers may be reluctant to switch to our solutions due to their often long-standing relationships with their existing road transport partners. If our competitors, including those mentioned above, develop superior technology or transport service capabilities, or are perceived to have better technology or transport service capabilities, they may capture market opportunities and establish relationships with customers and partners that might otherwise have been available to us. Further, certain of our competitors have greater financial, marketing, R&D, and other resources than we do, and in certain circumstances are supported by large multinational corporations. In the event that one or more of these competitors broadly commercializes their technology before or more successfully than we do, our business, financial condition, results of operations and prospects may be adversely affected.

It is possible that Einride’s unit economics do not materialize as expected, which may adversely affect our business, financial condition, results of operations and prospects.

Our business model is predicated on the deployment and success of our FCaaS and SaaS offerings. Our turnkey FCaaS offering provides customers with a fully electric service comprised of Einride’s Autonomous Truck, CETs sourced from leading OEMs, such as BYD, Scania, and Daimler, operational planning software that allows for efficient deployment of electric, digital and autonomous freight solutions, and charging infrastructure strategically deployed to enable cost efficient electric operations, while under our SaaS offering we expect to provide customers with the vehicle agnostic Einride Driver and the Einride Platform that can be integrated into customer hardware to run their freight operations. We may not be able to achieve the unit economics that were provided to Legato III for use in its overall evaluation of Einride for multiple reasons, including:

●	customer demand;

●	costs associated with operations, including increases in capital expenditures as more vehicles are deployed;

●	our ability to maintain functionality and quality as the utilization of the fleet increases;

●	our ability to attract and retain customers;

●	our ability to contract with third party suppliers, such as carriers, insurers, trailer rental providers, and service partners;

●	speed of customer adoption;

●	competitive and pricing pressures; and

●	the actual terms of customer contracts.

Our technology is new and market pricing is still being determined. Additionally, increased competition may result in pricing pressure and reduced margins. This could impede our ability to increase the revenue we obtain from deployment of the FCaaS and SaaS offerings or cause us to lose market share, any of which may adversely affect our business, financial condition and results of operations. Unfavorable changes in any of these or other factors that impact the unit economics, many of which are beyond our control, may adversely affect our prospects, business, financial condition and results of operations, as well as the accuracy of our reporting.

We may experience difficulties in managing our growth and expanding our operations.

We expect to experience significant growth in the scope and nature of our operations and commercial deployments. Our ability to manage our operations and future growth will require us to continue to improve our operational, financial and management controls, compliance programs, and business processes. We are currently in the process of strengthening our compliance programs, including in relation to cybersecurity, privacy and anti-corruption laws and regulation. We may also need to reduce our reliance on manual operations in the areas of billing and reporting and make certain other improvements to support our complex arrangements and the policies governing revenue and expense recognition for our future operations. We may not be able to implement improvements in an efficient or timely manner. We may also discover deficiencies in existing controls, programs, systems and procedures, which may have an adverse effect on our business, financial condition and results of operations as well as the accuracy of our reporting. See the risk factor titled “We have identified material weaknesses in our internal control over financial reporting. If our remediation of such material weaknesses is not effective, or if we identify additional material weaknesses in the future or otherwise fail to develop and maintain an effective system of internal control over financial reporting when we are subject to compliance with the Sarbanes-Oxley Act of 2002, our ability to produce timely and accurate financial statements or comply with applicable laws and regulations could be impaired.”.

The relative competitiveness of battery electric vehicles on a general market level does not currently favor the transition to electric transport and thus will challenge our ability to scale the FCaaS and SaaS offerings.

The competitiveness of battery electric vehicles (“BEVs”) and ICE vehicles is generally measured by the total cost of ownership of the vehicle, which factors vehicle pricing, subsidies and regulation, maintenance cost, and the relative cost of fuel and electric energy. Any change of these factors in favor of ICE technology could materially impact the adoption rate of BEV technology and thus, our relative competitiveness. Further, a disparity in fuel costs, which are largely influenced by geopolitical and public policy factors, where the price of electricity is greater than the price of diesel, could adversely impact our ability to compete with ICE vehicles. Also, increases to the prices of batteries used in BEVs, due to supply shortages or increases to the prices of raw materials used in the manufacturing of batteries, may result in an increase to the cost of BEVs. Any such cost increases could adversely impact our results of operations and financial condition.

In addition, the energy transition across sectors puts, and may continue to put, a significant strain on the electricity grid turning it into a potential bottleneck especially as the adoption of electric cars and trucks further accelerates. This potential lack of grid capacity might delay the adoption of electric trucks, make it more expensive or even render it impossible in certain locations.

Our business is subject to risks associated with the price of electricity, which may hamper our profitability and growth.

We obtain electricity for our own charging stations through contracts with power suppliers or through direct sourcing on the market from producers. In most of the countries in which we operate, there are many suppliers that can offer medium or long-term contracts that can allow us to hedge the price of electricity. However, market conditions may change, triggering fluctuations and global increases in the price of electricity. For example, the price of electricity is generally higher in the winter due to higher electricity demands, and may be affected by other external factors such as climate changes, acts of God, wars or global crises. While these costs could be passed on to most of our customers, increases in the price of electricity could adversely impact our growth and financial results. In addition, general increases in electricity pricing will increase the price of charging, which could impact demand and hamper the use of public charging by customers, thus decreasing the number of charging sessions on our charging stations and adversely impacting our profitability and growth. Similarly, a relative increase in electricity prices compared to diesel could make our electric transport offering less attractive if the cost of operations would be higher than that of an equivalent diesel based service. Furthermore, competitors may be able to source electricity on better terms than we do, which may allow those competitors to offer lower prices for charging, which may also decrease the number of charging sessions on our charging stations and adversely impact its profitability and growth.

We are dependent on the availability of grid capacity at our current and future charging sites. Delays and/or other restrictions on the availability of power, such as due to power outages, would adversely affect our business and results of operations.

The operation and development of our charging points are dependent upon the availability of sufficient grid connection capacity, which is beyond our control. Our charging points are affected by problems accessing electricity sources, such as planned or unplanned power outages. In the event of a power outage, we will be dependent on the grid operator, and in some cases the site host, to restore power for our charging solutions or to unlock grid capacity. Any prolonged power outage or limited grid capacity could adversely affect customer experience and our business and results of operations.

Our charging points may be exposed to vandalism, theft with respect to cables or other parts, or misuse by customers and other individuals, increasing wear and tear of the charging equipment. Such increased wear and tear could shorten the usable lifespan of the chargers, adversely impact the availability of charging equipment and require us to increase our spending on replacement and maintenance costs.

Our charging infrastructure business is subject to risks associated with construction, cost overruns and delays, and other contingencies that may arise in the course of completing installations, and such risks may increase in the future as we expand our charging networks.

Installations of our chargers and other associated hardware are typically performed by third party contractors, either at our own operated charging sites or at the customers’ and/or carriers’ sites. The installation of charging stations at a particular site is generally subject to oversight and regulation in accordance with national and local laws and regulations relating to building codes, safety, environmental protection and related matters, and typically requires various local approvals and permits, such as grid connection permits that may vary by jurisdiction. In addition, building codes, accessibility requirements or regulations may hinder charger installation due to potential increased costs to the developer or installer in order to meet such requirements. Meaningful delays or cost overruns may impact our ability to timely deploy our solutions to customers in certain cases and/or impact customer relationships, either of which could impact our business and profitability.

Contractors may require that we or our customers obtain licenses in order to perform their services. Furthermore, additional rules on working conditions and other labor requirements may result in more complex projects with higher project management costs. If these contractors are unable to provide timely, thorough and quality installation-related services, we could fall behind its construction schedules which may cause our customers to become dissatisfied with our charging network and solutions, and may result in delayed deployment of our FCaaS offering with customers. As the demand for public fast and ultra-fast charging increases and qualifications for contractors become more stringent, we may encounter shortages in the number of qualified contractors available to complete all of our desired new charging stations and their maintenance.

Our inability to plan and manage our costs may adversely affect our business, financial condition, and results of operations.

As we grow, we expect our expenses to increase. In order to become a profitable business, we must continuously execute initiatives to optimize supporting cost components such as autonomous and manually driven truck systems maintenance, general maintenance and service for vehicles and charging infrastructure, cloud storage, connectivity, facilities, operations and personnel costs. In addition, we must manage hardware costs by engineering cost-effective designs for our platform components, achieve adequate scale, manage tariffs, and finalize hardware specifications while enabling continued software improvements. Planning for and managing costs will require significant coordination with our stakeholders such as suppliers, partners, and customers. We may not adequately plan for or achieve adequate cost management as expected or at all, which may adversely affect our business, financial condition and results of operations.

Recent and further changes in the tariff and trade policies of the United States or of other countries could increase manufacturing costs, decrease demand for our offerings and solution, disrupt supply chains, or otherwise adversely affect our business and financial condition.

There is currently significant uncertainty about the future relationship between the United States and its trading partners with respect to trade policies, tariffs, and similar policies affecting cross-border operations. The U.S. government has made, and continues to make, significant changes in U.S. trade policy, specifically tariffs, and may continue to take future actions that could negatively impact our business. The U.S. government recently escalated tariffs on the import of goods from most U.S. trading partners. For example, since February 2025 to the present, the United States has imposed additional 10-35% fentanyl-related tariffs on certain goods from China, Canada, and Mexico with exceptions for items qualifying for duty-free treatment under the U.S.-Mexico-Canada Agreement (“USMCA”). The U.S. government has also implemented tariffs under Section 232 of the Trade Expansion Act of 1962, as amended, various items based on a finding that certain imports threaten to impair U.S. national security, including but not limited to certain articles of steel and aluminum (currently 50%); passenger vehicles, trucks, and automotive components (currently 25%); and articles of copper (currently 50%). In addition, the U.S. Department of Commerce has initiated investigations under Section 232 of the Trade Expansion Act of 1962, as amended, into additional products, including semiconductors and related manufacturing equipment, processed critical minerals, and derivative products; when these investigations are complete, the U.S. government may decide to levy additional tariffs on such products. The U.S. government has also imposed, increased, or maintained tariffs under Section 301 of the Trade Act of 1974 of 7.5%-100% on certain commodities from certain U.S. trading partners, most prominently China and Brazil. Since April 2025 to the present, the U.S. government has also imposed additional reciprocal tariffs of between 10%-125% on imports from most U.S. trading partners, with certain products exempt from these reciprocal tariff measures, including but not limited to items subject to Section 232 tariffs and certain semiconductors, computers, and other products derivative of critical minerals. However, the scope of these tariffs and exclusions is subject to change. The recent changes in tariff and trade policy underscore the uncertainty regarding the future relationships between the United States and its trading partners.

In response to these and other U.S. trade measures, China, Canada, and other affected countries have taken retaliatory actions to respond. Such actions include the imposition of retaliatory tariffs on imports of products of U.S. origin, the imposition of export controls on a wide array of products (including rare earth metals and other critical minerals), as well as other actions. The trade and tariff policies of the United States and other countries are currently fluid and subject to further changes.

These and future changes to trade policy and tariffs globally could negatively impact our business. While we plan to obtain components from multiple sources whenever available and desirable, some of the components used in our hardware and technology are currently purchased from a single or limited number of suppliers. Thus, while we will make efforts to mitigate the impacts of escalated tariffs on our business, we may be unsuccessful in fully mitigating these effects, or unable to do so at reasonable cost. Recent increases in the tariffs imposed by the United States or other countries may:

●	have an uncertain effect on the manufacture of our hardware, materials, components and charging infrastructure, including affecting the availability of such items;

●	affect the prices at which our hardware, materials, components and charging infrastructure may be obtained;

●	result in customers delaying orders pending additional certainty in the tariff landscape; and

●	may have other effects. Should the trade relationships between the relevant countries remain strained or worsen, our business, liquidity, financial condition, and/or results of operations may therefore be materially and adversely affected.

We depend on the experience and expertise of our senior management team, engineers, and certain other key employees. The loss of any executive officer or key employee, or the inability to identify, recruit and retain qualified employees in a timely manner, may adversely affect our business, financial condition and results of operations.

Our success depends largely upon the continued services of our executive officers, engineers, and certain other key employees. We rely on our executive officers, engineers, and key employees in the areas of business strategy, research and development, marketing, communications, sales, services, and general and administrative functions. In addition, we compete for talent with other companies, including companies that are larger and have greater resources than we do. Competition for talent in the autonomous vehicle, CET, charging infrastructure, connectivity and AI industries is intense and often leads to increased compensation and other personnel costs. In addition, our compensation arrangements, such as our equity award programs, may not always be successful in attracting new employees and retaining and motivating our existing employees. Our continued ability to compete effectively depends on our ability to attract substantial numbers of qualified new employees and to retain and motivate our existing employees. Any inability to recruit, develop and retain qualified employees, particularly the highly competitive market for AI and machine learning engineers, may limit our ability to grow our teams as we scale our operations or result in high employee turnover and may force us to pay significantly higher wages, which may harm our profitability.

Also, to the extent we hire employees from competitors or other companies, we may be subject to allegations that they have been improperly solicited or divulged proprietary or other confidential information of their former employers. Any material departures of our executive management team, engineers, or key employees, may individually or in the aggregate, adversely affect our business, financial condition, and results of operations.

In addition, we intend to focus much of the attention of our software engineers on improving and expanding our SaaS offering and digital freight platform. In particular, we plan to create software that simplifies and increases the flexibility of the digital freight platform, develops strategic products and features such as transport planning and charging management, and prepares the digital freight platform for commercialization via our SaaS offering. An insufficient number of qualified software engineers could result in development delays, defects with the platform or missed deadlines for customers or operational deployments, which could adversely affect our ability to successfully execute on our SaaS offering.

We also intend to market our vehicles, transport solutions, and technology to governments. Certain government contracts will require us, and some of our employees, to maintain national security clearances. Obtaining and maintaining national security clearances for employees involves a lengthy process, and it is difficult to identify, recruit, and retain employees who already hold national security clearances. Further, some contracts may contain provisions requiring us to staff an engagement with personnel that the customer considers key to our successful performance under the contract. In the event we are unable to provide these key personnel or acceptable substitutions, the customer may terminate the contract. As a result, if we are unable to recruit and retain a sufficient number of qualified employees, we may lose revenue and our ability to maintain and grow our business could be limited.

Furthermore, changes to the Einride Board and senior management, and unfavorable publicity regarding succession planning may adversely affect our ability to attract and retain qualified personnel. We do not maintain meaningful key-person insurance for any member of our senior management team or any other key employee. Further, while we do have employment agreements with our executive officers and other key personnel, such employment contracts do not require that they continue to work for us for any specified period. Accordingly, our executive officers and other key personnel may terminate their employment with us at any time, so long as they provide us with the requisite notice under their respective employment agreements. The loss of one or more of our executive officers, engineers, or key employees may adversely affect our business, financial condition, and results of operations.

Our management team has limited experience in operating a public company.

Our executive officers have limited experience in the management of a publicly traded company. Our management team may not successfully or effectively manage our transition to being a public company that will be subject to significant regulatory oversight and reporting obligations under U.S. federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that they will likely need to devote a significant portion of their time to these activities, which will result in less time being devoted to the management and growth of our business. In addition, we may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the United States. Increased use of professional services and advisors to develop and implement the standards and controls necessary for us to achieve the level of accounting standards required of a public company in the United States may increase our costs. We expect that we will be required to expand our employee base and hire additional employees to support our operations as a public company, which will increase our operating costs in future periods.

We rely on our third-party suppliers, OEMs, upfitters, service providers and partners, some of which are single or limited-source suppliers or providers of certain key components for, and services used in connection with, the Einride Driver, Control Tower, Autonomous Truck, FCaaS, SaaS, connectivity and charging infrastructure businesses, and are thus susceptible to supply shortages, long lead times for components, supply changes, and limitations or constraints on service provider support availability or capacity.

We rely on third-party suppliers, OEMs, upfitters, service providers and partners to design, develop, industrialize, manufacture, and supply components, software and services for the Einride Driver, Control Tower, Autonomous Truck, FCaaS, SaaS, connectivity and charging infrastructure businesses and offering. While we obtain components and software from multiple sources whenever available and desirable, some of the components and software used in our offerings, hardware and technology are currently purchased from a single or limited number of suppliers. We refer to these suppliers as our single or limited source suppliers. Some of the components we obtain from single or limited source suppliers are manufactured in countries subject to tariffs, and, as a result, the pricing of these components has been and may continue to be significantly adversely affected.

Components from single or limited source suppliers are susceptible to supply shortages, long lead times, and changes in trade policies and other supply changes, any of which may disrupt our supply chain and may delay the scaling of our commercial operations. If we change suppliers for any components, significant delays may occur, including initial delays for software and hardware integration, engineering, and validation. Changing suppliers may also create a delay or shortage in supply and changes to manufacturing processes. These delays may adversely affect our business, financial condition, results of operations and delay the scaling of our product.

We currently rely on partners for vehicle and charger integration, or upfitting, of the Einride Driver and for remote monitoring and remote assistance services. We also source electric vehicles and charging station components from OEMs. In addition, our operations and charging teams currently work with, and it is anticipated that they will increasingly work with, third party software providers in the course of their day-to-day operations. Collaboration with third parties to provide these services is subject to risks that are outside of our control. For example, if there is a lack of charging stations causing a decrease in customer demand for electric vehicles, OEMs may reduce their production of electric vehicles. Also, if third-party software providers increase their prices or alter the availability of their products to the market, the overall performance of our internal operations and charging teams could be adversely impacted. Further, we may experience long lead-times between the order and delivery of CETs from major OEMs, which may adversely impact our ability to deploy signed customer contracts and scale our business. In addition, we rely on carriers for driver services and their support of our day-to-day operations, including servicing vehicles and/or taking the vehicles to workshops. We may experience difficulty sourcing carrier partners in certain jurisdictions due to labor strikes, competition or limited carrier options. Drivers and carriers are essential to our FCaaS business and commercial scaling, both of which could be disrupted if there are driver and/or carrier shortages. Further, carriers may view us as a competitor and choose to not contract with us. As we scale our operations, we expect to increase our reliance on these third parties.

We have in the past, and may in the future, experience delays in development and production when and if our suppliers do not meet agreed upon timelines or experience capacity constraints. There is also a risk of potential disputes with suppliers, OEMs, and partners which may stop or slow our ability to serve our customers. Any such disputes could have an adverse effect on our ability to procure vehicles or chargers and aftersales support from OEMs, thereby impacting our ability to successfully deploy our FCaaS offering. If OEMs, suppliers or other partners determine that they will not support autonomous or electric deployments or limit how the technology can be deployed using their components, or if we are unable to work collaboratively with such partners to integrate the Einride Driver with commonly used commercial trucks, our business, financial condition and results of operations may be adversely affected. In addition, the scaling of our business is dependent upon us finding a suitable contract manufacturer or OEM partner for our Autonomous Trucks that can ensure acceptable vehicle requirements in terms of quality of redundant systems as well as having the manufacturing capability to produce the requisite number of vehicles to grow our operations. We cannot guarantee that our suppliers, OEMs, or upfitting partners will not deviate from agreed-upon quality standards, which could result in delays or, if undetected by us, quality issues that may adversely affect our brand and reputation, business, prospects and results of operations. Further, OEMs or our partners may reduce their production of manually driven electric vehicles, autonomous vehicles and/or their components and/or charging infrastructure due to decreased demand, high costs and other factors. Any such reduction may limit our ability to source electric vehicles, autonomous vehicles and/or their components and/or charging infrastructure, which would adversely impact our business.

We may be unable to enter into agreements with suppliers, OEMs, or upfitting partners on terms and conditions acceptable to us. As a result, we may need to contract with other third parties. While we believe that we could establish alternate supply or service partner relationships, we may be unable to do so in the short term, or at all, at prices or quality levels and/or on terms that are favorable to us. Accordingly, we may experience significant delays while re-engineering our system to accept replacement parts. We may not be able to engage other third parties or establish or expand our own production capacity to meet our needs on acceptable terms, or at all. The expense and time required to adequately complete any transition may be greater than anticipated. Any of the foregoing may adversely affect our business, financial condition, and results of operations.

In addition, Saga’s performance and availability are contingent upon the services of third-party providers, including but not limited to, Google Cloud Platform for cloud services, computation, storage, analytics, ML and infrastructure, HERE Technologies for location services and Auth0 for authentication. Consequently, any interruption, failure, or disruption of these third-party services may adversely affect the functionality of our products.

Our software must interoperate with a variety of sensors, systems and other technologies, and any failure to ensure broad interoperability could harm our business or prospects.

Saga and the Einride Driver are vehicle agnostic technologies, which are integrated into the vehicles supplied by our OEM and/or manufacturing partners, who are primarily responsible for the design, manufacture and sale of the vehicles on which our software is deployed. These vehicles, which utilize our technology, are developed, delivered and maintained by our OEM and/or manufacturing partners, or us in case of the currently in-house assembled Autonomous Trucks in conjunction with a myriad of vendors and suppliers. The Autonomous Trucks are currently constructed using hardware sourced from partners and assembled in-house; however, Einride plans to outsource all manufacturing of the Autonomous Trucks to a third party in the long term. As a result, the components of our OEM’s and/or manufacturing partners’ designs may have different specifications, rapidly evolve, utilize differing standards, include multiple versions and generations of products or may be highly customized. Our software must be able to interoperate with these highly complex and customized systems, which requires careful planning and execution between us, our partners, and their other vendors and suppliers. Further, when new or updated elements of our OEM and/or manufacturing partners’ designs or new industry standards, regulations, or specifications are introduced, we may have to update or enhance our software to allow us to continue to effectively interoperate with our OEM’s and/or manufacturing partners designs. We have in the past, and could in the future, experience delays in development and production when and if our partners, or their vendors and suppliers, experience delays, disruptions or other constraints. In the event that we, our partners, and their suppliers are unable to effectively collaborate, it could stop or delay our partners’ vehicle design or production, which could delay our ability to recognize revenue, result in adverse publicity, or disrupt our business relationships. The expense and time required to adequately expand compatibility of our software with new designs and hardware may be significant, and the revenue we ultimately realize from such collaborations may not be sufficient to offset our investment. If we fail to ensure sufficient interoperability of our software with a variety of hardware, we may also be unable to expand our network of partners or grow our business in a timely manner or at all. Any of the foregoing could materially and adversely affect our business, financial condition and results of operations.

Our OEM and/or manufacturing partners may be dependent on limited suppliers for microchips and other component parts that are integral to our software’s deployment in their vehicles.

The rapid evolution in the market for AI products, including our autonomous driving technology and its integration into vehicles, is dependent on graphics processing unit (“GPU”) microchips and hosting services, which are essential for AI training and inference tasks, light detecting and ranging (LiDAR), vehicle electronic control units, and automotive radar sensors. These components are susceptible to supply shortages, long lead times for components, and supply changes, any of which could disrupt our supply chain and could delay commercialization of our products to users. Supply of these components world-wide may be adversely affected by the business disruptions as well as industry consolidation and geopolitical conditions such as international trade wars like the U.S. trade war with China, tariff policy, Russia’s actions in Ukraine, the conflicts in the Middle East and other hostilities in the Middle East and increased political tensions in Russia, Europe or Asia. Such shortages, increased component lead times, reduced allocations of components and decommitments of orders have resulted in and may continue to result in increased component prices, fewer sourcing options, unpredictability of supply, prolonged manufacturing disruptions and increased product lead times.

In an effort to manage and reduce the costs of purchased goods and services, our OEM and/or manufacturing partners, like many automotive suppliers and automakers, may have consolidated their supply chains in recent years, resulting in such partners being reliant on a limited number of third-party suppliers to design, develop, industrialize and manufacture components, including GPU microchips, that are integral to the deployment of our software. In order for these suppliers to undertake the investment needed to produce these components, they may require us to commit to terms, pricing or purchase volumes that are not acceptable to us or our partners. If shortages of, or tariff policies on, GPU microchips or other critical components from other suppliers develop, continue longer than anticipated, or worsen, it could impact our or our OEM and/or manufacturing partners’ ability to meet production schedules and deployment of our software. Furthermore, unfavorable economic or industry conditions could result in financial distress within our or our partners’ supply base, thereby increasing the risk of supply disruption.

We are subject to cybersecurity risks related to our operational systems, security systems, infrastructure, integrated software and partners’ and customers’ data processed by us or third-party vendors. Any material failure, security breach or other cyber incidents may prevent us from effectively operating our business, and could result in investigations, litigation, or penalties, any of which may adversely affect our business, financial condition, and results of operations.

We are at risk for breaches or other cyber incidents of operational systems, including business, financial, accounting, product development, data processing or production processes, owned by us or our third-party vendors or suppliers; facility security systems, owned by us, our customers, or our third-party vendors or suppliers; in-product technology owned by us or our third-party vendors or suppliers; our integrated software or AI; and partner, customer, or driver data that we process or our third-party vendors or suppliers process on our behalf. Any such cyber incident may materially disrupt operational systems; result in loss of intellectual property, trade secrets or other proprietary or competitively sensitive information; compromise certain information of partners, customers, employees, suppliers, drivers or others; jeopardize the security of our facilities; or affect the performance of the Einride Driver, Control Tower, Autonomous Truck, connectivity and our Saga digital freight platform. A cyber incident may be caused by disasters, insiders, through inadvertence or with malicious intent, or malicious third parties using sophisticated, targeted methods to circumvent access control mechanisms, encryption and other security defenses, including hacking, fraud, trickery or other forms of deception. The techniques used by cyber attackers change frequently and may be difficult to detect for long periods of time. Although we maintain and continue to develop measures designed to protect us against security breaches and other cyber incidents, such measures require frequent updates and improvements. We cannot guarantee that such measures will be adequate to detect, prevent or mitigate cyber incidents. The implementation, maintenance, segregation and continuous improvement of systems and measures designed to prevent cyber incidents requires significant time, support and cost.

Moreover, there are inherent risks associated with developing, improving, expanding and updating current measures, including the disruption of our data management, procurement, production, finance, supply chain and sales and service processes. These risks may affect our ability to manage our data, procure parts or supplies or produce, sell, deliver and service our solutions, adequately protect our intellectual property or achieve and maintain compliance with, or realize available benefits under, applicable laws, regulations and contracts. We cannot be sure that the measures upon which we rely, including those of our customers, third-party vendors or suppliers, will be effectively implemented, maintained or expanded as planned. If we do not successfully implement, maintain or expand these systems as planned, our operations may be disrupted, our ability to accurately and timely report our financial results may be impaired, and deficiencies may arise in our internal control over financial reporting, which may impact our ability to certify financial results. Moreover, our proprietary information or intellectual property may be compromised or misappropriated, or data (including personal information) could be exfiltrated or improperly used. Any material failure, security breach or other cyber incident may prevent us from effectively operating our business, cause us to lose competitive advantages, and subject us to investigations, litigation, or penalties, any of which may adversely affect our business, financial condition, and results of operations. If these systems do not operate as we expect them to, we may be required to expend significant resources to make corrections or find alternative sources for performing these functions. In addition, our cyber insurance coverage may not be sufficient to cover all the losses we may experience as a result of a cyber incident.

Interruptions, outages, or failures of information technology and communications infrastructure and systems that we rely upon may adversely affect our business, financial condition, and results of operations.

We currently rely on a variety of information technology and communications infrastructure and related systems and services, including cloud computing, cloud storage and cellular connectivity and satellite data feeds. For example, we use the Google Cloud Platform (“Google Cloud”) to host portions of our technology and support our technology development. The availability and effectiveness of our services depend on the continued operation of Google Cloud, and other third-party information technology and communications systems. Our systems, and those of our third-party service providers, including Google Cloud, are vulnerable to damage, interruption, or any other compromise as the result of, among others, physical theft, fire, terrorist attacks, natural disasters such as earthquakes, floods, power losses or shortages, war, telecommunications and satellite communication failures, denial or degradation of service attacks, malware, ransomware, social engineering attacks, insider theft or misuse or other attempts to harm our systems. We use reputable third-party service providers to process a significant portion of our data. However, these providers are also vulnerable to harms similar to those that may damage our systems, including sabotage and cyberattacks, which may cause potential disruptions to our business, or unauthorized access to or use of our data, including personal information or customer information, which could become available to our competitors or third parties.

Because our technology requires significant processing power, it may become increasingly difficult to maintain and improve our performance, especially during peak usage times. Some of our systems may not be fully redundant, and our disaster recovery planning cannot account for all eventualities. Any problems with our communications, infrastructure, third-party cloud hosting providers or similar systems may result in lengthy interruptions to our business, adversely affecting our business, financial condition and results of operations.

Regional conflicts and geopolitical instability has disrupted, and may continue to disrupt our business, which could materially and adversely affect our business, financial condition and results of operations.

We have operations in the Middle East, primarily in Gulf Cooperation Council states, and are focused on expanding our footprint in the region. As a result, any escalation or prolonged conflict in the Middle East could materially disrupt our growth and business operations.

The Middle East has experienced, and continues to experience, political unrest, armed conflict and civil disturbances in several countries, including Iran, Iraq, Syria and Yemen. This unrest has ranged from public demonstrations to armed conflict and has given rise to several regime changes, sanctions impositions and increased political uncertainty across the region. It is not possible to predict the occurrence of events or circumstances such as civil unrest, war or other hostilities or sanctions or the impact that such events or occurrences might have on the region. The Middle East is currently affected by numerous armed conflicts including those in Iran, Yemen, Syria, Lebanon, Iraq and Israel/Gaza, as well as conflicts with militants associated with the Islamic State.

In particular, on February 28, 2026, Israel and the United States launched a joint operation against targets in Iran. In response, Iran launched ballistic missiles and drones against targets in Israel and in other countries in the region, including the United Arab Emirates, Bahrain, Qatar and Kuwait, as well as at U.S. military assets in the Middle East. The duration and ultimate scope of this conflict remain highly uncertain. A prolonged or expanding conflict could result in sustained disruptions to regional and global economic conditions, continued volatility in energy markets and further deterioration of commercial and financial activity across the Middle East. Significant losses sustained by Gulf Cooperation Council states could have a material adverse effect on global investment flows and economic stability. As of the date of this prospectus, we do not expect the conflict to have a material adverse impact on our financial condition or results of operation due to our currently limited operations in the Middle East; however, we have experienced disruptions in our operations in the region. With respect to our deployment of electric and electric autonomous freight mobility in the Port of Jebel Ali, the operations are currently paused, which has led to a recent decrease in revenues under the contract with us, and we expect to have limited to no operations in the Port of Jebel Ali until the blockade of the Strait of Hormuz is lifted. Further, we may still be required to pay subcontractors, including drivers, in accordance with existing agreements.

We continue to monitor the evolving situation in the Middle East and may take additional measures to mitigate operational disruptions; however, we cannot predict the ultimate scope or duration of these conflicts or their effects on our operations, business, financial condition or results of operations.

Our business makes extensive use of third-party data.

We utilize third-party data sources, such as vehicle telematics, shipper transportation management systems and public traffic and weather data, to support and develop our FCaaS and SaaS offerings and our digital freight platform Saga. We anticipate that we will continue to rely on this third-party data in the future. We cannot ensure that this third-party data will continue to be available to us on commercially reasonable terms, if at all. In addition, we may encounter legal restrictions to accessing any such data. Any defects, errors or limitations in accessing the third-party data could adversely affect the operation of our FCaaS and SaaS offerings and the digital freight platform. Many of the risks associated with the use of third-party data cannot be eliminated, and these risks could negatively affect our brand and business.

Risks Related to Our Legal and Regulatory Environment

We are subject to substantial regulations, including regulations governing autonomous vehicles, and unfavorable changes to, or failure by us to comply with, these regulations may adversely affect our business, financial condition and results of operations.

Currently, in the United States, there are no Federal Motor Vehicle Safety Standards (“FMVSSs”) or Federal Motor Carrier Safety Regulations (“FMCSRs”) that explicitly address the performance of commercial autonomous driving systems or vehicles designed to operate without a human driver. Further, there are currently no widely accepted uniform standards regarding autonomous vehicle technology and its commercial use. We work closely with various levels of government, and we have built organizational, operational, and safety processes to ensure that the performance of our technology meets rigorous standards. However, these measures may not meet future regulatory requirements enacted by government bodies. We may also be subject to future regulatory requirements that could limit the operation and commercialization of autonomous vehicle technology. In some jurisdictions, we may be required to present our own safety justification and evidence base, and in other areas it is possible that we may be required to pass specific autonomous safety evaluations or audits. The failure to pass these safety evaluations or receive appropriate regulatory approvals for commercialization may adversely affect our business, financial condition, and results of operations.

Since the laws and regulations governing the autonomous vehicle industry are relatively new and evolving, their interpretation and enforcement may involve significant uncertainties. As a result, in certain circumstances it may be difficult to determine what actions or omissions may be deemed to be in violation of applicable laws and regulations and furthermore, we cannot assure you that we have complied or will be able to comply with all applicable laws at all times. Consequently, we could face the risks of being subject to governmental investigations, orders by competent authorities for rectification, administrative penalties or other legal proceedings and our ability to expand our business and sustain our growth may be negatively affected. In addition, receipt of the necessary permits to scale our operations may be delayed due to new requirements that require significant lead time for compliance. Further, regulations permitting our planned operations may not materialize as quickly as we expect.

Similarly, in Europe, there is no harmonized EU-wide type-approval or operational framework specifically governing the commercial deployment of driverless heavy-duty vehicles. While regulations (specifically, E.U. Regulation 2022/1426, and a constituent series of UNECE vehicle safety Regulations) have been enacted in Europe for type-approval of automated driving systems, they are relatively new in the scheme of automotive safety regulations, and we believe no company (startup or established legacy manufacturer) has successfully launched a vehicle under this scheme to date. Hence, there is no guarantee that Einride will be able to successfully type-approve a vehicle equipped with the Einride Driver, or make the Einride Driver completely compliant with this scheme. Any such failure would result in delays and/or possible exclusion from commercial operation in markets where this regulation applies.

Einride’s current Autonomous Trucks have been permitted to operate under exemptions and trial permits in the United States, Sweden, Norway, and Belgium, where we have either deployed the Autonomous Trucks in active customer operations, or performed demonstrations. The long-term regulations for autonomous trucks and the wider autonomous vehicle sector are still being shaped. Einride engages with key regulatory stakeholders to shape the future regulations for trialing, permits, operation, as well as manufacturing autonomous vehicles, but the risk remains that the long-term regulatory outlook may exclude some aspects of Einride’s current Autonomous Truck and automated driving system designs, and require us to re-engineer the vehicle or prevent us from deploying in certain countries or markets.

Currently, our Autonomous Trucks are submitted for operational permits under various national trial permit regulations. In Europe, and other UNECE signatory markets, this involves requesting individual vehicle exemptions from existing whole vehicle type approval (“WVTA”); principally, E.U. Regulation 2018/858, and its corresponding UN Regulations, including regulations for Cybersecurity (UN R155), Software Update Management Systems (UN R156) and Automated Lane Keeping Systems (UN R157), which currently govern other connected and automated type-approved vehicles today. While Einride is developing the necessary safety and security management systems to enable it to comply with WVTA requirements in the future, there is a risk that future autonomous vehicles developed by Einride do not comply with these requirements initially and require further efforts and resources to achieve the necessary compliance and achieve type approval.

In the United States, we may, in the future, seek to move freight in interstate and intrastate commerce utilizing our CETs and Autonomous Trucks. Our autonomous business may be required to register as a motor carrier authorized by the Federal Motor Carrier Safety Administration (“FMCSA”) and other state transportation agencies and subject to rules and regulations related to the safe operation on public roadways. Our autonomous operations are also subject to applicable road transport, vehicle safety, and operator licensing regulations in all of the countries in which we operate. In Europe, this has included Norway and Belgium, and currently includes Sweden, and may in the future include additional jurisdictions. Failure to comply with these rules and regulations may result in inquiries, investigations, and possible termination of our authority to conduct our business. For example, in the United States, should the nature and scale of our autonomous business shift, we may become subject to the FMCSRs, including certain regulations with which it may be difficult for the Einride Driver and Autonomous Truck to comply. Most notably, under FMCSR operators of commercial motor vehicles are required in certain circumstances to place warning devices around trucks when stopped on the side of public roadways. Similar regulations apply in Europe. We may not receive an exemption from the United States Department of Transportation (“USDOT”), the Swedish Transport Agency (“STA”) or similar foreign agencies, or USDOT, the STA or similar foreign agencies may not change or eliminate this regulation, to provide us with an alternative approach to complying with this requirement or other similar operational requirements.

Our business model also includes installing the vehicle agnostic Einride Driver onto customers’ hardware. When performing these modifications, we must ensure the vehicles are not taken out of compliance with any applicable regulations. Failure to do so may subject us to significant liabilities and possible barring of further vehicle development.

It is also possible that future autonomous regulations are not standardized, and our technology becomes subject to differing regulations across jurisdictions (e.g. federal, state, local, and international). For example, in Europe, certain vehicle safety regulations apply to automated braking and steering systems, and certain treaties also restrict the operations of certain higher levels of automation. As of December 31, 2025, 24 U.S. states have passed legislation allowing for the deployment of driverless trucks, and most other states allow testing with a safety driver in the vehicle. Many other states are considering legislation and regulations that may adversely affect autonomous and driverless technologies. Despite advances in U.S. state legislation, there is currently no comprehensive U.S. federal framework for autonomous vehicle deployment. This regulatory patchwork, and the ongoing legislative and regulatory efforts at various jurisdictional levels, may hinder the commercial deployment of our technology and adversely affect our business prospects and financial condition.

Further, organized labor, in particular the International Brotherhood of Teamsters has opposed driverless technology and is increasingly using its political influence to attempt to slow down or stop driverless deployment. In 2025, supporters of organized labor in approximately 20 U.S. states introduced legislation that would require human drivers to be physically present in all commercial motor vehicles equipped with autonomous vehicle technology. These states included California, Colorado, Delaware, Nevada, New Mexico and Texas. Furthermore, while we have not experienced any direct opposition from E.U. labor unions or from elected officials acting at the behest of labor unions, several major European labor unions, including the European Transport Workers’ Federation (ETF) and national transport unions in Germany, France, Sweden, Norway, Austria, the Netherlands, Italy, and Spain have publicly opposed or raised concerns about driverless freight technology. These unions cite risks to professional driver employment, working conditions, and safety, and may advocate for restrictions, additional regulatory requirements, or limitations on autonomous heavy-duty vehicle deployments across Europe. As of December 31, 2025, no legislation has been introduced and become law; however, organized labor and other opponents to driverless development may ultimately be successful and, even if unsuccessful, we may spend significant time and resources in opposition to such efforts, any of which may adversely affect our business, prospects, results of operations, and financial results.

We may become involved in legal and regulatory proceedings, investigations or actions, and commercial or contractual disputes, which could harm our business, financial condition and results of operations.

We may be, from time to time, involved in litigation, regulatory proceedings and commercial or contractual disputes that may be significant. These matters may include, without limitation, disputes with our suppliers and partners, intellectual property rights infringement or misappropriation claims, shareholder litigation, government investigations, class action lawsuits, personal injury claims, environmental issues, customs and value-added tax disputes and employment and tax issues. For example, in November 2024, we initiated legal proceedings against Maersk A/S, Performance Team LLC and its wholly owned subsidiary, Performance Team Logistics LLC (collectively, “Maersk”) related to Maersk’s alleged wrongful termination of an agreement pursuant to which Einride was to provide Maersk with certain transport services, a termination Einride believes was without cause and in breach of contract. Maersk filed an answer and counter-claim alleging that its termination of the agreement was justified. Prior to the purported termination of, and to fulfill our obligations under, our agreement with Maersk, we contracted with BYD Motors LLC (“BYD”) for the procurement of vehicles and with Voltera Power, LLC f/k/a EVConnex, LLC (“Voltera”) for charging infrastructure. Maersk’s purported termination of its agreement with Einride altered Einride’s needs for services from BYD and Voltera. This led to BYD, in November 2024, filing an arbitration and Voltera, in December 2024, filing a lawsuit against Einride for damages in relation to their respective services agreements with Einride. The BYD arbitration was heard before an arbitrator in April 2026, and a decision is pending. The Voltera lawsuit has been set for trial starting in December 2026. Although we believe that we have meritorious defenses and intend to vigorously defend the litigation, we cannot be certain as to the ultimate outcome of such matters or as to any potential losses we may incur, which may be material. Any litigation could give rise to perceived uncertainties as to our future, adversely affect our relationships with service providers and make it more difficult to attract and retain qualified personnel. Also, we may be required to incur significant legal fees and other expenses related to any litigation. Further, our share price could be subject to significant fluctuation or otherwise be adversely affected by the events, risks and uncertainties of any litigation.

In addition, we have in the past and could face in the future a variety of labor and employment claims against us, which could include but is not limited to general discrimination, wage and hour, privacy and data protection, ERISA or disability claims. In such matters, government agencies or private parties may seek to recover from us very large, indeterminate amounts in penalties or monetary damages (including, in some cases, treble or punitive damages) or seek to limit our operations in some way. These types of disputes could require significant management time and attention or could involve substantial legal liability, adverse regulatory outcomes, and/or substantial expenses to defend. Often these proceedings raise complex factual and legal issues and create risks and uncertainties. No assurances can be given that any proceedings and claims will not have a material and adverse impact on our business, financial condition or results of operations or that our established reserves or our available insurance will mitigate this impact.

Compliance with extensive and evolving regulations governing motor carriers and transportation intermediaries is complex and costly.

Our commercial model requires us to operate both as a motor carrier—utilizing our owned or leased vehicles and contracted drivers—and as a transportation intermediary (such as a freight forwarder or broker)—arranging and contracting freight movement via third parties. Each of these roles exposes us to substantial and distinct operational and legal obligations across all jurisdictions in which we operate. As a carrier, we assume primary operational responsibility for the transport process, including liability for cargo loss and damage, compliance with complex national and international transportation regulations (such as rules regarding driver qualifications, vehicle maintenance, and public road safety), and direct financial exposure to claims for personal injury and property damage from accidents. When acting as a transportation intermediary, we are reliant on our subcontracted carriers to maintain compliance, yet we face the risk of being held vicariously or contractually liable for their operational failures or negligence, or for negligence in selecting the carrier. Furthermore, the blended nature of our operations creates regulatory complexity and ambiguity regarding our required licensing, classification, and oversight across various jurisdictional levels. This complexity could lead to unexpected regulatory penalties, the imposition of unintended liabilities, or significant increases in our general liability and cargo insurance premiums, any of which could materially impact our financial condition and results of operations.

Changes in automotive or autonomy safety regulations, enforcement of such regulations, or concerns about autonomous vehicle technologies that result in regulation of the autonomous vehicle ground transportation industry may adversely affect our business.

Government vehicle safety regulations could have a substantial impact on our business, prospects, and our future plans. Government safety regulations are subject to change based on a number of factors that are not within our control. Such factors include new scientific or technological data, adverse publicity regarding industry recalls and perceived or actual safety risks associated with autonomous ground transportation technology, crashes involving autonomous vehicles, domestic and foreign political developments or considerations, and litigation relating to autonomous vehicles. Changes in government regulations, especially in autonomous ground transportation and the ground transportation industry may adversely affect our business. If government priorities shift and we are unable to adapt to changing regulations, our business may be adversely affected.

The costs of complying with safety regulations may increase as regulators impose more stringent compliance and reporting requirements in response to product recalls and safety issues in the automotive industry. As the trucks that carry our systems go into production, we will be subject to existing stringent requirements under U.S. laws, including the National Traffic and Motor Vehicle Safety Act of 1966 (the “Vehicle Safety Act”), including a duty to report, subject to strict timing requirements, safety defects. The Vehicle Safety Act imposes potentially significant civil penalties for violations including the failure to comply with such reporting actions. We are also subject to the existing U.S. Transportation Recall Enhancement, Accountability and Documentation Act (the “TREAD Act”), which requires motor vehicle equipment manufacturers, such as us, to comply with “Early Warning” requirements by reporting certain information to the National Highway Traffic Safety Administration (the “NHTSA”) such as information related to defects or reports of injury. The TREAD Act imposes criminal liability for violating such requirements if a defect subsequently causes death or bodily injury. In addition, the National Traffic and Motor Vehicle Safety Act authorizes NHTSA to require a manufacturer to recall and repair vehicles that contain safety defects or fail to comply with U.S. federal motor vehicle safety standards.

Failures, or perceived failures, to comply with privacy or cybersecurity laws and regulations may adversely impact our business, and such legal requirements are evolving, uncertain and may require changes to our policies and operations, which could increase our costs or prevent us from effectively operating our business.

Our current and potential future operations subject us to privacy and cybersecurity laws and regulations, including with respect to our collection, use, storage, disclosure, transfer and security of data, including personal data. Among other things, these regimes, such as the California Privacy Rights Act, and the European Union’s GDPR, NIS2 Directive and Cyber Resilience Act impose cybersecurity requirements, disclosure requirements, and restrictions on personal data collection, uses, and sharing that may impact our operations and the development of our business. For example, the GDPR imposes requirements relating to, among other things, consent to process personal data of individuals, the information provided to individuals regarding the processing of their personal data, rights which may be exercised by individuals, the security and confidentiality of personal data, and notifications in the event of data breaches and use of third-party processors. The GDPR imposes substantial fines for breaches of data protection requirements, which can be up to four percent of the worldwide revenues or 20 million euros, whichever is greater. These requirements are evolving rapidly, with new laws and regulations proposed and enacted frequently in various jurisdictions. Our solutions may evolve both to address evolving laws and regulations, potential customer or partner requirements, or to add new features and functionality that may change our privacy or cybersecurity obligations. Therefore, the full impact of these privacy and cybersecurity regimes on our business is unknown. Further, as laws and regulations change, or their interpretation changes, we may be required to implement measures that could adversely impact our expected business or commercial operations, and these changes could be costly to implement, result in increased risks to our business and operations, or otherwise adversely impact our business and operations or opportunities for commercialization of our technologies.

In the European Union, the recently adopted Data Act, which became effective on September 12, 2025, introduces a new layer of complexity and risk. This regulation grants the users of our “connected products”, such as our vehicles and charging stations, broad rights to access the data generated by their use and to share that data with third parties. This creates a material risk of forced disclosure of data and trade secrets, in particular in relation to data generated by our autonomous systems and freight planner platform. Navigating the Data Act’s definitions and requirements in relation to our data ecosystem will be critical to protect our intellectual property and competitive advantages.

Einride is also subject to automotive security standards relevant to each of the jurisdictions in which it operates (in addition to other safety standards). This includes, but is not limited to, the United Nations Economic Commission for Europe (UNECE) regulations on Cybersecurity, Software Updates and Lane Keeping Systems (UN R155, 156 & 157), which are required for whole vehicle type approval schemes as well as other national level pieces of legislation.

We are assessing the continually evolving privacy and cybersecurity regimes applicable to our business and measures we believe are appropriate in response. Since these privacy and cybersecurity regimes are evolving, uncertain and complex, we may need to update or enhance our compliance measures as our products, markets and customer and partner demands further develop. These updates or enhancements could require implementation costs. In addition, we may not be able to monitor and react to all developments in a timely manner. The compliance measures we do adopt may prove or be perceived to be ineffective. Any failure, or perceived failure, by us to comply with current and future regulatory, partner or customer-driven privacy or cybersecurity requirements may result in significant liability or costs. Any such actual or perceived failure could also result in a material loss of revenue resulting from the adverse impact on our reputation and brand, disruption to our business and relationships, and diminished ability to retain or attract partners and customers. Such events may result in governmental enforcement actions and prosecutions, private litigation, fines and penalties or adverse publicity, and may cause partners and customers to lose trust in us, which may have an adverse effect on our reputation and business, financial condition and results of operations.

An uncertain and evolving legal and regulatory environment relating to AI may adversely affect our business, financial condition, and results of operations.

We use AI in our operations, services and solutions. AI technologies are subject to evolving laws, regulations, guidance, and industry standards, which may expose us to legal liability or regulatory risk, including with respect to privacy, cybersecurity, publicity, contractual, or other rights. A key example of this is the new E.U. AI Act, a comprehensive legal framework for AI. The E.U. AI Act imposes onerous obligations that will become applicable in a phased manner. Some of the obligations relate to the use of certain AI-related systems and which may require us to change our business practices to comply with such obligations. If services we have developed or deployed, such as the Einride Driver, fall within the “high-risk” category or are repurposed by our clients such that they are then considered a “high-risk” AI system, we could become subject to additional obligations under the E.U. AI Act, including conformity assessments, logging, human oversight and incident reporting obligations. It is probable that our autonomous driving systems will be classified as “high-risk” AI systems under this regulation, mandating extensive and costly legal obligations. These requirements may include, but are not limited to, adequate risk assessment and mitigation systems, high level of robustness, cybersecurity and accuracy and appropriate human oversight measures. Further, we may be required over the next few years to adapt our approach to technology and software development to ensure that we are in a position to comply with applicable obligations. If we are found liable under the E.U. AI Act for non-compliance, we may be subject to legal liability, reputational harm and/or regulatory fines or penalties, including administrative fines of up to 35 million Euros or 7% of a company’s total worldwide annual turnover for the preceding financial year, whichever is the higher. In addition, under the E.U. AI Act certain AI systems are deemed to present an unacceptable risk and are classified as “prohibited” AI systems on the basis that they pose an unacceptable health or safety risk or a risk to the fundamental rights of E.U. citizens. Our use, deployment or development of AI systems could be deemed a prohibited AI system under the E.U. AI Act. If we fail to have processes in place that enable us to identify “prohibited” AI systems, and we consequently provide solutions or services that are deemed prohibited under the E.U. AI Act, we may be subject to legal liability, regulatory fines or penalties, and/or reputational harm, and may have to change our operations and/or business model. Moreover, if regulatory restrictions prevent us from deploying AI systems we have developed, whether for internal use or for customer offerings, it could increase our costs and adversely affect our financial condition.

Litigation or other proceedings may be initiated by certain individuals claiming infringement of rights such as intellectual property, privacy or personality rights with respect to data we use to train our AI models. We have adopted a series of measures, including the implementation of policies and management systems, to mitigate such risks. However, we cannot guarantee that these measures will be effective. The use of AI technologies also presents emerging ethical and social issues. Those issues may draw public scrutiny or controversy and may also create or assist in producing unexpected results, errors, or inadequacies, any of which may be difficult to detect. Issues relating to our use of AI and the evolving legal and regulatory landscape applicable to such technologies may adversely affect our business, financial condition, and results of operations.

We are subject to economic sanctions and governmental export and import control laws and regulations. Our failure to comply with these laws and regulations may adversely affect our business, financial condition, and results of operations.

Our solutions are subject to economic sanctions, export control and import control laws and regulations in the jurisdictions in which we operate, including the U.S. Export Administration Regulations, U.S. Customs regulations and various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control. U.S. economic sanctions and export control laws and regulations prohibit the shipment of certain products and services to U.S. embargoed or sanctioned countries, governments, and persons, as well as shipments for certain end uses (e.g., defense end uses). In addition, complying with sanctions and export controls laws and regulations for a particular geography may be time-consuming and result in the delay or loss of revenue opportunities. Exports of our products and technology, and imports of their components, must be made in full compliance with applicable laws and regulations. If we fail to comply with these laws and regulations, we and certain of our employees may be subject to substantial civil or criminal penalties, including the possible loss of export or import privileges, fines that may be imposed on us and responsible employees or managers and, in extreme cases, the incarceration of responsible employees or managers.

We are subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws, and non-compliance with such laws can subject us to administrative, civil and criminal fines and penalties, collateral consequences, remedial measures and legal expenses, all of which may adversely affect our business, prospects, financial condition and results of operations and also our reputation.

We are subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws and regulations in various jurisdictions in which we conduct business or in the future may conduct activities, including, among others, the U.S. Foreign Corrupt Practices Act (the “FCPA”), the U.K. Bribery Act 2010, and other anti-corruption laws and regulations stemming from international agreements such as the OECD Anti-Bribery Convention. The FCPA, the U.K. Bribery Act 2010, and similar local and/or international laws and regulations prohibit us and our officers, directors, employees and business partners acting on our behalf, including agents, from corruptly offering, promising, authorizing or providing anything of value to a “foreign official” for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment. The FCPA also requires companies to make and keep books, records and accounts that accurately reflect transactions and dispositions of assets and to maintain a system of adequate internal accounting controls. The U.K. Bribery Act 2010 and other laws also prohibit non-governmental “commercial” bribery and soliciting or accepting bribes. Furthermore, the legal landscape in the European Union is evolving, with a proposed Anti-Corruption Directive expected to harmonize offenses and introduce stricter corporate liability standards. A violation of these laws or regulations may adversely affect our business, financial condition and results of operations and also our reputation. While we have policies and procedures designed to ensure compliance with these regulations, we cannot assure you that none of our directors, officers, employees, representatives, consultants, agents, and business partners will engage in improper conduct for which we may be held responsible.

Any non-compliance with anti-corruption, anti-bribery, anti-money laundering or financial and economic sanctions laws may subject us to whistleblower complaints, adverse media coverage, investigations, severe administrative, civil and criminal sanctions, collateral consequences, remedial measures and legal expenses. Should any of the foregoing occur, it could adversely affect our business, prospects, financial condition and results of operations and also our reputation. Responding to any investigation or action could also result in a materially significant diversion of management’s attention and resources and significant defense costs and other professional fees. In addition, changes in economic sanctions laws in the future may adversely affect our business, financial condition, and results of operations.

We are subject to, and must remain in compliance with, environmental laws and regulations that may adversely affect our financial condition and results of operations.

We are subject to environmental laws and regulations across all jurisdictional levels, including local, national, and international frameworks. Such laws and regulations include those relating to emissions to the air, discharges to surface and subsurface waters, safe drinking water, greenhouse gases and the management of hazardous substances, oils and waste materials, as well as those specific to logistics for the oil and gas industry. Compliance with such laws and regulations can be costly, and our failure to comply with existing or new laws and regulations may result in the assessment of fines or penalties, the revocation or denial of permits, or the issuance of orders enjoining performance of some of our operations. Furthermore, under certain environmental laws and regulations, generators of waste materials, and current and former owners or operators of facilities, can be subject to liability for investigation and remediation costs at locations that have experienced or otherwise been affected by releases or contamination from hazardous substances or petroleum products, without regard to whether the generator, owner or operator knew of or caused the contamination or release. Liability under these laws and regulations has been interpreted to be strict, joint and several unless the harm is divisible and there is a reasonable basis for allocation of the responsibility. Accordingly, we may have to make expenditures for investigation or remediation costs incurred by governmental entities or third parties in connection with any releases or contamination at current or former properties. Environmental liabilities may arise and adversely affect our financial condition and results of operations.

Concern over climate change, including the impact of global warming, has led to legislative and regulatory efforts to limit carbon and other greenhouse gas emissions, and these efforts may continue. Emission-related regulatory actions and climate disclosure requirements could result in increased costs that may adversely impact our results of operations. Such regulatory actions may require changes in our operating practices or require additional reporting disclosures. Compliance with climate-related disclosure laws and regulations may also increase our exposure to litigation or governmental investigations or proceedings. We may also encounter difficulties in collecting and managing data that affect timely compliance or incur significant costs to comply with increased regulation regarding environmental monitoring and climate disclosure requirements. More generally, compliance with environmental laws and regulations can require significant expenditures. In addition, we may incur costs to comply with such current or future laws and regulations, the violation of which may lead to substantial fines and penalties.

Changes in government policies that currently are favorable for electric vehicles or domestically manufactured vehicles in the markets where we intend to sell our transport solutions could materially and adversely affect our business, financial condition, results of operations, and prospects.

The growth of our business in part depends on government policies in the markets where we intend to sell our transport solutions utilizing electric heavy-duty vehicles that support the development of electric vehicles and domestically manufactured vehicles. For instance, changes in government policies on the classification of electric vehicles may materially and adversely affect the demand for our FCaaS offering, which in turn could materially and adversely affect our business, results of operations, financial conditions, and prospects. Further, the termination of government subsidies or incentives, including zero emission zones and toll exemptions, to support electric vehicles could adversely affect our business. Furthermore, any reduction, elimination or discriminatory application of government subsidies and economic incentives because of policy changes, the reduced need for such subsidies and incentives due to the perceived success of electric vehicles, fiscal tightening or other factors may affect government incentives or subsidies and result in the diminished competitiveness of the electric vehicle industry generally.

The growth of our autonomous technology and Autonomous Truck solutions and services also in part depends on government policies and regulations pertaining to connectivity. The deployment of a vast number of autonomous vehicles requires that governments, policymakers and market participants work collaboratively towards establishing a connectivity network along public roads to allow for sufficient autonomous vehicle connection for monitoring, commanding and remote controlling autonomous vehicles when needed. If a sufficient connectivity network is not established in the markets in which we operate, then we may face significant restrictions in scaling our autonomous business.

Some government policies and initiatives, though beneficial in the long term, have inadvertently slowed the pace of development in the sector. For example, the implementation of stringent regulatory frameworks around electric vehicle manufacturing, which apply to our OEMs, and the approval processes for new technologies has caused delays in the rollout of certain projects. Additionally, there have been challenges related to the development of electric vehicle charging infrastructure, with some policies needing further alignment between local and federal authorities.

We are subject to, and must remain in compliance with, numerous laws and governmental regulations concerning the manufacturing, use, distribution, and sale of our technology. Some of our customers or partners may also require that we comply with their own unique requirements relating to these matters.

We develop and sell technology services that contain electronic components. Such components may be subject to or may contain materials that are subject to government regulation in the locations where we offer and sell our services and solutions. This is a complex process which requires continual monitoring of regulations to ensure that we and our suppliers are in compliance with existing regulations in each market where we operate and where we intend to operate. If there is an unanticipated new regulation that significantly affects our use and sourcing of various components or requires more expensive components, that regulation may adversely affect our business, financial condition and results of operations. Some of our customers or partners may also require that we comply with their own unique requirements relating to these matters. If we fail to adhere to such requirements or new regulations or fail to continually monitor updates to existing regulations, we may be subject to litigation, loss of customers or partners or negative publicity, any of which may adversely affect our business, financial condition and results of operations.

Risks Related to Our Intellectual Property Rights

We may not be able to adequately establish, maintain, protect, and enforce our technology and intellectual property rights or prevent others from unauthorized use of our technology and intellectual property rights, which may adversely affect our business, financial condition, and results of operations. Our efforts to protect and enforce our intellectual property rights and prevent third parties from violating our intellectual property rights may be costly and time-consuming, or less effective than anticipated.

Our technology and intellectual property rights are a valuable asset of our business. Our success depends in part on our ability to protect our core technology and intellectual property rights. Failure to adequately protect our technology or intellectual property rights may result in the loss of our ability to maintain a competitive advantage. Even if we are able to protect our technology and intellectual property rights, our competitors may be able to offer similar products and services without infringing our rights. We rely on a combination of patents, designs, trademarks, copyrights and trade secrets, in addition to employee and third-party nondisclosure agreements, intellectual property assignment agreements, intellectual property licenses, and other contractual rights, to establish, maintain, protect and enforce our rights in our technology and intellectual property rights, including trade secrets and other confidential information. Intellectual property laws and our procedures and restrictions provide only limited protection. Any of our intellectual property rights may be challenged, invalidated, circumvented, infringed or misappropriated. If we fail to protect our intellectual property rights adequately, we may lose an important advantage in the markets in which we compete. While we take measures to protect our technology and intellectual property rights, such efforts may be insufficient or ineffective, and any of our intellectual property rights may be challenged, which may result in them being narrowed in scope or declared invalid or unenforceable. Other parties may also independently develop technologies that are substantially similar or superior to ours, and we may not be able to prohibit uses of such technologies. We may also be forced to bring claims against third parties, or defend claims that they may bring against us, to determine the ownership or other rights in technology or intellectual property rights we regard as our own. The measures we take to protect our technology and intellectual property rights from unauthorized use by others may not be effective and there can be no assurance that our intellectual property rights or enforcement efforts will be sufficient to protect against others offering products, services or technologies that are substantially similar or superior to ours or that compete with our business.

To the extent that our employees, consultants, contractors, advisors and other third parties use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions. While we seek to protect our rights in such know-how and inventions, the measures we take may not be sufficient. Costly and time-consuming litigation may be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain protection for our know-how and inventions may adversely affect our business, financial condition and results of operations.

We may in the future be involved in litigation to enforce our intellectual property rights and to protect our trade secrets. Our efforts to enforce our intellectual property rights or trade secrets may be met with defenses, counterclaims and countersuits, including challenges on the validity and enforceability of our intellectual property. Any litigation initiated by us concerning the violation by third parties of our intellectual property rights is likely to be expensive and time-consuming and is likely to be distracting to management. Any such litigation could lead to the invalidation of, or render unenforceable, our intellectual property rights, or may otherwise have negative consequences for us. Further, detecting unauthorized use of our technology or intellectual property rights may be difficult, expensive, and time consuming, and we may not be able to identify and seek to prevent such uses. Our inability to protect our proprietary technology against unauthorized copying or use, as well as any costly litigation or diversion of our management’s attention and resources, may delay the introduction and implementation of new technologies. This could result in us being required to substitute inferior or more costly technologies into the Einride Driver, Saga, connectivity solution or injure our reputation and the goodwill associated with our brand and business operations. Moreover, in certain foreign countries where the intellectual property laws may not be as protective as those in the United States and where mechanisms for enforcement of intellectual property rights may be weak, or in certain foreign countries where we have chosen not to protect some or all of our intellectual property rights, we may be unable to stop others from infringing or misappropriating our intellectual property rights. If we fail to meaningfully establish, maintain, protect and enforce our intellectual property and proprietary rights in the countries where we operate or plan to operate in the future, our business, financial condition and results of operations may be adversely affected.

Unauthorized parties may attempt to copy or reverse engineer our technology or certain aspects of our solutions that we consider proprietary. Litigation may be necessary in the future to enforce or defend our patents, to prevent unauthorized parties from copying or reverse engineering our solutions, to determine the validity and scope of the proprietary rights of others or to block the manufacturing, use or importation of infringing products into the United States, Europe or elsewhere where we have sufficient intellectual property right coverage. Initiation of any action related to patents may have multi-faceted responses, including defenses and counterclaims in the initiated action, invalidity actions in other governmental agencies, and other actions in other jurisdictions, possibly internationally. Such defenses could result in the invalidation or narrowing of our patent rights.

Whether initiated by us or a third party, any such litigation may result in substantial costs and diversion of management resources and attention. Additionally, it may force us to acquire intellectual property rights or licenses, which may involve substantial royalty or other payments and may not be available on acceptable terms, or at all. This may adversely affect our business, financial condition, and results of operations. Even if we obtain favorable outcomes in litigation, we may not be able to obtain adequate remedies, especially in the context of unauthorized parties copying or reverse engineering our solutions.

We rely on licenses from third parties for technology and intellectual property rights that are critical to our business, and we may lose the rights to use such technology or intellectual property rights if those agreements are terminated or not renewed.

We rely on licenses from certain of our partners and other third parties for technology and intellectual property rights that are or may become critical to our business. Termination of our current or future license agreements may cause us to have to negotiate new or restated agreements with less favorable terms or cause us to lose our rights under the original agreements. In such an event, we could also incur delays and costs associated with the procurement of licenses for substitute technology or intellectual property rights, which may not be of the same quality or effectiveness as those provided under the prior license.

In the case of a loss of intellectual property rights used in the Einride Driver, Saga, Autonomous Truck, Control Tower, connectivity, our other proprietary systems or our suppliers’ systems, we may not be able to continue to integrate certain components into our solution or for our operations. We could also experience disruption to our development and procurement processes as we test and requalify any potential replacement technology. Even if we retain the licenses, the licenses may not be exclusive with respect to such component design or technologies, which may aid our competitors and adversely affect our business, financial condition, and results of operations.

We may be subject to intellectual property infringement claims, which, whether meritless or not, may be expensive and time-consuming to defend, distract management, require us to pay significant damages and limit our ability to use certain technologies, any of which may adversely affect our business, financial condition and results of operations.

The industry in which our business operates is characterized by a large number of patents, some of which may be of questionable scope, validity or enforceability, and some of which may appear to overlap with other issued patents. As a result, there is a significant amount of uncertainty in the industry regarding patent protection and infringement. In recent years, there has been a significant volume of litigation globally, including in the autonomous vehicle industry involving patents and other intellectual property rights, including suits initiated by non-practicing entities, such as patent holding companies. Third parties have asserted, and may in the future assert, that we have infringed, misappropriated or otherwise violated their intellectual property rights. We may not be able to obtain a license on commercially reasonable terms, or at all. As we face increasing competition and as a public company, the possibility of third parties asserting claims against us relating to intellectual property rights grows. Such claims and litigation may involve one or more of our competitors seeking to use their patents and other intellectual property rights to obtain a competitive advantage. Such claims could also be initiated by patent holding companies or other adverse intellectual property rights holders who have no relevant product and service revenue. Patents, patent applications and other intellectual property rights held by us may provide little or no deterrence to these rights holders in bringing intellectual property rights claims against us. Patent holding companies may also be advantaged in a lawsuit by limited costs, at least in part because they do not provide products or services. There may be intellectual property rights held by others, including issued or pending patents, that cover significant aspects of our technologies or business methods. We cannot assure you that we are not infringing or violating or have not infringed or violated any third-party intellectual property rights or that we will not be held to have done so or be accused of doing so in the future. In addition, because patent applications can take many years to issue and are not initially published for the public to view, there may be applications now pending of which we are unaware, which may later result in issued patents that technology may infringe. Given the highly competitive nature of the space in which we operate, we expect that in the future we may receive notices that claim we or our collaborators have misappropriated or misused other parties’ intellectual property rights, particularly as the number of competitors in our market grows.

Regardless of the merits, defending ourselves against any intellectual property claims brought by third parties may be time-consuming and could result in substantial costs and a diversion of our resources. These claims and any resulting lawsuits, if resolved adversely to us, may subject us to significant liability for damages, impose temporary or permanent injunctions against our solution, technologies or business operations, or invalidate or render unenforceable our intellectual property rights. We may not be able to obtain necessary licenses on commercially reasonable terms, or at all.

If our technology is determined to infringe a valid and enforceable patent, or if we wish to avoid potential intellectual property litigation on any alleged infringement, misappropriation or other violation of third party intellectual property rights, we may be required to do one or more of the following: (i) cease development, sales, provision or use of our solutions that incorporate, use, implement, or rely on the asserted intellectual property right; (ii) obtain a license from the owner of the asserted intellectual property right, which may be unavailable on commercially reasonable terms, or at all, or which may be non-exclusive, in which case our competitors and other third parties may obtain access to the same technologies licensed to us; (iii) pay substantial royalties or other damages; or (iv) redesign our technology or one or more aspects or systems of the Einride Driver, Saga, Control Tower, Autonomous Truck or connectivity solution to avoid any infringement or allegations thereof. These options may not always be commercially feasible. Additionally, in our ordinary course of business, we agree to indemnify our customers, partners and other commercial counterparties for claims of infringement of intellectual property rights arising out of their use of our technology, so we may face liability to our business partners or third parties for indemnification, the costs of defending the claim, or other remedies in the event that a claim subject to our indemnification obligation is made against them.

We license third-party technology or intellectual property rights. Consequently, we could face claims that our use of such in-licensed technology or exercise of such intellectual property rights infringes, misappropriates or otherwise violates the intellectual property rights of others. In such cases, we may be permitted to seek indemnification from our licensors under our agreement with the licensor. However, our rights to indemnification may be unavailable or insufficient to cover our costs and losses.

We also may not be successful in attempts to redesign our technology to avoid any alleged infringement. A successful claim of infringement against us, or our failure or inability to develop and implement non-infringing technology or receive a license for the infringed intellectual property rights on acceptable terms and on a timely basis, could adversely affect our business and results of operations. Furthermore, such lawsuits, regardless of their merit or success, would likely be time-consuming and expensive to resolve and might divert management’s time and attention from our business, which may adversely affect our business, financial condition and results of operations. Also, such lawsuits, regardless of their merit or success, may harm our reputation with customers and in the industry at large.

Our applications for patents or other intellectual property rights registration may not issue or be registered, which may adversely affect our ability to prevent others from commercially exploiting products and technologies similar to ours.

Registration of intellectual property rights can be an expensive and time-consuming process. This may involve both research as to the pre-existing rights of other parties and engagement with complex government procedures and documentation. It is possible that examiners, registrars, and other government authorities who oversee applications for registration of intellectual property rights would contest the validity or registrability of our intellectual property rights. Overcoming such registration challenges could require significant effort and expense. If we are not able to timely obtain registrations for our intellectual property rights, this will negatively affect our ability to enforce the same against infringers, which may in turn create risks for our business as said infringers continue to operate.

We cannot be certain that we are the first inventor of the subject matter to which we have filed a particular patent application, or if we are the first party to file such a patent application. If another party has filed a patent application that covers the same subject matter as the application we have submitted, we may not be entitled to the protection sought by the patent application. As a result, we cannot be certain that the patent applications that we file will issue, or that our issued patents will afford protection against competitors with similar technology. In addition, our competitors may design around our issued patents. Any unanticipated issues in the scope of the patent protection we seek may adversely affect our business, financial condition and results of operations. Further, changes to patent law, or the inability to enforce our patents in certain jurisdictions, may limit the scope of our patents, limit the enforceability or validity of our patents, or be limited by subject matter eligibility, in part or fully.

Parties in various jurisdictions and/or overlapping markets may be currently using brands, logos, or trademarks that are the same as or confusingly similar to those that we currently use or intend to use. While we will endeavor to avoid the use of any brand or trademark which would cause consumer confusion, it is possible that the use of our brands or trademarks could create consumer confusion in certain markets or jurisdictions. In such an event, we may be required to modify or discontinue the use of our existing brands or trademarks in part or in whole. Any efforts to redesign or replace existing branding may be costly, disrupt customer recognition or public perception, require substantial marketing investments to rebuild brand awareness, or otherwise result in delays or disruption to the effective marketing of our solution. Any of these may adversely affect our business, financial condition, and results of operations.

Our patents may expire and may not be extended, our patent applications may not be granted and our patent rights may be contested, circumvented, invalidated, or their scope limited. As a result, we may not be able to prevent others from developing or exploiting competing technologies, which may adversely affect our business, prospects, financial condition and results of operations.

We cannot be certain that we will be granted patents pursuant to our pending applications. Even if our patent applications succeed and we are issued patents in accordance with them, these patents may still be contested, circumvented or invalidated in the future. Future innovations by others may provide opportunities to design around our granted patents. In addition, the rights granted under any issued patents may not provide us with meaningful protection or competitive advantages. The claims under any patents that issue from our patent applications may not be broad enough to prevent others from developing technologies that are similar or that achieve results similar to ours. The intellectual property rights of others may also bar us and our customers and licensees from exploiting any patents that issue from our pending applications or may otherwise limit the scope of any issued patent claims. Numerous patents and pending patent applications owned by others exist in the fields in which we have developed and are developing our technology. These patents and patent applications might have priority over our patent applications and may result in our patent applications not being issued or being subject to significant limitations in their scope. Finally, in addition to those who may claim priority, any of our existing or pending patents may also be challenged by others on the basis that they are otherwise invalid or unenforceable.

Certain of our innovations are embodied in proprietary information that may not be patentable or subject to copyrights, trademark, trade dress or service mark protection.

Certain of our innovations are embodied in proprietary information, such as trade secrets, know-how and confidential information, such that those innovations may not be patentable or subject to copyright, trademark, trade dress, service mark protection or other registrable intellectual property, or that we believe is best protected by means that do not require public disclosure. We generally seek to protect this proprietary information by entering into third-party confidentiality agreements and consulting services or employment agreements that contain non-disclosure and non-use provisions with our employees, consultants, contractors and other third parties. However, we may fail to enter into the necessary agreements, and even if entered into, these agreements may be breached or may otherwise fail to prevent disclosure or misappropriation of our proprietary information, may be limited as to their term and may not provide an adequate remedy in the event of unauthorized disclosure or use of proprietary information. Trade secrets or confidential information may also be willfully or unintentionally disclosed, including by employees, who may leave our company and join our competitors.

Notwithstanding contractual protections, we have limited control over the protection of our trade secrets held or used by our customers, OEMs, upfitters, suppliers and partners, and may lose future trade secret protection if any unauthorized disclosure of such information occurs. If any of our trade secrets were to be lawfully obtained by a competitor or other third party from our customers, OEMs, upfitters, suppliers and partners, we may have no right to prevent them from using that trade secret to compete with us. If any of our trade secrets were to be disclosed, whether lawfully or otherwise, to a competitor or other third party, our business, financial condition and results of operations may be adversely affected.

While we maintain policies to prevent trade secrets or confidential information from being disclosed in an inappropriate manner to third-party controlled large language models or other AI, breaches of these policies, or unauthorized disclosures by third parties, may result in disclosure of information to third parties and could result in loss of our trade secrets or disclosure of our trade secrets or confidential information to our competitors. In addition, our proprietary information may be independently developed by our competitors or other third parties, and we would have no basis to stop such uses. Any failure to protect our trade secrets or other proprietary information may adversely affect our business, financial condition, and results of operations. Furthermore, laws regarding trade secret rights in certain markets where we operate may afford little or no protection to our trade secrets.

We also rely on physical and electronic security measures to protect our proprietary information, but we cannot provide assurance that these security measures will not be breached or provide adequate protection for our property or any proprietary information that we hold. There is a risk that third parties may obtain and improperly utilize or disclose our proprietary information to our competitive disadvantage. We may not be able to detect or prevent the unauthorized use of such information or take appropriate and timely steps to enforce our intellectual property rights.

We may be subject to claims that we or our employees have wrongfully used or disclosed trade secrets or other proprietary information of our employees’ former employers, which, whether or not meritless, could be distracting to management, expensive and time-consuming to defend, and result in significant liability and harm our reputation, any of which may adversely affect our business, financial condition, and results of operations.

Our industry is highly competitive, specifically with respect to management, engineers and other key employees, and claims of trade secret misappropriation have been made in the past between competitors. We may be subject to claims that we or our employees have inadvertently, purposefully, or otherwise used or disclosed trade secrets or other proprietary information of an employee’s former employer. While we use reasonable efforts to advise against, and require our employees not to use any trade secrets or proprietary information from their former employers in the development of our technology and intellectual property, we cannot guarantee that our processes or requirements will be effective. Litigation may be necessary to defend against these claims, whether or not they have merit. Even if we are successful in defending against these claims, litigation may result in substantial costs and demands on management resources. If we fail in defending such claims, in addition to paying significant monetary damages, we may also lose the ability to utilize valuable intellectual property rights or retain key personnel. A loss of key personnel or their work product, or the ability to use proprietary information we regarded as our own, may hamper or prevent our ability to scale our commercial operations, which may adversely affect our business, financial condition and results of operations. In addition, if we are required to re-design or re-engineer our technology as a result of any such litigation, whether or not such litigation has merit, our business, financial condition, and results of operations may be adversely affected.

Our software contains third-party open-source software components, which may expose us to information security vulnerabilities, result in failures, errors, and defects, and may not be supported now or in the future. Our failure to comply with the terms of the underlying open-source software licenses may restrict our ability to sell our products, give rise to claims for infringement or breach of contract, or require us to disclose and license certain of our proprietary source code.

Our software contains components that are licensed under so-called “open-source,” “free” or other similar licenses. Use and distribution of open-source software may entail greater risks than use of third-party commercial software, as open-source licensors generally do not provide support, warranties, indemnification, or other contractual protections regarding infringement claims or the quality of the code. Accordingly, we cannot assure that the authors of such open-source software will implement or push updates to address security risks or will not abandon further development and maintenance. In addition, the public availability of such software may make it easier for others to compromise, copy or reverse-engineer our technology. Many of the risks associated with the use of open-source software cannot be eliminated. If not properly addressed, these risks could negatively affect our business, our intellectual property and the security of our systems, products and services. To the extent that our systems depend upon the successful operation of the open-source software it uses, any undetected errors or defects in such open-source software may prevent the deployment or impair the functionality or security of our systems or applications, delay the introduction of new solutions, result in a failure of our systems, products or services, and injure our reputation. For example, undetected errors or defects in open-source software may render it vulnerable to breaches or cyberattacks and make our systems more vulnerable to security breaches and other cyber incidents.

Open-source software is made available to the general public on an “as-is” basis under the terms of a non-negotiable license. Open-source license terms are often ambiguous, sporadically and unpredictably enforced, and there is little legal precedent governing their interpretation. Certain open-source licenses may give rise to obligations to disclose or license our source code or other intellectual property rights if such open-source software is integrated with our proprietary software or distributed in certain ways. We currently combine our proprietary software with open-source software, but not in a manner that we believe requires the release of the source code of our material proprietary software to the public. If we combine or distribute our proprietary software with open-source software in a manner that is determined to require disclosure of our proprietary software under the terms of an open-source license, we may decide to release the source code to our proprietary software as open-source software or cease using the relevant open-source software which might be costly or otherwise difficult to replace. In addition, if the license terms for newer versions of the open-source software that we use change, we may be forced to re-design or re-engineer our software, incur additional costs or discontinue the use of certain offerings if re-designing or re-engineering may not be accomplished in a timely manner. Although we monitor our use of open-source software to avoid subjecting material proprietary software to unintended conditions, there is a risk that these licenses may be construed in a way that may impose unanticipated conditions or restrictions on our ability to commercialize our offerings. We may be subject to lawsuits by parties claiming ownership of what we believe to be open-source software or claiming non-compliance with the terms and conditions of an open-source license. Should that occur, we may incur significant legal costs defending ourselves against such allegations. If we were held to have breached or to have failed to fully comply with such terms and conditions, we may face infringement claims or other liability, including contractual liability, may be required to seek costly licenses from third parties to continue providing our technology, including on terms that are not economically feasible, to re-design or re-engineer our technology, or to make generally available, in source code form our proprietary code, any of which may adversely affect our business, financial condition and operating results. We cannot guarantee that we have used open-source software in a manner that will not subject us to liability or in a manner that is consistent with our current policies and procedures.

We may not be able to protect our intellectual property rights globally, and changes in intellectual property law may diminish the value of our intellectual property rights in general, thereby impairing our ability to protect our products.

New laws and regulations related to intellectual property rights by the U.S. Congress, European commission and other governing bodies in jurisdictions where we operate, as well as decisions by courts in those jurisdictions, including the U.S. Supreme Court, Court of Justice of the European Union and Unified Patent Court, involving intellectual property rights may have a significant impact on our ability to protect our technology and enforce our intellectual property rights. For example, the extent to which intellectual property rights can be used to protect AI, datasets, weights, and biases has not yet settled, the treatment of Standard Essential Patents during enforcement actions are not yet settled, and many aspects of intellectual property law are subject to change. Any change to the treatment of intellectual property rights, or to the available scope of intellectual property rights in such technologies, may adversely affect our business, financial condition, and results of operations.

Further, the standards applied by the United States Patent and Trademark Office, European Patent Office and other foreign patent offices in granting patents are not always applied uniformly or predictably. For example, there is no uniform worldwide policy regarding patentable subject matter or the scope of claims allowable for business methods. As such, we do not know the degree of future protection that we will have on our technologies, products, and services. While we will endeavor to protect our technologies, products, and services with intellectual property rights such as patents, as appropriate, the process of obtaining patents is time-consuming, expensive, and sometimes unpredictable.

The U.S. Supreme Court has ruled on several patent cases in recent years, such as Impression Products, Inc. v. Lexmark International, Inc. and Alice Corporation Pty. Ltd. v. CLS Bank International, and the Court of Appeal for the Federal Circuit has ruled on cases such as Recentive Analytics, Inc. v. Fox. Corp. In each case the courts have either narrowed the scope of patent protection available in certain circumstances or weakened the rights of patent owners in certain situations. In addition to increasing uncertainty with regard to our ability to obtain patents in the future, these rulings have created uncertainty with respect to the value of patents, once obtained. Depending on decisions by governing bodies, courts, and patent offices, the laws and regulations governing intellectual property may change in unpredictable ways, which may weaken our ability to obtain new patents or to enforce our existing patents and patents that we might obtain in the future. Actions in and between foreign jurisdictions may create similar problems or may create divergent issues based on uncertain or different results. In particular, the recent formation of the Unified Patent Court in Europe creates a new degree of uncertainty regarding both scope of protection and enforcement within Europe which will take at least a decade to settle.

In addition, not all countries protect intellectual property rights as fully as others and, accordingly, intellectual property protection may be limited or unavailable in some countries where we choose to do business. It may therefore be more difficult for us to successfully challenge the use of our intellectual property rights by other parties in these countries, which could diminish the value of our solutions or brands and cause our competitive position and growth to suffer. Filing, prosecuting and defending our intellectual property in all countries throughout the world may be prohibitively expensive. The lack of adequate legal protections of intellectual property or failure of legal remedies for related actions in certain countries could have an adverse effect on our business, financial condition and results of operations.

Risks Related to the Government Contracts

A portion of our historical revenue has come from our contracts with the public sector, and our failure to receive and maintain government contracts or changes in the contracting or fiscal policies of the public sector may adversely affect our business, financial condition, and results of operations.

We have historically derived a portion of our revenue from contracts with governments, including a contract with a European government for the licensing of the Einride Driver for certain defense use cases and a contract with DP World, a subsidiary of a holding company owned by the government of Dubai, for the deployment of electric and electric autonomous freight mobility in the Port of Jebel Ali. In addition, in the future, we intend to continue to market the Einride Driver for defense use cases with the goal of entering into additional defense contracts, and we expect to continue providing our services, including FCaaS and SaaS products, to customers associated with governments. Sales to such governments, or government associated entities, are subject to a number of challenges and risks. Selling to governments can be highly competitive, expensive, and time-consuming, often requiring significant upfront time and expense without any assurance that these efforts will generate a sale. We also must comply with laws and regulations relating to the formation, administration, and performance of contracts, and contract clauses including those arising from law, regulations and executive orders, all of which impose obligations and provide public sector customers rights, many of which are not typically found in commercial contracts. In addition, we participate in government financed projects and receive government grants to, among other things, purchase electric heavy-duty vehicles, build and deploy charging infrastructure, and research projects, including autonomous applications and battery research projects.

Accordingly, our business, financial condition and results of operations may be adversely affected by certain events or activities, including:

●	changes in fiscal or contracting policies or decreases in available government funding;

●	changes in government programs, funding priorities, and requirements;

●	changes in the political environment, including before or after a change to the leadership within the government administration, and any resulting uncertainty or changes in policy or priorities and resultant funding;

●	changes in government administration and national and international priorities, including developments in the geopolitical environment;

●	changes in the government’s attitude towards the capabilities that we offer, especially in the areas of energy and infrastructure;

●	changes in the government’s attitude towards us as a company or our solutions as viable or acceptable autonomy solutions;

●	appeals, disputes, or litigation relating to government procurement, including bid protests by unsuccessful bidders on potential or actual awards of contracts to us by the government;

●	the adoption of new laws or regulations or changes to existing laws or regulations;

●	budgetary constraints, including automatic reductions as a result of “sequestration” or similar measures and constraints imposed by any lapses in appropriations for the federal government or certain of its departments and agencies;

●	influence by, or competition from, third parties with respect to pending, new, or existing contracts with government customers;

●	potential delays or changes in the government appropriations or procurement processes, including as a result of events such as war, incidents of terrorism, natural disasters, government shutdowns and public health concerns or epidemics;

●	increased or unexpected costs or unanticipated delays caused by other factors outside of our control, such as supply chain constraints; and

●	government exercises of contractual rights, including the right to terminate contracts when in the government’s interest; exercise contract options; perform contract audits; the right to reduce orders under or otherwise modify contracts; cancel multi-year contracts and related orders if funds for contract performance for any subsequent year become unavailable; and prohibit future procurement awards with a particular agency due to a finding of organizational conflicts of interest based upon prior related work performed for the agency that would give a contractor an unfair advantage over competing contractors, or the existence of conflicting roles that might bias a contractor’s judgment.

Any such event, activity, or action, among others, may cause governmental agencies to delay or refrain from purchasing our solutions in the future, reduce the size or payment amounts of purchases from existing or new customers who are direct or indirectly government owned, or otherwise adversely affect our business, financial condition, and results of operations.

In addition, we may be required to compete for contracts in a competitive bidding process. We may compete directly with other suppliers or align with a prime or subcontractor competing for a contract. We may not be awarded the contract if the pricing or product offering is not competitive, either at our level or the prime or subcontractor level. We may also be disadvantaged in the bidding process as we may lack the size and reputation of larger defense contractors who have more experience contracting with governments or that particular government. In particular, competitors may be better equipped to comply with a government’s requirements and criteria for defense contracts. In addition, in the event we are awarded a contract, we are subject to protests by losing bidders of contract awards that can result in the reopening of the bidding process, re-evaluation and new award of the contract to another bidder. In addition, we may be subject to multiple rebid requirements over the life of a program in order to continue to participate in such a program, which can result in the loss of the program or significantly reduce our revenue or margin from the program. Further, a foreign government or a government contractor customer could require us to relinquish data rights to a product in connection with performing work on a government contract, which could lead to a loss of valuable technology and intellectual property in order to participate in a government program.

Significant costs may be incurred to ensure compliance with requirements unique to government contracts. Uncertainty exists with regard to proposed and future changes to government contract regulatory requirements, and such changes could subject our company to increased risks and costs. Under government contracts, we will be required to restrict the use and dissemination of information classified for national security purposes and the export of certain products, services and technical data. If an actual or perceived breach of security measures, unauthorized access to our system or the systems of the third-party vendors that we rely upon, or any other cybersecurity threat occurs, we may face direct or indirect liability, costs, or damages, contract termination. In addition, our reputation in the industry and with current and potential customers may be compromised, our ability to attract new customers could be negatively affected, and our business, financial condition, and results of operations could be materially and adversely affected.

Failure to comply with laws, regulations, or contractual provisions applicable to our business could cause us to lose public sector customers or our ability to contract with the United States and other governments.

As a government contractor, we must comply with laws, regulations, and contractual provisions relating to the formation, administration, and performance of government contracts and inclusion on government contract vehicles, which affect how we and our partners do business with government agencies. As a result of actual or perceived noncompliance with government contracting laws, regulations, or contractual provisions, we may be subject to audits and investigations. This may prove costly to our business financially, divert management time, tarnish our brand among customers and potential customers, affect our ability to hire, attract and maintain qualified employees, or limit our ability to continue selling our platforms and services to our government customers. These laws and regulations may impose other added costs on our business. In addition, if we contract with governments, we may become subject to their cybersecurity requirements, which may increase our costs or delay the award of the contract if we are unable to certify that we satisfy such cybersecurity requirements. Failure to comply with these or other applicable regulations and requirements, including non-compliance in the past, could subject us to investigations, administrative proceedings, sanctions, enforcement actions, disgorgement of profits, claims for damages, civil and criminal penalties, termination of contracts and suspension or debarment from government contracting for a period of time with government agencies. Any negative outcome from such inquiries or investigations or failure to prevail in any possible civil or criminal litigation, damages, penalties, disruption, or limitation in our ability to do business with a government could adversely affect our business, financial condition and results of operations.

Risks Related to Financial, Tax, and Accounting Matters

We require a significant amount of capital to fund our operations and growth. If we cannot obtain sufficient capital on acceptable terms, our business, financial condition, and results of operations may be adversely affected.

The development and commercialization of our services are capital-intensive. Our limited operating history means we have limited historical data on the demand for our solutions. As a result, our future capital requirements are uncertain and actual capital requirements may differ from those currently anticipated, particularly as we incur additional costs associated with operating as a public company. We expect to focus our investments further scaling the FCaaS offering with our commercial Autonomous Truck and CETs as well as the SaaS offerings through the Einride Driver and Einride Platform, as well as building out our network of charging stations. We also expect to continue investing in R&D to further enhance our technology and FCaaS and SaaS offerings. We may need to seek equity or debt financing to fund a portion of our future expenditures. Such financing might not be available to us in a timely manner, on terms that are acceptable, or at all.

In addition, we rely on financing arrangements for the deployment of our CETs, typically through leases or asset backed loans, which may not be available to us for reasons such as lack of profitability, the nascent nature of the asset or a lender’s risk assessment. If we are unable to source financing for our CETs, our ability to grow our operations may be impeded and we may face cash constraints. Also, as we expect to scale our deployment of the Autonomous Trucks under our FCaaS offering, we expect to rely on financing solutions for such vehicles as well. The Autonomous Trucks constitute even newer technology than the CETs, and the financing may not be available on acceptable terms, or at all.

To increase our liquidity and meet our capital requirements, we entered into an agreement with Norra Finans Sverige AB for a factoring facility (the “Factoring Facility”) with a credit limit of SEK 550 million. The Factoring Facility enables us to sell our outstanding customer invoices and finance up to 8-months, and up to 12-months in certain cases, of future invoicing under our signed customer contracts. The willingness of Norra Finans Sverige AB to make advances to us by purchasing eligible accounts receivable is subject to customary conditions for financings of this nature. If we are unable to satisfy those conditions, Norra Finans Sverige AB could refrain from providing financing to us, and we might not have sufficient cash on hand to fund our ongoing operations.

Our ability to obtain the necessary financing to carry out our business plan is subject to a number of factors, including general market conditions, our financial condition, investor acceptance of our business plan, regulatory requirements and the scale of our commercial operations. We may raise these additional funds through the issuance of equity, equity-linked securities, debt securities, or through other forms of financing, inter alia, by way of leasing arrangements or asset backed loans. To the extent that we raise additional financing by issuing equity securities or equity-linked securities, our shareholders may experience substantial dilution. To the extent we engage in debt financing, we may become subject to restrictive covenants that may limit our flexibility in conducting future business activities. Financial institutions may request credit enhancements such as third-party guarantees and security interest in collateral in order to extend loans to us. We cannot be certain that additional funds will be available to us on attractive terms when required, or at all. If we cannot raise additional funds when we need them, our business, financial condition and results of operations may be adversely affected.

We may incur substantial indebtedness which may adversely affect our business and limit our ability to plan for or respond to changes in our business.

We have in the past incurred and may continue to incur indebtedness. Our ability to make payments on our debt obligations and to fund planned capital expenditures depends on our ability to generate cash from our future operations. To a certain extent, this is subject to financial, competitive, legislative, regulatory and other factors that are beyond our control. In addition, if we cannot service our indebtedness, we may have to take actions such as selling assets, seeking additional equity or reducing or delaying capital expenditures, strategic investments and alliances, any of which may impede the implementation of our business plans, prevent us from entering into transactions that may otherwise benefit our business and/or adversely affect our financial condition and results of operations. We may not be able to refinance our indebtedness or take such other actions, if necessary, on commercially reasonable terms, or at all.

We have identified material weaknesses in our internal control over financial reporting. If our remediation of such material weaknesses is not effective, or if we identify additional material weaknesses in the future or otherwise fail to develop and maintain an effective system of internal control over financial reporting when we are subject to compliance with the Sarbanes-Oxley Act of 2002, our ability to produce timely and accurate financial statements or comply with applicable laws and regulations could be impaired.

Prior to the Business Combination, we were a private company with limited accounting personnel and other resources to address our internal controls over financial reporting and procedures. In connection with the audit of the consolidated financial statements for the years ended December 31, 2025 and 2024, we have identified material weaknesses in our internal control over financial reporting related to:

●	Insufficient design and implementation of business process controls and entity level controls including lack of evidence retention around key judgments and reviews, validation of reports used in controls and lack of documentation of review over journal entries.

●	Insufficient design and implementation of information technology (“IT”) general controls including IT operations, user access and change management.

●	Lack of segregation of duties across both business and IT processes.

A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual financial statements will not be prevented or detected on a timely basis.

As a U.S. public company, we are required to comply with Section 404(a) and Section 404(b) of the Sarbanes-Oxley Act of 2002 (“SOX Section 404(a)” and “SOX Section 404(b)”, respectively). SOX Section 404(a) mandates that we establish and maintain effective internal control over financial reporting and annually assess and report on the effectiveness of these controls. The identification of material weaknesses in our internal control over financial reporting prior to becoming a public company indicates that we will need to devote significant resources and management attention to remediate these deficiencies in order to comply with SOX Section 404(a) and Section 404(b). So long as we maintain our status as an emerging growth company, we will remain exempt for up to five years for the external auditor attestation requirements of SOX Section 404(b).

We are in the process of designing and implementing measures to improve our internal control over financial reporting to remediate the identified material weaknesses for the years ended December 31, 2025 and 2024. This includes engaging with a third party consultant to document our end to end processes, identifying key controls and associated actions required to remediate these. At the time of this prospectus, this work is ongoing and these material weaknesses have not been remediated.

While we are actively undertaking these remediation efforts to address the identified material weaknesses, there can be no assurance that such efforts will be successful or completed in a timely manner or that additional material weaknesses in our internal control over financial reporting will not be identified in the future. Failure to remediate these material weaknesses and implement effective internal control over financial reporting could result in errors or material misstatements in our financial statements, which may require restatements or cause delays in filing our annual report with the SEC.

Any failure to maintain effective internal control over financial reporting, or further identification of material weaknesses, could adversely affect our ability to produce accurate and timely financial statements. This could lead to regulatory scrutiny, enforcement actions, loss of investor confidence, and a decline in the market price of our securities. Additionally, remediation efforts may require significant management time and resources, potentially diverting attention from other business priorities.

Accordingly, these material weaknesses and any future control deficiencies could materially and adversely affect our business, financial condition, results of operations, and prospects. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations, and civil or criminal sanctions.

There is doubt about our ability to continue as a “going concern.”

Although our audited financial statements for the years ended December 31, 2025 and 2024 were prepared under the assumption that we will continue our operations as a going concern, we have incurred and expect to continue to incur significant expenses and operating losses. These circumstances raise doubt about our ability to continue as a going concern, and the reports of our independent registered public accounting firm that accompany our financial statements for the year ended December 31, 2025 and 2024 include an explanatory paragraph that states certain conditions exist that raise doubt about our ability to continue as a going concern in relation to the foregoing.

Our future capital requirements will depend on many factors, including our level of investment in research and development to develop and deploy our transport solutions, market acceptance of our FCaaS and SaaS offerings, our ability to attract and retain customers. If we are unable to raise sufficient capital when needed, our business, financial condition and results of operations may be adversely affected, and we may need to significantly modify our operational plans to continue as a going concern. If we do not have sufficient cash to fund our operating plan, we may be required to seek additional funding from debt or equity offerings, reduce research and development initiatives, reduce our growth plans or liquidate our assets. In conjunction with such a liquidation, the values we receive for our assets in liquidation or dissolution may be significantly lower than the values reflected in our financial statements. Our lack of cash resources and our potential inability to continue as a going concern may adversely affect our share price and our ability to raise new capital or to enter into critical contractual relations with third parties due to concerns about our ability to meet our contractual obligations.

The financial statements contained elsewhere in this prospectus do not include any adjustments that might result from our inability to continue as a going concern. Please see the section of this prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” for additional information.

If Einride is characterized as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes, U.S. Holders may experience adverse U.S. federal income tax consequences.

If Einride is or becomes a “passive foreign investment company,” or a PFIC, within the meaning of Section 1297 of the Code for any taxable year during which a U.S. holder holds ADSs, certain adverse U.S. federal income tax consequences may apply to such U.S. holder. PFIC status depends on the composition of a company’s income and assets and the fair market value of its assets from time to time, as well as on the application of complex statutory and regulatory rules that are subject to potentially varying or changing interpretations. Einride has not made a determination as to whether it currently is, or in the future may become, a PFIC, but there is a possibility that it may be classified as a PFIC for its taxable year that includes the date of the Business Combination or in the foreseeable future. There can be no assurance that Einride will not be treated as a PFIC for any taxable year.

If Einride were treated as a PFIC, a U.S. holder of ADSs may be subject to adverse U.S. federal income tax consequences, such as taxation at the highest marginal ordinary income tax rates on capital gains and on certain actual or deemed distributions, interest charges on certain taxes treated as deferred, and additional reporting requirements. Certain elections (including a qualified electing fund (“QEF”) or a mark-to-market election) may be available to U.S. holders of ADSs to mitigate some of the adverse tax consequences resulting from PFIC treatment. There is no assurance that Einride will provide the information necessary for a U.S. holder to make a QEF election with respect to the U.S. holder’s Ordinary Shares.

Certain of the PFIC rules may impact U.S. Holders with respect to equity interests in subsidiaries and other entities which Einride may hold, directly or indirectly, that are PFICs (collectively, “Lower-Tier PFICs”). There can be no assurance that Einride does not own, or will not in the future acquire, an interest in a subsidiary or other entity that is or would be treated as a Lower-Tier PFIC. U.S. Holders should consult their tax advisors regarding the application of the PFIC rules to any of Einride’s subsidiaries. see “Certain Material U.S. Federal Income Tax Considerations—U.S. Holders—Ownership and Disposition of ADSs and Warrants by U.S. Holders—Passive Foreign Investment Company Rules.” U.S. Holders of Einride’s securities are strongly encouraged to consult their tax advisors regarding the potential application of these rules to Einride and the ownership of its securities.

Our estimates of our cash needs may prove inaccurate in which case we may need to raise capital or change our operating plans and timelines.

We are spending significant amounts to develop our business and have estimated how much cash we will need on a quarterly basis until we raise additional funds or become cash flow positive. These estimates are based on our current operating plan and are subject to significant uncertainties and contingencies, many of which are beyond our control. Our estimates regarding our cash requirements may prove inaccurate, causing the actual amount to differ from our estimates. We expect to seek additional funding through debt or equity offerings to fund our operating plan. We may also find that our business operations are more expensive than we currently anticipate or that these efforts may not result in revenues, which may further increase our cash needs and losses. If our cash expenditures are higher than expected, we may need to raise additional capital or adjust our operating plans and timelines. There can be no assurance that we will be able to raise additional capital on acceptable terms or at all.

We have relied upon, and may continue to rely upon, certain assumptions and estimates to calculate certain metrics, and real or perceived inaccuracies in such metrics may adversely affect our business, financial condition, and results of operations.

Certain of the metrics and figures that we disclose have been calculated using internal company data that has not been independently verified. While these metrics and figures are based on what we believe to be reasonable calculations for the applicable periods of measurement, there are inherent challenges in measuring these metrics and figures. We regularly review our metrics and may adjust our processes for calculating metrics and other figures to improve their accuracy, but these efforts may not prove successful, and we may discover material inaccuracies. In addition, our methodologies for calculating these metrics may be updated from time to time and may differ from the methodologies used by other companies to calculate similar metrics and figures. We may also discover unexpected errors in the data that we are using that resulted from technical or other errors. Also, the residual values of our CETs, battery packs, Autonomous Trucks, and other hardware are highly volatile, there is limited data available to estimate such residual values, and such residual values of our hardware may decrease faster than anticipated due to technological obsolescence or increases in, for example, battery replacement costs. The failure to accurately estimate the residual values of these assets could materially and adversely impact our financial condition and results of operations.

In addition, our total addressable market and opportunity estimates, growth forecasts, pricing, cost, and customer demand included in this prospectus are subject to significant uncertainty and are based on assumptions and estimates that may prove inaccurate. The projections, forecasts and estimates in this prospectus relating to the expected size and growth of the markets for freight transport may prove similarly imprecise. There is no guarantee that we will be able to successfully commercialize our solutions at scale within the addressable market opportunities presented. Even if the market in which we compete meets our size estimates and growth forecasts, our business could fail to grow at the levels we expect or at all for a variety of reasons outside our control, including competition in our industry. If securities analysts or investors do not consider any metric we may disclose in the future to be accurate representations of our business, or if we discover material inaccuracies in our estimates, then the market price of our securities may decline, and our business, financial condition, and results of operations may be adversely affected.

If our judgments or estimates relating to our critical accounting policies are based on assumptions that change or prove to be incorrect, our results of operations may fall below expectations of securities analysts and investors, resulting in a decline in our share price.

The preparation of our financial statements in conformity with IFRS requires management to make judgments, estimates, and assumptions that affect the amounts reported in the financial statements and accompanying notes. We base our estimates in part on historical experience, market observable inputs, if available, and various other assumptions that we believe to be reasonable under the circumstances, as provided in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Estimates.” Significant judgments, estimates, and assumptions used in preparing our financial statements include, or may in the future include, those related to revenue recognition, share-based compensation, valuation of fixed assets, and valuation of financial instruments. Our results of operations may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which may cause our results of operations to fall below the expectations of securities analysts and investors, resulting in a decline in the trading price of our securities.

Our current and future insurance coverage may not be adequate to protect us from all business risks or may be prohibitively expensive.

In the ordinary course of business, we may be subject to losses and expenses resulting from product liability, accidents, acts of God, errors and omissions, cyber claims, data breaches and other claims against us, for which we may have insufficient insurance coverage or no insurance coverage. Further, because we operate in a new and thus inherently risky industry, insurance policies may not be available to us on terms and rates that are acceptable to us or at all. In addition, as a general matter, the policies that we do have may include significant deductibles, self-insured retentions, coverage caps and exclusions. Accordingly, we cannot be certain that our current and future insurance coverage will be sufficient to cover all existing and future losses, legal fees or claims against us. A loss or claim that is uninsured or which exceeds policy limits may require us to pay substantial amounts, which may adversely affect our business, financial condition and results of operations. Further, actions or inactions of others in our industry, through no fault of our own, may materially increase the cost of insurance and/or materially decrease the coverage available to us on commercially reasonable terms. Insurance policies may not exist, or may be insufficient, for possible novel claims or causes of action which may be pled or come into existence in the future based upon our continued development of new technologies.

Unanticipated changes in effective tax rates, adverse outcomes resulting from examination of our income, changes in tax laws or regulations, changes in our ability to utilize our net operating loss, or other tax-related changes may adversely affect our business, prospects, financial condition, and results of operations.

We are subject to income and other taxes in the United States and other jurisdictions, each of which has its own rules. Our current and future effective tax rates may be subject to volatility or adversely affected by a number of factors, including changes in the valuation of our deferred tax assets and liabilities; expected timing and amount of the release of any tax valuation allowances; tax effects of share-based compensation; changes in tax laws, regulations or interpretations thereof; or lower than anticipated future earnings in jurisdictions where we have lower statutory tax rates and higher than anticipated future earnings in jurisdictions where we have higher statutory tax rates. Further, our consolidated effective income tax rate and other tax liabilities worldwide could be materially adversely affected by several factors, including changes in the amount of income taxed by or allocated to the various jurisdictions in which we operate that have differing statutory tax rates; changes in the tax laws, regulations, interpretations and enforcement; and the resolution of issues arising from tax audits or examinations and any related interest or penalties.

In addition, we may be subject to audits of our income, sales and other transaction taxes by taxing authorities. Outcomes from these audits may adversely affect our business, financial condition, and results of operations.

Our current and future effective tax rates may be affected by changes in the mix of earnings in countries with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities and changes in tax laws or their interpretation. In addition, we may be subject to tax audits by various tax jurisdictions. Although we believe our tax liabilities are reasonably estimated and accounted for in accordance with applicable laws and principles, an adverse resolution by one or more taxing authorities may have a material impact on the results of our operations.

Recent changes and currently proposed changes in tax laws may have a material adverse effect on our business, cash flow, results of operations or financial conditions.

We are and will be generally subject to tax laws, regulations, and policies of several taxing jurisdictions. In addition, potential changes in tax laws, as well as other factors, may cause us to experience fluctuations in our future tax obligations and effective tax rates and otherwise adversely affect our future tax positions and/or our future tax liabilities. For example, the One Big Beautiful Bill Act (or “OBBB Act”), enacted on July 4, 2025, added Section 174A to the Code, permitting the deduction of certain U.S. research and development expenditures incurred in tax years beginning on or after January 1, 2025, but expenditures attributable to research and development conducted outside the U.S. continue to be required to be capitalized and amortized over a 15-year period. We are currently evaluating the full impact of the OBBB Act on us. Further, many countries, and organizations such as the Organization for Economic Cooperation and Development (the “OECD”) have proposed implementing changes to existing tax laws. In particular, the OECD has been discussing fundamental changes in allocation of profits among tax jurisdictions in which companies do business, as well as the implementation of a global minimum tax (referred to as “Pillar One” and “Pillar Two” respectively). Discussions on Pillar One are ongoing. The proliferation of digital services taxes and similar taxes, which are generally revenue-based tax measures, may continue unless broader international tax reform is implemented. The OECD and participating countries continue to issue administrative guidance related to Pillar Two. A growing number of countries have meanwhile enacted, are in the process of enacting, or are considering domestic legislation to implement Pillar Two, including updating legislation to reflect the OECD administrative guidance issued. Sweden has enacted such legislation at the end of 2023, with application as of January 1, 2024. In addition, Any of these or other developments or changes in U.S. federal, state, or international tax laws or tax rulings may adversely affect our current and future effective tax rate and our operating results. There can be no assurance that our current and future effective tax rates or tax payments will not be adversely affected by these or other developments or changes in law.

Our transfer pricing policies may be subject to challenge by local tax authorities.

As a multinational organization operating in multiple jurisdictions, including, the E.U., United States and the Middle East, we have established transfer pricing policies to support and enable tax compliant intercompany transfers of funds on an arm’s length basis. While, to the best of our knowledge, our policies are compliant with tax laws in the different jurisdictions, tax authorities in these jurisdictions could challenge our intercompany transfer pricing policies and, consequently, the tax treatment of corresponding expenses and income. If any of these tax authorities were to be successful in challenging our transfer pricing policies, we may be liable for additional corporate income tax, and penalties and interest related thereto, which may have a significant impact on our results of operations and financial condition.

If the fair market value of Ordinary Shares fluctuates significantly on a quarterly or bi-annual basis, the social costs Einride accrues for share-based compensation will also fluctuate significantly, which could result in Einride failing to meet its expectations or investor expectations for quarterly or bi-annual financial performance. This could negatively impact investor sentiment for Einride, and as a result, adversely impact the price of Ordinary Shares.

Social costs are payroll taxes associated with employee salaries and benefits, including share-based compensation that Einride is subject to in various countries in which it operates. This is not a withholding tax. For the year ended December 31, 2025, we recorded a social cost expense related to share-based compensation of SEK 12,332,000.

When the fair market value of Ordinary Shares increases on a quarter-to-quarter basis, the accrued expense for social costs will increase, and when the fair market value of Ordinary Shares falls, there will be a reduction in social costs expense, all other things being equal, including the number of vested equity incentive awards and the average exercise price remaining constant. As a result of our initial listing on Nasdaq, we expect the fair market value of Ordinary Shares to be more volatile than the fair market value of Ordinary Shares as a private company. As a result, the accrued expense for social costs may fluctuate significantly from quarter to quarter compared to our pre-Closing social costs, which could result in Einride failing to meet its expectations or investor expectations for quarterly financial performance. This could negatively impact investor sentiment for Einride, and as a result, the price for Ordinary Shares.

Approximately 78% of Einride’s employees are in Sweden. Einride has and will continue to be subject to social costs related to cash compensation paid to its Swedish employees. In addition, while Einride has not historically been subject to social costs related to equity incentive awards in Sweden, and no stock options or restricted stock units (“RSUs”) are currently held by Swedish employees, Einride intends to grant equity incentive awards to these individuals following the Closing. With respect to such future grants, Einride will be required to pay a 31.42% tax to the Swedish government on the profit an employee realizes on the exercise of stock options or the vesting of RSUs.

Einride cannot predict the timing of exercises or the future market price of the Ordinary Shares. As a result, once these awards begin to vest or are exercised, the associated cash payments to the Swedish government may vary significantly from quarter to quarter.

Risks Related to our Securities

An active trading market for Einride’s securities may not develop, which may limit your ability to sell such securities.

An active trading market for Einride’s securities may never develop or, if developed, it may not be sustained. Additionally, as described further below, if Einride’s securities become delisted from Nasdaq for any reason, and are quoted on the OTC Markets, an inter-dealer automated quotation system for equity securities not listed on a national exchange, the liquidity and price of our securities may be more limited than if Einride was listed on the New York Stock Exchange, the NYSE American or another national exchange. You may be unable to sell your securities unless a market can be established and sustained.

Einride cannot predict the prices at which its securities will trade. The price of Einride’s securities may not bear any relationship to the value of Einride’s business and prospects, and the market price of its securities may fluctuate substantially. In addition, the trading price of Einride’s securities could be subject to fluctuations in response to various factors, some of which are beyond its control. These fluctuations could cause you to lose all or part of your investment. Factors that could cause fluctuations in the trading price of Einride’s securities include the following:

●	actual or anticipated fluctuations in Einride’s financial condition or results of operations;

●	variance in Einride’s financial performance from the expectations of any securities analysts covering Einride’s securities;

●	changes in Einride’s projected operating and financial results;

●	changes in laws or regulations applicable to Einride’s business;

●	announcements by Einride or its competitors of significant business developments, acquisitions or new offerings;

●	sales of Einride’s securities by its shareholders or warrant holders, as well as the anticipation of lockup releases;

●	Einride’s involvement in material litigation;

●	conditions or developments affecting the freight industry;

●	changes in senior management or key personnel;

●	the trading volume of Einride’s securities;

●	general economic and market conditions; and

●	other events or factors, including those resulting from war, incidents of terrorism, global pandemics or responses to these events.

Nasdaq may delist Einride’s securities from trading on its exchange, which could limit investors’ ability to engage in trades in its securities and subject Einride to additional trading restrictions.

Einride’s ADSs and Warrants are listed on Nasdaq under the symbols “ENRD” and “ENRDW,” respectively. Although we currently meet the continued listing standards set forth in the Nasdaq listing standards, we cannot assure you that our securities will continue to be listed on Nasdaq in the future. In order to continue listing its securities on Nasdaq, Einride is required to maintain certain financial, distribution and share price levels.

If Einride’s securities are delisted from trading on Nasdaq and Einride is not able to list its securities on another national securities exchange, it is expected that such securities could be quoted on an over-the-counter market. If this were to occur, Einride could face significant material adverse consequences, including:

●	a limited availability of market quotations for its securities;

●	reduced liquidity for its securities;

●	a determination that the Ordinary Shares is a “penny stock” which will require brokers trading in Ordinary Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the open market for its securities;

●	a limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

Although the ADSs are publicly traded, the trading market in the ADSs may become substantially less liquid than the average trading market for a stock listed on Nasdaq following the consummation of the Business Combination, and this low trading volume may adversely affect the price of the ADSs.

The Legato III Ordinary Shares, Legato III Units, and Legato III Public Warrants historically traded on the NYSE American, and our ADSs and Warrants currently trade on Nasdaq. Because the holders of substantially all of the Legato III Public Shares exercised their option to redeem their Legato III Public Shares for cash in connection with consummation of the Business Combination, the trading volume of our ADSs after closing of the Business Combination may substantially decrease compared to other companies listed on Nasdaq. Limited trading volume in the ADSs will subject our ADSs to greater price volatility and may make it difficult for you to sell your ADSs at a price that is attractive to you. Limited trading volume in the ADSs may also result in our failure to continue to meet the listing standards for Nasdaq, which could further adversely affect the price of the securities.

Future resales of Ordinary Shares may cause the market price of Einride’s securities to drop significantly, even if Einride’s business is doing well.

Subject to the lock-up restrictions described in this prospectus under the section titled “Plan of Distribution,” the Selling Securityholders can sell, under this prospectus, up to (i) 103,961,050 Ordinary Shares in the form ADS constituting (on a post-exercise basis) approximately 51.2% of our total issued and outstanding Ordinary Shares (assuming the exercise of all of our outstanding warrants and stock options, including the Warrants, PIPE Warrants, D&O Warrants and Specified Warrants) and (ii) 118,374 Warrants, representing approximately 1.1% of our outstanding Warrants, as of the date of this prospectus. Sales of a substantial number of Resale Securities in the public market by those Selling Securityholders, or the perception that those sales might occur, could increase the volatility of and/or depress the market price of our ADSs, and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our ADSs.

Despite such a decline in the public trading price, certain Selling Securityholders may still experience a positive rate of return on the Resale Securities due to the lower price at which they acquired the Resale Securities compared to other public investors and may be incentivized to sell the ADSs or Warrants when others are not. For example, based on the closing price of the ADSs and Warrants referenced on the cover page of this prospectus, the ADSs received by the former directors and officers of Legato III (the “Legato III D&O Initial Shareholders”) on the Closing Date in respect of their Founder Shares had an aggregate market value of approximately $18.41 million, despite having been acquired for an aggregate of $0.005 per share, representing a potential profit to those holders of approximately $8.59 per share, or approximately $18.40 million in the aggregate; and the Legato III D&O Initial Shareholders may experience a potential profit on the Warrants they received at Closing in respect of their Legato III Private Warrants if the price of the ADSs exceeds $11.50 per share. Public investors may not experience a similar rate of return on the securities they purchase due to differences in the purchase prices that they paid and the current trading price.

Our shareholders may also sell large amounts of our ADSs and Warrants in the open market or in privately negotiated transactions pursuant to Rule 144 under the Securities Act, if available. Any future resale by our shareholders could have the effect of increasing the volatility in the price of our securities or putting significant downward pressure on the price of our securities.

The Warrants are exercisable for Ordinary Shares in the form of ADSs, which would increase the number of shares eligible for future resale in the public market and result in dilution to our shareholders. The Warrants may never be in the money, and they may expire worthless.

Warrants to purchase an aggregate of 10,340,310 Ordinary Shares in the form of ADSs are exercisable in accordance with the terms of the Warrant Agreement governing those securities. The Warrants are exercisable 30 days after the completion of the Business Combination. The exercise price of the Warrants is $11.50 per share. To the extent the Warrants are exercised, additional Ordinary Shares in the form of ADSs will be issued, which will result in dilution to the existing holders of Ordinary Shares or ADSs and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that the Warrants may be exercised could adversely affect the market price of ADSs. However, there is no guarantee that the Warrants will ever be in the money prior to their expiration, and as such, the Warrants may expire worthless.

The Warrant Agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of the Warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with Einride in connection with such warrants.

The Warrant Agreement provides that, subject to applicable law, (i) any action, proceeding or claim against Einride arising out of or relating in any way to the Warrant Agreement, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) Einride irrevocably submits to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. Einride has waived any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, these provisions of the Warrant Agreement do not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of warrants under the Warrant Agreement shall be deemed to have notice of and to have consented to the forum provisions of the Warrant Agreement. If any action, the subject matter of which is within the scope the forum provisions of the Warrant Agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of the warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

The choice-of-forum provision of the Warrant Agreement may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Einride, which may discourage such lawsuits. Alternatively, if a court were to find this provision of the Warrant Agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, Einride may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect its business, financial condition and results of operations and result in a diversion of the time and resources of Einride’s management and the Einride Board.

Einride may redeem your unexpired Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your Warrants worthless.

Einride has the ability to redeem the outstanding Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, if, among other things, the last sale price of Ordinary Shares, represented by ADSs, equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period commencing at any time after the Warrants become exercisable and ending on the third trading day prior to proper notice of such redemption provided that on the date Einride gives notice of redemption and during the entire period thereafter until the time Einride redeems the Warrants, Einride has an effective registration statement under the Securities Act covering the Ordinary Shares, represented by ADSs, issuable upon exercise of the Warrants and a current prospectus relating to them is available. If and when the Warrants become redeemable, Einride may exercise such redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Warrants as described above could force you to (1) exercise your Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (2) sell your Warrants at the then-current market price when you might otherwise wish to hold your Warrants or (3) accept the nominal redemption price which, at the time the outstanding Warrants are called for redemption, is expected to be substantially less than the market value of the Warrants.

If securities or industry analysts do not publish research, publish inaccurate or unfavorable research or cease publishing research about Einride, its share price and trading volume could decline significantly.

The trading market for ADSs will depend, in part, on the research and reports that securities or industry analysts publish about Einride or its business. We may be unable to obtain or maintain coverage by well-regarded securities and industry analysts. If either no or only a limited number of securities or industry analysts maintain coverage of Einride, or if these securities or industry analysts are not widely respected within the general investment community, the demand for ADSs could decrease, which might cause its share price and trading volume to decline significantly. In the event that Einride obtains securities or industry analyst coverage, if one or more of the analysts who cover Einride downgrade their assessment of Einride or publish inaccurate or unfavorable research about our business, the market price and liquidity for ADSs and Warrants could be negatively impacted.

The Specified Party will own warrants to purchase a significant portion of Einride’s outstanding shares, and it may in the future be able to influence Einride’s corporate decisions.

The Specified Party will hold 6,941,402 Specified Warrants (2,313,801 of which are currently vested and exercisable) to purchase an aggregate of 6,941,402 Ordinary Shares at an exercise price of $34.00 per share. The exercise price and the Ordinary Shares issuable upon exercise of the Specified Warrants are subject to customary antidilution adjustments. If the Specified Party were to exercise the Specified Warrants to purchase significant amounts of Einride’s shares, it may be able to influence Einride. It also may have interests that differ from other Einride Shareholders and may vote or otherwise act in ways with which Einride or other Einride Shareholders disagree.

Einride qualifies as a foreign private issuer within the meaning of the rules under the Exchange Act, and as such Einride is exempt from certain provisions applicable to United States domestic public companies.

Because Einride qualifies as a foreign private issuer under the Exchange Act, Einride is exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including: (i) the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC; (ii) the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; (iii) the sections of the Exchange Act imposing liability for insiders who profit from trades made in a short period of time; and (iv) the selective disclosure rules by issuers of material non-public information under Regulation FD.

Einride is required to file an annual report on Form 20-F within four months of the end of each fiscal year. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information Einride is required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. Accordingly, if you hold our securities, you may receive less or different information about us than you would receive about a U.S. domestic public company.

Einride could lose its status as a foreign private issuer under current SEC rules and regulations if more than 50% of its outstanding voting securities become directly or indirectly held of record by U.S. holders and any one of the following is true: (i) the majority of Einride’s directors or executive officers are U.S. citizens or residents; (ii) more than 50% of Einride’s assets are located in the United States; or (iii) Einride’s business is administered principally in the United States. If Einride loses its status as a foreign private issuer in the future, Einride will no longer be exempt from the rules described above and, among other things, will be required to file periodic reports and annual and quarterly financial statements as if Einride were a company incorporated in the United States. If this were to happen, Einride would likely incur substantial costs in fulfilling these additional regulatory requirements, and members of Einride’s management would likely have to divert time and resources from other responsibilities to ensuring these additional regulatory requirements are fulfilled.

We are an “emerging growth company,” and it cannot be certain if the reduced SEC reporting requirements applicable to emerging growth companies will make our ADSs less attractive to investors, which could have a material and adverse effect on us, including our growth prospects.

We qualify as an “emerging growth company” as defined in the JOBS Act. We will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of the Closing, (b) in which we have total annual gross revenue of at least $1.235 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our ADSs held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, and (ii) the date on which we issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. We intend to take advantage of exemptions from various reporting requirements that are applicable to most other public companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

In addition, Section 102(b)(1) of the JOBS Act exempts “emerging growth companies” from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

Furthermore, even after we no longer qualify as an “emerging growth company,” as long as we continue to qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies.

As a result, our shareholders may not have access to certain information they deem important or at the same time if we were a non-foreign private issuer. We cannot predict if investors will find our securities less attractive because we rely on these exemptions. If some investors find our securities less attractive as a result, there may be a less active trading market and price for our securities may be more volatile.

The issuance of additional share capital in connection with financings, acquisitions, investments, Einride’s equity incentive plans or otherwise will dilute all other shareholders.

Einride expects to issue additional share capital in the future, which will result in dilution to all other shareholders. Einride also expects to grant equity awards to key employees under its equity incentive plans. Einride may also raise capital through equity financings in the future. As part of Einride’s business strategy, it may acquire or make investments in companies, solutions or technologies and issue equity securities to pay for any such acquisition or investment. Any such issuances of the additional share capital may cause shareholders to experience significant dilution of their ownership interests and the per share value of ADSs to decline.

As a company organized under the laws of Sweden, Einride is permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from Nasdaq corporate governance listing standards applicable to listed domestic companies; these practices may afford less protection to shareholders than they would enjoy if Einride complied fully with Nasdaq corporate governance listing standards.

Einride is a public limited liability company formed under the laws of Sweden, and listed on Nasdaq as a foreign private issuer. The Nasdaq corporate governance listing standards permit a foreign private issuer such as Einride to follow the corporate governance practices of its home country. Certain corporate governance practices in Sweden, which is Einride’s home country, may differ significantly from the Nasdaq corporate governance listing standards. For instance, under the home country practices, Einride is not required to:

●	have a majority of the board be independent;

●	have an audit committee be composed of at least three members;

●	have a compensation committee or a nominations and corporate governance committee consisting entirely of independent directors; or

●	have regularly scheduled executive sessions with only independent directors each year.

Einride currently follows Swedish corporate governance practices in lieu of the corporate governance standards of Nasdaq applicable to listed domestic companies including, among others, the following (1) Nasdaq Rule 5620(c), which requires a quorum for shareholder meetings of at least one-third of the outstanding shares, (2) Nasdaq Rule 5605(b)(2), which requires that independent directors regularly meet in executive session, where only independent directors are present, and (3) Nasdaq Rule 5635, which generally requires shareholder approval for: (i) an acquisition of shares/assets of another company that involves the issuance of 20% or more of the acquirer’s shares or voting rights or if a director, officer or 5% shareholder has greater than a 5% interest in the target company or the consideration to be received; (ii) the issuance of shares leading to a change of control; (iii) adoption/amendment of equity compensation arrangements; and (iv) issuances of 20% or more of the shares or voting rights (including securities convertible into, or exercisable for, equity) of a listed company via a private placement (and/or via sales by directors, officers or 5% shareholders) if such equity is issued (or sold) below a specified minimum price. Einride may also continue to rely on these and other exemptions available to foreign private issuers in the future, and to the extent that Einride chooses to do so, its shareholders may be afforded less protection than they otherwise would have under the Nasdaq Listing Rules applicable to U.S. domestic issuers.

The voting rights of holders of ADSs are limited by the terms of the Deposit Agreement, and holders of ADSs may not be able to exercise rights to direct how the Ordinary Shares represented by ADSs are voted.

Holders of the ADSs do not have the same rights as holders of the Ordinary Shares. Holders of the ADSs do not have any direct right to attend general meetings of shareholders or to cast any votes at such meetings. A holder of the ADSs may only exercise the voting rights with respect to the underlying Ordinary Shares indirectly by giving voting instructions to the Depositary Bank in accordance with the provisions of the Deposit Agreement. If Einride instructs the Depositary Bank to ask for instructions from holders of ADSs, then upon receipt of such voting instructions, the Depositary Bank will try, as far as practicable, to vote the underlying Ordinary Shares represented by ADSs in accordance with the voting instructions. ADS holders will not be able to directly exercise their right to vote with respect to the underlying Ordinary Shares represented by ADSs unless they withdraw the Einride Shares and become the registered holder of such shares prior to the record date for the general meeting.

When a general meeting is convened, holders of ADSs may not receive sufficient notice of a shareholders’ meeting to permit them to withdraw the Ordinary Shares underlying the ADSs and become the registered holder of such shares to allow them to cast their votes directly with respect to any specific matter or resolution to be considered and voted upon at the general meeting. If Einride asks for the voting instructions of ADS holders, the Depositary Bank will notify ADS holders of the upcoming vote and will arrange to deliver the voting materials to ADS holders. Einride agreed to give the Depositary Bank at least 30 business days prior notice of shareholder meetings. Nevertheless, Einride cannot assure that ADS holders will receive the voting material in time to ensure that they can instruct the Depositary Bank to vote the underlying Ordinary Shares. In addition, the Depositary Bank and its agents are not responsible for failing to carry out voting instructions or for their manner of carrying out their voting instructions. As a result, holders of ADSs may not be able to exercise their right to direct how the Ordinary Shares underlying ADSs are voted and may lack recourse if the underlying Ordinary Shares are not voted as requested.

Einride and the Depositary Bank are entitled to amend the Deposit Agreement and to change the rights of ADS holders under the terms of such agreement, and Einride may terminate the Deposit Agreement, without the prior consent of the ADS holders.

Einride and the Depositary Bank are entitled to amend the Deposit Agreement and to change the rights of the ADS holders under the terms of such agreement, without the prior consent of the ADS holders. Einride and the Depositary Bank may agree to amend the Deposit Agreement in any way they decide is necessary or advantageous to them. Amendments may reflect, among other things, operational changes in the ADS program, legal developments affecting ADSs or changes in the terms of Einride’s business relationship with the Depositary Bank. In the event that the terms of an amendment impose or increase fees or charges (other than charges in connection with foreign exchange control regulations, and taxes and/or other governmental charges, delivery and other such expenses) or that would otherwise prejudice any substantial existing right of the ADS holders, such amendment will not become effective as to outstanding ADSs until the expiration of 30 days after notice of that amendment has been disseminated to ADS holders, and no prior consent of the ADS holders is required under the Deposit Agreement. Furthermore, Einride may decide to terminate the ADS facility at any time for any reason. For example, termination may occur when Einride decides to list the Ordinary Shares on a non-U.S. securities exchange and determines not to continue to sponsor an ADS facility or when Einride becomes the subject of a takeover or a going-private transaction. If the ADS facility will terminate, ADS holders will receive at least 90 days’ prior notice, but no prior consent is required from them. Under the circumstances that Einride decides to make an amendment to the Deposit Agreement that is disadvantageous to ADS holders or terminate the Deposit Agreement, the ADS holders may choose to sell their ADSs or surrender their ADSs and become direct holders of the underlying Ordinary Shares, but will have no right to any compensation whatsoever.

Holders of ADSs may be subject to limitations on transfer of their ADSs.

ADSs are transferable on the books of the Depositary Bank. However, the Depositary Bank may close its transfer books at any time or from time to time when it deems necessary in connection with the performance of its duties. The Depositary Bank may close its books from time to time for a number of reasons, including in connection with corporate events such as a rights offering, during which time the Depositary Bank needs to maintain an exact number of ADS holders on its books for a specified period. The Depositary Bank may also close its books in emergencies, and on weekends and public holidays. In addition, the Depositary Bank may refuse to deliver, transfer or register transfers of ADSs generally when Einride’s books or the books of the Depositary Bank are closed, or at any time if Einride or the Depositary Bank deems it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the Deposit Agreement, or for any other reason.

Holders of ADSs may experience dilution of their holdings due to inability to participate in rights offerings.

Einride may, from time to time, distribute rights to its shareholders, including rights to acquire securities. Under the Deposit Agreement, the Depositary Bank will not distribute rights to holders of ADSs unless the distribution and sale of rights and the securities to which these rights relate are either exempt from registration under the Securities Act with respect to all holders of ADSs, or are registered under the provisions of the Securities Act. The Depositary Bank may, but is not required to, attempt to sell these undistributed rights to third parties, and may allow the rights to lapse. Einride may be unable to establish an exemption from registration under the Securities Act, and Einride is under no obligation to file a registration statement with respect to these rights or underlying securities or to endeavor to have a registration statement declared effective. Accordingly, holders of ADSs may be unable to participate in Einride rights offerings and may experience dilution of their holdings as a result.

Holders of ADSs might not receive distributions on Ordinary Shares, or any value for them at all, if it is unlawful or impracticable for Einride to make them available to such holders.

The Depositary Bank of the ADSs has agreed to pay holders of ADSs the cash dividends or other distributions it or the custodian for the ADSs receives on Ordinary Shares or other deposited securities after deducting its fees and expenses in accordance with the Deposit Agreement. Holders of ADSs will receive these distributions in proportion to the number of the underlying Ordinary Shares that their ADSs represent. However, the Depositary Bank is not responsible if it is unlawful or impracticable to make a distribution available to any holders of ADSs. For example, it would be unlawful to make a distribution to a holder of ADSs if it consists of securities that require registration under the Securities Act but such securities are not properly registered or distributed pursuant to an applicable exemption from registration. The Depositary Bank is not responsible for making a distribution available to any holders of ADSs if any government approval or registration is required for such distribution. The Depositary Bank may also determine that it is not feasible to distribute certain property through the mail. Additionally, the value of certain distributions may be less than the cost of mailing them. In these cases, the Depositary Bank may determine not to distribute such property. Einride has no obligation to register under U.S. securities laws any ADSs, Ordinary Shares, rights or other securities received through such distribution. Einride has no obligation to take any other action to permit the distribution of equity shares, rights or anything else to holders of the ADSs. This means that holders of ADSs might not receive the distributions that Einride makes on the Ordinary Shares or any value for them at all if it is unlawful or impracticable for Einride to make them available to you. These restrictions may cause a material decline in the value of ADSs.

Your rights to pursue claims against the Depositary Bank as a holder of ADSs are limited by the terms of the Deposit Agreement.

Under the Deposit Agreement, any action or proceeding against or involving the Depositary Bank, arising out of or based upon the Deposit Agreement or the transactions contemplated thereby or by virtue of owning the ADSs may only be instituted in a state or federal court in New York, New York, and you, as a holder of ADSs, will have irrevocably waived any objection which you may have to the laying of venue of any such proceeding, and irrevocably submitted to the exclusive jurisdiction of such courts in any such action or proceeding.

The Depositary Bank may, in its sole discretion, require that any dispute or difference arising from the relationship created by the Deposit Agreement to be referred to and finally settled by an arbitration conducted under the terms described in the Deposit Agreement, although the arbitration provisions do not preclude you from pursuing claims under the Securities Act or the Exchange Act in state or federal courts. See “Description of American Depositary Shares” for more information.

ADS holders may not be entitled to a jury trial with respect to claims arising under the Deposit Agreement, which could result in less favorable outcomes to the plaintiff(s) in any such action.

The Deposit Agreement governing the ADSs representing Ordinary Shares provides that, subject to the Depositary Bank’s right to require a claim to be submitted to arbitration, the federal or state courts in the City of New York have exclusive jurisdiction to hear and determine claims arising under the Deposit Agreement and in that regard, to the fullest extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against Einride or the Depositary Bank arising out of or relating to our ordinary shares, the ADSs or the Deposit Agreement, including any claim under the U.S. federal securities laws.

If Einride or the Depositary Bank opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To Einride’s knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by the U.S. Supreme Court. However, Einride believes that a pre-dispute contractual waiver of jury trial is generally enforceable, including under the laws of the State of New York, which govern the Deposit Agreement. In determining whether to enforce a pre-dispute contractual waiver of jury trial, courts will generally consider whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. Einride believes that this is the case with respect to the Deposit Agreement and the ADSs. It is advisable that you consult legal counsel regarding the jury waiver provision before investing in the ADSs.

If you or any other holders or beneficial owners of ADSs bring a claim against Einride or the Depositary Bank in connection with matters arising under the Deposit Agreement or the ADSs, including claims under federal securities laws, you or such other holder or beneficial owner may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against Einride and the Depositary Bank. If a lawsuit is brought against either or both of Einride and the Depositary Bank under the Deposit Agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have, including results that could be less favorable to the plaintiff(s) in any such action.

Nevertheless, if this jury trial waiver provision is not enforced, to the extent a court action proceeds, it would proceed under the terms of the Deposit Agreement with a jury trial. No condition, stipulation or provision of the Deposit Agreement or ADSs shall relieve Einride or the Depositary Bank from Einride’s respective obligations to comply with the Securities Act and the Exchange Act.

Einride does not intend to pay dividends before it becomes profitable, and as a result, your ability to achieve a return on your investment in the foreseeable future will depend on appreciation in the price of the ADSs.

Einride does not intend to pay any cash dividends before it becomes profitable, which may not occur in the foreseeable future. Any determination to pay dividends in the future will be at the discretion of the Einride Board. Accordingly, you may need to rely on sales of the ADSs after price appreciation, which may never occur, as the only way to realize any future gains on your investment.

Einride will incur increased costs as a result of operating as a public company, and its management will be required to devote substantial time to comply with a public company’s responsibilities and corporate governance practices.

As a public company, Einride will incur significant legal, accounting and other expenses, which Einride expects to further increase after it is no longer an “emerging growth company.” The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of Nasdaq, and other applicable securities rules and regulations impose various requirements on public companies. Einride’s management and other personnel are not experienced in managing a public company and will be required to devote a substantial amount of time to compliance with these requirements. Moreover, these rules and regulations will increase Einride’s legal and financial compliance costs and will make some activities more time-consuming and costly.

In the past, shareholders of some public companies have brought securities class action suits in the U.S. federal and state courts against these companies following periods of instability in the market price of these companies’ securities. Einride’s involvement in a class action suit could divert a significant amount of its management’s attention and other resources from its business, which could harm its results of operations and require it to incur significant expenses to defend the suit.

Any such class action suit, whether or not successful, could harm Einride’s reputation and restrict its ability to raise capital in the future. In addition, if a claim is successfully made against it, Einride may be required to pay significant damages, which could materially and adversely affect its financial condition and results of operations.

There may be difficulties in enforcing foreign judgments against Einride, and its directors or officers.

Certain of Einride’s directors and officers reside outside the United States. Most of Einride’s assets and such persons’ assets are located outside the United States. As a result, it may be difficult or impossible for investors to effect service of process upon Einride within the United States or other jurisdictions, including judgments predicated upon the civil liability provisions of the U.S. federal securities laws.

In particular, investors should be aware that there is uncertainty as to whether the courts of Sweden or any other applicable jurisdictions would recognize and enforce judgments of U.S. courts obtained against Einride or its directors or officers predicated upon the civil liability provisions of the securities laws of the United States, or any state in the United States or entertain original actions brought in Sweden or any other applicable jurisdictions courts against Einride, its directors or officers predicated upon the securities laws of the United States or any state in the United States.

Our shareholders may face difficulties in protecting their interests because we are a Swedish company.

We are a Swedish company with limited liability. Our corporate affairs are governed by our articles of association and by the laws that govern companies incorporated in Sweden. The rights of shareholders to take legal action against our directors and us, actions by minority shareholders and the fiduciary responsibilities of our directors to us are to a large extent governed by the laws of Sweden and may be different than the rights and obligations of shareholders and boards of directors in companies governed by the laws of U.S. jurisdictions. In the performance of its duties, the Einride Board is required by Swedish law to consider the interests of our company, shareholders, employees and other stakeholders, in all cases with due observation of the principles of reasonableness and fairness. It is possible that some of these parties will have interests that are different from, or in addition to, the interests of our shareholders. Furthermore, the rights of our shareholders and the fiduciary responsibilities of our directors under the laws of Sweden may not be as clearly defined as under statutes or judicial precedent in existence in jurisdictions in the United States. Therefore, you may have more difficulty protecting your interests than would shareholders of a corporation incorporated in a jurisdiction in the United States.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by our management or members of the Einride Board than they would as public shareholders of a company incorporated in the United States.

General and Macroeconomic Risks

Our business is subject to the risks of earthquakes, fire, floods and other natural catastrophic events, global pandemics, and interruptions by man-made problems, such as terrorism. Material disruptions of our business or information systems resulting from these events may adversely affect our business, financial condition, and results of operations.

A significant natural disaster, such as an earthquake, fire, flood, hurricane or significant power outage or other similar events, such as infectious disease outbreaks or pandemic events, including the COVID-19 pandemic and its aftermath, may adversely affect our business, financial condition and results of operations. Natural disasters and associated events may occur in the future with increasing frequency or severity as a result of climate change, which could cause business interruptions. In addition, natural disasters, acts of terrorism or war may cause disruptions in our remaining operations, or our partners’, customers’ or suppliers’ businesses, or the economy as a whole. We also rely on information technology systems to communicate among our workforce and with third parties. Any disruption to our communications, whether caused by a natural disaster or by man-made problems, such as power disruptions, may adversely affect our business. We do not have a formal disaster recovery plan or policy in place and do not currently require that our partners have such plans or policies in place. All of the aforementioned risks may be further increased if our disaster recovery plans prove to be inadequate. Any of the foregoing may result in business interruptions that may adversely affect our business, financial condition and results of operations. Further, the insurance we maintain may be insufficient to cover our losses resulting from such business interruptions, and any incidents may result in loss of, or increased costs of, such insurance.

General business and economic conditions, and risks related to the trucking, industrial, oil and gas and public sector ecosystems, may adversely affect our business, financial condition, and results of operations.

Our performance is subject to macroeconomic conditions that are beyond our control and the effect of such conditions on levels of activity in ground transportation. Such macroeconomic factors include interest rates, the rate of inflation, unemployment levels, the availability of government stimulus and unemployment compensation payments, the impact of a federal government shutdown, natural disasters, health epidemics, gasoline prices, energy prices, adjustments in monthly payments, adjustable-rate mortgages and other debt payments, and consumer perceptions of economic condition. For example, changes in macroeconomic conditions due to actual or proposed tariff changes could increase consumer prices, unemployment rates, and inflation, each of which in turn could affect consumer spending and the amount of products requiring ground transportation by our customers or partners. A deterioration of macroeconomic conditions may therefore cause fluctuations in our ability to scale our commercial operations or adversely affect our business, financial condition, and results of operations.

USE OF PROCEEDS

We will receive up to an aggregate of approximately $118.9 million from the exercise of all Warrants, assuming the exercise in full of all of the Warrants for cash. We expect to use the net proceeds from the exercise of Warrants for general corporate purposes. The likelihood that warrant holders will exercise the Warrants and any cash proceeds that we would receive are dependent upon the market price of our ADSs, among other things. If the market price for our ADSs is less than $11.50 per share, we believe warrant holders will be unlikely to exercise their Warrants. There is no assurance that the Warrants will be “in the money” prior to their expiration or that the warrant holders will exercise their Warrants.

We will not receive any proceeds from any sale of the securities registered hereby by the Selling Securityholders. With respect to the registration of the securities being offered by the Selling Securityholders, the Selling Securityholders will pay any underwriting discounts and commissions incurred by them in disposing of such securities, and fees and expenses of legal counsel representing the Selling Securityholders. We have borne all other costs, fees and expenses incurred in effecting the registration of the Resale Securities, such as registration and filing fees and fees of our counsel and our independent registered public accounting firm.

DIVIDEND POLICY

We have not declared or paid cash dividends or made any distributions as of the date of this prospectus. We do not intend to declare dividends or make distributions in the near future. Any determination to pay dividends on our ordinary shares would be at the discretion of shareholders, upon proposal by the Einride Board, and would depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that the Einride Board may deem relevant.

Under Swedish law, the calculation of amounts available for distribution to shareholders, as dividends or otherwise, must be determined on the basis of our non-consolidated statutory accounts prepared in accordance with Swedish accounting rules. Payment of dividends may be subject to Swedish withholding taxes.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth Einride Group’s (as defined herein) cash and cash equivalents and capitalization as of December 31, 2025, on:

●	a historical basis (reflecting Einride Group’s standalone financial position); and

●	on a pro forma basis, as adjusted for the Business Combination and related transactions, reflecting the actual redemption of 16,596,675 Legato III Public Shares (approximating 98.3% of total Legato III Public Shares then outstanding), as if they had been consummated as of that date. See “Unaudited Pro Forma Condensed Combined Financial Information” for information regarding the basis for the pro forma calculation, including the assumption and adjustments in respect thereof.

As Einride Group will not receive any proceeds from the sale of Resale Securities sold by the Selling Securityholders, no further change is disclosed on a pro forma basis to reflect sales of shares pursuant to this prospectus. The likelihood that warrant holders will exercise Warrants and any cash proceeds that Einride would receive is dependent upon the market price of ADSs. Based on the current market price of the ADSs, which may be less than the exercise price of the Warrants, Einride believes warrant holders may be unlikely to exercise their Warrants, and Einride may be unlikely to receive proceeds from the exercise of the Warrants. Therefore, proceeds receivable from the exercise of the Warrants are also excluded from the adjustments.

The information in this table should be read in conjunction with the financial statements and notes thereto and other financial information included in this prospectus, any prospectus supplement or incorporated by reference in this prospectus. Einride Group’s historical results do not necessarily indicate its expected results for any future periods.

	As of December 31, 2025
(SEK in thousands)	Actual	Pro Forma Combined
Cash and cash equivalents	278,825	1,084,022

Total shareholders’ (deficit) equity	(58,000)	127,156
Loans and borrowings – non-current	12,180	12,180
Non-current lease liabilities	567,082	567,082
Loans and borrowings – current	4,060	4,060
Convertible debenture	207,716	-
Current lease liabilities	75,471	75,471
Liabilities associated with cash advances	354,842	354,842
Total capitalization	1,163,351	1,140,791

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The unaudited pro forma condensed combined financial information presents the combination of the historical consolidated financial information of Einride and Merger Sub (together with Einride, “Einride Group”) with Legato III, adjusted to implement the Business Combination and reflects certain transactions which occurred in relation to the Business Combination. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

The unaudited pro forma condensed combined financial information is presented in thousands or millions of Swedish Krona (SEK in thousands or SEK in millions), unless otherwise noted, which is the presentation currency of Einride and will be the presentation currency of the combined entity following the Business Combination. Legato III’s historical financial information has been translated from US Dollars (USD) to SEK in thousands or SEK in millions for presentation in the unaudited pro forma condensed combined financial information, in accordance with IAS 21 The Effects of Changes in Foreign Exchange Rates. The rates used to translate the historical financial statements of Legato III from USD to SEK in thousands or SEK in millions are as follows: (1) as of December 31, 2025: 1 USD/9.21 SEK; and (2) for the year ended December 31, 2025: 1 USD/9.81 SEK.

Einride and Legato III have different fiscal period ends. The unaudited pro forma condensed combined balance sheet as of December 31, 2025 combines the historical consolidated statement of financial position of Einride as of December 31, 2025 and the historical balance sheet of Legato III as of November 30, 2025, on a pro forma basis as if the Business Combination had been consummated on December 31, 2025. The unaudited pro forma condensed combined statement of comprehensive loss for the year ended December 31, 2025 combines the historical consolidated statement of loss and other comprehensive loss of Einride for the year ended December 31, 2025 and the historical statement of operations of Legato III for the year ended November 30, 2025, on a pro forma basis as if the Business Combination had been consummated on January 1, 2025.

Einride has historically and will continue to prepare its financial statements in accordance with IFRS. Legato III’s financial statements were historically prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). The unaudited pro forma condensed combined financial information has been prepared in accordance with IFRS. Other than what is described in Note 2, no adjustments or reclassifications were necessary to conform Legato III’s historical financial information to IFRS.

The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in this prospectus:

●	The historical audited financial statements of Einride as of and for the year ended December 31, 2025;

●	The historical audited financial statements of Legato III as of and for the year ended November 30, 2025; and

●	Other information relating to Einride and Legato III included in this prospectus, including the description of the Business Combination Agreement and the transactions contemplated in connection therewith in “— Description of the Transaction.”

The unaudited pro forma condensed combined financial information should also be read together with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and does not necessarily reflect what Einride’s financial condition or results of operations would have been had the Business Combination been consummated on the dates indicated. The unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of Einride. The unaudited pro forma condensed combined financial information includes certain assumptions, which may ultimately not come to fruition. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments and the assumptions included in the unaudited pro forma condensed combined financial information represent management’s estimates based on information available as of the date of the unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed.

Description of the Transaction

On November 12, 2025, Einride, Legato III and Merger Sub entered into the Business Combination Agreement to effectuate the Business Combination. On the Closing Date, and pursuant to the Business Combination Agreement, Legato III merged with and into Merger Sub, whereupon Legato III ceased to exist, with Merger Sub surviving the Merger. As a result of the Merger, and upon consummation of the Merger and the other transactions contemplated by the Business Combination Agreement, Merger Sub remained as a direct, wholly-owned subsidiary of Einride, with the securityholders of Legato III becoming securityholders of Einride.

Prior to the Effective Time, Einride submitted all necessary filings to the Swedish Companies Registration Office to (i) cause the exchange of each Preference Share and each Electing Participating Company Derivative for a number of Ordinary Shares equal to the number of Net Company Derivative Shares underlying such Einride Preference Shares and such Electing Participating Company Derivative as of immediately prior to the Closing, and immediately thereafter, each such Einride Preference Share and each such Electing Participating Company Derivative was cancelled and (ii) effectuate the Stock Split, such that each Ordinary Share that was issued and outstanding immediately prior to the Closing was converted into a number of Ordinary Shares determined by multiplying each such Ordinary Share by the Conversion Factor (as defined in the Business Combination Agreement), such that the sum of the total number of Ordinary Shares (excluding the Restricted Company Ordinary Shares (as defined in the Business Combination Agreement)) outstanding immediately after the Stock Split plus the number of Ordinary Shares equal to the number of Net Company Derivative Shares underlying the Non-Electing Participating Company Derivatives (as defined in the Business Combination Agreement), after adjustment for the Stock Split to the extent required pursuant to the terms thereof, equaled 123,853,211 shares, which amount (i) may be adjusted upward or downward by up to 1,000 shares, as reasonably determined by Einride to carry out the Stock Split without fractional shares in accordance with Swedish law, and (ii) excludes the PIPE Pre-Funded Warrants and the underlying PIPE Pre-Funded Warrant Shares.

Pursuant to the Merger, the following occurred on the Closing Date:

●	To the extent any Legato III Units remained outstanding and unseparated, immediately prior to the Effective Time, each such issued and outstanding Legato III Unit automatically separated and the holder thereof was deemed to hold one Legato III Ordinary Share and one-half of one Legato III Warrant;

●	Immediately after the Unit Separation, at the Effective Time, after giving effect to the Stock Split, each issued and outstanding Legato III Ordinary Share (which excluded any Excluded Shares, Legato Dissenting Shares and Legato III Redeeming Shares) was cancelled and automatically exchanged for one Ordinary Share in the form of one ADS;

●	At the Effective Time, each Legato III Warrant was automatically converted into one Warrant, with each whole Warrant exercisable for one Ordinary Share in the form of one ADS at an exercise price of $11.50 per share;

●	At the Effective Time, the sole issued and outstanding ordinary share, par value $0.0001 per share, of Merger Sub was automatically converted into one ordinary share, par value $0.0001 per share, of the Surviving Company, which constitutes the only issued and outstanding share in the capital of the Surviving Company;

●	All issued and outstanding Legato III Ordinary Shares held by Legato III Shareholders who properly exercised Dissent Rights in respect of such Dissenting Legato III Shares in accordance with the Cayman Companies Act was cancelled and ceased to exist and was not entitled to receive the applicable Merger Consideration and instead received only such rights as may be granted by the Cayman Companies Act;

●	Each issued and outstanding Legato III Ordinary Share that was validly redeemed was cancelled in exchange for the right to be paid a pro rata share of the aggregate amount payable with respect to the exercise of the redemption rights of Legato III Shareholders; and

●	Each Excluded Share was cancelled and ceased to exist.

Redemptions

On May 5, 2026, Legato III held the Extension Meeting to approve an amendment to the Legato III Articles so that the board of directors of Legato III may extend the date by which Legato III must consummate a business combination on a monthly basis, up to three (3) months from May 8, 2026 until August 8, 2026, unless the closing of a business combination shall have occurred prior thereto or such earlier date as shall be determined by the Legato III Board in its sole discretion; provided that Einride or another mutually agreed upon third party on behalf of Einride or Legato III, including but not limited to each of their respective officers, directors, affiliates or designees, lends to Legato III $0.03 per Legato III Public Share outstanding on such date for each month extension utilized to consummate the Business Combination. In connection with the Extension Meeting, holders of an aggregate of 3,233,391 Legato III Public Shares exercised their right to have their shares redeemed for a pro rata amount held in the Trust Account, or an aggregate of approximately $35.7 million (approximately $11.04 per share). As a result, an aggregate of 16,891,609 Legato III Public Shares remained outstanding following the Extension Meeting.

In connection with the Meeting to approve the Business Combination, holders of 16,596,675 Legato III Public Shares exercised their right to redeem their shares for cash at a redemption price of $11.08 per share, for an aggregate redemption amount of $183.9 million, representing approximately 98.3% of the total Legato III Public Shares then outstanding.

PIPE Investment

On February 26, 2026, Legato III and Einride entered into the PIPE Subscription Agreements with the PIPE Investors. Pursuant to the terms of the PIPE Subscription Agreements, Einride, at the Closing, sold an aggregate of 12,235,420 PIPE ADSs to the PIPE Investors for an aggregate purchase price of $113.3 million. In addition, the PIPE Investors received PIPE Warrants to purchase an aggregate of 18,353,130 ADSs. At the Closing, certain of the Legato III Initial Shareholders transferred to one PIPE Investor 553,471 of the Founder Shares held by them (which were exchanged for ADSs in the Merger), and Einride issued to another PIPE Investor an additional 1,400,000 PIPE ADSs.

On April 8, 2026, Einride entered into the Pre-Funding Subscription Agreement with one of the PIPE Investors. Pursuant to the terms of the Pre-Funding Subscription Agreement, a PIPE Investor agreed to pre-fund a portion of its PIPE purchase price in the amount of $19.99 million in exchange for PIPE Pre-Funded Warrants to purchase, after giving effect to the Stock Split, an aggregate of 2,159,825 PIPE Pre-Funded Warrant Shares at a per share price equal to the quota value of the Ordinary Shares. Such PIPE Pre-Funded Warrants were issued to the PIPE Investor in lieu of 2,159,825 PIPE ADSs subscribed for by the PIPE Investor under its PIPE Subscription Agreement.

Business Combination Related Compensation Shares

Pursuant to an advisory agreement, dated June 3, 2025, by and between Einride and Lorne Abony, Einride agreed to pay Mr. Abony, a current director of Einride, up to $275,000 for certain advisory services in connection with the Business Combination and a success fee upon consummation of the Business Combination and the PIPE Investment equal to 0.8% of the Einride Shareholders’ percentage ownership in the post-closing company, which may be paid, at Einride’s option, in Ordinary Shares or penny warrants of Einride. A total of 1,013,620 Ordinary Shares represented by ADSs were issued to Lorne Abony at the Closing.

Accounting Treatment for the Business Combination

The Business Combination results in Legato III being treated as the acquired company for financial reporting purposes, and Einride Group is the accounting acquirer. This determination was based on evaluation of the following facts and circumstances:

●	The Einride Shareholders have the largest voting interest in the combined company with approximately 87.5% of the voting interest, after giving effect to the actual redemption of 16,596,675 Legato III Public Shares;

●	The Einride Board consists of nine (9) members, of which seven (7) were nominated by Einride, compared to two (2) nominated by Legato III;

●	Einride’s senior management comprise the senior management of the combined company;

●	Einride’s operations substantially comprise the ongoing operations of the combined company; and

●	Einride is the larger entity, in terms of substantive operations and employee base.

The Business Combination was not within the scope of IFRS 3 Business Combinations as Legato III did not meet the definition of a “business” given that it consisted primarily of cash in the Trust Account. Einride Group’s acquisition of Legato III therefore was treated as a recapitalization whereby the ongoing consolidated financial statements of Einride will reflect the net assets of Einride and Legato III at historical cost, with no goodwill recognized. As Einride issued Ordinary Shares and Warrants to the shareholders and warrantholders of Legato III, respectively, to complete the transaction and is the legal parent of the Surviving Company following the transaction, Einride is the accounting and legal acquirer and therefore the successor entity.

The Business Combination is also accounted for within the scope of IFRS 2 Share-based Payment. Any excess fair value of shares and warrants issued by Einride over the fair value of Legato III’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2025

(SEK in thousands except share and per share data)	Einride (Historical)	Legato (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
Property, plant and equipment	797,458	-			797,458
Right-of-use assets	578,494	-			578,494
Interest in joint venture	13,027	-			13,027
Other financial assets	2,573	-			2,573
Deferred tax assets	855	-			855
Investments held in Trust Account	-	2,015,361	(2,015,361)	(A)	-
Total non-current assets	1,392,407	2,015,361	(2,015,361)		1,392,407
Trade receivables	21,015	-			21,015
Prepaid expenses	26,844	298			27,142
Accrued income	29,516	-			29,516
Other receivables	76,764	-			76,764
Cash and cash equivalents	278,825	7,731	2,015,361	(A)	1,084,022
			6,228	(B)
			(37,458)	(C)
			(192,176)	(E)
			(6,282)	(F)
			(1,661,168)	(G)
			1,001,220	(L)
			5	(O)
			(328,264)	(P)
Total current assets	432,964	8,029	797,466		1,238,459

Total assets	1,825,371	2,023,390	(1,217,895)		2,630,866

LIABILITIES, ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION, AND STOCKHOLDERS’ (DEFICIT) EQUITY
Shareholder’s (Deficit) Equity
Legato
Ordinary shares	-	5	(5)	(I)	-

Additional paid-in capital	-	-	1,690,688	(G)	-
			(1,690,688)	(I)
Accumulated deficit	-	(55,940)	22,915	(C)	-
			(12,041)	(D)
			45,066	(I)
Einride Group
Share capital	529	-	16	(I)	626
			65	(L)
			11	(M)
			5	(O)
Share premium	5,337,111	-	(128,408)	(E)	6,494,283
			(6,282)	(F)
			(1,661,168)	(G)
			608,329	(H)
			1,622,696	(I)
			418,912	(L)
			212,308	(M)
			90,785	(O)
Foreign currency translation reserve	23,933	-			23,933
Accumulated deficit	(5,419,574)	-	6,228	(B)	(6,391,686)
			12,041	(D)
			(25,313)	(E)
			(608,329)	(H)
			22,915	(I)
			(264,610)	(K)
			(24,260)	(L)
			(90,785)	(O)
Total shareholders’ (deficit) equity	(58,000)	(55,935)	241,091		127,156

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2025 (Continued)

(SEK in thousands except share and per share data)	Einride (Historical)	Legato (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
Liabilities
Provisions	12,332	-			12,332
Loans and borrowings	12,180	-			12,180
Non-current lease liabilities	567,082	-			567,082
Other financial liabilities	128,381	-	(1,690,688)	(G)	392,991
			2,014,487	(J)
			264,610	(K)
			(323,799)	(P)
Deferred tax liabilities	593	-			593
Non-current trade and other payables	11,388	-			11,388
Total non-current liabilities	731,956	-	264,610		996,566
Loans and borrowings	4,060	-			4,060
Convertible debenture	207,716	-	(207,716)	(M)	-
Current lease liabilities	75,471	-			75,471
Other financial liabilities	4,603	-	606,503	(L)	606,503
			(4,603)	(M)
Trade and other payables	265,701	-			265,701
Liabilities associated with cash advances	354,842	-			354,842
Other liabilities	30,086	-			30,086
Deferred revenue	1,907	-			1,907
Deferred income—grants	60,243	-			60,243
Deferred underwriting commissions	-	64,838	(60,373)	(C)	-
			(4,465)	(P)
Accrued expenses	146,786	-	(38,455)	(E)	108,331
Total current liabilities	1,151,415	64,838	290,891		1,507,144
Total liabilities	1,883,371	64,838	555,501		2,503,710

Commitments and contingencies
Ordinary shares subject to possible redemption, 20,125,000 shares at $10.87 per share	-	2,014,487	(2,014,487)	(J)	-

Total liabilities, ordinary shares subject to possible redemption, and shareholders’ (deficit) equity	1,825,371	2,023,390	(1,217,895)		2,630,866

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF COMPREHENSIVE (LOSS)
INCOME FOR THE YEAR ENDED DECEMBER 31, 2025

(SEK in thousands except share and per share data)	Einride (Historical)	Legato (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
Revenue	457,840	-			457,840
Cost of sales	(672,479)	-			(672,479)
Selling expenses	(79,404)	-			(79,404)
General and administrative expenses	(300,217)	(10,194)	(608,329)	(BB)	(1,009,525)
			(90,785)	(FF)
Research and development expenses	(329,825)	-			(329,825)
Other operating income	30,513	87,703	(87,703)	(AA)	30,513
Other operating expenses	(30,590)	-	(24,260)	(DD)	(54,850)
Operating (loss) income	(924,163)	77,509	(811,077)		(1,657,730)

Share of results of joint venture	1,430	-			1,430
Finance income – interest income	5,080	-			5,080
Finance income – other	1,403	-			1,403
Finance costs	(677,198)	-	27,825	(EE)	(649,373)
Net (losses) gains on financial assets or liabilities measured at fair value through profit or loss	(129,262)	-	(646,614)	(DD)	(775,876)
(Loss) income before income tax	(1,722,710)	77,509	(1,429,866)		(3,075,066)

Income tax benefit	1,034	-	294,552	(CC)	295,586

Net (loss) income	(1,721,676)	77,509	(1,135,314)		(2,779,480)

Exchange differences on translation of foreign operations	64,004	-			64,004
Total comprehensive (loss) income	(1,657,672)	77,509	(1,135,314)		(2,715,476)

Weighted average ordinary shares – basic and diluted	43,483,470	25,799,375			142,198,879

Net (loss) income per share – basic and diluted	(39.59)	3.00			(19.55)

Note 1. Basis of Presentation

Einride and Legato III have different fiscal period ends. The unaudited pro forma condensed combined balance sheet as of December 31, 2025, combines the historical consolidated statement of financial position of Einride as of December 31, 2025 and the historical balance sheet of Legato III as of November 30, 2025, on a pro forma basis as if the Business Combination had been consummated on December 31, 2025. The unaudited pro forma condensed combined statement of comprehensive loss for the years ended December 31, 2025, combines the historical consolidated statement of loss and other comprehensive loss of Einride for the year ended December 31, 2025 and the historical statement of operations of Legato III for the year ended November 30, 2025, on a pro forma basis as if the Business Combination had been consummated on January 1, 2025. The financial information of Legato III has not been adjusted to conform with Einride’s fiscal periods.

The unaudited pro forma condensed combined financial information is presented in SEK in thousands, which is the presentation currency of Einride and will be the presentation currency of the surviving entity following the Business Combination. Legato III’s historical financial information has been translated from USD to SEK in thousands for presentation in the unaudited pro forma condensed combined financial information, in accordance with IAS 21 The Effects of Changes in Foreign Exchange Rates.

The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in this prospectus:

●	The historical audited financial statements of Einride as of and for the year ended December 31, 2025;

●	The historical audited financial statements of Legato III as of and for the year ended November 30, 2025; and

●	Other information relating to Einride and Legato III included in this prospectus, including the description of the Business Combination Agreement and the transactions contemplated in connection therewith in “— Description of the Transaction.”

The unaudited pro forma condensed combined financial information should also be read together with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

The adjustments presented on the unaudited pro forma condensed combined financial information have been identified and presented to provide an understanding of the Einride Group upon consummation of the Business Combination for illustrative purposes. The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X which requires the depiction of the accounting for the transaction (“Transaction Accounting Adjustments”) and the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). The Einride Group has elected not to present Management’s Adjustments and is only presenting Transaction Accounting Adjustments in the preceding unaudited pro forma condensed combined financial information. The historical financial information has been adjusted to reflect the pro forma adjustments that are directly attributable to the Business Combination.

The unaudited pro forma condensed combined financial information has been prepared with respect to any redemption by Legato III’s holders of Legato III Public Shares for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account that holds the proceeds from Legato III’s initial public offering consummated on February 8, 2024, after giving effect to the redemption of 3,233,391 Legato III Public Shares in connection with the Extension Meeting. The presentation also reflects the actual redemption of 16,596,675 of the 16,891,609 Legato III Public Shares for an aggregate redemption payment of SEK 1,661 million, based on an estimated per share redemption price of approximately SEK 100 per share ($10.87) that was calculated based on SEK 1,691 million ($184 million) in the Trust Account as of November 30, 2025, as adjusted for 3,233,391 shares previously redeemed as part of the Extension Meeting, the assignment of 553,471 Founder Shares to one PIPE Investor, and the forfeiture of 1,819,468 Founder Shares by the Initial Shareholders.

Einride Group and Legato III have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that Einride’s management believes are reasonable under the circumstances. The unaudited pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible that the difference may be material. Einride believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to Einride’s management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the post-combination company filed consolidated income tax returns during the periods presented. The applicable statutory tax rate was used for the requisite periods presented.

Note 2. US GAAP to IFRS Policy Adjustment

The historical consolidated financial statements of Einride have been prepared in accordance with IFRS in its presentation currency in thousands of the Swedish Krona. The historical financial statements of Legato III have been prepared in accordance with US GAAP in its presentation currency of the USD. The unaudited pro forma condensed combined financial information reflects IFRS, the basis of accounting used by Einride, and what will be used by the successor entity going forward.

The adjustment required to convert Legato III’s financial statements from US GAAP to IFRS for purposes of the unaudited pro forma condensed combined financial information is as follows:

Under US GAAP, Legato III Public Shares are classified as “Commitments and contingencies” within temporary equity because they were redeemable at the sole discretion of the Legato III Public Shareholders. As the Legato III Public Shareholders had the right to require Legato III to redeem their Legato III Public Shares and Legato III had an irrevocable obligation to deliver cash for such redemption, this is reclassified from temporary equity under US GAAP to “Other financial liabilities” under IFRS. This has the effect of decreasing temporary equity and increasing liabilities by SEK 2,014 million.

Note 3. Conforming Accounting Policies

During the preparation of the unaudited pro forma condensed combined financial information, management performed an initial review of the accounting policies of Einride and Legato III to determine if differences in accounting policies require reclassifications or adjustments. As a result of that review, management did not become aware of any material differences between the accounting policies of the two companies. When Einride’s management completes a final review of Legato III’s accounting policies, additional differences may be identified that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial information. There was no reclassification adjustment required to conform Legato III’s financial statement presentation with that of Einride.

Note 4. Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2025

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

(A)	To reflect the reclassification of SEK 2,015 million of cash and marketable securities held in the Trust Account that becomes available upon consummation of the Business Combination.

(B)	To reflect the investment income accrued in the Trust Account subsequent to November 30, 2025, through December 31, 2025, estimated at SEK 6 million.

(C)	To reflect the cash payment of Legato III’s deferred underwriting commissions related to Legato III’s initial public offering in the amount of SEK 37 million. Note that this payment for the pro forma has been assumed to be paid in cash but may be paid through equity instruments which would have an impact on share capital and share premium.

(D)	To reflect the transfer of Legato III’s equity-classified public warrants to Einride and subsequent cancellation upon consummation of the Business Combination at historical value of SEK 12 million.

(E)	To reflect the actual payment of an aggregate SEK 192 million transaction costs incurred by Einride. These costs consist of advisory, banking, legal and accounting fees incurred as part of the Business Combination. The unaudited pro forma condensed combined balance sheet reflects these costs as a reduction of cash and cash equivalents of SEK 192 million with a corresponding offset of SEK 128 million to share premium as they are directly related to the issuance of equity-classified instruments and a reduction of accrued expenses of SEK 38 million and accumulated deficit of SEK 25 million for all other such costs.

(F)	To reflect the actual payment of an aggregate of SEK 6 million transaction costs incurred by Legato III. These costs consist of advisory, banking, legal and accounting fees incurred as part of the Business Combination. The unaudited pro forma condensed combined balance sheet reflects these costs as a reduction of cash and cash equivalents of SEK 6 million with a corresponding offset of SEK 6 million to share premium as they are directly related to the issuance of equity-classified instruments.

(G)	To reflect the reclassification of SEK 1,691 million of other financial liabilities related to 16,891,609 Legato III Public Shares subject to redemption to additional paid-in capital, post the redemption of 3,233,391 Legato III Public Shares in connection with the Extension Meeting, as the redemption right is removed at the date of the Business Combination. The adjustment also reflects the actual redemption of 16,596,675 Legato III Public Shares for aggregate redemption payments of SEK 1,661 million with a redemption price of approximately SEK 100 per share ($10.87). The redemption price is calculated as SEK 1,691 million ($184 million) in the Trust Account, adjusted for 3,233,391 Legato III Public Shares redeemed, per the unaudited pro forma condensed combined balance sheet divided by 16,891,609 redeemable Legato III Public Shares outstanding prior to the actual redemption of 16,596,675 Legato III Public Shares.

(H)	To reflect the impact of IFRS 2, for the actual redemption of 16,596,675 Legato III Public Shares, whereby the deemed cost of the shares and warrants issued by Einride in excess of the net assets of Legato III (which primarily consists of cash and marketable securities held in the Trust Account) is accounted for as share-based payment and reflected as an adjustment to accumulated deficit in the amount of SEK 608 million.

(SEK in thousands)		Actual Redemption
Fair value of Einride	[A]	12,426,885
Equity interest of Legato III shareholders in the combined company	[B]	2.5%
Equity interest of PIPE Investors in the combined company		10.0%
Equity interest of Einride shareholders in the combined company		87.5%

Deemed cost of shares issued by Einride to Legato III shareholders	[A]*[B]	314,290
Plus: warrants at $2.78 per warrant		264,610
Less: net assets of Legato III		29,429
Share-based payment		608,329

(1)	The fair value of Einride is the valuation of $1,350 million translated into SEK in thousands. The Einride valuation was lowered with a view towards minimizing redemptions in connection with the Business Combination and incentivizing potential PIPE Investors.
(2)	Legato III shareholder interest in the combined company derived from the number of shares outstanding at the Business Combination date as a percentage of the total shares of the combined company following the Stock Split.
(3)	The fair value of the Warrants to be issued to Legato III shareholders is based on estimated $2.78 per warrant.
(4)	The net assets of Legato III derived from the unaudited pro forma condensed combined financial information as of November 30, 2025.

(I)	To reflect the adjustment required on consummation of the Business Combination Agreement whereby all remaining outstanding Legato III Ordinary Shares will be cancelled and automatically exchanged for Ordinary Shares in the form of ADSs. Accordingly, Legato III’s ordinary shares and additional paid-in capital will decrease by SEK 5 thousand and SEK 1,691 million, respectively, while accumulated deficit will increase by SEK 45 million. Einride’s share capital, share premium, and accumulated deficit will increase by SEK 16 thousand, SEK 1,623 million, and SEK 23 million, respectively. Einride’s share capital reflects the increased par value of ordinary shares issued to Legato III shareholders.
(J)	To reflect the US GAAP to IFRS adjustment described in Note 2 to reclassify Legato III’s ordinary shares subject to possible redemption from temporary equity to other financial liabilities in the amount of SEK 2,014 million.
(K)	To reflect the issuance of liability-classified warrants as a result of the Business Combination. The fair value of the warrants is estimated at SEK 265 million.
(L)	To reflect the accounting for the February PIPE Investment, which is expected to result in the receipt of SEK 1,043 million. This amount is allocated between the fair value of the PIPE Warrants of SEK 607 million, which are recognized in other financial liabilities (current), and the residual amount of SEK 65 thousand and SEK 436 million, which are recognized in share capital and share premium, respectively.
Additionally, transaction costs allocated to the issuance of the PIPE Warrants are reflected as a reduction of cash and cash equivalents of SEK 24 million with a corresponding offset to accumulated deficit. Transaction costs allocated to the equity instruments are reflected as a reduction of cash and cash equivalents of SEK 17 million with a corresponding offset to share premium.
(M)	To reflect the conversion of convertible debentures into new shares of Einride based on the price of the securities issued in connection with the Business Combination. As a result, the balances of convertible debenture and associated embedded derivative recorded in other financial liabilities (current) will decrease by SEK 208 million and SEK 5 million, respectively, and Einride’s share capital and share premium will increase accordingly.
(N)	Not used.
(O)	To reflect the vesting of and subscription for additional Ordinary Shares by Lorne Abony upon consummation of the Business Combination. Accordingly, Einride’s share premium and accumulated deficit will increase to account for the share-based payments for the compensation shares which are also reflected in adjustment (FF) for Unaudited Pro Forma Condensed Combined Statement of Comprehensive (Loss) Income. Einride’s share capital will increase to reflect the Ordinary Shares issued to Mr. Abony with a corresponding increase to cash and cash equivalents for the par value paid for the Ordinary Shares.
(P)	To reflect the redemption of 3,233,391 Legato III Public Shares in connection with the Extension Meeting. Accordingly, cash and cash equivalents will decrease by approximately SEK 328 million, with a corresponding decrease in commitments and contingencies of SEK 324 million to reflect the reduction of shares subject to possible redemption and a decrease in deferred underwriting commissions of SEK 4 million.

Note 5. Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statement of Comprehensive Loss for the Year Ended December 31, 2025

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

(AA)	To reflect the elimination of interest income related to the marketable securities held in the Trust Account.

(BB)	To reflect the excess of the consideration of Ordinary Shares and Warrants issued by Einride over the net assets acquired from Legato III as part of the Business Combination accounted for as share-based payment under IFRS 2, giving effect of the actual redemption of 16,596,675 Legato III Public Shares.

(CC)	To reflect the cumulative impact of income statement transactions on income tax (benefit)/expense using the applicable statutory tax rate for the corresponding period presented, giving effect of the actual redemption of 16,596,675 Legato III Public Shares.

(DD)	To reflect the adjustment related to the PIPE Warrants issued in the February PIPE Investment which are classified as other current liabilities (current) at fair value through profit or loss. This includes the immediate expensing of transaction costs allocated to the issuance of the warrants. For the purpose of this pro forma, it is assumed that no warrants are exercised during the period resented.

(EE)	To reflect the conversion of convertible debentures into new shares of Einride based on the price of the securities issued in connection with the Business Combination. As a result, interest expense related to convertible debentures recorded during the period is removed.

(FF)	To reflect the vesting of additional Ordinary Shares by Lorne Abony upon consummation of the Business Combination. Accordingly, general and administrative expenses will increase by the share-based payments related to the compensation.

Note 6. Pro Forma Net (Loss) Income per Share

Represents the consolidated net (loss) income per share calculated using the weighted average shares outstanding, and the issuance of additional Einride shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2025. As the Business Combination and related transactions are being reflected as if they had occurred as of January 1, 2025, the calculation of weighted average shares outstanding for basic and diluted net (loss) income per share assumes that the Ordinary Shares issuable relating to the Business Combination have been outstanding for the entire period presented. The unaudited pro forma condensed combined financial information has been prepared giving effect to the actual redemption of 16,596,675 Legato III Public Shares by Legato III’s Public Shareholders of Legato III Public Shares for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account for the year ended December 31, 2025:

Year Ended December 31, 2025
(SEK in thousands, except share and per share data)	Actual Redemption
Pro forma net (loss) income attributable to Einride	(2,779,480)
Weighted average common stock outstanding - basic and diluted	142,198,879
Net (loss) income per common stock - basic and diluted	(19.55)

(1)	For purposes of calculating weighted average number of shares outstanding, the effect of outstanding warrants and unvested share-based payment was not considered in the calculation of diluted (loss) income per share, since the inclusion of such warrants and unvested share-based payment would be anti-dilutive.

The following summarizes the number of Ordinary Shares outstanding giving effect to the actual redemption of 16,596,675 Legato III Public Shares:

	Actual Redemption
	Shares	Ownership %
Legato III Public Shareholders	294,934	0.2%
Initial Shareholders and Affiliates	3,113,311	2.2%
Legato III IPO Underwriters	188,125	0.1%
Total Legato III	3,596,370	2.5%
PIPE Investors	14,188,891	10.0%
Einride Shareholders	124,413,618	87.5%
Total	142,198,879	100.0%

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

Unless the context otherwise requires, all references in this section to “Einride,” “we,” “us,” the “Company,” the “Group,” or “our” refer to Einride and its subsidiaries.

You should read the following discussion of our operating and financial review in conjunction with our audited consolidated financial statements and the related notes included elsewhere in this prospectus. The following discussion is based on our financial information prepared in accordance with IFRS® Accounting Standards, or IFRS, as issued by the International Accounting Standards Board (“IASB”).

This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described in the “Risk Factors” section of this prospectus. See “Cautionary Note Regarding Forward-Looking Statements.” Our actual results could differ materially from those contained in any forward-looking statements.

Overview

Einride is a global leader in digital, electric, and autonomous road freight, providing technology solutions to shippers to cost-efficiently transition their logistics to electric and autonomous operations. Our proprietary AI-powered digital freight platform, Saga, and autonomous driving system, the Einride Driver, have been developed to support customers in their transformation from manual diesel-based transport to efficient, optimized, and sustainable electric and autonomous freight systems. We believe our intelligent digital freight platform, along with the Einride Driver, will reduce costs for our customers and allow for a more efficient road transport network, and our leading safety case for autonomous vehicle technology is expected to support the broader safety development in the road transport sector as we continue to deploy our technology.

Einride was founded in 2016 in Stockholm, Sweden, and we have built a customer base that consists of 30 customers spread across seven countries in Europe, the United States, and the Middle East. In 2019 and 2022, we were the first company6 to place a fully autonomous cab-less heavy-duty vehicle on a public road in Europe and the United States, respectively. Since then, we have commenced daily autonomous operations with two customers, signed contracts with four additional customers for upcoming deployments in both Europe and the United States, and secured permits to operate our autonomous heavy-duty vehicles in four countries.

Einride’s core service offering consists of Freight Capacity as a Service (“FCaaS”), where Einride manages the complete service of supporting the customers to transition their road freight operations to digital, electric, and autonomous road freight, and in 2025, we launched our Software as a Service (“SaaS”) offering, a vehicle-agnostic technology that utilizes our existing software platform and provides customers with full control to optimize, digitalize, and automate their fleets for increased efficiency, encompassing both our proprietary platform Saga and the Einride Driver. We signed our first customer contract under the SaaS offering in October 2025, and expect to start generating revenues under the SaaS offering in 2026. Under the FCaaS offering, Einride enters into long-term contracts (3-5 years) with its customers for the provision of road freight services, utilizing either manually driven heavy-duty electric vehicles, CETs, and/or our Autonomous Trucks. The contracts typically include minimum commitments for both parties - transport capacity for Einride and monthly minimum fees for the customers. Under the SaaS offering, we expect to charge a license fee for the Saga platform and the Einride Driver, for our customers to have full access to intelligent and autonomous transport solutions.

As of December 2025, we have driven more than 14,000,000 electric miles7, executed more than 450,000 shipments8, and logged more than 3,300 Driverless Hours in Contracted Customer Operations, and we have achieved 99.7%9 on-time performance in operations.

[6]	According to Management’s knowledge
[7]	Since January 2020
[8]	Since January 2024
[9]	Based on Q1 2025 numbers in accordance with Service Level Agreements

Recent Developments

The Business Combination

On November 12, 2025, Einride and Legato III entered into the Business Combination Agreement. On June 9, 2026, Legato III merged with and into Merger Sub, a wholly owned subsidiary of Einride, with Merger Sub continuing as the surviving entity. Einride is the legal and accounting successor and the successor SEC registrant, hence Einride’s historical financial statements will be disclosed in the Company’s future periodic reports filed with the SEC.

Under the Business Combination Agreement, Einride was valued at a pre-money equity value of $1.35 billion with a deal value per share of $10.90. Cash proceeds, after expenses, funded up to approximately $86.4 million of cash to Einride’s Consolidated Statements of Financial Position. The cash components of the Business Combination were funded by Legato III’s cash in trust at Closing of approximately $3.3 million and $113.3 million through the PIPE Investment (with participation from both new and existing institutional investors), net of approximately $30.2 million of transaction expenses.

The net proceeds from the Business Combination are expected to support Einride’s continued growth initiatives including to advance our full Autonomous Driving stack (Einride Driver) and ramp existing and new customer contracts. Preparing for, and becoming, a publicly listed company on Nasdaq has required Einride to hire additional personnel and implement new procedures and processes to meet public company requirements and customary practices. Accordingly, Einride anticipates incurring additional public company expenses, including, but not limited to, costs for directors’ and officers’ liability insurance, director fees, and increased internal and external accounting, legal, and administrative resources, such as higher audit and legal fees.

Key Factors Affecting our Results

We believe that our performance and future success depend on several factors that present significant opportunities for us but also pose risks and challenges, including those discussed below and in the section of this prospectus titled “Risk Factors”.

Evolution of Business Model

Our business model has evolved, and we expect to continue developing our business model as part of the growth strategy, and to be able to establish additional revenue streams as the business matures.

Since its founding, Einride has been a technology company with the purpose of enabling more efficient and autonomous road freight operations. Our FCaaS offering was our first deployment model in active operations with customers. This allowed us to put our technology into active operations, first by utilizing our CETs, and subsequently our Autonomous Trucks, train our ML and AI models on actual operational data, and further develop our technology for optimized road freight. Over time, our FCaaS offering has evolved to also encompass energy and charging solutions, along with expanded capabilities of the digital freight platform Saga.

Under our SaaS offering, launched during the second half of 2025 and which utilizes our existing software platform, Einride provides the vehicle-agnostic technology of the Einride Platform and Einride Driver for the customer to integrate to their hardware of choice. This allows the customers to take advantage of the increased operational efficiencies while reducing the capital expenditure needed for Einride. We expect revenue under the SaaS offering will be generated through a fixed fee for having access to the digital freight platform. Furthermore, our Einride Driver is expected to be licensed under a similar offering, covering both road freight, and specialized civil and defense applications. The SaaS offering has been designed to allow for greater scalability of the digital freight platform and the Einride Driver, and to allow for a wider customer base, while keeping our capital expenditures at lower levels. Our business model is rooted in taking our customers on a journey of optimizing, automating, and electrifying their freight, and as such providing them with the benefits of costs and efficiency from the start of the relationship.

As we expand deployments under the SaaS offering, we expect a shift in both our revenue and cost structure. Under the FCaaS offering, we provide the customers with a turn-key solution to optimize and electrify their road transport operations. Einride accomplishes this by assessing, planning, sourcing, deploying, operating and reporting every aspect of the transport journey. Under the SaaS offering, we provide technology for autonomous and optimized road freight to support the customers with the assessment, planning, and reporting phases of the freight journey, while the customer remains responsible for the sourcing, deploying, and operating parts. Consequently, the revenue under the SaaS offering is expected to be reflective of a lower cost base and lower capital expenditures. In the short-term, we expect that the majority of our customer deployments will be done under the FCaaS offering, and our revenue and cost base will be reflective of such deployments. Over time, we anticipate continuing servicing the customers under our FCaaS fleet but believe more customer deployments to be made under the SaaS offering, and hence the revenue and costs to be associated with a less capital-intensive offering.

While our business is primarily concentrated in the FCaaS offering today, we expect our business mix to transition more towards an increasing share of SaaS as we take our customers on the journey to optimize and automate their road transport, made possible by the Einride Platform and the Einride Driver.

Commercialization

We started active customer operations with CETs under our FCaaS offering in 2020 in Sweden. Since then, we have expanded our customer base to include 30 customers, spread across seven countries, driven more than 14,000,000 electric miles, delivered more than 450,000 shipments, and logged more than 3,300 Driverless Hours in Contracted Customer Operations with our Autonomous Trucks. We anticipate that we will continue to grow our revenue and fleet of vehicles over the years, and we have an established pipeline with our existing customer base as well as with new customers, covering both our FCaaS and SaaS offering.

The global road freight market is estimated to have generated $4.6 trillion in annual revenue in 2023, of which Europe and the U.S. is estimated to have accounted for approximately $1.2 trillion10. In the fiscal year (“FY”) 2025 Einride amassed an annual revenue of SEK 457.8 million. As our commercial offering continues to mature, both through the FCaaS and SaaS offering, and as the penetration rate for electric and autonomous heavy-duty vehicles increases, we expect our revenue and market share to continue to increase. Furthermore, our existing customer base, which includes global companies such as General Electric Appliances, DP World, Heineken, and Carlsberg is estimated to have significant additional road transport needs beyond the services we currently provide, representing a strong foundation for growth.

We also see increasing interest for autonomous driving systems, such as through our Einride Driver, both in specialized civil applications and in the defense sector. As of December 2025, we have three Autonomous Trucks, all equipped with Einride’s proprietary automated driving system, the Einride Driver, in active customer operations with two different customers, signed contracts with four additional customers for upcoming deployments, and we have JBPs11 with our customers for additional deployments of our Autonomous Trucks. Furthermore, we have secured our first pilot contract for autonomous applications in the defense sector with a European NATO allied state, which provides more opportunities for the scaling of the SaaS offering. Please refer to the “Growth Strategy” section in the Business section for additional information about Einride’s growth strategy.

[10]	Einride analysis based on data sourced from Statista: Size of the global logistics industry, Freightwaves: trucking accounting for 43% of the sector’s total annual revenue; Eurostat & American Trucking Association.
[11]	JBPs are non-binding roadmaps jointly developed with Einride’s customers for further electrification of their road transport operations over a future period of time. Potential ARR is calculated based on the estimated number of CET and Autonomous Truck vehicles in JBPs multiplied by estimated ARR per vehicle, adjusted to exclude the already-converted portions of the JBPs. JBPs do not obligate Einride’s customers to negotiate, or enter into, binding agreements on any terms or at all. Actual ARR derived from JBPs, to the extent any is converted, may vary materially from the potential ARR set forth in this document.

As of December 31, 2025, we had 216 CETs in our fleet, deployed under the FCaaS offering, and three Autonomous Trucks in active operations under the FCaaS offering. We expect to have more than 15,000 CETs in our fleet over the longer term, of which a majority are expected to be deployed under the SaaS offering, and we anticipate deploying more than 5,000 autonomous solutions, both Autonomous Trucks and licensing of the Einride Driver, with the majority expected under the SaaS offering.

Our ability to achieve these deployment goals, and continued expansion with the existing customer base, is dependent on multiple factors, including, but not limited to our ability to meet technical and commercial milestones, deliver under our existing customer contracts, and raise additional equity and debt capital to fund our expansion. If our expectations are overly optimistic, or if we are unable to execute on our goals, we may fail to generate operating cash flow or achieve profitability. A failure to meet our technical and commercial milestones may also lead to unanticipated delays or cost overruns, which could adversely impact our business and financial results.

Economies of Scale, Sales and Marketing, & Competition

Our revenue model for the FCaaS offering is structured on a transport capacity basis, for which the customer pays a fixed fee per shift, tonne and/or shipment (depending on set up). In some cases, the contract outlines specific hardware to be used for the operations. For additional capacity used over the contracted, optional purchases are in place. As such, we believe that our revenue model will enable us to achieve strong profit margins at scale, as we leverage both the existing and future fleet and charging infrastructure for increased utilization as a result of a larger customer base and network effects that would allow us to reduce the actual cost per customer contract. Furthermore, as our operating technology platform, Saga, improves through additional operational data and longer time in active operations, we believe that our AI-powered optimization capabilities will improve, further enhancing the utilization of the fleet and consequently improved economics.

As we scale our SaaS offering, we aim to serve more customers and a larger fleet of vehicles under a less capital, and cost intensive, offering which is expected to lead to improved overall margins. By growing both the SaaS and FCaaS offerings, we expect economies of scale as a result of a larger fleet operated by Einride, and more vehicles utilizing our technology, which we believe will lead to, for example, improved optimization capabilities and consequently fewer empty miles driven and more annual operational hours and days for the fleet of vehicles.

Furthermore, both our CETs and Autonomous Trucks are relatively new types of assets. The production of the CETs continues to scale from the OEMs and as we increase the deployment of our Autonomous Trucks, especially through outsourced contract manufacturing, the price of both the CETs and the Autonomous Trucks is expected to decrease. While there are governmental subsidies and grants available for the procurement of electric heavy-duty vehicles, which are helpful to reduce our capital expenditure requirements, we expect that increased and more industrialized production of the vehicles will decrease the cost further. We believe that the lower price, together with expectations for improved technical capabilities of the vehicles, will allow us to improve our profitability and margins.

Our organization is supported by a highly skilled team with core competencies in areas such as operations, sales and marketing, and research and development. Our organizational set-up has been put in place to prepare for the growth we expect to come from both our existing and new customers. Consequently, as we scale our business and deploy additional vehicles across both the FCaaS and SaaS offerings, we anticipate realizing economies of scale in our staff force, thereby requiring relatively fewer operations and sales personnel per deployed vehicle. This is expected to result in improved profit margins due to anticipated operational leverage.

While we expect to achieve and maintain strong margins over time, additional competition may negatively impact pricing, margins and market share. This may lead to pricing pressure and lower margins that negatively impact operating results. However, we believe that our strong customer base and relationships that have been achieved already, together with the pipeline of both new and existing customers, positions us well to continue executing on our growth strategy. If we do not generate the margins we expect with the growth of our existing, and new, customer base, we may be required to raise additional debt or equity capital, which may not be available on acceptable terms or at all.

Regulatory Landscape

While there currently is no comprehensive regulatory framework governing the deployment of autonomous vehicles, our Autonomous Trucks have been permitted to operate under exemptions and trial permits in the United States, Sweden, Norway, and Belgium, where we have either deployed the Autonomous Trucks in active customer operations or performed demonstrations. The long-term regulations for autonomous trucks and the wider autonomous vehicle sector are still being shaped. Einride engages with key regulatory stakeholders to shape the future regulations for trialing, permits, operation, as well as manufacturing autonomous vehicles, but the risk remains that the long-term regulatory outlook may exclude some aspects of Einride’s current Autonomous Truck and automated driving system designs, and require us to re-engineer the vehicle or prevent us from deploying in certain countries or markets.

Furthermore, our business model requires us to operate both as a motor carrier by utilizing our owned or leased vehicles and contracted drivers, and as a transportation intermediary (such as a freight forwarder or broker) by arranging and contracting freight movement via third parties. While not strictly different from other parties providing road freight services, the regulations require us to be compliant and expose us to operational and legal obligations across the jurisdictions in which we operate.

Our business model is based on providing digital freight services to our customers, which is based on us believing that electric and autonomous transport is the more cost-efficient way to transport goods. There are governmental initiatives in the different countries in which we operate that incentivize the use of electric vehicles. These initiatives are, however, subject to change due to, for example, governmental policy changes which could have an effect on the competitiveness of the electric vehicle industry and impact our profitability and ability to reach our goals. It should, however, be noted that we do not believe that these governmental initiatives, subsidies, or grants, are determining factors for whether we will be able to deploy vehicles under our customer offerings and reach profitability but are rather seen as supportive means to accelerate the transition to a more environmentally sustainable and electric customer offering.

Global Economic Conditions

Our operational results and prospects for business growth are impacted by overall economic conditions globally and in the countries in which we operate. Concerns over inflation, geopolitical issues (such as those caused by the ongoing conflicts between Russia and Ukraine and in the Middle East), the availability and cost of credit, changes to trade policy and tariffs in the U.S., shift in environmental regulations and other factors have contributed to increased volatility and diminished expectations for the global economy and may further impact global supply chains and business investment decisions. These effects may not be fully reflected in our financial performance until future periods and ongoing geopolitical instability could potentially result in material impact on our operations.

Fluctuations in currency exchange rates

Swedish Krona (SEK) is the presentation currency of the Group’s audited consolidated financial statements. However, certain subsidiaries carry out operations in a functional currency other than SEK, principally in U.S. dollars and euros, and our results of operations are therefore impacted by fluctuations in exchange rates.

Foreign currency transactions are accounted for at the SEK-equivalent amount based on the exchange rate set on the transaction date, while the exchange difference realized at the date of collection or payment are recorded in the Consolidated Statements of Loss and Other Comprehensive Income (Loss) as foreign exchange gains or losses.

Research and development (“R&D”)

Our R&D function comprises the development of Einride’s AI and ML powered digital freight platform, Saga, and automated driving system, the Einride Driver. This work is crucial to support our transformation of the road freight industry to digital, electric, and autonomous operations. During 2025, we continued our dedication to develop this technology, recording SEK 329.8 million for R&D for the year ended December 31, 2025.

Key Operating Metrics

We monitor the following key operating metric for our deployment of the Autonomous Trucks to help us evaluate our performance, growth, and business in general.

Driverless Hours in Contracted Customer Operations

This metric provides the accumulated number of total hours (and minutes, and seconds) under which an autonomous vehicle utilizing the Einride Driver has been driving in contracted customer operations. It is calculated as the number of hours that the vehicle, and the associated automated driving system, is available to perform planned transportation shifts, where reasons for unavailability may include e.g., technical problems with the truck, weather (if outside the agreed upon Operational Design Domain), sickness of employees, etc. It therefore includes loading/unloading and other waiting times, in accordance with regular road freight operations.

This metric is tracked to enable management and other stakeholders to compare the pace of adoption of autonomy in Einride’s overall operations; to compare scale of operations versus peers; and to be able to do these internal and external assessments in a manner that is agnostic to the type of logistics flow or use case (i.e., the number of hours of operations is more relevant business-wise than kilometers travelled, as the economic case for autonomy is largely driven by its ability to displace the hourly cost of drivers).

Overall, this metric enables us to measure progress on transitioning customers to autonomous road freight, with a success metric that is closest to capturing the (hourly) value being saved for customers via autonomy.

This metric provides the truest representation of the cumulative time of entirely autonomous operations in real contracted operations (as opposed to other settings such as demonstrations). We believe this metric is an indicator of our commercial success for the deployment of the Einride Driver. This metric includes logged hours for our Autonomous Trucks in contracted customer operations, and as we start licensing the Einride Driver under the SaaS offering, the metric is intended to capture such hours as well.

We started tracking the metric in January 2024. As of December 31, 2025, we had logged 3,308 Driverless Hours in Contracted Customer Operations, increasing from 56 Driverless Hours as of January 31, 2024.

Components of Results of Operations

Basis of Presentation

Our audited consolidated financial statements have been prepared in accordance with IFRS Accounting Standards as issued by the International Accounting Standards Board. The presentation currency of the Group is Swedish krona (SEK), presented and rounded to the nearest thousand, unless otherwise stated. Our audited consolidated financial statements are prepared on a historical cost basis, except for certain financial instruments which are measured at fair value at the end of each reporting period.

Revenue

Our group revenue relates to transportation services and rental income, across many contracts with customers:

●	Transport services, performed using electric vehicles, including planning and optimization services through the Group’s software platform, Saga, ensuring the integrated delivery of customer goods based on monthly rates or occasionally on a lump sum basis. The non-lease component of the transport services is accounted for under the provisions of IFRS 15, Revenue from Contracts with Customers (single performance obligation). Transport services revenues typically become billable and due for payment upon completion of the specified monthly deliveries, at which point the receivable is recognized within trade receivables. When payments are made before or after the service is performed, the Group recognizes the resulting contract liability or asset. Revenue attributable to transport services is recognized over time even if the customer pays for all or part of the services initially. Accrued income in the Consolidated Statements of Financial Position does not meet the definition of a contract asset as the Group has an unconditional right to payment.

●	Rental income – Transport services contain a lease component if the contract (i) specifies a specific electric vehicle and/or trailer asset; and (ii) has terms that allow the customer to exercise substantive decision-making rights, which have an economic value to the customer and therefore allow the customer to direct how and for what purpose the electric vehicle and/or trailer asset is used. The lease component of transport services contracts is accounted for under IFRS 16, Leases, resulting in an income recognition pattern that is consistent with the revenue recognition of the non-lease component accounted for under IFRS 15. The lease component is recognized as an operating lease because the economic benefits and risks associated with ownership of an underlying asset are not substantially transferred to the customer.

The Group allocates the contract consideration between the lease and non-lease component of the contract by applying the expected cost-plus margin approach.

Cost of sales

Cost of sales represents the cost to generate the revenue from transport services and rental income. Cost of sales consist primarily of driver fees, salary and wage expenses related to transport operations, depreciation on electric vehicles and office leases, IT and software expenses, and other costs directly related to the generation of income such as travel costs and line consultants. Cost of sales also includes a share of costs related to the Group’s software, Saga, reflecting the ongoing maintenance and support of the system. The Group expenses all cost of sales in the period in which they are incurred.

Selling expenses

Selling expenses are mainly comprised of sales and marketing personnel-related costs, including salaries, contributions and benefits, advertising and public relations costs, including travel and consulting expenses.

General and administrative expenses

General and administrative expenses consist primarily of employee related costs, including salaries and benefits, accountancy services, consulting fees, including legal costs, IT expenses and other administrative costs such as equipment and tools and lease costs.

Research and development expenses

Research and development expenses consist primarily of salary and wage expenses related to R&D, IT and software expenses, professional service expenses, depreciation and disposal of property and equipment utilized by our R&D function. The Group expenses all research and development expenses in the period in which they are incurred.

Other operating income

Other operating income relates to subsidies and grants received and foreign exchange gains resulting primarily from settlement of trade receivables and payables.

Other operating expenses

Other operating expenses relate to salary and wage expenses not captured in the previous categories (including impact from settlement with a supplier), commission costs to a third-party advisor, losses on sales of fixed assets and foreign exchange losses resulting primarily from settlement of trade receivables and payables.

Share of results of joint venture

Share of results of joint venture relate to the share of profit or loss attributable to the Group from its investments in Polar Charge AB, which is accounted for under the equity method of accounting.

Finance income

Finance income relates to interest income on cash and short-term investments, together with foreign exchange gains arising from loans and borrowings.

Finance costs

Finance costs consist of interest expense and loan facility fees on loans and borrowings, the unwinding of the discount on our lease liabilities, interest expense associated with convertible debenture, interest expense on liabilities associated with cash advances, and foreign exchange losses.

Net (losses) gains on financial assets or liabilities measured at fair value through profit or loss

Financial assets at fair value through profit or loss are measured at fair value in each reporting period and the corresponding gains or losses are recognized in this financial statement line item. The net gain or loss recognized in the profit or loss includes any fair value gain or loss and dividends or interest received on the financial asset and is included in the item “Net (losses) gains on financial assets or liabilities at fair value through profit or loss.”

Income tax benefit (expense)

Income tax expense (benefit) consists of current and deferred taxes in each of our jurisdictions. The Group has historically reported a taxable loss in our most significant jurisdiction, Sweden, and expects this trend to continue for the foreseeable future.

Results of Operations

Year Ended December 31, 2025 compared to Year Ended December 31, 2024

Our results of operations for the periods indicated are summarized in the table below:

	Year Ended December 31,
(SEK in thousands)	2025	2024	Change	Change %
Revenue	457,840	388,377	69,463	18%
Cost of sales	(672,479)	(531,254)	(141,225)	27%
Selling expenses	(79,404)	(182,597)	103,193	(57)%
General and administrative expenses	(300,217)	(189,862)	(110,355)	58%
Research and development expenses	(329,825)	(349,054)	19,229	(6)%
Other operating income	30,513	19,651	10,862	55%
Other operating expenses	(30,590)	(10,925)	(19,665)	180%
Operating loss	(924,163)	(855,664)	(68,499)	8%
Share of results of joint venture	1,430	282	1,148	407%
Finance income	6,483	65,615	(59,132)	(90)%
Finance costs	(677,198)	(224,345)	(452,853)	202%
Net (losses) gains on financial assets or liabilities measured at fair value through profit or loss	(129,262)	51,832	(181,094)	(349)%
Loss before income tax	(1,722,710)	(962,280)	(760,430)	79%
Income tax benefit (expense)	1,034	(5,331)	6,365	(119)%
Net loss for the period	(1,721,676)	(967,611)	(754,065)	78%

Revenues

Revenue increased by SEK 69.5 million, or 18%, to SEK 457.8 million for the year ended December 31, 2025 from SEK 388.4 million for the year ended December 31, 2024. The increase was driven by net revenue growth from optional purchases for additional capacity in the current customer portfolio (SEK 131.2 million) along with the deployment of services to new customers (SEK 17.3 million) in the period, offset by SEK 79.0 million, mainly related to the termination of contract with a large US customer in March 2025. Excluding the terminated contract, revenue in 2025 grew by SEK 128.6 million or 39%.

Cost of sales

Cost of sales increased by SEK 141.2 million, or 27%, to SEK 672.5 million for the year ended December 31, 2025 from SEK 531.3 million for the year ended December 31, 2024. The increase was primarily a factor of increased volume during 2025 as compared to 2024, as discussed above. Cost of sales increased to a larger extent than revenue, mainly due to investments in new vehicles during the year in EMEA to support deployments and revenue growth in the region whilst utilization of US vehicles has not fully recovered from the aforementioned termination of a large US customer.

Selling expenses

Selling expenses decreased by SEK 103.2 million, or 57%, to SEK 79.4 million for the year ended December 31, 2025 from SEK 182.6 million for the year ended December 31, 2024 as a result of certain cost reduction initiatives implemented during 2025 and 2024. The decrease was primarily driven by overall headcount reductions which resulted in reduced salaries and wages and travel costs, coupled with reduced advertisement activities and consultancy fees.

General and administrative expenses

General and administration expenses increased by SEK 110.4 million, or 58%, to SEK 300.2 million for the year ended December 31, 2025 from SEK 189.9 million for the year ended December 31, 2024. The increase mainly pertained to costs related to the business combination process and advisory fees related to ongoing legal proceedings, excluding these costs. General and administrative expenses have remained largely flat compared to previous year.

Research and development expenses

Research and development expenses decreased by SEK 19.2 million, or 6%, to SEK 329.8 million for the year ended December 31, 2025, from SEK 349.1 million for the year ended December 31, 2024. The decrease was primarily due to a reduction in head count resulting in reduced wages, partly offset by investments in new quantum computing services to optimize the logistics of electric and autonomous freight.

Other operating income

Other operating income increased by SEK 10.9 million, or 55%, to SEK 30.5 million for the year ended December 31, 2025 from SEK 19.7 million for the year ended December 31, 2024. The increase was primarily driven by an increase in grants received coupled with positive foreign exchange gains on operating receivables and liabilities.

Other operating expenses

Other operating expenses increased by SEK 19.7 million, or 180%, to SEK 30.6 million for the year ended December 31, 2025 from SEK 10.9 million for the year ended December 31, 2024 as a result of increased losses from the sales of fixed assets, primarily related to a sale and leaseback transaction in 2025, commission costs to a third-party advisor for services related to the execution of a factoring agreement in 2025, and the reversal of provision for credit losses in 2024, attributable to the collection of receivables that had been written off in prior periods.

Share of results of joint venture

Share of results of joint venture increased by SEK 1.1 million, or 407%, to SEK 1.4 million for the year ended December 31, 2025 from SEK 0.3 million for the year ended December 31, 2024 as a result of the change in the net income of Polar Charge AB during the respective periods.

Finance income

Finance income decreased by SEK 59.1 million, or 90%, to SEK 6.5 million for the year ended December 31, 2025, from SEK 65.6 million for the year ended December 31, 2024. The decrease was primarily driven by an overall net decrease in exchange rate gain and a decrease in interest income earned on cash accounts. The change in realized gain was a result of movements in the exchange rate of SEK/USD which the group is exposed to as a large part of cash is held in USD while the reporting currency is SEK.

Finance costs

Finance costs increased by SEK 452.9 million, or 202%, to SEK 677.2 million for the year ended December 31, 2025 from SEK 224.3 million for the year ended December 31, 2024. The increase in finance costs is attributable to an increase of interest expense recorded as a result of a factoring facility entered into to finance operations and an early conversion with subsequent accelerated interest cost of the convertible debentures raised in September 2024, and converted into Series C preference shares in April 2025.

Net (losses) gains on financial assets or liabilities measured at fair value through profit or loss

Net fair value adjustment decreased by SEK 181.1 million, or 349%, to a loss of SEK 129.3 million for the year ended December 31, 2025, from a gain of SEK 51.8 million for the year ended December 31, 2024. The decrease was driven by a fair value loss pertaining to derivatives.

Income tax benefit

Income tax benefit increased by SEK 6.4 million, or 119%, to SEK 1.0 million for the year ended December 31, 2025 from an expense of SEK 5.3 million for the year ended December 31, 2024. The increase was primarily driven by an increase in the deferred tax asset due to a recognized unused tax loss carried forward.

Liquidity and Capital Resources

Liquidity describes the ability of a company to generate sufficient cash flows to meet the cash requirements of its business operations, including working capital needs, debt service, acquisitions, contractual obligations and other commitments. We assess liquidity in terms of our cash flows from operations and their sufficiency to fund our operating and investing activities.

Responsibility for liquidity risk management lies with the Einride Board, which has established a framework for short, medium and long-term liquidity risk management for financing and liquidity. The Group manages short-term liquidity risk by maintaining sufficient reserves and loans and borrowings. The liquidity reserve consists of cash which amounted to SEK 278.8 million and SEK 74.2 million as of December 31, 2025 and December 31, 2024, respectively. Long-term liquidity risk is managed by continuously monitoring forecasts and actual cash flows and by matching the maturity profiles of financial assets and liabilities.

For the years ended December 31, 2025, and 2024, we incurred net losses of SEK 1,721.7 million and SEK 967.6 million, respectively. We expect to incur additional losses and increased expenses in future periods as we continue to scale our business, invest in research and development efforts and incur additional expenses associated with being a public company. The timing of our future profitability will depend upon many variables, including the success of our growth strategies and the timing and size of investments and expenditures that we choose to undertake, as well as market growth and other factors that are not within our control. As such, we have not yet determined when we expect to achieve profitability.

We expect our capital expenditures and working capital requirements to increase as we scale our business and due to commercialization efforts, including the additional costs related to the requirements of becoming a public company. Achieving medium to long-term profitability will be dependent on our success in scaling our FCaaS and SaaS offering (including appropriately selling ancillary, integrated transport services), growing our customer base and deployments, managing our cost base and expenses (including optimization efforts) and otherwise successfully executing our business and marketing strategy.

Einride is a growth company and is, therefore, dependent on external capital for continued financing. We have historically been innovative, initiative-taking and nimble in engaging and exploring different opportunities to secure required capital to deliver on our business plan. As of December 31, 2025, we had approximately SEK 278.8 million of cash. We anticipate that additional cash and cash equivalents will be required to meet our capital requirements, and we expect to seek additional funding through debt or equity offerings, which may result in dilution or restrictive covenants, to fund our operating plan. If we do not generate sufficient cash to fund our operating plan, we may also adjust our operating plan to reflect the expected growth trajectory (e.g., reduced staff cost related to operations), reduce our general and administrative expenses (particularly, further headcount reductions), and potentially lower our anticipated research and development initiatives.

Einride has issued warrants in December 2023 to an anchor investor as a consideration-free part of a transaction linked to an investment in Einride. The shares and warrants were offered as a package. On this basis, management’s judgement is that the fair value of the warrants should be recognized as derivative liabilities as they do not fulfill the requirements of IAS 32 to be accounted for as equity, and based on the contractual terms of the warrants, they are considered derivative instruments at fair value through profit or loss under the principles of IFRS 9. The fair value of the warrants is obtained through a valuation performed by an external party using the Black & Scholes valuation model. The term of the warrant is 5 years from the date of issue. The instrument does not have an effect on the current period cash flow. However, if the warrants are exercised in the future, this would result in future cash inflows to the Company.

Einride issued convertible debentures to a new strategic investor that are convertible into Series C preference shares upon specific events maturing in May 2027 with a maximum initial principal amount of USD 20 million (SEK 191.3 million). The amount will increase to USD 23 million (SEK 220.0 million) if settled within 12 months of issuance, to USD 25 million (SEK 239.1 million) if settled between 12 and 18 months, and potentially up to USD 27 million (SEK 258.2 million) after 18 months. The conversion price is set at the lower of USD 10.79 or the market value of the Series C preference shares, with a minimum of USD 0.63 per share. The fair value of the embedded derivative within convertible debt is determined through a valuation performed by an external party utilizing the Monte Carlo simulation model. The term of the convertible debentures is 2 years from the date of issue. Due to the transactions contemplated by the Business Combination Agreement, the debentures automatically converted into Ordinary Shares in connection with the Closing. The instrument does not have an effect on the current period cash flow.

Cash Flows

Year Ended December 31, 2025, compared to Year Ended December 31, 2024

Our cash flows for the periods indicated are summarized in the table below:

	Year Ended December 31,
(SEK in thousands)	2025	2024	Change	Change %
Net cash (used in) provided by:
Operating activities	(741,711)	(389,612)	(352,099)	90%
Investing activities	(143,099)	(115,082)	(28,017)	24%
Financing activities	1,094,800	356,447	738,353	207%
Net change in cash for the period	209,991	(148,247)	358,237	(242)%

Operating Activities

Net cash used in operating activities mainly consists of our net loss adjusted for non-cash items and movements in working capital.

Non-cash items usually arise as a result of timing differences between expenses recognized and actual cash costs incurred or as a result of other non-cash income or expenses. Non-cash items include depreciation and amortization, capital gains from the sale of non-current assets, unrealized foreign exchange gain/(loss), deferred tax (expense)/benefit, non-cash interest expense and income, and net gain on financial assets or liabilities.

Movements in working capital include the movements in trade receivables, prepaid expenses, accrued income, other receivables, trade and other payable, accrued expenses, deferred income and other liabilities. Movements in working capital are affected by several factors including the timing of month-end and transaction volume, especially for accounts receivables and payables.

Net cash flows used in operating activities increased by SEK 352.1 million to an outflow of SEK 741.7 million for the year ended December 31, 2025 from an outflow of SEK 389.6 million for the year ended December 31, 2024. The key reason for the increase is due to the cash outflow from the movement in loss before tax of SEK 1,722.7 million for the year ended December 31, 2024, from an outflow of SEK 962.3 million for the year ended December 31, 2024.

For the year ended December 31, 2025, net cash flow used in operating activities of SEK 741.7 million primarily consists of a loss before tax of SEK 1,722.7 million adjusted for non-cash items of SEK 1,050.4 million, largely driven by depreciation and amortization of SEK 227.8 million, finance costs of SEK 588.6 million, and fair value gain/loss on financial assets or liabilities measured at fair value of SEK 129.3 million. This was partly offset by cash inflows of SEK 42.0 million in working capital mainly relating to an increase in accrued expense of SEK 70.0 million, a decrease in trade and other payables of SEK 52.2 million, and an increase in other liabilities of 30.6 million.

For the year ended December 31, 2024, net cash flow used in operating activities of SEK 389.6 million primarily consists of a loss before tax of SEK 962.3 million adjusted for non-cash items of SEK 332.9 million, largely driven by depreciation and amortization of SEK 227.0 million and finance costs of SEK 224.3 million. This was partly offset by cash inflows of SEK 285.5 million in working capital mainly relating to an increase in trade and other payables of SEK 96.4 million and a decrease in other receivables of SEK 173.1 million.

Investing Activities

Net cash used in investing activities increased by SEK 28.0 million to an outflow of SEK 143.1 million for the year ended December 31, 2025 from SEK 115.1 million for the year ended December 31, 2024. This increase is primarily attributed to net cash outflow on purchase of property, plant and equipment of SEK 164.6 million for the year ended December 31, 2025 from an outflow of SEK 165.3 million for the year ended December 31, 2024 and net cash inflow of proceeds on sale of property, plant and equipment of SEK 22.7 million for the year ended December 31, 2025 from an inflow of SEK 57.5 million for the year ended December 31, 2024.

Financing Activities

Net cash provided by financing activities increased by SEK 738.4 million to an inflow of SEK 1,094.8 million for the year ended December 31, 2025 from SEK 356.4 million for the year ended December 31, 2024. This increase is primarily attributed to net cash inflow on proceeds from issue of ordinary shares and warrants of SEK 774.0 million for the year ended December 31, 2025 from 309.5 million for the year ended December 31, 2024, a decrease of repayment of borrowings of nil for the year ended December 31, 2025 from SEK 320.0 million for the year ended December 31, 2024, a decrease of proceeds from issuance of convertible debenture of SEK 246.9 million for the year ended December 31, 2025 from SEK 319.9 million for the year ended December 31, 2024, and an increase of change in factoring facility of SEK 205.2 million for the year ended December 31, 2025 from SEK 166.2 million for the year ended December 31, 2024.

Obligations and Other Commitments

Loans and Borrowings

In 2025, Einride Norway AS, a subsidiary of Einride AB, obtained a term loan facility from Pareto Bank ASA for a principal amount of NOK 18 million. This loan has a maturity period of four years, with repayments structured over 16 quarterly periods, involving quarterly principal amortization of NOK 1 million (NOK 4 million annually). The interest rate is variable, set at NIBOR 3M plus a margin of 5%, and is reviewed and updated at the inception of each quarter. A lending fee of NOK 355 thousand was incurred at the loan’s inception, resulting in an effective interest rate of 9.53% at the start date. The facility is secured by a guarantee from the ultimate parent company, Einride AB, for NOK 5 million and by a pledge over Einride Norway AS’s operating assets and the specific trucks purchased with the loan proceeds, valued at NOK 20 million.

In 2023, Einride signed an agreement to put in place a senior loan facility. The facility was entered into by Einride Holding AB as borrower and the borrowing base consisted of contracted future cash flows from customer contracts held by its subsidiaries, and the fleet of electric heavy-duty vehicles. The facility was terminated at the end of 2024 and all debt amounts were settled in December 2024.

In connection with the repayment of the loan from the senior loan facility, Einride AB, and certain of its subsidiaries, entered into an invoice factoring agreement with a financial institution for the sale of invoice receivables with a credit limit of up to SEK 350 million, which has subsequently been increased to SEK 450 million in 2024 and to SEK 550 million in 2025. Proceeds from the factoring transaction were used to repay the outstanding loan in 2024.

Convertible Debentures/Promissory Notes

In September 2024, Einride issued 50,000,000 convertible debentures with a nominal value of USD 1 per convertible debenture with a term of 24 months. A total of 30,810,000 convertible debentures were subscribed for during 2024. During the first quarter of 2025, investors subscribed for a total of 5,179,500 convertible debentures within the framework of 50,000,000 convertible debentures issued in 2024. On April 8, 2025, all subscribed and allocated convertible debentures were converted into Series C preference shares. Through the conversion, the convertible debenture holders of the have been allocated a total of 7,395,078 new Series C preference shares.

In May 2025, the Group issued further convertible debentures with a maturity date in May 2027 and a maximum initial principal amount of USD 20 million (SEK 191,270 thousand). These debentures are convertible into the Group’s Series C preference shares upon specific events, such as change in control. The redemption of these debentures is on an adjusted basis and can potentially increase to USD 27 million (SEK 258,214 thousand) after 18 months. The conversion price is set at the lower of USD 10.79 or the market value of the Series C preference shares, with a minimum of USD 0.63 per share. The fair market value as of December 31, 2025 for Series C preference shares was USD 14.55. Due to the transactions contemplated by the Business Combination Agreement, the debentures automatically converted into Ordinary Shares in connection with the Closing.

The Group’s convertible debentures are recognized as a hybrid financial instrument divided into a host liability component and a derivative component (embedded derivative). At the date of issue, the host liability component is measured at the fair value of a similar liability that is not convertible or has a similar derivative component. Subsequent to the issue date, the host liability component is measured at amortized cost using the effective interest method. At the issue date and in the subsequent accounting, the derivative component is measured at fair value through profit or loss using generally accepted valuation techniques. In the Consolidated Statements of Financial Position, the derivative component is recognized under “Other financial liabilities” as current liabilities.

Other Commitments

Preference Shares

During the fiscal year 2024, Einride AB resolved to issue a total of 9,798,065 series C preference shares, of which 3,198,510 were subscribed, allocated and registered with the Swedish Companies Registration Office. In addition, a total of 51,231 ordinary shares were issued during the year through the exercise of warrants issued on December 8, 2020. All of these ordinary shares have been subscribed, allocated and registered with the Swedish Companies Registration Office (Sw: Bolagsverket).

See above Convertible Debentures/Promissory Notes section in conjunction with the Director’s report for additional information on the Q2 2025 conversion of convertible debentures, totaling 35,989,500 into series C preference shares.

See Note 29 to our audited consolidated financial statements included elsewhere in this prospectus for additional information about the legal proceedings against Maersk in the California Superior Court, Los Angeles Division. The dispute is based on Einride’s belief that Maersk, without cause and in breach of the terms of the agreement, terminated an agreement for the provision of transport services by Einride to Maersk.

See Note 29 to our audited consolidated financial statements included elsewhere in this prospectus for additional information regarding our other commitments.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” These include not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. Given that we expect to continue to report our financial results under IFRS as issued by the IASB, we will not be able to avail ourselves of this extended transition period and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required by the IASB.

We expect to remain an emerging growth company until the earlier of (1) the last day of the fiscal year (i) following the fifth anniversary of the Closing, (ii) in which we have total annual gross revenue of at least $1.235 billion, or (iii) in which we are deemed to be a large accelerated filer, which means the market value of the ADSs that are held by non-affiliates exceeds $700.0 million as of the prior June 30, or (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

Critical Accounting Estimates

The preparation of financial statements in conformity with the Group’s accounting policies set out in Note 2 to our audited consolidated financial statements requires management to make judgements, estimates and assumptions about the carrying amounts of assets and liabilities that are not readily apparent from other sources. Estimates and assumptions are based on historical experience and other factors deemed relevant. Actual outcomes may differ from these estimates. The estimates and underlying assumptions are evaluated on an ongoing basis. Changes in these estimates are recognized in the period in which the estimate is changed if the change affects only that period, or in the period of the change and future periods if the change affects both the current period of the change and future periods. Refer to Note 3 of our audited consolidated financial statements for a detailed understanding of all significant estimations and judgments applied by the Group in preparation of the financial statements.

Recent Accounting Pronouncements

See Note 2 to our audited consolidated financial statements for more information about recent accounting pronouncements that may potentially have an impact on our financial position, results of operations or cash flows.

BUSINESS

Company Overview

Einride is a global leader in digital, electric, and autonomous road freight, providing technology solutions to shippers to cost-efficiently transition their logistics to electric and autonomous operations. Founded in Sweden in 2016, Einride is transforming the road freight industry with its artificial intelligence (“AI”) and machine learning (“ML”) powered digital freight platform (“Saga”) and autonomous driving system (the “Einride Driver”).

Our proprietary solutions support the road freight industry in its transformation to digital, electric, and autonomous operations, and are deployed through a Freight-Capacity-as-a-Service (“FCaaS”) offering, pursuant to which our technology is deployed to manage all parts of the transport service necessary for electrifying, automating, and improving operations, including through vehicles, driver contracting, and other ancillary operational services. Our solutions are also provided through a Software-as-a-Service (“SaaS”) model, whereby customers can utilize our vehicle-agnostic technology platform and autonomous driving system to optimize, digitalize, and automate their fleets for maximum efficiency.

Through the AI powered digital freight platform, Saga, which orchestrates and optimizes the entire ecosystem required for electric and autonomous operations, Einride is leading the industry transformation to a more cost efficient, safer, and cleaner tomorrow.

To date, we have deployed and are operating one of the world’s largest fleets of electric heavy-duty vehicles, developed a leading charging infrastructure network, and have become the first company in the world12 to operate cab-less autonomous heavy-duty vehicles on public roads. Einride’s operations are all integrated with the digital freight platform, Saga, which enables advanced digital planning with electric and autonomous heavy-duty vehicles and charging infrastructure to address the market fragmentation, high emissions and labor shortages that continue to impact the freight industry. As of December 2025, our vehicles had driven over 14 million electric miles, executed more than 450,000 shipments, and abated over 26,000 tons of CO2 emissions, and we have achieved 99.7% on-time performance in operations13.

Our electric, intelligent, and autonomous road transport solutions represent a transformative shift in heavy-duty road freight. From local distribution to long-haul operations, our transport solutions enable customers to reduce their transport costs and decarbonize their operations while improving operational efficiency.

In 2019, we achieved a historic milestone by becoming the first company in the world14 to receive a permit to operate a cab-less autonomous heavy-duty vehicle (“Autonomous Truck”) on a public road, and three years after that, in 2022, we become the first company in the world15 to deploy a cab-less autonomous heavy-duty truck with a customer, where the program launched in 2022, and operations began in 2023. During 2025, we have continued to set new industry standards by completing the world’s first cab-less, electric, autonomous border crossing and customs clearance between Sweden and Norway, and by operating the first fully autonomous heavy-duty truck on a public road in Belgium at the Port of Antwerp-Bruges. As of November 2025, we are in live operations with two Autonomous Trucks in the United States with General Electric Appliances (“GEA”), and one Autonomous Truck in Sweden with Apotea, a Swedish online retailer. Further, in the Middle East, Einride and DP World are planning to launch the region’s largest deployment of an autonomous fleet to date.

[12]	Per management knowledge.
[13]	On-time performance in accordance with Service Level Agreements, Q1 2025.
[14]	Per management knowledge.
[15]	Per management knowledge.

We started commercial operations in 2020, and have since, as of December 31, 2025, built a customer base that consists of 30 customers spread across seven countries. Our global shipper customers are mainly within the retail, consumer goods, industrial and logistics sectors. These industries typically operate in dense regions with standardized routes and have high attention to quality of service, making them well-suited for our service offering. Our current customers include global transport buyers such as GEA, DP World, Mars, and Carlsberg, with which we have established strong customer relationships, and with which we expect to continue scaling our fleet of vehicles, including both connected manually driven electric vehicles (“CETs”) and Autonomous Trucks. Through our FCaaS offering, we enter into multi-year contracts, ranging from three to five years, on “take-or-pay” terms. Under these take-or-pay customer contracts, Einride commits to deliver specified volumes of transport capacity to the customers, for which they typically pay a fixed minimum fee, with optional purchases above the minimum commitments for additional capacity in excess of the contracted volumes. Under our SaaS offering, which was launched in the second half of 2025 and which utilizes our existing software platform, Einride provides vehicle-agnostic technology that customers can integrate into their own hardware and fleets, supporting their transition to more optimized, efficient, electric, and autonomous operations. The customer is expected to pay a license fee and a variable fee tied to the usage of Saga and customer specific autonomous deliveries.

As of February 2026, our Annual Recurring Revenue (“ARR”) in signed customer contracts under the FCaaS offering amounted to approximately $92 million16, and our run-rate operational revenue amounted to $49 million17. Furthermore, as we engage with our customers and deploy our freight solutions, we have entered, and expect to continue to enter, into Joint Business Plans (“JBPs”) with customers. These JBPs constitute detailed plans for how we jointly, together with the customers, intend to continue to scale and increase electrification and automation of our customers’ road transport operations. The potential long-term ARR that could be achieved when such JBPs become operational amounted, as of December 31, 2025, to approximately $800 million18. Through these JBPs, and continued new sales efforts, we expect to grow our revenue with both existing and new customers by deploying CETs and Autonomous Trucks under our FCaaS offering, as well as providing customers with our technology through our SaaS offering. By building strong customer relationships and leveraging operational insights, we believe that scaling through our JBPs with our FCaaS solutions and subsequently expanding these accounts with our SaaS offerings creates a sustained competitive advantage, distinguishing Einride from competitors who mainly focus on technology development. As we gradually scale revenue with global customers, we expect to be well positioned to deploy efficient and autonomous freight solutions at scale.

Einride was founded by Robert Falck, known for his extensive engineering expertise and commitment to sustainability, Linnéa Kornehed Falck, who has been recognized for her impressive innovative vision and leadership, and Filip Lilja, a passionate business developer and builder of high performing teams with a wide range of experience, including IT consultancy. Einride’s management team, supported by an organization of approximately 300 full time employees, brings decades of collective expertise across AI, mobility, robotics, autonomous and electric vehicle technologies, sustainability, and advanced transportation systems.

[16]	Represents USD-equivalent ARR expected from signed customer contracts. This amount is subject to certain conditions, termination rights and management assumptions. Actual ARR from Einride’s signed customer contracts may vary materially from the amount set forth in this prospectus.
[17]	Represents adjusted annualized monthly average USD-equivalent revenue in the quarter ended December 31, 2025 from operational customer contracts, based on unaudited financial performance.
[18]	JBPs are non-binding roadmaps jointly developed with Einride’s customers for further electrification of their road transport operations over a future period of time. Potential ARR is calculated based on the estimated number of CET and Autonomous Trucks in JBPs multiplied by estimated ARR per vehicle, adjusted to exclude the already-converted portions of the JBPs. JBPs do not obligate Einride’s customers to negotiate, or enter into, binding agreements on any terms or at all. Actual ARR derived from JBPs, to the extent any is converted, may vary materially from the potential ARR set forth in this prospectus.

The Electric and Autonomous Vehicle Industry

Since the Industrial Revolution, humanity has continually redefined the nature of transportation. From the launch of the first commercial steamboat on the Hudson River in 1807, to the establishment of the first major railroad connecting Baltimore to Ohio in 1827; from the pioneering powered flight at Kitty Hawk in 1903, to the historic launch of the first American into space from Cape Canaveral in 1961 - the most significant advances in United States transportation have always begun with those willing to take the first steps toward the future. The first fully autonomous cab-less electric heavy-duty vehicle on a public road in the United States, occurred in Selmer, Tennessee in 2022 with Einride. Since then, Einride has been committed to expanding its footprint and its suite of technology solutions for road freight in the United States, Europe and the Middle East.

Historically, the steam locomotive represented the dominant form of land transport propulsion, followed, in more recent decades, by diesel power as the principal means of road freight movement. Technological standards, however, are subject to continual evolution, and the trucking industry is no exception. The global sector, encompassing original equipment manufacturers (“OEMs”) and transport carriers, is presently advancing toward widespread electrification.

Einride is no exception. When we started operations in 2020, no suitable electric heavy-duty vehicles were available on the market at scale. As a pioneering initiative, Einride collaborated with a partner to convert diesel heavy-duty vehicles into electric ones. Global OEMs have since entered the market and now produce electric heavy-duty vehicles independently, allowing Einride to source them directly from manufacturers such as Daimler, BYD, and Scania. Einride’s approach, with an unrelenting focus on optimizing the entire ecosystem with one end-to-end solution, is designed to lower barriers to adoption, increase the reliability of operations, and solve the complexity of the transition to electric and autonomous at the best possible cost.

Market Opportunity

The global logistics market is a central component of the world economy. In 2023, it is estimated to have generated €9.4 trillion in revenue and is expected to increase to €14.1 trillion in 2028, representing a compound annual growth rate of approximately 8%.19 This projected increase demonstrates continued resilience in the global logistics market despite economic volatility, given its critical role in facilitating global trade, e-commerce growth and supply chain integration. Further, structural drivers such as rising cross-border commerce and digitalization of supply chains are expected to accelerate market expansion.

The road freight market constitutes a significant portion of the global logistics market. In 2023, the global road freight transportation market is estimated to have generated $4.6 trillion in annual revenue.20 Of that amount, the U.S. and E.U. heavy-duty road freight markets are estimated to have accounted for approximately $1.2 trillion in annual revenue.21 While the market represents a significant opportunity in terms of revenue potential, it also includes structural elements relating to high fragmentation, complex operations, and inefficiencies, which all contribute to the need for industry transformation. Einride is at the forefront of disrupting the road freight market and believes its technology solutions and customer offering represent a unique opportunity to address these inherent market challenges, which include:

[19]	Statista: Logistics industry worldwide – statistics & facts.
[20]	Einride analysis based on data sourced from Statista: Size of the global logistics industry, Freightwaves: trucking accounting for 43% of the sector’s total annual revenue; Eurostat & American Trucking Association.
[21]	Statista: Size of the global logistics industry, Freightwaves: trucking accounting for 43% of the sector’s total annual revenue; Eurostat & American Trucking Association.

●	Low Digitalization: The freight industry remains largely under-digitalized, with sub-optimized routes and manual operations making the shift to electric and autonomous transport costly and complex without the requisite digital infrastructure and expertise.

●	Transformation Gap: The industry is highly fragmented with approximately 90% of asset owners managing fleets of less than 10 trucks[22], resulting in structural inefficiencies that have led to only 11% asset utilization[23] and untapped capacity across the system.

●	Complexity: The road freight industry is complex and requires significant coordination and automated systems to integrate electric vehicles, autonomous driving solutions and enabling infrastructure in a highly sophisticated process.

●	Labor Shortages and Work Force Challenges: Drivers in the trucking industry face long hours, time away from home, and hazardous conditions, contributing to an estimated 60,000-driver shortfall in the United States in 2023.[24] The United States will need nearly one million new truck drivers by 2030[25] while large fleets see over 70% annual driver turnover.[26] Efforts to attract younger workers, like under-21 pilot programs, have had limited success.[27] In Europe the International Road Transport Union estimates a 233,000-driver shortfall by 2026, potentially rising to 745,000 by 2028. Key challenges include an aging workforce, and high entry barriers, further threatening road freight efficiency.[28]

●	Sustainability Drivers: The road freight sector accounts for a significant share of global CO2 emissions, representing approximately 7% of global energy-related CO2 emissions.[29] In addition, sustainability regulations are continuing to tighten, requiring companies to adopt more sustainable solutions.[30]

Einride’s Solutions to the Challenges of the Freight Industry

We believe that Einride’s technology solutions, including the digital freight platform, Saga, and our autonomous driving system, the Einride Driver, which we provide through our FCaaS and SaaS offerings, can help address the systemic challenges facing the freight industry. We believe the benefits of continued deployment of our already proven technology solutions will include:

●	Removed Logistical Complexity: Saga addresses coordination challenges by unifying major ecosystem elements into a single platform. Einride’s integrated, AI-powered software reduces logistical complexity in the transition to electric and autonomous operations and enables customers to focus on their core operations.

[22]	American Trucking Association & McKinsey.
[23]	Asset utilization is a function of fill fate, dead head and operating hours, asset up-time and speed. Einride in-house analysis based on data from First Call Logistics, OOIDA, FleetOwner, FreightWaves, ACEEE.
[24]	Bobby Samuels, The Economic Factors Fueling the Trucker Shortage, Vision Magazine, June 27, 2024.
[25]	ATA, Driver Shortage Update 2021, October 25, 2021.
[26]	ATRI Report.
[27]	U.S. Department of Transportation Federal Motor Carrier Safety Administration, Waivers, Exemptions, and Pilot Programs Annual Report to Congress Fiscal Year 2022, April 2024.
[28]	IRU. (2023). European Truck Driver Shortage Report 2023. International Road Transport Union.
[29]	International Energy Agency, The Future of Trucks: Implications for energy and the environment.
[30]	European Commission, Lorries, buses and coaches – CO₂ emission standards for heavy-duty vehicles, Directorate-General for Climate Action.

●	Reduced Overall Cost: Through the use of Saga, Einride can decrease the total cost of ownership for a fleet of electric heavy-duty vehicles, including manually driven and autonomous, through operational efficiencies, direct and indirect cost reductions, and purchasing economies of scale. For example, research conducted by Einride and the Fraunhofer Institute in 2025 demonstrated that a 13% reduction of fleet level total cost of ownership could be achieved through Einride’s optimized transport solution compared to the diesel baseline, without even taking into consideration the cost effects of a transition to autonomous operations.[31]

●	Reduced Driver Cost and Improved Working Conditions: The vehicle agnostic Einride Driver enables the owner to shift from an in-vehicle driver to remote oversight on day one. This enables operators to supervise multiple vehicles simultaneously and intervene when needed from a distance, consequently improving operational efficiency and reducing costs, while enhancing working conditions through safer and more flexible remote operations.

●	Increased Quality of Operations: The AI and ML optimization tools of Einride’s digital freight platform allow for more precise shipping and vehicle charging as compared to a customer’s current operations. Einride’s EMEA operations in 2025, as well as customer case studies conducted in 2025, have showcased customer operational improvements, including an 89%[32] accuracy of energy consumption prediction, a 73% reduction in charging time achieved by intelligent prioritization and controlling power output and a 50% increase in utilization of charging infrastructure.[33]

●	Sustainability: By enabling smaller carriers to shift to electric operations, Einride is fostering industry-wide transformation through collaboration. Einride is able to reduce customer transport-related CO2 emissions by up to 93% through the use of CETs and up to 94% through the use of Autonomous Trucks[34,33]. In addition, Einride’s solutions have, as of December 2025, abated more than 26,000 tons of CO2 emissions.

Why Einride is Positioned to Lead the Market and the Transition to Electric and Autonomous Freight Operations

We believe that Einride is well positioned to lead the market and the transition to electric and autonomous freight operations because of several competitive advantages spanning our technology, solution, partnerships, and business model. These strengths differentiate our approach and provide the foundation for scaling our electric and autonomous transport solutions globally.

Unlocking Economic Value With Optimization of Logistics Through the Digital Freight Platform, Saga

Our digital freight platform, Saga, enables optimized planning through advanced AI and ML algorithms. By analyzing large volumes of data from sources such as shipments, chargers, vehicles, batteries and drivers, Saga continuously refines execution planning to increase efficiency and reduce overall transportation costs. This core technology delivers more efficient transport plans and increases asset utilization, while also opening new revenue opportunities for the Company.

[31]	Engholm, A., Zackrisson, A., Bengtsson, T., Link, S., & Plötz, P. 2025. Beyond replacing diesel trucks: how optimized fleet planning increases electrification and lowers transportation costs. Fraunhofer Institute for Systems and Innovation Research ISI.
[32]	11% Mean absolute percentage error (MAPE).
[33]	EMEA operations in 2025, customer cases 2025.
[34]	Einride in house case study is based on 500 km/day (15t payload), 7 days/week (tonne-km parity). Autonomous is assumed to have a 10% smaller battery and 10% lower operational emissions than CET (eActros 600) due to design efficiency and optimal autonomous operations. Furthermore, assuming the ability to source green energy.

First Mover in Autonomous Freight

In 2019 and 2022, Einride became the first company35 to place a fully autonomous cab-less heavy-duty vehicle on a public road in Europe and the United States, respectively. With permits in place to scale, Einride expects to continue to grow its autonomous fleet across new and existing customers. As of December 2025, we surpassed 3,300 Driverless Hours in Contracted Customer Operations36 and had transported over 3,300 tonne-km autonomously. We currently employ approximately 300 full-time employees, of which approximately 100 are dedicated to developing our autonomous transport offering and have contributed to one of the most advanced autonomous driving systems on the market.

Long-Term Revenue Generating Contracts with Global Customers

Einride operates one of the largest fleets of heavy-duty electric trucks, and we provide our services to large blue-chip companies, primarily with global operations, through long term contracts across the United States, Europe and the United Arab Emirates (“UAE”). Our early commercialization strategy has created a sustainable competitive advantage as we have built operational relationships with 30 major customers across seven countries, while generating revenue. Through these operating contracts and customer relationships, we have not only gathered data and insights on how to deploy efficient electric road freight solutions at scale, but have also established demand for our services and detailed plans for the continued growth of our operations. We expect that our current customer base will enable us to scale our FCaaS offering, and provide opportunities for further deployment of autonomous solutions, utilizing both our Autonomous Truck and the Einride Driver, as well as our SaaS offering.

Deep Strategic Partnerships Built on Collaborative Industry Integration

Through close collaboration with world leading OEMs, carriers, and shippers, and by delivering electric freight solutions in contracted customer operations since 2020, Einride has developed a deep understanding of the road freight ecosystem. We have strategically chosen to partner with, rather than compete against, established industry players, including global OEMs, charging infrastructure providers, software companies, and maintenance providers, to deploy our electric and autonomous solutions. We leverage each partner’s strengths to accelerate commercialization, scale efficiently, and deliver safe and sustainable solutions to the market.

The Einride solution

Saga, the Digital Freight Platform

Einride’s operations are powered by Saga, which serves as our central intelligence operating software. Saga achieves disruptive advantages in large-scale operational setups by utilizing AI and ML. The platform is deeply integrated with transportation management systems (“TMS”), vehicles and chargers, as well as external providers of data such as for routes and weather. By aggregating data from this diverse set of sources, Einride is able to create efficient transport and charging plans for deploying electric and autonomous capacity at scale.

Platform layers

Saga is built upon three layers: (i) the top layer is customer-facing digital products and services; (ii) the middle layer is AI models and proprietary algorithms; and (iii) the bottom layer is the data sources. The interaction of these three layers enables us to continuously optimize routes and capacity as new data is gathered from real life operations. This dynamic optimization has resulted in increased uptime and utilization of our fleet of vehicles, allowing Einride to meet transport demand using fewer vehicles and less power, and at an overall lower price.

[35]	Per management knowledge.
[36]	Driverless Hours in Contracted Customer Operations is the total hours under which the Einride Driver has been driving in contracted customer operations. Between January 2024 and December 2025. Please refer to the “Key Operating Metrics” section under the “MD&A” for more details about Driverless Hours in Contracted Customer Operations.

When designing solutions for a customer, we typically collect a large set of that customer’s road transport data. This data is analyzed in what we call a transformation program and serves as an indication of the long-term scaling potential with that customer (a “Transformation Program”). See “Growth Strategy” for additional information regarding our Transformation Programs. The digital assessment of the customer’s road transport network is provided through the Transformation Program where in-house expert developers utilize Saga to conduct a quantitative data analysis on such customer’s transport networks. The outcome of the analysis helps create a thorough roadmap for the customer to scale electric and autonomous transport across regions.

The digital products and services consist of (i) the transport suite (“Transport Suite”), which targets shipper-planners, carriers, dispatchers, and drivers and allows them to create and execute plans, manage vehicles, and gain insights on operational performance and emissions, and (ii) the charging suite (“Charging Suite”), which is for charging infrastructure owners and operators, enabling them to create charger reservations, prioritize power to vehicles (resulting in increased utilization and operational uptime), and gain real-time visibility of charger status, energy consumption, and utilization.

Data and Models

Saga provides a differentiated and exponentially increasing data advantage for optimizing road freight with AI. The access to the data and the ability to leverage it in daily operations is unique and difficult to replicate. We believe that to replicate the quality and the amount of data Saga is built on would require large investments and significant time. Data gathered from transport management systems, vehicles, chargers and drivers powers our ML models, and creates a flywheel effect to enable the planning and orchestration of an electric and autonomous system. The more data the AI system has, the stronger the platform becomes.

Transport order data is collected through integration with shipper TMSs. The dataset incorporates essential operational constraints, such as designated pickup and delivery time windows and co-dependent shipment requirements, which are critical for the detailed development of optimized transport and charging strategies while ensuring the delivery of a reliable transport service. From vehicle telematics, Saga receives battery measurements, including, for example, charge status, and frequent position updates. This enables reliable operations as well as the development of ML models for energy consumption. Charging data from Einride’s charging network allows for control, planning and optimization of charging. Driver app data ensures operational efficiency and service level agreement compliance.

EV Route Planning Optimizer

Einride planning AI algorithms integrate route and charge planning on the fleet level. These algorithms are industry-leading for the planning of electric fleets at scale as they are benchmarked every night for a large set of real-world customer cases. As of December 2025, our planning software has optimized over 1.6 million days of transport order data.

Predictive Energy Consumption Model

Our vehicle specific energy consumption models are based on driving data from real-world operations and are continuously retrained to adapt to changes in underlying data, including weight, temperature, topography, elevation and driving conditions. More accurate energy consumption estimates are crucial to shorten charging times, while ensuring the vehicles have sufficient energy for their operations, in turn resulting in higher transport efficiency.

Energy Supply Model

Our energy supply model creates a standardized prediction of power output for different charger vehicle combinations under a variety of conditions, which is essential for an accurate prediction of a vehicle’s charging status at the end of a charging session. This core technology creates more efficient transport plans, increases asset utilization, and unlocks new revenue streams by enabling advanced smart-charging products and future participation in the electricity trading market.

Battery State of Health Predictions

Our battery cell-type specific state-of-health models based on observed energy throughput enable Einride to continuously assign the appropriate route to each vehicle in the fleet. The models ensure operational performance and efficient lifetime management of each vehicle and their batteries.

Results

By equipping transport planners and operators of electric and autonomous fleets with Saga, we have been able to reduce empty miles, optimize energy use and reduce operating costs. Einride is able to reduce the overall cost of transition from manual-based diesel platforms to intelligent electric and autonomous operations through operational efficiencies, direct and indirect cost reductions, and purchasing economies of scale.

Research conducted by Einride together with the Fraunhofer Institute demonstrated that in certain cases, an optimized electric heavy-duty fleet integrated with Saga can reduce overall operating costs by 13% compared to regular non-optimized fleets of heavy-duty diesel vehicles, without taking into consideration the positive cost effects of a transition to autonomous operations.37 By using our optimization capabilities through Saga, we have been able to show that the fleet serving the customer can be reduced by 16%, while achieving a 10% increase in transport volume and increasing pallets transported per truck by 30%.38

Saga further increases quality of operations as AI and ML optimization tools allow for more precise shipping and charging operations. In certain operational use cases, we have seen a 73% reduction in charging time achieved by intelligent prioritization and controlling power output, approximately 50% increased utilization of charging infrastructure and 89%39 accuracy of energy consumption prediction, all enabling highly reliable operational planning.40

The Einride Driver

We believe transitioning manual electric operations into fully autonomous solutions will be a key driver in improving operational efficiency and reducing overall transportation costs. Since the inception of our business, we have focused on building an automated driving system whereby the human driver is shifted from in-vehicle to a remote oversight role, creating the foundation for “one-operator-to-several-vehicles” operations. Consequently, our efforts have led us to develop the Einride Driver, a vessel-agnostic automated driving system. The Einride Driver consists of three proprietary components: (i) the automated drive (“AD”) software, (ii) sensor & compute, and (iii) safety case. Einride’s end-to-end, observable and third party audited safe stack covers all AD functionalities for general automated driving.

[37]	Engholm, A., Zackrisson, A., Bengtsson, T., Link, S., & Plötz, P. 2025. Beyond replacing diesel trucks: how optimized fleet planning increases electrification and lowers transportation costs. Fraunhofer Institute for Systems and Innovation Research ISI.
[38]	Einride developed customer solution 2024, Einride developed customer solution 2022.
[39]	11% Mean absolute percentage error (MAPE).
[40]	EMEA operations in 2025, customer cases 2025.

AD software

The AD software has been developed to be completely vehicle-agnostic and is built entirely in-house, representing one of Einride’s most valuable intellectual property assets. Einride’s software architecture employs a sophisticated dual-path approach. The primary path uses an end-to-end, observable ML model with a combination of imitation learning and reinforcement learning that delivers driving behavior similar to that of a human. The secondary path employs rule-based, deterministic logic that provides the safety foundation required for regulatory approval by essentially creating guardrails within which Einride’s ML system operates. The autonomous ML framework emphasizes end-to-end ML through the whole process, from sensor input to trajectory output and validation, leveraging fleet-scale data volumes in a high variety of scenarios. It targets large foundational models, offering consistent performance across operational design domains (“ODDs”), coupled with specialized ODD-class models to ensure faster and cheaper site-specific training. Each part of the end-to-end trained ML model can have its output observed, monitored and interpreted to determine why it made a specific decision. The model is deployable and safe due to explainability and redundancy in the secondary rule-based software with a matching degradation concept41.

Sensor & Compute

This software combines top-tier sensors from partners like Aeva for LiDAR technology and NVIDIA for computing platforms, creating a comprehensive perception system using global shutter and infrared capable cameras, LiDAR, and radar modalities. Thousands of tera operations per second in a redundant compute architecture enables ML inference, a long range and 360° field of view, multiple motion controllers for both primary and minimum risk maneuvers and extensive safety checks. Top tier sensors and compute are important but to build a generalizable stack, we utilize gaussian splatting to remove the model dependency on sensor position. The stack is also containerized, enabling it to run on different compute and compute architectures, and easy to deploy with over the air updates.

Safety case

Our system has been designed to operate cab-less vehicles from the beginning, which has resulted in us developing a true driverless system. We have co-developed hardware for steering and braking that utilizes Einride intellectual property to ensure safe operation and, to the Company’s knowledge, before any competitor has been able to develop similar safety hardware. Redundancies in electrical architecture, power, sensors and compute together with fail operational systems are integrated in the Einride platform. This is also mirrored in the software development and implementation where guidance of the latest standards such as FuSa (ISO26262), Safety and Artificial Intelligence (ISO 8800), SOTIF (ISO 21448), Safety for ADS - Design, Verification and Validation (ISO 5083) and Cybersecurity Engineering (ISO 21434) guide the buildup of redundancies, checks, fail safe and fail operational systems.

Complementing this with a strong, Swedish engrained safety culture and safety systems has enabled Einride to construct a documented and third-party audited argument, from the Research Institutes of Sweden (“RISE”),42 that forms the basis for public road permits achieved to date. This proprietary safety framework has enabled us to secure operating permits across Sweden, Belgium, Norway and the United States43, demonstrating regulatory confidence in Einride’s approach. See “Einride’s Safety Approach” for additional information regarding Einride’s safety work and the RISE audit.

[41]	The concept of degradation refers to the system’s ability to determine the impact of a detected fault and decide on the appropriate corrective action.
[42]	Einride, Independently assessing the Safety Case for our Autonomous Trucks, Einride Tech (Jul. 2, 2025).
[43]	As of December 2025. In the United States Einride worked directly with NHTSA to secure the country’s first permit for a cab-less autonomous heavy-duty vehicle on public road.

The Control Tower

The Einride control tower (the “Control Tower”) is an intelligence system for fleet management and oversight. The system enables remote supervision by operators, allowing one person to oversee an entire fleet of vehicles connected through an Einride Driver and monitor the fleet’s progress. In addition, the system provides a live view of route progress, vehicle status, deviation alerts and charging status. It also provides real-time vehicle status updates and notifications, 360° camera views both inside and outside the vehicle, trajectory forecasting and more. The Control tower enables a human to integrate and interfere with the vehicle remotely, handling unpredictable situations like extreme weather, road construction, and accidents that may require human intervention.

The Einride Offering

By deploying Saga and the Einride Driver, we support our customers in their transition from manual and diesel-based transport to efficient, optimized, and sustainable electric and autonomous freight systems. We offer our solutions to customers through two primary offerings: FCaaS, a turn-key solution for electric and autonomous freight, and our recently launched SaaS offering, a license-based model for accessing our vehicle agnostic technology, the Einride Platform (as defined herein) and the Einride Driver.

Freight-Capacity-as-a-Service (“FCaaS”)

Electric Mobility

The FCaaS solution is a full service offering where we support our customers in electrifying, optimizing, and automating their road transport operations. This includes the hardware, including both CETs and Autonomous Trucks, and all operating features, such as driver services procured by Einride from carrier partners, charging infrastructure, technology, and software needed for electric and/or autonomous operations. We provide the end-to-end service by assessing, planning, sourcing, deploying, operating and reporting every part of the transport journey. We enter into multi-year contracts (typically 3 to 5 years) with our customers on “take-or-pay” terms with fixed commitments on both parties. Under these contracts, Einride commits to deliver a specified amount of transport capacity to the customer, for which the customer pays a fixed license fee per shift, tonne and/or shipment (depending on set up), with the option for additional capacity delivered beyond the minimum agreed volumes. We deploy the FCaaS offering utilizing both CETs and Autonomous Trucks, and are currently serving customers across the retail, industrial, logistics, and consumer goods sectors.

To date, our fleet of vehicles deployed under the FCaaS offering consist primarily of CETs sourced under a multi-OEM strategy, which ensures that we have access to the required hardware and the different form factors. These global OEMs include Daimler, Scania and BYD.

We believe the future of road freight is autonomous, and we are developing the next generation of transport technology. We have operated our Autonomous Truck since 2019 across different settings, including pilot projects and contracted operations with GEA in the United States and Apotea in Sweden. Our Autonomous Trucks are purpose-built, electric, fully autonomous heavy-duty vehicles that are designed in-house to deliver safe, clean, and efficient freight. The Autonomous Truck is cab-less by design, built to shift an in-vehicle-driver to remote oversight on day one. Approved for public roads in the United States, Sweden, Norway and Belgium, our Autonomous Truck uses cutting-edge algorithms to move customers’ goods with maximum efficiency. Our Autonomous Trucks are equipped with Einride’s proprietary automated driving system, the Einride Driver. For the hardware of the Autonomous Trucks, Einride partners with global leading manufacturing partners and component suppliers, and assembles the chassis, sensors, radars, and other technology in-house. We have an established partnership in place for contract manufacturing of the Autonomous Trucks, and we expect to scale production of these vehicles in an outsourced setting over time.

Ensuring steady and reliable connectivity is critical for the seamless operation of the Autonomous Truck and the Einride Driver. To mitigate operational risk and guarantee maximum uptime, Einride has strategically integrated an expert, in-house connectivity team, collaborating closely with autonomous operations to maintain network stability.

Energy & Charging Infrastructure

In order to execute on its FCaaS contracts, Einride ensures that sufficient charging infrastructure is in place. Einride provides charging in three different ways: smartcharging stations (“Smartcharger Stations”), private installations and third party charging networks.

Our Smartcharger Stations are strategically located public charging stations in transport dense regions. Our data driven approach through the Transformation Programs serve as a key indicator of where and how to deploy the stations to serve both our existing and new potential customers. This deployment strategy provides us with visibility over the base utilization of the Smartcharger Stations, which are also available to external customers, thereby driving utilization in excess of that coming from our FCaaS customers. The stations can serve multiple customers with efficient and reliable operations that are ensured through reservation and planning capabilities provided by Saga. We have historically built our charging stations together with infrastructure partners who finance the capital expenditure for the sites, and expect to continue with a similar approach in the future.

We also support our customers by privately installing and deploying chargers in fenced areas, such as at the customers’ and carriers’ premises. Such installations are typically situated at warehouses or the customers’ freight centers, allowing for greater operational efficiency.

Additionally, we work with third-party charging providers to support our deployment of the FCaaS offering in regions where we have not yet built Smartcharger Stations or that are not yet suited for the development of such infrastructure. Third-party charging networks serve as important partnerships for us to support our deployments, and ensure that there is sufficient and readily available charging capacity for our customers.

Software-as-a-Service (“SaaS”)

We recently introduced a vessel-agnostic, SaaS platform designed to empower customers to seamlessly integrate their own vehicles with Einride’s proprietary software, including Saga and the Einride Driver, across any hardware configuration. This strategic innovation supports Einride’s long-term transition toward a more asset-light business model, under which we focus on delivering advanced software and technological solutions for transport operations and integration with the customers’ own hardware and infrastructure. Over the longer term, we anticipate that the SaaS model will account for the majority of the customer deployments.

The Einride Platform

Under the SaaS offering, Einride provides the digital freight platform, Saga, including its Transport Suite and Charging Suite, to fleet operators (the “Einride Platform”). Similar to the FCaaS offering, the Einride Platform provides an end-to-end service by assessing, planning, and reporting every part of the transport journey for customers, as well as providing the technology to continuously optimize operations and increase utilization of the assets. As opposed to the FCaaS offering, however, the customer and its carrier partners are responsible for sourcing, deploying and operating their own fleet of vehicles and charging infrastructure, with the possibility to also use Einride’s network of Smartcharger Stations.

The first contract under the Einride Platform was signed in October 2025 and started operations in January 2026. Indicatively, commercial agreements will feature a license fee, with the majority of revenue being derived from variable components tied to the customers’ and their operating partners’ utilization of the Einride Platform. The platform model is expected to constitute a highly scalable deployment model, with lower capital expenditure requirements. Einride is actively working on expanding the Einride Platform offering to both existing and new customers.

The Einride Driver

For the autonomous operations under the SaaS offering, Einride will provide its automated driving system technology, the Einride Driver, to customers operating in commercial transport, as well as for defense and specialized civilian applications. The Einride Driver will be seamlessly integrated into customers’ hardware and fully vehicle agnostic. Offering the Einride Driver under the SaaS model will allow Einride to deploy autonomous driving solutions at scale, providing customers with cost efficient transport solutions, while limiting the capital expenditures incurred by Einride under the FCaaS model. This will enable the Company to expand its autonomous operations into new sectors, such as defense, where demand for advanced military technology is rising and where safety and risk reduction are important requirements.

Building on the momentum of a successful demo project completed in 2025, the Einride Driver’s SaaS offering is on track for rapid, near-term scaling. We expect to license the Einride Driver through commercial licensing agreements, pursuant to which customers will pay a license fee per vessel and additional service fees. The service fees would cover operational support as well as customer-specific capability development required to deploy and operate the Einride Driver in custom ODDs. Initially, the majority of revenue is expected to be generated by service fees as the Einride Driver is integrated and deployed with the customers’ vehicles, with license fees gradually increasing over time.

Customers

Commercial Trucking

Einride’s versatile technology supports the automation of a wide range of ground transportation use cases from off-highway to on-highway applications, enabling the Company to support a broad customer base. Our existing customer portfolio encompasses the retail, consumer goods, logistics, and industrial sectors, and includes customers such as Carlsberg, one of the world’s leading breweries, GEA, one of the world’s largest appliances manufacturers, PepsiCo, one of the world’s largest food and beverage companies, Mars, a world leading manufacturer of chocolate, chewing gum and other food products, and DP World, a multinational logistics company based in Dubai. December 2025, Einride had 30 customers across seven countries (Sweden, Norway, Austria, Germany, the Netherlands, the United Arab Emirates, and the United States), 216 CETs in its fleet and three Autonomous Trucks in active operation.

Public Sector

Building on our autonomous freight experience, we are expecting to expand into new sectors, including the defense sector to address European demand for military technology. Under its SaaS offering, Einride has completed a paid pilot project of the Einride Driver with a NATO-member country and is in ongoing discussions for further collaboration.

We have also worked together with the United Arab Emirates’ Ministry of Energy and Infrastructure for the deployment of the Falcon Rise Grid, encompassing large scale deployments of CETs, Autonomous Trucks and charging infrastructure across Abu Dhabi, Dubai, and Sharjah.

Select Customer Case Study

The following case study illustrates the diversified application of our technology and the progression of the commercialization strategy we have pursued since inception.

We currently provide GEA with our FCaaS solution in the United States, and the partnership has grown from a single digit deployment of CETs to 19 CETs and two Autonomous Trucks.44 Our current joint collaboration includes co-developing solutions and proposals for immediate deployments across both CETs and Autonomous Trucks. From January 2024 to December 2025, the GEA-deployed Autonomous Trucks delivered over 61,000 units in over 1,000 shipments and transported over 1,700 tonne-km, with approximately 94% of the transportation completed in autonomous drive mode, all while maintaining approximately 99.0% delivery precision.

[44]	As of December 2025.

Growth Strategy

Our business contemplates engaging with customers on large transformational solutions. At initial engagement, we perform a comprehensive review of the customer’s road freight operations to identify the transport flows most viable for immediate electrification. This analysis produces a Transformation Program, which quantifies the customer’s overall electrification and autonomous opportunities. Leveraging these insights, Saga conducts a detailed assessment to determine the routes, which are mostly suited for electric operations today, where autonomous operations may be implemented and where future scaling is most strategic. Based on this evaluation, we jointly develop a long-term JBP with the customer, which is a structured roadmap that formalizes mutual intentions to transform the customer’s freight operations over a five-year horizon and beyond.45 As of December 2025, our potential long-term ARR that could be achieved when such JBPs become operational amounted to more than $800 million. Concurrently with signing the JBP, we also negotiate and enter into an operational contract, which constitutes the first deployment of the scaling plan. As of February 2026, we had approximately $92 million in ARR in signed customer contracts.46 While the FCaaS offering currently represents the majority of our ARR, we anticipate that an increasing share of the JBPs, along with the additional scaling potential identified in the Transformation Programs, will be deployed under the SaaS offering over the longer term.

Einride’s existing JBPs, and data from the Transformation Programs, present an enormous growth opportunity with existing customers and are key factors both for our past and future success. We have established our core markets where we see significant demand for our solutions from existing customers, and we continue to expand our offering with new potential clients.

In the beginning of 2025, we successfully entered into new markets, including Austria through an existing customer, and the UAE through a new customer, DP World, and have a growing footprint with global shippers across the EMEA and North America. Our geographical expansion across the United States and EMEA has been driven by both new and existing customers, with 12 and 18 signed and/or operational customers, respectively.

General Electric Appliances

In 2021, we entered into our first operational contract and JBP with GEA aimed at accelerating electrification through the deployment of more than 200 electric vehicles, both manually electric driven and autonomous vehicles. In October 2022, we made history together by putting the first47 autonomous electric heavy-duty vehicle on a public road in the United States.

Competition

We see our main competitors being other providers of freight technology. This includes companies that focus on developing and deploying autonomous solutions, as well as those providing full freight services to customers, including charging infrastructure, and particularly those who focus on commercial trucking and the public sector.

[45]	JBPs are non-binding roadmaps jointly developed with Einride’s customers for further electrification of their road transport operations over a future period of time. Potential ARR is calculated based on the estimated number of CET and Autonomous Trucks vehicles in JBPs multiplied by estimated ARR per vehicle, adjusted to exclude the already-converted portions of the JBPs. JBPs do not obligate Einride’s customers to negotiate, or enter into, binding agreements on any terms or at all. Actual ARR derived from JBPs, to the extent any is converted, may vary materially from the potential ARR set forth in this document.
[46]	Represents USD-equivalent ARR expected from signed customer contracts. This amount is subject to certain conditions, termination rights and management assumptions. Actual ARR from Einride’s signed customer contracts may vary materially from the amount set forth in this prospectus.
[47]	Per management knowledge.

The principal competitive success factors for providing technology solutions for efficient road transport operations, including autonomous technologies and charging infrastructure, for the commercial trucking and the public sector, include:

●	proven operational capabilities

●	market reputation;

●	safety and reliability;

●	technology quality;

●	team quality;

●	go-to-market approach;

●	commercial traction;

●	capital efficiency; and

●	intellectual property portfolio.

We believe we compare strongly to our competitors on most, if not all, of these categories, due to our demonstrated commercial traction and proven operational capabilities, holistic offering, including charging infrastructure strategy, differentiated cutting-edge technology, strong safety culture, long-term contracts with global customers and experienced team.

Einride’s Safety Approach

Safety is the foundation of everything Einride builds and guides every decision as the Company develops and deploys the Einride Driver and Autonomous Trucks. It is the driving force behind what Einride does. Public road safety isn’t proven by one test or metric, it is demonstrated through a comprehensive, fully audited safety case that shows, with evidence, that the system is safe for its intended purpose and environment. In collaboration with industry-leading third party auditors, such as the RISE project in Sweden, and global regulators, Einride’s validated safety case is the foundation for earned public trust and government-issued permits.

As a combined automated driving system developer and fleet operator, Einride’s safety case encompasses all aspects of the business, from software and hardware development, to testing, assembly, operations, and even the organizations’ culture, ensuring our staff understand their responsibilities and protected rights to speak up on safety matters. All of Einride’s autonomous vehicles include multiple safety-critical systems which are properly specified, developed and tested to ensure the end result is a vehicle that is capable, resilient, robust, and does not put the public at risk. Einride utilizes its safety case to provide a structured, evidence-backed argument for why the Einride Driver is acceptably safe.

The safety case enables us to foster confidence among customers, regulators and the general public. Demonstrating dedication to transparency in safety work, Einride recently initiated a full independent audit of the autonomous vehicles safety case for our latest generation of autonomous vehicle and software. The audit was conducted by Research Institutes of Sweden (“RISE”), indicating an important milestone in Einride’s mission to continue deploying the Autonomous Trucks around the world in the months and years ahead. The scope of the evaluation went beyond the safety case and covered the full breadth of Einride’s safety activities, including many organizational processes and governance. Upon successful completion of the audit, RISE reported an achievement of satisfactory safety for the intended design and Operational Design Domain of Einride’s technology and vehicles to support Einride’s plans, noting that many aspects of the safety case provided a strong foundation for us to scale and develop Einride’s next generation of autonomous vehicles.

Engaging the Swedish government-owned RISE in this activity has enabled Einride to further map the path to type-approval for automated driving systems, by looking at how Einride’s engineering, quality, safety and cybersecurity processes need to continue to develop in order to fully comply with the new European regulation for automated vehicle type approval. This is a key step that is expected to enable Einride to deploy thousands of autonomous vehicles on public roads in Europe.

Einride’s Safety Case Pillars

Einride’s safety case has eight argumentation pillars, each containing claims, arguments, and evidence that the Autonomous Truck, powered by the Einride Driver and overseen via the Control Tower, is safe to operate. These eight pillars are:

1.	A safe, robust and secure automated driving system: The Einride Driver applied to the Autonomous Truck is developed using appropriate methods for safety-critical systems. Einride employs industry-standard techniques and methods prescribed in ISO 26262, ISO/PAS 21448 (SOTIF), and ISO21434 to ensure the Einride Driver has appropriate capability, resilience and safety measures in place.

2.	Built safe: The Autonomous Truck and Einride Driver are assembled and delivered to the required quality standards for a safety critical system.

3.	Released only when ready: Software releases and new hardware generations are deployed incrementally and in a controlled and measured manner to ensure safety is consistently maintained and improved, supported by constant monitoring.

4.	Deployed responsibly: Einride incrementally and responsibly deploys its Autonomous Trucks to ensure a safe and controlled operation, compliant with regulations and customer requirements at all times. Einride rigorously evaluates each deployment combining state-of-the-art simulation tools with risk assessments and other evaluation tools to ensure the Autonomous Truck will perform safely prior to deployment.

5.	Responsibly operated: Einride ensures operational excellence and guards against foreseeable misuse. Einride’s fleet operations are held to the highest possible standards at all times, and the operations staff are continuously trained to stay up-to-date with each new release and capability.

6.	Safe for all stakeholders: Einride considers holistically its obligations to prevent harm to others when operating Autonomous Trucks, accounting for the risk for all people and road users in a given environment.

7.	Safe throughout its lifecycle: The whole lifecycle of the vehicle is considered the responsibility of Einride; maintenance, daily operations and non-operational modes all have safety implications that must be analyzed and managed appropriately.

8.	Delivered by a trustworthy organization: Einride proactively invests in its employees to ensure they understand their obligations and responsibilities in delivering a safe product. Einride persistently works to ensure a just safety culture is present, which is appropriate for safety-critical systems, backed by appropriate policies and safety management tools.

Regulatory Landscape

Einride believes that scalable deployment depends not only on how well the technology performs, but on how well it fits into the systems that govern public infrastructure. As a company with roots in Europe’s ex-ante regulatory culture, Einride’s deployment model was built alongside emerging legal frameworks, rather than waiting for perfect legislative clarity. This means working directly with public-sector institutions to develop the harmonized frameworks of tomorrow, while adapting to the existing trial schemes and pilot programs today to deliver uncompromisingly safe operations.

In Sweden, Einride became the first company to deploy48 an autonomous electric heavy-duty vehicle on public roads under the current framework. In the United States, Einride coordinated with federal, state and local governments to deploy a cab-less autonomous fleet, supported by a “human-in-the-loop” approach and a comprehensive, rigorous safety case.

As of December 2025, Einride has helped construct regulatory frameworks in five European countries, has been permitted to operate in three European countries, has been invited to launch autonomous vehicle trials in three additional countries and was named by the European Commission to the European Connected autonomous Vehicle Alliance, a select group that will help craft the next generation of European automotive regulations. For example, in Belgium, we worked with the Port of Antwerp-Bruges and the Ministry of Mobility, Climate and Environmental Transition to deliver the nation’s first permitted, fully autonomous heavy weight vehicle on public roads. Only one week later, we delivered a more complex demonstration with the E.U. funded MODI project, in collaboration with PostNord and Swedish and Norwegian regulators, whereby it completed a successful cross-border operation, between Sweden and Norway, of an Autonomous Truck and underwent autonomous customs clearance. In the UAE, Einride is in advanced discussions with Roads and Transport Authority and DP World to support the country’s first autonomous freight pilot in the Port of Jebel Ali, aligned with national decarbonization and logistics goals.

For multi-jurisdictional consistency, Einride’s policies are constructed upon a singular, company-developed, globally applied standard that is benchmarked against the most stringent market requirements and, when necessitated, undergo external validation by an accredited third party technical service, such as the Technischer Überwachungsverein (“TUV Nord”) or RISE, before being approved by the relevant regulatory body. This means constructing a safety case capable of meeting E.U. type-approval processes while also satisfying the evidence-driven expectations of U.S. regulators. Einride’s safety case is developed using structured test methodologies and is verified through independent review.

In an era where autonomous technologies are advancing quickly, Einride’s focus remains clear: early engagement with regulators to build systems that are safe, verifiable, and compatible with the public interest.

Government Regulations

There is currently no unified global regulatory framework for both autonomous and electric transport. As a result of a combination of national trial programs, experimental laws, and exemptions to national uniform vehicle codes, Einride is able to operate an electric and autonomous trucking business today as regulators around the world continue to work towards developing regulatory frameworks specifically for autonomous and electric vehicle deployment.

At the state level in the United States, the regulatory landscape continues to evolve. As of December 31, 2025, 24 states have enacted legislation explicitly permitting the deployment of driverless trucks. Critical freight corridors, including the I-10 and I-20 corridors stretching from Arizona to Georgia and Florida, are located in states with supportive legal frameworks in place. While California currently does not allow for cab-less autonomous truck deployment, in April 2025, the state launched a rulemaking process that we expect to lead to regulations allowing for driverless truck deployment.

While these state laws differ, they generally allow for driverless deployment as long as vehicles are compliant with U.S. federal motor vehicle safety standards (“FMVSS”) which govern the type and build of vehicles permissible on U.S. public roads, are able to follow the federal, state and local rules of the road and are able to satisfy minimal risk conditions. FMVSS were designed for vehicles with in-vehicle human drivers, and it remains uncertain how or when federal regulators will update these standards to account for cab-less or driverless platforms. Until such revisions occur, deployments depend on maintaining compliance with standards not originally designed for autonomous vehicles. Differences in requirements, such as first responder interaction protocols and insurance standards, create compliance complexities.

[48]	Per management knowledge.

At the federal level in the United States, the USDOT, through both the NHTSA and the FMCSA, continues to study and issue guidance related to autonomous vehicles. Both agencies have devoted considerable resources to understanding how automation will change roadway operations and safety. Secretary of Transportation Sean Duffy has pledged to create a federal framework for autonomous vehicle deployment, and in April 2025, the USDOT released the first installment of that framework. While this framework represents meaningful progress, current federal regulations largely rely on existing authorities. This includes 2018’s autonomous vehicle 3.0 guidance, which specifically states that “Going forward FMCSA regulations will no longer assume that the commercial motor vehicle driver is always a human or that a human is necessarily present onboard a commercial vehicle during its operation.”49

In the United States, manufacturers must self-certify that their vehicles comply with the FMVSSs, promulgated by NHTSA. Companies such as Einride self-certify continued compliance with the FMVSSs, while NHTSA retains authority to oversee safety through its defect and recall powers. Further, we and our customers must comply with FMCSRs regarding the safe operation of commercial vehicles.

Moreover, in July 2021, NHTSA issued Standing General Order 2021-01 (“SGO”), which requires autonomous vehicle companies to report any crash that “results or allegedly results in any property damage, injury, or fatality.” This SGO has been amended twice in the ensuing years, most recently in April 2025. NHTSA both posts this data on a publicly available portal and uses it to identify potential safety defects that may necessitate a recall under the Vehicle Safety Act.

Europe is rapidly accelerating regulatory pathways for autonomous freight, but similar to the United States, the landscape remains fragmented between member states. Despite UNECE automotive guidelines, the European Union continues to lack a unified regulatory framework for autonomous heavy-duty vehicles. Instead, operators rely on member state-specific permitting regimes, which vary in scope, duration, reporting requirements, and safety expectations. These frameworks typically require detailed safety cases, site-specific risk analyses, and operational restrictions, any of which may limit deployment or require significant engineering or procedural adjustments.

In Europe, Einride operates under performance-based national permits rather than a unified E.U. regulatory framework, and has earned permits for public road deployments in three European countries: Sweden, Norway, and Belgium50. While these first-of-their-kind permits were issued on a case-by-case basis, they have functionally established the baseline for autonomous vehicle frameworks in such countries. As a result, Einride has turned a rigorous European approach to foundational safety and a fractured regulatory environment from an industry barrier into a strategic advantage by building a scalable, iterative process to permitting. Though formal harmonization has not yet been established, across jurisdictions, regulators have required a consistent set of elements: a comprehensive safety case, functional safety analyses, cybersecurity controls, operational monitoring, and periodic reporting. As separate national authorities adopt comparable methodologies and safety architectures, these frameworks begin to function as a de facto standard for autonomous freight operations in Europe.

The European Union is making significant strides in harmonization, with E.U. funded and supported programs serving as an essential foundation for the development of future binding regulatory pathways. Cross-border autonomous vehicle operations still require dual or multiple national permits and Einride’s successful, E.U. funded Sweden–Norway MODI deployment showcases a pioneering step in cross-border autonomous vehicle operations, validating our proven ability to secure the dual or multiple national permits required for international transport.

As the regulatory environment continues to advance, our business may need to evolve accordingly. For example, additional state-level requirements or new federal standards could require operational or technical adjustments. We proactively engage with policymakers and regulators in both the United States and Europe to help ensure the regulatory frameworks support safe and scalable autonomous deployment. We are hopeful that in the near future, USDOT will issue additional regulations that will create further regulatory certainty for the autonomous vehicle industry, and the U.S. Congress will pass a federal legislative framework for autonomous vehicles.

[49]	U.S. Department of Transportation, Preparing for the Future of Transportation—Automated Vehicles 3.0, 2018.
[50]	As of December 2025.

Intellectual Property

Our success and competitive advantage depend in part upon the ability to develop and protect core technology and intellectual property. Einride owns a portfolio of intellectual property, including patents and patent applications, trademarks, domain registrations, confidential technical information including trade secrets, technical data, curated data sets and expertise in the development of software and hardware for all parts of the business including autonomous vehicles, electric mobility and charging. We rely on a mix of core intellectual property, which we own and develop in-house and through partnerships with specialized providers and the open-source community.

Einride has filed applications and paid certain fees to register and maintain its patents, designs and trademarks, to secure and protect intellectual rights and defend against third parties who may infringe on our intellectual property rights. We also rely on trade secret protection which covers areas including its AI model architecture, design and manufacturing know-how. Einride’s trade secret coverage includes individual model structures and model parameters that have been developed within the Company’s proprietary perception, mapping, planning and control systems together with curated data structures. Additionally, we take commercially reasonable steps designed to secure and protect our intellectual property rights, including through agreements with its commercial partners, supply-chain vendors, employees and consultants, as well as close monitoring of the developments and products in the industry.

As of February 2026, Einride, including Einride’s subsidiary Einride Autonomous Technologies, owns 15 granted patents and 19 patent applications. The 15 granted patents will, subject to payment of maintenance and renewal fees, remain in force until at least 2037 with some of the granted patents in force until 2044. Einride’s 19 pending patent applications were filed between 2022 and 2026 which, if approved, will result in additional patent coverage from 2042 to 2045. These patents and pending applications are directed to the United States and Europe and are split into two patent portfolios, one broadly covering fleet operation and the digital freight platform and one broadly covering the cab-less autonomous heavy-duty vehicle. The fleet operation and digital freight platform portfolio is an opportunistic oriented patent portfolio focused on optimizations of fleets, energy management, battery utilization and data management for operation of manual, autonomous and mixed fleets. The autonomous vehicle portfolio is a defensive oriented patent portfolio focused on heavy-duty applications of autonomous drive technology and remote operations. In addition, Einride has 62 active registered trademarks and an additional 6 pending applications covering Einride’s main services, products and markets, which are active at least until 2028 and which can be extended with the payment of renewal fees. Einride also has 42 registered designs and applications covering the ornamental design of autonomous vehicles and the Control Tower, which are in effect until at least 2032, but in certain jurisdictions, particularly in Europe, can be extended to 2042 with the payment of renewal fees.

Corporate Social Responsibilities and Sustainability

Safety

Safety is the foundation of everything Einride does. It is a responsibility that the Company takes seriously and has been a key focus since day one. Einride firmly believes that safety requires an all-stakeholder approach, and has worked closely with federal and state regulators, law enforcement and industry partners to ensure that Einride’s vehicles and infrastructure are fundamentally safe.

Achieving safe deployment is possible through strategic focus and diligent execution. Einride’s approach hinges on three key pillars: (i) establishing an uncompromising safety baseline by exceeding the highest regulatory expectations across key markets and engaging independent auditors; (ii) utilizing the Company’s unique digital platform data to intelligently select ODDs, enabling real-world commercial operations sooner and gathering invaluable experience; and (iii) maintaining sharp focus through disciplined build-versus-buy decisions that concentrate the Company’s resources on core autonomous capabilities while leveraging specialized partners to deliver best-in-class solutions for critical safety components.

These elements are not pursued in isolation; they form an integrated safety strategy demonstrating that a dedicated, focused team can effectively tackle the immense challenge of delivering safe autonomous vehicles. By combining rigorous engineering, adherence to stringent safety standards, smart and pragmatic deployment choices enabled by data, and strategic collaboration, Einride is not just developing technology, it is actively delivering safer, more efficient freight solutions. This focused methodology allows Einride to make significant strides, validating safety cases through real-world operation and paving the way for a sustainable autonomous future, one carefully selected route and rigorously verified system at a time.

Sustainability

Sustainability is a driving force in everything Einride does. Einride accelerates progress toward sustainable, climate-resilient communities by reducing reliance on fossil fuels, delivering the dual benefits of cleaner air and less noise pollution in urban areas. From business decisions to product offerings, our mission and vision are defined by sustainability and the will to promote change. Einride is at the forefront of creating a future-proof society, leading the transformation of road freight to a resilient, smart and sustainable transport ecosystem. Through deploying energy-storage solutions, Einride reduces grid pressure, helping communities to transition to cleaner, more reliable transport and energy production. Einride has partnered with some of the biggest companies on the planet to achieve decarbonization at scale. Our state-of-the-art solution is designed and built to be the winner in transportation’s technological shift as the road freight industry transitions from diesel, analog and manual to AI-powered, digital, electric and autonomous. Together with partners and customers, Einride influences society in a positive direction and focuses on immediate, real and substantial greenhouse gas emission reductions.

Strong Company Culture

Einride’s emphasis on collaboration is essential to its success. At Einride, engineers, designers and operators work side-by-side to accelerate the shift toward electric and autonomous freight systems. Einride has established a clear purpose that employees, partners and customers identify with and are passionate about. This fosters a collaborative environment that Einride believes delivers personal and professional satisfaction. By focusing on employee engagement, collaboration, accountability and overall fulfillment, Einride is able to attract and retain top talent, which we believe creates a high-performance culture. This in turn allows us to leverage the talent and knowledge of our workforce, contributing to Einride’s overall momentum and success.

Einride is strongly driven by its company values of sustainability and safety. We rely on these pillars and take them into account in everything we do. The values guide how we act and make decisions, whether with colleagues, customers, or partners. Ultimately, the fundamental values help us realize Einride’s vision, mission, and business goals.

Factoring Facility

In September 2024, we and certain of our subsidiaries entered into an agreement with Norra Finans Sverige AB for a Factoring Facility with a credit limit of SEK 300 million to provide us with additional working capital. The Factoring Facility enables us to sell our outstanding customer invoices and finance up to 8-months, and up to 12-months in certain cases, of future invoicing under our signed customer contracts. Upon the sale of an invoice, we receive the full amount of cash associated with such invoice in exchange for a fee, which a varies depending on the collection period under the invoice. The Factoring Facility was extended in November 2025, and as part of this extension, the credit limit was increased to SEK 550 million.

Employees

As of December 2025, we had approximately 300 full-time employees. Our team is mainly based in the EMEA and the United States.

Our success depends on our ability to attract, motivate, train and retain qualified employees. We believe we offer our employees competitive compensation packages and an environment that encourages innovation and creativity. As a result, we have generally been successful in attracting and retaining qualified employees. We believe that we maintain a good working relationship with our employees, and we have not experienced any material labor disputes in the past.

Facilities

Einride’s corporate headquarters are located in Stockholm, Sweden, where the Company rents approximately 8,000 square feet of office space pursuant to a lease agreement that expires January 1, 2027. In Sweden, Einride also leases offices and industrial spaces in Gothenburg. The Company further maintains office spaces in Austin, Texas, and the UAE, as well as several virtual offices across its European subsidiaries. The Company considers its facilities adequate for current needs and expects suitable additional space to be available if required. Einride owns two properties in Laholm (approximately 104,000 square feet) and Hallsberg (approximately 90,000 square feet), Sweden, intended for the construction of charging stations.

Legal Proceedings

Einride is from time to time subject to various claims, lawsuits and other legal and administrative proceedings arising in the ordinary course of business. Future litigation may be necessary or warranted to defend ourselves or its partners or to establish or assert the Company’s rights. The results of any current or future legal proceedings or litigation cannot be predicted with certainty and regardless of the outcome, legal proceedings or litigation can have an adverse impact on the Company, including because of defense and settlement costs, diversion of management resources and other factors. See Note 29 - Commitments and Contingencies to our Consolidated Financial Statements for the fiscal year ended December 31, 2025, as well as the risk factor “We may become involved in legal and regulatory proceedings, investigations or actions, and commercial or contractual disputes, which could harm our business, financial condition and results of operations,” for information regarding legal proceedings.

MANAGEMENT

Management and Board of Directors

The following persons serve as Einride’s executive officers and directors. The biographical information concerning the executive officers and directors has been set forth as below as of the date of this prospectus.

Name	Age	Position
Executive Officers:
Roozbeh Charli	42	Chief Executive Officer and Director
Anubhav Verma	40	Chief Financial Officer
Viveka Linander Waldenor	40	General Counsel
Henrik Green	53	Chief Technology Officer and General Manager of Autonomous Technologies
David Hallgren	44	General Manager of Electric Mobility
Non-Executive Directors:
Robert Falck	44	Chairman of the Board
Ted Persson	48	Director
R. Lynn Atchison	66	Director
Eric S. Rosenfeld	68	Director
Gregory Monahan	52	Director
Gary Hicok	60	Director
General (Ret.) Keith B. Alexander	76	Director
Lorenzo Roversi	47	Director

Executive Officers

Roozbeh Charli has served as the Chief Executive Officer of Einride since May 2025. Prior to his appointment as Chief Executive Officer, Mr. Charli served as Einride’s Deputy Chief Executive Officer and Chief Operating Officer from July 2023 to May 2025, Chief Financial Officer from June 2020 to September 2023, and Head of Finance and M&A from March 2020 to June 2020. During his tenure at Einride, Mr. Charli has helped to raise more than $400 million in equity financing and $300 million in debt financing and oversaw Einride’s expansion into six new countries, growing the workforce from approximately 70 employees to more than 500 employees. Before joining Einride, Mr. Charli served as the Chief Operating Officer of Billhop AB, a Swedish payment service company, from May 2015 to March 2020, where he led the Billhop AB’s business development and commercial efforts and was responsible for its international expansion into the United Kingdom and the establishment of distribution partnerships with global commercial banks. Between July 2010 and May 2015, Mr. Charli was an analyst and associate at Lazard Inc., a financial advisory and asset management firm, where he was involved in various public and private transactions. Mr. Charli also serves as a board member for several entities, including Einride Technologies Norway AS, Einride Norway AS, Einride MidCo AB, Einride Autonomous Technologies AB, Einride Holding AB, and Einride Sweden AB. Additionally, Mr. Charli holds the position of Treasurer for Einride US Inc., Einride Inc., and Einride Logistics Inc. Mr. Charli earned his Master of Science in Economics and Business Administration, with a focus in Accounting and Financial Management, from the Stockholm School of Economics in 2010.

Anubhav Verma has served as the Chief Financial Officer of Einride since January 2026. He brings over 16 years of global experience in capital markets, mergers and acquisitions, and strategic finance for public and privately listed companies. Prior to his appointment as Chief Financial Officer of Einride, Mr. Verma served as the Chief Financial Officer of MicroVision, a LiDAR technology company, from November 2021 to December 2025. During his tenure at MicroVision, he led the expansion of the company’s deep tech software capabilities across U.S. and EU markets, successfully broadening the company’s reach across the automotive, industrial, and defense tech sectors, while scaling manufacturing operations in Europe and the U.S. to support commercial growth. From October 2016 to November 2021, Mr. Verma was the Senior Vice President of Finance at Exela Technologies, a global leader in business process automation, where he led several growth initiatives in M&A and capital markets, most notably a $2.8 billion SPAC reverse merger. From November 2013 to October 2016, he was an Investment Professional of HandsOn Global Management, a family office, driving end-to-end M&A deals including post-merger integration along with several rounds of capital market financings. From July 2009 to October 2013, he advised several Fortune 500 companies as an Investment Banker at Credit Suisse in their New York and Mumbai offices. Mr. Verma received a Bachelor of Technology degree in engineering and a Masters of Technology degree in engineering from the Indian Institute of Technology, Bombay in 2009.

Viveka Linander Waldenor has served as General Counsel of Einride since January 2021. With approximately 15 years of experience working as legal counsel, Ms. Linander Waldenor has established Einride’s legal function and oversees all the legal matters for Einride. Prior to joining Einride, Ms. Linander Waldenor served as the Head of Legal Europe and Head of Legal Europe, Americas, IMEA at Daniel Wellington, a Swedish watch company, from May 2019 to January 2021, where she supported the Daniel Wellington’s expansion into new markets. From June 2017 to May 2019, Ms. Linander Waldenor was the General Counsel of Björn Borg AB, a Swedish fashion brand, where she negotiated and drafted complex commercial contracts, was responsible for corporate governance matters, including compliance with Nasdaq Stockholm requirements, managed disputes and oversaw trademark and brand protection. Between January 2016 and June 2017, Ms. Linander Waldenor served as the sole Legal Counsel at Nordnet Pension at Nordnet Bank. Prior to that, from January 2011 to January 2016, Ms. Linander Waldenor served as Manager of the Banking and Finance Department at Advokatfirman Vinge KB, one of Sweden’s largest law firms, where she advised Swedish and international clients on various financing transactions, and completed a secondment as a legal consultant at the European Investment Bank, focusing on cross-border loan agreements for project financing. Ms. Linander Waldenor obtained her PG Diploma in International Finance Law from Queen Mary University of London in 2010, and her Master of Laws at Stockholm University in 2011.

Henrik Green has served as Einride’s Chief Technology Officer since May 2025 and General Manager of Autonomous Technology since October 2023. Since April 2023, Mr. Green has served as an Advisor to the Chief Executive Officer of Smart Eye, a Swedish AI company,. Mr. Green brings over 25 years of experience working in the product, technology and sustainability sector within mobility. Prior to joining Einride, from September 1996 to September 2023, Mr. Green served in various roles at Volvo Cars. Mr. Green most recently served as Head of Advanced Technology and Sustainability at Volvo Cars, where he drove the development and strategy of electrified vehicles and autonomous technology. Mr. Green also previously held the Chief Technology Officer and Chief Product Officer positions, along with a range of other strategy, research and product roles at Volvo Cars. Since October 2023, Mr. Green has been serving as chair of the board for Repli5, a company using generative AI to train computer vision models. Mr. Green currently serves as a board member for several other companies, including Borecole AB, Henrik Green AB, Kale Garde Brewery AB, and Odgard Andersson AB. Mr. Green has also served on the board of various other companies: chairman and a member of the board of directors of Volvo Cars Technology Fund from December 2021 to February 2023, chairman of the board of directors of HaleyTek AB from May 2021 to February 2023, and chairman of the board of directors of Zenseact from March 2019 to November 2020, a member of the board of directors of Zenuity from January 2017 to September 2020, and a member of the board of directors of Polestar Performance AB & Polestar Holding AB from February 2017 to July 2019. Mr. Green obtained his Master of Science in Computer Engineering from Chalmers University of Technology in 1996. Mr. Green completed an Executive Program focusing on leadership strategy in transformation at MIT Sloane Executive Education, and another Executive Program at Singularity University, Santa Clara in 2019.

David Hallgren has served as the General Manager of Electric Mobility at Einride since August 2022. Prior to this role, Mr. Hallgren worked at Business Sweden, a business consulting company jointly owned by the Swedish government and the Swedish private business sector, where he served as Country Manager of China from October 2016 to January 2020, and as Vice President of Asia-Pacific from January 2020 to September 2022. During his career at Business Sweden, Mr. Hallgren also served as Sweden’s Trade & Investment Counselor to China at the Swedish Embassy in Beijing. From September 2007 to September 2016, Mr. Hallgren was a Senior Manager for Business Strategy at Accenture. Mr. Hallgren graduated from Chalmers University of Technology in 2007 with a Master of Science in Engineering Physics and obtained a degree in Japanese from Tokyo Gakugei University in 2006.

Non-Executive Directors

Robert Falck has served as our Executive Chairman of the Board since May 2025. Mr. Falck is the founder of Einride and served as Einride’s Chief Executive Officer from its founding in September 2016 until May 2025, leading the development and commercialization of Einride’s electric and autonomous freight technology platform. Prior to founding Einride, Mr. Falck held several leadership roles at Volvo Group, including Director of Manufacturing Engineering Assembly at Volvo GTO Powertrain from April 2014 to September 2016, Head of Process & System at Volvo GTO Powertrain from February 2013 to March 2014, and Project Manager at Volvo Trucks, European Manufacturing Process from August 2011 to January 2013. Mr. Falck holds a Bachelor of Economics and a Bachelor of Business Administration from the School of Business, Economics and Law at the University of Gothenburg and an integrated Bachelor’s and Master’s degree in Mechanical Engineering (Civilingenjör) from Chalmers University of Technology.

Eric S. Rosenfeld became a member of the Einride Board upon the Closing. He previously served as the chief SPAC officer of Legato III from its inception and provided key services in connection with locating and consummating an initial business combination on behalf of Legato III. Since August 2017, he has served as chief executive officer of Allegro Merger Corp. (“Allegro”) and served as chairman of the board from August 2017 until April 2018. In addition, Mr. Rosenfeld has served as Chief SPAC Officer of Legato Merger Corp. IV since September 2025. He served as the chief SPAC officer of Legato II from its inception in July 2021 until it completed its business combination with Southland in February 2023. He served as the chief SPAC officer of Legato Merger Corp. (“Legato I”) from its inception in June 2020 until it completed its business combination with Algoma Steel (“Algoma”) in October 2021, and has served as a member of the board of directors of Algoma since such time. From May 2014 until its merger with NextDecade in July 2017, Mr. Rosenfeld served as the chairman of the board and chief executive officer of Harmony Merger Corp. (“Harmony”) and served as a member of the board of NextDecade from that time until June 2020. Mr. Rosenfeld served as chairman of the board and chief executive officer of Quartet Merger Corp. (“Quartet”) from its inception in April 2013 until its merger with Pangea Logistics (“Pangea”) in October 2014, and has served as a director of Pangaea since such time. Mr. Rosenfeld was chairman of the board and chief executive officer of Trio Merger Corp. from its inception in June 2011 until its merger with SAExploration (“SAE”) in June 2013 and served as a director of SAE from that time through July 2016. From April 2006 until its business combination with Primoris in July 2008, Mr. Rosenfeld served as the chairman of the board, chief executive officer and president of Rhapsody Merger Corp. and served as a director of Primoris from the completion of its business combination until May 2014. From its inception in April 2004 until its business combination with Hill International in June 2006, he was the chairman of the board, chief executive officer and president of Arpeggio Merger Corp. and served as a director of Hill International from the time of the business combination until June 2010. Mr. Rosenfeld has been the president and chief executive officer of Crescendo Partners, L.P. since its formation in November 1998. He has also been the senior managing member of Crescendo Advisors II LLC, the entity providing us with general and administrative services, since its formation in August 2000. From November 2018 until February 2023, Mr. Rosenfeld served as chairman emeritus of CPI Aerostructures, Inc. a NYSE American-listed company engaged in the contract production of structural aircraft parts for fixed wing aircraft and helicopters in both the commercial and defense markets. He became a director of CPI in April 2003 and served as chairman from January 2005 until November 2018.

Mr. Rosenfeld has served as a board member of Aecon Group Inc., a Toronto Stock Exchange listed provider of construction and infrastructure development services, since June 2017. Mr. Rosenfeld served as a board member of Canaccord Genuity Group Inc, a Toronto Stock Exchange listed investment bank, from August 2020 until March 2021.

Prior to forming Crescendo Partners, Mr. Rosenfeld had been managing director at CIBC Oppenheimer and its predecessor company Oppenheimer & Co., Inc. since 1985. He was also chairman of the board of Spar Aerospace Limited, a company that provides repair and overhaul services for aircraft and helicopters used by governments and commercial airlines, from May 1999 through November 2001, until its sale to L-3 Communications. He served as a director of Hip Interactive, a Toronto Stock Exchange-listed company that distributed and developed electronic entertainment products, from November 2004 until July 2005. Mr. Rosenfeld also served as a director of AD OPT Technologies Inc., which was a Toronto Stock Exchange-listed company from April 2003 to November 2004, when it was acquired by Kronos Inc. Mr. Rosenfeld also served as a director and head of the special committee of Pivotal Corporation, a Canadian-based customer relations management software company that was sold to Chinadotcom in February 2004. He was a director of Sierra Systems Group, Inc., a Toronto Stock Exchange-listed information technology, management consulting and systems integration firm based in Canada from October 2003 until its sale in January 2007. From October 2005 through March 2006, Mr. Rosenfeld was a director of Geac Computer Corporation Limited, a Toronto Stock Exchange and NASDAQ-listed software company, which was acquired by Golden Gate Capital. He was also a director of Emergis Inc., a Toronto Stock Exchange-listed company that enables the electronic processing of transactions in the finance and healthcare industries, from July 2004 until its sale to Telus Corporation in January 2008. Mr. Rosenfeld also served on the board of Matrikon Inc. a Toronto Stock Exchange-listed provider of solutions for industrial intelligence, from July 2007 until its sale to Honeywell International, Inc. in June 2010. He was also a member of the board of Dalsa Corporation, a Toronto Stock Exchange-listed company that designs and manufactures digital imaging products, from February 2008 until its sale to Teledyne in February 2011. From October 2005 until its final liquidation in December 2012, he was the chairman of the board of Computer Horizons Corp., quoted on the OTCBB, that, before the sale of the last of its operating businesses in February 2007 (at which time it was NASDAQ-listed), provided information technology professional services with a concentration in sourcing and managed services. From December 2012 until December 2019, Mr. Rosenfeld served as a board member of Absolute Software Corporation, a Toronto Stock Exchange listed provider of security and management for computers and ultra-portable devices. From June 2008 until May 2023, Mr. Rosenfeld served as a board member and lead independent director of Primo Water Corp (formerly Cott Corporation), a NYSE-listed beverage company.

Mr. Rosenfeld is an adjunct professor at Columbia Business School and Tulane Law School and has served on numerous panels at Queen’s University Business Law School Symposia, McGill Law School, the World Presidents’ Organization and the Value Investing Congress. He is a senior faculty member at the Director’s College. He has been a guest lecturer at Brown University and Tulane Law School. He has also been a guest host on CNBC.

Gregory Monahan became a member of the Einride Board upon the Closing. He previously served as Legato III’s Chief Executive Officer and a member of its board of directors from its inception. He served as Chief Executive Officer and a member of the board of directors of Legato Merger Corp. II (“Legato II”) from November 2021 until its business combination with Southland Holdings LLC (“Southland”) in February 2023, and has continued to serve as a member of the board of directors of Southland since such time. Mr. Monahan has served as a Senior Managing Director of Crescendo Partners, L.P., a New York-based investment firm, since 2005 and as the Senior Portfolio Manager of Jamarant Capital, L.P. a private investment partnership, since January 2016. In addition, Mr. Monahan has served as Chief Executive Officer and a director of Legato Merger Corp. IV, a special purpose acquisition company that completed its initial public offering in January 2026, since September 2025. Mr. Monahan previously co-founded Bind Network Solutions, a consulting firm formed in 1998 and focused on network infrastructure and security. Mr. Monahan served on the board of directors of Absolute Software Corp, a provider of security and management for computer and ultra-portable devices, from December 2012 to July 2023. He also served as a director of Primo Water Corporation, a leading pure-play water solutions provider in North America, Europe and Israel, from June 2008 to May 2023. From June 2016 to May 2019, he was a director of BSM Technologies, a commercial fleet telematics provider. Mr. Monahan also served as a director of COM DEV International, a designer and manufacturer of space hardware from April 2013 to April 2016; ENTREC Corporation, a crane and heavy haul transportation company from May 2015 to May 2016; SAExploration Holdings, a geophysical services company offering seismic data acquisition services to the oil and gas industry from June 2013 to July 2016; O’Charley’s Inc., a multi-concept restaurant company from March 2008 to April 2012; and Bridgewater Systems, a telecommunications software provider from May 2009 to August 2011.

Ted Persson has served as a director of Einride since September 2019. Mr. Persson has been an active part of the Nordic startup ecosystem since the late 1990s. Mr. Persson co-founded EQT Ventures, a venture capital firm, in 2015, where he served as Operating Partner from February 2015 to March 2019, and has been serving as a Partner since March 2019. He leads the fund’s DeepTech practice, focusing on investments across robotics, simulation, advanced AI, quantum computing, and other emerging technologies, as well as climate technologies, and also invests in design-centric companies. Prior to EQT Ventures, Mr. Persson was a founding partner of The North Alliance, a leading Scandinavian communications and technology agency network, where he led investments into two companies and oversaw a network consisting of 12 agencies and approximately 800 employees. In January 2013, Mr. Persson co-founded Our/Vodka, a global vodka brand, and worked at the company from inception to December 2015. From January 2014 to November 2015, Mr. Persson served as Chief Product Officer and Head of Marketing at Wrapp, a digital retail startup, where he led the product strategy, design and marketing for the company. Mr. Persson also co-founded and served as Global Chief Creative/Design/Innovation Officer of Great Works, one of Scandinavia’s leading digital marketing agencies, from 2002 to December 2013, where he led the agency’s creative and design team, assisted in establishing global offices, and coached startups and technology companies. In July 2007, Mr. Persson co-founded Lociloci, one of the first friend finder services in Europe, and served as a board member until July 2010. In August 2006, Mr. Persson co-founded Cloudo AB, a cloud, information technology and communications company, where he served as CEO and CPO until May 2010. Mr. Persson currently serves as a board member for several companies, including Odyssey, 1X, Evroc, Origin.Bio, Sana Labs, Kive, Seeqc, Frontify, Heart Aerospace, and Varjo. Mr. Persson has also previously served as a board member at Juni, Baffin Bay Networks, Silexica, 3D Hubs, and Scrive. In addition, Mr. Persson served as an advisor to the Program Steering Committee, Digital Media Creative at Hyper Island between February 2014 to February 2022.

Gary Hicok became a member of the Einride Board upon the Closing. Mr. Hicok has more than 25 years of executive leadership and autonomous technology experience across large-scale global organizations and emerging AI-driven markets and has acquired deep engineering expertise. Since September 2025, Mr. Hicok has served as the Executive Chair of the board of directors for Utilidata, an AI-powered technology company. From September 1999 to April 2024, Mr. Hicok served in a variety of roles at NVIDIA (NASDAQ: NVDA), including as Senior Vice President of Automotive Hardware and Systems at NVIDIA, where he oversaw the NVIDIA DRIVE platforms used to develop self-driving vehicles, and as Senior Vice President of the Mobile Business Unit and Core Logic Business Unit, where he led the development of the Tegra processor platform for next-generation mobile and in-vehicle computing and helped to strengthen NVIDIA’s foundational platform architecture. Prior to NVIDIA, Hicok spent more than two decades at Evans and Sutherland, VLSI Technology and Cirrus Logic, where he served in a range of ASIC, architecture, marketing and system engineering roles. Mr. Hicok has authored 35 patents and earned his Bachelor of Science in electrical engineering from Arizona State University.

General (Ret.) Keith B. Alexander became a member of the Einride Board upon the Closing. In 2014, GEN (Ret.) Alexander founded IronNet, Inc., a cybersecurity technology company, and served as its Chief Executive Officer and President from 2014 to July 2023 and as a director and the Chairman from 2014 to February 2024. In addition, GEN (Ret.) Alexander served as the Commander of U.S. Cyber Command from 2010 to 2014 and was Director of the NSA and Chief of the Central Security Service from 2005 to 2014. He also served as a Deputy Chief of Staff for Intelligence, Department of the Army; Commanding General of the U.S. Army Intelligence and Security Command; Director of Intelligence for United States Central Command; and Deputy Director for Requirements, Capabilities, Assessments and Doctrine for the Joint Chiefs of Staff. He has served as a director of Amazon.com, Inc. (NASDAQ: AMZN) since September 2020, previously served as a director of CSRA, Inc., an information technology provider to the U.S. government, from 2015 until its acquisition by General Dynamics Corporation in April 2018, and has served as a director of Defense Prime Inc. since July 2023. GEN (Ret.) Alexander holds a B.S. degree from the United States Military Academy and an M.S. degree in Business Administration and Management from Boston University.

Lorenzo Roversi became a member of the Einride Board upon the Closing. Mr. Roversi has over 15 years of international leadership experience across Europe and Asia. Since November 2023, Mr. Roversi has served as the Managing Director, Northern Europe of IonQ, Inc. (NYSE: IONQ), where he leads the company’s regional strategy across Northern Europe. In August 2020, Mr. Roversi founded Blue Zebra, an advisory company, and served as its managing director from inception to December 2025. From January 2006 to April 2021, Mr. Roversi served in various senior commercial and corporate development positions at IBM (NYSE: IBM). During his time at IBM, Mr. Roversi led digital transformation projects and corporate development initiatives across Europe and Asia. Mr. Roversi holds a Master of Business Administration from the University of Gothenburg, Sweden.

R. Lynn Atchison has been a member of the Einride Board since June 2026. Ms. Atchison currently serves as a director of Bumble, Inc. (Nasdaq: BMBL), an online dating application and Q2 Holdings, Inc. (NYSE: QTWO), a provider of digital banking solutions. She also serves on the board and audit committee of ZenBusiness, a private company that provides business formation and fintech services. Ms. Atchison served as a director of Absolute Software Corporation (Nasdaq: ABST), a provider of endpoint resilience solutions, from August 2019 until July 2023. Ms. Atchison served as Chief Financial Officer of Spredfast, Inc., or Spredfast, a social marketing software provider, from February 2017 until September 2018 when it was acquired by Lithium Technologies, LLC. Prior to her time at Spredfast, Ms. Atchison served as the Chief Financial Officer of HomeAway, Inc., a provider of online vacation rental services, from August 2006 until March 2016 shortly after it was acquired by Expedia, Inc. From February 2004 to August 2006, Ms. Atchison was Chief Financial Officer of Infoglide Software Corporation, an enterprise software provider. Prior to 2004, Ms. Atchison held various consulting, financial leadership and CFO roles, including CFO of Hoover’s, Inc., a provider of online business information and was an accountant with Ernst & Young LLP for eight years earlier in her career. Ms. Atchison holds a B.B.A. in Accounting from Stephen F. Austin State University and is National Association of Corporate Directors (NACD) Directorship Certified™.

Employment, Consulting and Advisory Agreements

Einride has entered into written employment agreements with each of its executive officers. These employment agreements are governed by the laws of Sweden. Other than David Hallgren’s employment agreement, which provides for a term of August 1, 2025 to July 31, 2026, the employment agreements provide for employment for an indefinite period unless Einride or the executive officer gives prior written notice to terminate such employment. The employment agreements provide for the compensation that Einride’s executive officers are entitled to receive, as well as benefits upon termination of service. Each employment agreement contains provisions regarding non-competition, non-solicitation, confidentiality of information and assignment of inventions. The enforceability of the non-competition covenants is subject to limitations. Pursuant to the employment agreement with Viveka Linander Waldenor, Einride’s general counsel, Einride agreed to pay Ms. Linander Waldenor a bonus payment equal to SEK 540,000 upon signing of the Business Combination Agreement. In addition, the employment agreement with Roozbeh Charli, Einride’s chief executive officer and a member of the Einride Board, compensates Mr. Charli with the right to subscribe for additional warrants and/or Ordinary Shares, to the extent necessary and for no additional consideration, to ensure that Mr. Charli’s accumulated percentage ownership in Einride is equal to 2.0% of the Einride Shareholders’ percentage ownership.

Einride also entered into a consulting agreement, dated June 3, 2025, with Navisoptus AB, an entity controlled by Robert Falck, Einride’s Chairman. Pursuant to the consulting agreement, Mr. Falck, through Navisoptus AB, provides Einride with advisory and support services in connection with capital raising efforts and the development and execution of strategic partnerships. For its services, Navisoptus AB received compensation of SEK 1,500,000 for the first month of the engagement and has, and will continue to receive, SEK 125,000 per each subsequent month until termination. The consulting agreement provides for consultancy and advisory services for an indefinite period unless Einride or Navisoptus AB gives prior written notice to terminate such engagement.

On December 12, 2025, Einride entered into an advisory agreement with Gary Hicok, a director of Einride as of the Closing. Pursuant to the advisory agreement, Mr. Hicok will provide certain technical consulting and executive advisory services to Einride. For these services, Mr. Hicok received a monthly fee of $8,000, which amount will be adjusted pursuant to his appointment to the Einride Board, and an equity award equal to 0.25% of the issued and outstanding Ordinary Shares as of the date of the agreement, which is subject to certain vesting requirements and was deducted from equity compensation issued to Mr. Hicok, if any, following the Closing. The agreement has a term of 24 months from the effective date and may be terminated by Einride or Mr. Hicok for convenience with a notice period of three months.

On March 4, 2026, Einride entered into an advisory agreement with Overlord Investments, LLC, Series D, an entity controlled by General (Ret.) Keith B. Alexander, who serves as a director of Einride. Pursuant to the agreement, GEN (Ret.) Alexander will oversee the establishment of Einride’s defense unit, support dialogue with potential partners, customers and stakeholders, and assist in setting the strategy and execution plan with respect to the defense unit. For his services, Einride will issue to GEN (Ret.) Alexander an equity award equal to 1.2% of the issued and outstanding Ordinary Shares as of the date of the agreement, which will be subject to certain vesting requirements and deducted from any equity compensation issued to GEN (Ret.) Alexander, if any, following the Closing. The agreement has a term of 24 months from the effective date and may be terminated by Einride or Overlord Investments, LLC, Series D for convenience with a notice period of three months.

Board Composition

The Einride Board consists of nine directors. The Amended Einride Articles provide that the Einride Board shall consist of three to 10 members, with not more than 10 alternate members. The Einride Board directs our policy and supervises the performance of our Chief Executive Officer and his actions. The Einride Board may exercise all powers that are not required under the Swedish Companies Act or under the Amended Einride Articles to be exercised or taken by Einride Shareholders.

Director Independence

Nasdaq listing standards require that a majority of the Einride Board be independent, subject to certain phase-in provisions. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. The Einride Board has determined that each of Ted Persson, R. Lynn Atchison, Lorenzo Roversi, Eric S. Rosenfeld and Gregory Monahan qualify as independent directors as defined under the listing rules of Nasdaq. In addition, we are subject to the rules of the SEC and Nasdaq relating to the memberships, qualifications and operations of the audit committee, as discussed below.

Board Oversight of Risk

One of the core functions of the Einride Board is to be informed to oversee our risk management process. We do not anticipate having a standing risk management committee, but rather anticipate administering this oversight function directly through the Einride Board as a whole, as well as through various standing committees of the Einride Board that address risks inherent in their respective areas of oversight.

Committees of the Board of Directors

The Einride Board has an audit committee, a compensation committee and a nominations committee, and a charter has been adopted for each of the foregoing committees. Each committee’s members and functions are described below.

Audit Committee

The audit committee consists of Eric S. Rosenfeld, Gregory Monahan and R. Lynn Atchison. Ms. Atchison is the chairperson of the audit committee. Ms. Atchison satisfies the criteria of an audit committee financial expert as set forth under the applicable rules of the SEC. Each of Mr. Rosenfeld, Mr. Monahan and Ms. Atchison satisfies the requirements for an “independent director” within the meaning of applicable Nasdaq corporate governance rules and the criteria for independence set forth in Rule 10A-3 of the Exchange Act.

The Einride Board has adopted a charter setting forth the responsibilities of the Audit Committee that complies with the Nasdaq corporate governance rules and includes:

●	the appointment, compensation, retention and oversight of the work of the independent auditor and any other registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit services;

●	evaluating the independent auditor’s qualifications, performance and independence on at least an annual basis;

●	pre-approving the audit services and non-audit services to be provided by the independent auditor before the firm is engaged to render such services;

●	reviewing and discussing with the Einride Board and the independent auditor the annual financial statements and quarterly financial statements, as well as any related earnings releases, prior to the filing of the annual report or public disclosure of such financial information;

●	overseeing the appointment, re-appointment and removal of the internal audit executive;

●	coordinating the Einride Board’s oversight of internal control over financial reporting;

●	reviewing Einride’s policies with respect to risk assessment and risk management and overseeing management of its enterprise risk, including risks associated with financial and regulatory developments and information technology, including cybersecurity and data privacy risks;

●	reviewing Einride’s compliance with laws and regulations, including any initiatives or major litigation or investigations that may have a material impact on its financial statements;

●	reviewing and approving or ratifying any related party transaction required to be disclosed prior to Einride entering into such transaction; and

●	reviewing with management and the independent auditor the Einride Code of Conduct and reviewing and reassessing the adequacy of the procedures in place to enforce the Code of Conduct.

Compensation Committee

The compensation committee consists of Gregory Monahan, Ted Persson and Lorenzo Roversi. Mr. Monahan is the chairperson of the compensation committee. Each of Gregory Monahan, Ted Persson and Lorenzo Roversi satisfies the requirements for an “independent director” within the meaning of applicable Nasdaq corporate governance rules.

The compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to Einride directors and executive officers. Einride’s chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The Einride Board has adopted a charter setting forth the responsibilities of the compensation committee, which are consistent with the Nasdaq corporate governance rules and include:

●	reviewing and approving, or recommending to the board for its approval, the compensation for Einride’s chief executive officer and other executive officers;

●	reviewing and recommending to the Einride Board for determination with respect to the compensation of Einride’s non-employee directors;

●	reviewing periodically and approving any incentive compensation or equity plans, programs similar arrangements;

●	review and approve the implementation or revision of any clawback policy allowing Einride to recoup compensation paid to executive officers and other employees; and

●	selecting compensation consultant, legal counsel or other adviser only after taking into consideration all factors relevant to that person’s independence from management.

Nominations Committee

The nominations committee consists of Ted Persson, Eric S. Rosenfeld and R. Lynn Atchison. Mr. Rosenfeld is the chairperson of the nominations committee. Each of Ted Persson, Eric S. Rosenfeld and R. Lynn Atchison satisfies the requirements for an “independent director” within the meaning of applicable Nasdaq corporate governance rules.

The nominations committee will assist the Einride Board in selecting individuals qualified to become directors of Einride and in determining the composition of the Einride Board and its committees. The nominations committee is responsible for, among other things:

●	selecting and recommending to the Einride Board nominees for election by Einride Shareholders or appointment by the Einride Board;

●	reviewing annually with the Einride Board the current composition of the board with regards to characteristics such as independence, knowledge, skills and experience;

●	making recommendations on the frequency and structure of Einride board meetings and monitoring the functioning of the committees of the Einride Board; and

●	advising the Einride Board periodically with regards to significant developments in the law and practice of corporate governance as well as compliance with applicable laws and regulations, and making recommendations to the Einride Board on all matters of corporate governance and on any remedial action to be taken.

Compensation of Directors and Executive Officers

For the year ended December 31, 2025, Einride paid an aggregate of approximately SEK 23,780 thousand in cash and benefits to its executive officers as a group and an aggregate of approximately SEK 8,315 thousand in remuneration to its non-executive directors. For the year ended December 31, 2025, a total of 100,000 stock options and 975,000 warrants were granted to its executive officers.

For information regarding share awards granted to Einride directors and executive officers, see the section entitled “— Equity Incentive Plan.”

Code of Business Conduct

Einride has adopted a Code of Conduct applicable to its directors, officers and employees. Einride seeks to conduct business ethically, honestly, and in compliance with applicable laws and regulations. The Einride Code of Conduct sets out the principles designed to guide Einride business practices — compliance, integrity, respect and dedication. The code applies to all directors, officers, employees and extended workforce, including Chairperson and Chief Executive Officer and Chief Financial Officer. Relevant sections of the code also apply to members of the Einride Board. Einride expects its suppliers, contractors, consultants, and other business partners to follow the principles set forth in its code when providing goods and services to Einride or acting on Einride’s behalf.

Foreign Private Issuer Status

Einride is a limited liability company formed in 2016 under the laws of Sweden. Einride reports under the Exchange Act as a non-U.S. company with foreign private issuer status. Under Rule 405 of the Securities Act, the determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter. For so long as Einride qualifies as a foreign private issuer, it will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

●	the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC;

●	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring liability for insiders who profit from trades made in a short period of time; and

●	the selective disclosure rules by issuers of material non-public information under Regulation Fair Disclosure, or Regulation FD, which regulates selective disclosure of material non-public information by issuers.

Einride is required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, Einride intends to publish its results on a half-yearly basis through press releases, distributed pursuant to Nasdaq listing rules. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information Einride is required to file with or furnish to the SEC is less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. Accordingly, Einride shareholders will receive less or different information about Einride than a shareholder of a U.S. domestic public company would receive.

As a “foreign private issuer,” as defined by the SEC, Einride is permitted to follow home country corporate governance practices, instead of certain corporate governance practices required by Nasdaq for U.S. domestic issuers other than with respect to certain voting and committee requirements. The Sarbanes-Oxley Act of 2002, as well as related rules subsequently implemented by the SEC, requires foreign private issuers, including Einride, to comply with various corporate governance practices. In addition, the Nasdaq rules provide that foreign private issuers may follow home country corporate governance standards, subject to certain exceptions and except to the extent that such exemptions would be contrary to U.S. federal securities laws.

As a foreign private issuer, Einride intends to follow home country practice in lieu of the following Nasdaq requirements:

●	Einride does not intend to follow Nasdaq Rule 5605(b)(2), which requires that independent directors regularly meet in executive session, where only independent directors are present. The independent directors may choose to meet in executive session at their discretion.

●	Einride does not intend to follow Nasdaq Rule 5620(c), which requires a quorum for shareholder meetings of at least one-third of the outstanding shares.;

●	Einride does not intend to follow Nasdaq Rule 5635, which generally requires shareholder approval for: (i) an acquisition of shares/assets of another company that involves the issuance of 20% or more of the acquirer’s shares or voting rights or if a director, officer or 5% shareholder has greater than a 5% interest in the target company or the consideration to be received; (ii) the issuance of shares leading to a change of control; (iii) adoption/amendment of equity compensation arrangements; and (iv) issuances of 20% or more of the shares or voting rights (including securities convertible into, or exercisable for, equity) of a listed company via a private placement (and/or via sales by directors, officers or 5% shareholders) if such equity is issued (or sold) below a specified minimum price.

Other than as discussed above, Einride intends to comply with the rules generally applicable to U.S. domestic companies listed on Nasdaq. Einride may in the future, however, decide to use other foreign private issuer exemptions with respect to some or all of the other Nasdaq rules. Following its home country governance practices may provide less protection than is accorded to investors under Nasdaq rules applicable to domestic issuers.

Although Einride may rely on certain home country corporate governance practices, it must comply with Nasdaq’s Notification of Noncompliance requirement (Nasdaq Rule 5625) and the Voting Rights requirement (Nasdaq Rule 5640). Further, Einride must have an Audit Committee that satisfies Nasdaq Rule 5605(c)(3), which addresses Audit Committee responsibilities and authority and requires that the Audit Committee consist of members who meet the independence requirements of Nasdaq Rule 5605(c)(2)(A)(ii).

Einride intends to take all actions necessary for it to maintain compliance as a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act of 2002, the rules adopted by the SEC and the Nasdaq corporate governance rules and listing standards.

Because Einride is a foreign private issuer, its directors and officers are not subject to short-swing profit obligations under Section 16 of the Exchange Act. They will, however, be subject to the obligations to report changes in share ownership under Section 16 of the Exchange Act, Section 13 of the Exchange Act and related SEC rules.

Equity Incentive Plan

Einride adopted the Equity Incentive Plan effective immediately prior to the Closing to attract and retain the best available personnel, provide additional incentives to employees, directors and consultants, and promote the success of its business. The maximum aggregate number of ordinary shares that may be issued under the Equity Incentive Plan is equal to 7.5% of the total number of Ordinary Shares outstanding as of immediately following the Closing, calculated on a fully-diluted basis assuming the conversion of all securities convertible into ordinary shares. In addition, the number of Ordinary Shares authorized for issuance under the Equity Incentive Plan will be increased automatically, without further action of the Einride Board, on January 1st of each calendar year commencing on January 1, 2027 and ending on (and including) January 1, 2036, by a number of shares equal to the lesser of (i) 5% of the aggregate number of shares outstanding on December 31st of the immediately preceding calendar year, or (ii) a lesser number of shares determined by the Einride Board or its compensation committee prior to the relevant January 1st (which may be no shares).

The following paragraphs summarize the principal terms of the Equity Incentive Plan.

Type of Awards. The Equity Incentive Plan permits the awards of options, restricted share units or other share or cash-based awards pursuant to the authorizations of the administrator under the Equity Incentive Plan.

Plan Administration. The Einride Board or a committee of one or more members of the Einride Board (or such other administrator to which such committee delegates all of its authority) administers the Equity Incentive Plan. The administrator of the Equity Incentive Plan determines, among other things, the eligibility of individuals to receive awards, the type and number of awards to be granted to each eligible individual, and the terms and conditions of each award. Among other actions, the administrator may approve, without additional approval by Einride’s shareholders, a program providing for either the cancellation of options or other share or cash-based awards having exercise prices per share greater than the then fair market value of a share and the grant in substitution therefor of new options or other share or cash-based awards covering the same or a different number of shares but with an exercise price per share equal to the fair market value per share on the new grant date, other awards, or payments in cash, or the amendment of outstanding awards with an exercise price greater than the then current fair market value of a shares to reduce the exercise price thereof to the fair market value per share on the date of amendment.

Award Agreement. Each award granted under the Equity Incentive Plan is evidenced by an award agreement.

Eligibility. Einride may grant awards to employees, consultants and directors. The general scope of eligible individuals shall be determined by the administrator.

Vesting Schedule. In general, the administrator determines the vesting schedule, if any, which is specified in the award agreement. The awards may be subject to time and/or performance-based vesting conditions.

Exercise of Options. The exercise price per share subject to an option shall be determined by the administrator and set forth in the award agreement; provided, however, that no option may be granted to an individual subject to taxation in the United States at less than the fair market value on the date of grant, without compliance with Section 409A of the Code, or the holder’s consent.

Transfer Restrictions. Awards may not be transferred in any manner by the holder other than in accordance with the exceptions provided in the Equity Incentive Plan, such as transfers to us or transfers upon the death of the holder, pursuant to such conditions and procedures as the administrator may establish.

Change in Control. In the event of a change in control as described in the Equity Incentive Plan, the administrator may determine, without a participant’s consent, the treatment of each outstanding award, which may include, without limitation, (i) a continuation of such outstanding award by Einride (if Einride is the surviving entity); (ii) the assumption of, or substitution of substantially equivalent awards for, such outstanding award by the surviving entity or an affiliate thereof; (iii) the accelerated vesting such that the outstanding award will become exercisable, realizable, or payable, or restrictions applicable to such award will lapse, in whole or in part prior to or upon consummation of the change in control, and, to the extent the administrator determines, terminate upon or immediately prior to the effectiveness of the change in control; (iv) the cancellation of the award in exchange for a payment to the participant equal to the excess of the fair market value of the shares subject to the award as of the closing date over the exercise price of the award (if any); and (v) any combination of the foregoing. In taking any of these actions, the administrator is not required to treat all awards similarly.

Termination and Amendment of the Equity Incentive Plan. Unless terminated earlier, the Equity Incentive Plan has a term of 10 years. The Einride Board or its compensation committee has the authority to terminate, amend or modify the plan.

DESCRIPTION OF SHARE CAPITAL

The following description of the material terms of the securities of Einride includes a summary of specified provisions of the Amended Einride Articles. This description is qualified by reference to the Amended Einride Articles. In this section, the terms “Einride,” “we”, “our” or “us” refer to Einride AB, and all capitalized terms used in this section are as defined in the Amended Einride Articles, unless elsewhere defined herein.

Einride is a public limited liability company formed under the laws of Sweden and its affairs are governed by the Amended Einride Articles, the Swedish Companies Act, and Swedish law.

Einride’s objective and purposes are described in Article 3 of the Amended Einride Articles, as follows: Einride shall provide forwarding, transport and haulage services and other related activities. In addition, Einride shall, directly or indirectly, through subsidiaries, develop, manufacture, market, lease out and sell vehicles and parts and other activities compatible therewith. Furthermore, Einride shall, directly or indirectly, own and manage shares or interests in other companies and conduct development and consulting in the above areas, and any other activities compatible therewith.

The following are summaries of material provisions of the Amended Einride Articles and the Swedish Companies Act insofar as they relate to the material terms of the Ordinary Shares.

Ordinary Shares

General

The Amended Einride Articles provide that Einride’s share capital may not be less than SEK 500,000 nor more than SEK 2,000,000, and that the number of shares in Einride shall amount to no less than 100,000,000 and no more than 400,000,000. All Ordinary Shares issued and outstanding are fully paid and non-assessable, are not redeemable and do not have any preemptive rights other than under the Swedish Companies Act as described below.

Dividends

Under Swedish law, only a general meeting of shareholders may decide on payment of dividends, which may not exceed the amount proposed by the Einride Board (except in certain limited circumstances), and may only be paid from funds legally available for that purpose. Under Swedish law, no interim dividends may be paid in respect of any fiscal period for which audited financial statements of the company have not yet been adopted by the annual general meeting of shareholders. The market practice in Sweden is most often for dividends to be paid annually. Under the Swedish Companies Act, dividends to shareholders and other transfers of value from a company, such as purchases of its own shares, may only be made when Einride’s restricted equity remains fully covered after the transfer of value has been made. The calculation shall be based upon the most recently adopted balance sheet, and any changes in the restricted equity that has occurred after the balance sheet date shall be taken into account. In addition, dividends to shareholders and other transfers of value from Einride may only be made if this is justifiable taking into account the type of business activities of the company, the scope and risks related thereto and Einride’s need for financial resources, its liquidity and financial position. In respect of parent companies, also the business activities of the group, their scope and risks related thereto and the group’s need for financial resources, its liquidity and financial position shall be taken into account.

Einride’s Ordinary Shares are registered in the computerized book-entry share registration system administered by Euroclear Sweden AB (“Euroclear”). The rights attached to shares eligible for dividends accrue to those persons whose names are recorded in the register of shareholders on the record day. The dividends are then sent to a specified account as directed by the person registered with Euroclear. The relevant record day must, in most circumstances, be specified in the resolution declaring a dividend or resolving upon a capital increase or any similar matter in which shareholders have preferential rights, or the Einride Board must be authorized to determine the relevant record day.

Where the registered holder is a nominee, the nominee receives, for the account of the beneficial owner, dividends and, on issues of shares with preferential rights for the shareholders, shares, as well as rights. Dividends are remitted in a single payment to the nominee who is responsible for the distribution of such dividends to the beneficial owner. A similar procedure is adopted for share issues. Specific authority to act as a nominee must be obtained from Euroclear. At the request of Euroclear, the nominee must provide information about all beneficial holders of shares to Euroclear. Euroclear is required to keep a public register with regard to any holding on behalf of a single beneficial owner in excess of 500 shares in any one company. This list is prepared every third month and must reveal the names of the beneficial owner and be open to public inspection.

The ADSs can be held through a bank or broker, in which case the holder is considered a “beneficial holder”. Alternatively, the ADSs can be held directly through the Depositary Bank, in which case you are considered a “registered holder”, in which case you are entered directly on Einride’s shareholder register. The Depositary Bank receives dividends for the account of the beneficial owners and is responsible for the distribution of such dividends to the beneficial owner or its nominee.

Voting Rights

All of the Ordinary Shares have equal rights to our assets and earnings and are entitled to one vote at the general meeting. At the general meeting, every shareholder may vote to the full extent of their shares held or represented, without limitation. Each Ordinary Share entitles the shareholder to the same preferential rights related to issues of shares, warrants and convertible bonds relative to the number of shares they own and have equal rights to dividends and any surplus capital upon liquidation. Shareholders’ rights can only be changed in accordance with the procedures set out in the Swedish Companies Act.

Under the Swedish Companies Act, shareholders entered into the shareholders’ register as of the record date are entitled to vote at a general meeting (in person or by appointing a proxy holder). In accordance with the Amended Einride Articles, shareholders must give notice of their intention to attend the general meeting no later than the date specified in the notice. Shareholders who have their shares registered through a nominee and wish to exercise their voting rights at a general meeting must request to be temporary registered as a shareholder and entered into the shareholders’ register at the record date.

In matters that do not relate to elections and are not otherwise governed by the Swedish Companies Act or Amended Einride Articles, resolutions shall be adopted at the general meeting by a simple majority of the votes cast. In the event of a tied vote, the chairperson shall have the casting vote. For matters concerning securities of Einride, such as new share issuances, and other transactions such as private placements, mergers and a change from a public to a private company (or vice-versa), the Amended Einride Articles may only prescribe thresholds which are greater than those provided in the Swedish Companies Act.

Unless otherwise prescribed in the Amended Einride Articles, the person who receives the most votes in an election shall be deemed elected. In general, a resolution involving the alteration of the Amended Einride Articles shall be valid only when supported by shareholders holding not less than two-thirds of both the votes cast and the shares represented at the general meeting. The Swedish Companies Act lays out numerous exceptions for which a higher threshold applies, including restrictions on certain rights of shareholders, limits on the number of shares shareholders may vote at the general meeting and changes in the legal relationship between shares.

Transfer of Ordinary Shares

As a general rule under Swedish company law, shares are freely transferable and, with respect to the Amended Einride Articles, there are no restrictions on the transferability of Ordinary Shares, unless the transfer is restricted or prohibited by another instrument, applicable law or the rules of Nasdaq. Since Einride is registered with Euroclear, no share certificates are or will be issued, and all of its shares are and will be registered in the Euroclear accounts of the respective holder. Changes to registrations in Euroclear accounts are made by authorized account operating institutions, such as banks, upon instruction from the holder. Registration of shares on a Euroclear account serves as evidence of the account holder’s legal title to the shares. Joint holders are usually not recorded on the Euroclear accounts. Shareholdings may also be registered in the name of an institution designated by the account holder as, and duly authorized by Euroclear to act as, a nominee in the Euroclear system.

Transfer of the ADS may take place through any broker licensed to buy and sell U.S. securities. Registered holders of the ADSs may hold their ADSs either physically in the form of a certificate or in uncertificated, book-entry form, evidenced by an account statement.

Liquidation

On a return of capital on winding up or liquidation, any assets available for distribution amongst Einride’s shareholders at the commencement of the winding up (i.e. any surplus after paying off all the creditors of the company), will be equally distributed amongst Einride’s shareholders in proportion to the par value of the shares held by them.

Preemptive Rights

Under the Swedish Companies Act, shareholders of any class of shares will generally have a preemptive right to subscribe for shares or warrants issued of any class in proportion to their shareholdings. Shareholders will have preferential rights to subscribe for new shares in proportion to the number of shares they own. If an offering is not fully subscribed for based on subscription rights, shares may be allocated to subscribers without subscription rights. The preemptive right to subscribe does not apply in respect of shares issued for consideration by payment in kind or of shares issued pursuant to convertible debentures or warrants previously issued by the company.

The preemptive right to subscribe for new shares may be set aside. A share issue with deviation from the shareholders’ preemptive rights may be resolved either by the shareholders at a general meeting, or by the board of directors if the board resolution is preceded by an authorization therefor from the general meeting. A resolution to issue shares with deviation from the shareholders’ preemptive rights and a resolution to authorize the board of directors to do the same must be passed by two-thirds of both the votes cast and the shares represented at the general meeting resolving on the share issue or the authorization of the board of directors.

General Meetings of Shareholders

We are required to hold an annual general meeting of shareholders each year on such day and at such place as the directors may determine; however such annual general meeting must occur no later than six months from the end of each fiscal year. The general meeting of shareholders is our highest decision-making body and serves as an opportunity for our shareholders to make decisions regarding our affairs. Shareholders who are registered in the share register held by Euroclear six banking days before the meeting, or temporary voting registrations made by each nominee four banking days before the meeting, and have notified us no later than the date specified in the notice described below have the right to participate at our general meetings, either in person or by a representative. All shareholders have the same participation and voting rights at general meetings. At the annual general meeting, inter alia, members of the board of directors are elected, and a vote is held on whether each individual board member and the chief executive officer will be discharged from any potential liabilities for the previous fiscal year. Auditors are elected as well. Decisions are made concerning adoption of annual reports, allocation of earnings, fees for the board of directors and the auditors and other essential matters that require a decision by the meeting. Most decisions require a simple majority but the Swedish Companies Act dictates other thresholds in certain instances.

Shareholders have the right to ask questions to the Einride Board and managers at general meetings that pertain to the business of Einride and also have an issue brought forward at the general meeting. In order for us to include the issue in the notice of the annual general meeting, a request of issue discussion must be received by us normally seven weeks before the meeting. Any request for the discussion of an issue at the annual general meeting shall be made to the Einride Board and any request within the nominating and corporate governance committee’s competence shall be made to the nominating and corporate governance committee. The Einride Board shall convene an extraordinary general meeting of shareholders who together represent at least 10% of all shares in Einride so demand in writing to discuss or resolve on a specific issue.

The ADSs represent Ordinary Shares deposited with the Depositary Bank and underlie such certificates and carry the rights attached to them as detailed in the Depositary Agreement between Einride and the Depositary Bank. Holders of ADSs have the right to vote on shareholders resolutions.

Changes in Capital

Changes to Einride’s share capital require, as a general rule, a resolution passed at a general meeting of the shareholders. The Einride Board may, within certain limits, be granted authority (limited in time until the next annual general meeting of the shareholders) to resolve upon an issuance of new shares, as well as take such a resolution subject to subsequent approval by the shareholders. A resolution to deviate from pre-emptive shareholder rights in connection with a new issuance of shares, to change the share capital in such a way as requires an amendment to the articles of association or to redeem share capital or restricted reserves is valid only if shareholders representing two-thirds of the votes cast and the shares represented at the general meeting vote in favor of the resolution.

Warrants

Each Legato III Warrant that was outstanding on June 9, 2026, was assumed by Einride and converted into a Warrant. Each Warrant is subject to substantially the same terms and conditions as were applicable to such Legato III Warrant immediately prior to the consummation of the Business Combination (including any repurchase rights and cashless exercise provisions). In addition, pursuant to the PIPE Subscription Agreements, the PIPE Investors received PIPE Warrants to purchase ADSs, and pursuant to the Specified Supplemental Agreement, Einride issued to the Specified Party the Specified Warrants. Summary descriptions of the Warrants, PIPE Warrants and Specified Warrants are set forth below.

PIPE Warrants and PIPE Pre-Funded Warrants

The PIPE Warrants are exercisable for ADSs (“PIPE Warrant ADSs”) at any time after the date of their issuance and expire five years after the date of their issuance. The exercise price per PIPE Warrant ADS under the PIPE Warrants is $10.90, subject to adjustment as set forth in the PIPE Warrant and described below. The PIPE Warrants may also be exercised on a “net issuance” basis.

The PIPE Warrants are subject to a beneficial ownership limitation, at the election of the holder. If the election is made, Einride will not effect any exercise of the PIPE Warrants, and a holder will not have the right to exercise any portion of the PIPE Warrants, to the extent that after giving effect to such issuance after exercise the holder (together with the holder’s affiliates, and anyone acting as a group together with the holder or any of the holder’s affiliates would beneficially own in excess of 4.9%, 9.9%, 19.9% (or such other amount as the holder may specify) of the ADSs.

The exercise price of the PIPE Warrants is subject to adjustment if Einride (i) subdivides or combines (including by way of a reverse share split) the outstanding Ordinary Shares, (ii) issues by reclassification of Ordinary Shares into any capital shares of Einride, (iii) changes the number of Ordinary Shares represented by an ADS, (iv) issues any Ordinary Shares credited as fully paid to shareholders by way of capitalization of profits or reserves, (v) issues or sells pro rata to the record holders of the Ordinary Shares (directly or in the form of ADSs) any rights, options or warrants entitling them to subscribe for or purchase Ordinary Shares (directly or in the form of ADSs), or (vi) declares or makes any dividend or other distribution of its assets (or rights to acquire its assets) to holders of Ordinary Shares, by way of return of capital or otherwise.

The exercise price of the PIPE Warrants also is subject to a one-time adjustment based on the subsequent market price. If, on the 21st trading day following the six-month anniversary of the effective date of the PIPE Registration Statement, the VWAP of the ADSs for the 20 trading day period commencing on the date that is six months after the effective date of the PIPE Registration Statement (the “Measurement Price”) is less than the exercise price then in effect, then the exercise price then in effect shall be reduced to an amount equal to the greater of (i) the Measurement Price and (ii) $5.00.

In addition, the exercise price of the PIPE Warrants is subject to adjustment for subsequent equity issuances. If and whenever during the period commencing on the date of the PIPE Subscription Agreements and ending on the expiration date of the PIPE Warrants, Einride issues or sells, or is deemed to have issued or sold, any Ordinary Shares (subject to certain exceptions) for proceeds per ADS less than the exercise price then in effect (where the aggregate amount of proceeds received by Einride, together with all prior issuances and sales conducted for the purpose of raising capital by Einride on or after the date of the PIPE Subscription Agreements that were excluded from this adjustment by this condition, exceeds $500,000), then immediately after such issuance, the exercise price then in effect shall be reduced to the amount of such proceeds per ADS. Simultaneously with any adjustment to the exercise price, the number of PIPE Warrant ADSs will be increased or decreased proportionately so that the aggregate exercise price remains unchanged.

If a Fundamental Transaction (as defined in the PIPE Warrants) occurs, then, upon any subsequent exercise of a PIPE Warrant, the holder will have the right to receive, for each PIPE Warrant ADS that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the holder (without regard to the beneficial ownership limitation), the number of Ordinary Shares of the successor or acquiring corporation or of Einride, if it is the surviving corporation, and any additional consideration receivable as a result of such Fundamental Transaction by a holder of the number of PIPE Warrant ADSs for which this PIPE Warrant is exercisable immediately prior to such Fundamental Transaction (without regard to the beneficial ownership limitation).

The PIPE Pre-Funded Warrants are exercisable for PIPE Pre-Funded Warrant Shares as of the Closing. The exercise price per PIPE Pre-Funded Warrant Shares under the PIPE Pre-Funded Warrants is equal to the quota value of the Ordinary Shares.

Specified Warrants

Concurrently with its entry into a commercial agreement with Amazon Logistics, Inc. (“Amazon Logistics”) on February 20, 2026, Einride entered into the Specified Supplemental Agreement, pursuant to which Einride agreed to issue 6,941,402 Specified Warrants to purchase Ordinary Shares (after giving effect to the Closing) to the Specified Party. Upon issuance of the Specified Warrants, 2,313,801 of the Specified Warrants vested, and the remainder are subject to vesting based on certain conditions, including payments to Einride from or on behalf of the Specified Party or its affiliates. Upon a Change of Control (as defined in the Specified Supplemental Agreement) or the termination of the Commercial Agreement by Amazon Logistics under certain circumstances, the unvested portion of the Specified Warrants will vest in full.

Subject to certain conditions, including vesting, each Specified Warrant may be exercised, in whole or in part and for cash or on a net exercise basis, at any time before February 20, 2036, at a purchase price per share equal to $34.00 (the “Exercise Price”). The Exercise Price and the shares issuable upon exercise of the Specified Warrants (the “Specified Warrant Shares”) are subject to customary antidilution adjustments. In addition, Einride has granted customary registration rights for the Specified Warrants and Specified Warrant Shares.

This description of the Specified Warrants and Specified Supplemental Agreement is a summary of the Specified Warrants and is qualified in its entirety by reference to the Specified Warrants and Specified Supplemental Agreement, which are filed as Exhibits 4.8 and 10.7 and 10.8, respectively, to the registration statement of which this prospectus is a part.

Powers of Directors

The Einride Board shall direct Einride’s policy and shall supervise the performance of Einride’s chief executive officer and his or her actions. The Einride Board may exercise all powers that are not required under the Swedish Companies Act or under the Amended Einride Articles to be exercised or taken by Einride’s shareholders.

Number of Directors

The Amended Einride Articles provide that the Einride Board shall consist of three to 10 members, with not more than 10 alternate members.

Amendments to the Amended Einride Articles

Under the Swedish Companies Act, an amendment of the Amended Einride Articles requires a resolution passed at a shareholders’ meeting. The number of votes required for a valid resolution depends on the type of amendment, however, any amendment must be approved by not less than two-thirds of the votes cast and the shares represented at the meeting. The Einride Board is not allowed to make amendments to the Amended Einride Articles absent shareholder approval.

Removal of Directors

Under the Swedish Companies Act, directors appointed at a general meeting may be removed by a resolution adopted at a general meeting, upon the affirmative vote of a simple majority of the votes cast, or if the relevant director notifies the Einride Board.

Vacancies on the Einride Board

Under the Swedish Companies Act, if a board member’s tenure should terminate prematurely, the other members of the board of directors shall take measures to appoint a new director for the remainder of the term, unless the outgoing board member was an employee representative. If the outgoing board member was elected by the shareholders, then the election of a new board member may be deferred until the time of the next annual general meeting, providing there are enough remaining board members to constitute a quorum.

Anti-Takeover Provisions

Neither the Amended Einride Articles nor the Swedish Companies Act contains any restrictions on change of control.

Shareholders’ Votes on Certain Reorganizations

Under the Swedish Companies Act, when a Swedish parent company, alone or together with one or more subsidiaries, owns more than 90 percent of the shares in a subsidiary, that parent company is entitled to purchase the remaining outstanding shares from the other shareholders of the subsidiary (through a compulsory, or minority, “squeeze-out” proceeding), and those shareholders may require the parent company to purchase their shares. Absent an agreement regarding the price for these shares, an arbitration tribunal will determine a fair price. In the case of a compulsory acquisition initiated promptly or within a reasonable period of time following a public offer to a substantial number of shareholders pursuant to which the offeror (or its affiliates) acquired a majority of the shares held by the offeror, the price will normally be the same as the price paid in such offer.

A statutory merger of a Swedish (transferring) company with another Swedish (absorbing) company pursuant to Chapter 23 of the Swedish Companies Act requires the approval of the transferring company’s shareholders by a majority of at least two-thirds of the votes cast as well as at least two-thirds of the shares represented at a shareholders’ meeting.

In the case of public limited liability companies, shareholder approval is required for transactions such as a disposal of shares in a subsidiary of the public limited liability company if such shares are acquired by directors or employees (or certain related parties to such persons) of the public limited liability company or companies within the same group. This type of disposal requires the approval of the shareholders through a majority of at least nine-tenths of the votes cast as well as at least nine-tenths of the shares represented at a meeting of the shareholders of the public limited liability company.

Liability of Directors

At annual general meetings, the shareholders must consider whether to exempt the members of the Einride Board and its chairperson from liability in respect of Einride’s business for the previous financial year. A simple majority of the votes at the annual general meeting may exempt the members of the Einride Board and the chairperson from liability. If shareholders representing at least 10% of the Ordinary Shares vote against granting a director exemption from liability, shareholders representing at least 10% of the Ordinary Shares are entitled to bring a claim against that director before the relevant Swedish court. Were there to be such a claim, such a claim would be lodged on behalf of, and in the name of, Einride.

In addition, shareholders may also claim damages directly and on their own behalf against any of the Einride directors, irrespective of whether an exemption from liability has been granted, if those directors in the performance of their duties, intentionally or negligently causes damage to the company. Einride is not responsible for the cost of such litigation, but the shareholders initiating the legal action are entitled to reimbursement from Einride of the legal expenses incurred to the extent that these costs may be covered by damages paid to Einride as a result of the legal action.

Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by Swedish law or by the Amended Einride Articles in respect of the rights of non-residents or foreign persons to purchase, own or sell securities issued by Einride.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

Deutsche Bank Trust Company Americas, as depositary, will register and deliver the ADSs. Each ADS will represent ownership of one Ordinary Share, deposited with Skandinaviska Enskilda Banken AB, having its principal office at Kungsträdgårdsgatan 8, S-106 40 Stockholm, Sweden, as custodian for the Depositary. Each ADS will also represent ownership of any other securities, cash or other property which may be held by the Depositary Bank. The Depositary Bank’s corporate trust office at which the ADSs will be administered is located at 1 Columbus Circle, New York, NY 10019, USA. The principal executive office of the Depositary Bank is located at 1 Columbus Circle, New York, NY 10019, USA.

The Direct Registration System, or DRS, is a system administered by The Depository Trust Company, or DTC, pursuant to which the Depositary Bank may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the Depositary Bank to the ADS holders entitled thereto.

We will not treat ADS holders as our shareholders and accordingly, you, as an ADS holder, will not have shareholder rights. Swedish law governs shareholder rights. The Depositary Bank will be the holder of the Ordinary Shares underlying your ADSs. As a holder of ADSs, you will have ADS holder rights. A Deposit Agreement among us, the Depositary Bank and you, as an ADS holder, and the beneficial owners of ADSs sets out ADS holder rights as well as the rights and obligations of the Depositary Bank. The laws of the State of New York govern the Deposit Agreement and the ADSs. See “—Jurisdiction and Arbitration.”

The following is a summary of the material provisions of the Deposit Agreement. For more complete information, you should read the entire Deposit Agreement and the form of American Depositary Receipt. For directions on how to obtain copies of those documents, see “Where You Can Find More Information.”

Holding the ADSs

How will you hold your ADSs?

You may hold ADSs either (1) directly (a) by having an American Depositary Receipt, or ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (b) by holding ADSs in DRS, or (2) indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADS holder. This description assumes you hold your ADSs directly. ADSs will be issued through DRS, unless you specifically request certificated ADRs. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The Depositary Bank has agreed to pay to you the cash dividends or other distributions it or the custodian receives on Ordinary Shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of Ordinary Shares your ADSs represent as of the record date (which will be as close as practicable to the record date for the Ordinary Shares) set by the Depositary Bank with respect to the ADSs.

●	Cash. The Depositary Bank will convert or cause to be converted any cash dividend or other cash distribution we pay on the Ordinary Shares or any net proceeds from the sale of any ordinary shares, rights, securities or other entitlements under the terms of the Deposit Agreement into U.S. dollars if it can do so on a practicable basis, and can transfer the U.S. dollars to the United States and will distribute promptly the amount thus received. If the Depositary Bank shall determine in its judgment that such conversions or transfers are not practical or lawful or if any government approval or license is needed and cannot be obtained at a reasonable cost within a reasonable period or otherwise sought, the Deposit Agreement allows the Depositary Bank to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold or cause the custodian to hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid and such funds will be held for the respective accounts of the ADS holders. It will not invest the foreign currency and it will not be liable for any interest for the respective accounts of the ADS holders.

●	Before making a distribution, any taxes or other governmental charges, together with fees and expenses of the Depositary Bank, that must be paid, will be deducted. See “U.S. Federal Income Tax Considerations.” It will distribute only whole U.S. dollars and cents and will round down fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the Depositary Bank cannot convert the foreign currency, you may lose some or all of the value of the distribution.

●	Shares. For any Ordinary Shares we distribute as a dividend or free distribution, either (1) the Depositary Bank will distribute additional ADSs representing such Ordinary Shares or (2) existing ADSs as of the applicable record date will represent rights and interests in the additional Ordinary Shares distributed, to the extent reasonably practicable and permissible under law, in either case, net of applicable fees, charges and expenses incurred by the Depositary Bank and taxes and/or other governmental charges. The Depositary Bank will only distribute whole ADSs. It will try to sell Ordinary Shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. The Depositary Bank may sell a portion of the distributed Ordinary Shares sufficient to pay its fees and expenses, and any taxes and governmental charges, in connection with that distribution.

●	Elective Distributions in Cash or Shares. If we offer holders of Ordinary Shares the option to receive dividends in either cash or shares, the Depositary Bank, after consultation with us and having received timely notice as described in the Deposit Agreement of such elective distribution by us, has discretion to determine to what extent such elective distribution will be made available to you as a holder of the ADSs. We must timely first instruct the Depositary Bank to make such elective distribution available to you and furnish it with satisfactory evidence that it is legal to do so. The Depositary Bank could decide it is not legal or reasonably practicable to make such elective distribution available to you. In such case, the Depositary Bank shall, on the basis of the same determination as is made in respect of the Ordinary Shares for which no election is made, distribute either cash in the same way as it does in a cash distribution, or additional ADSs representing Ordinary Shares in the same way as it does in a share distribution. The Depositary Bank is not obligated to make available to you a method to receive the elective dividend in shares rather than in ADSs. There can be no assurance that you will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of Ordinary Shares.

●	Rights to Purchase Additional Shares. If we offer holders of Ordinary Shares any rights to subscribe for additional shares, the Depositary Bank shall having received timely notice as described in the Deposit Agreement of such distribution by us, consult with us, and we must determine whether it is lawful and reasonably practicable to make these rights available to you. We must first instruct the Depositary Bank to make such rights available to you and furnish the Depositary Bank with satisfactory evidence that it is legal to do so. If the Depositary Bank decides it is not legal or reasonably practicable to make the rights available but that it is lawful and reasonably practicable to sell the rights, the Depositary Bank will endeavor to sell the rights and in a riskless principal capacity or otherwise, at such place and upon such terms (including public or private sale) as it may deem proper distribute the net proceeds in the same way as it does with cash. The Depositary Bank will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

If the Depositary Bank makes rights available to you, it will establish procedures to distribute such rights and enable you to exercise the rights upon your payment of applicable fees, charges and expenses incurred by the Depositary Bank and taxes and/or other governmental charges. The Depositary shall not be obliged to make available to you a method to exercise such rights to subscribe for Ordinary Shares (rather than ADSs).

U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the Depositary Bank may deliver restricted Depositary Bank shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

There can be no assurance that you will be given the opportunity to exercise rights on the same terms and conditions as the holders of Ordinary Shares or be able to exercise such rights.

●	Other Distributions. Subject to receipt of timely notice, as described in the Deposit Agreement, from us with the request to make any such distribution available to you, and provided the Depositary Bank has determined such distribution is lawful and reasonably practicable and feasible and in accordance with the terms of the Deposit Agreement, the Depositary Bank will distribute to you anything else we distribute on deposited securities by any means it may deem practicable, upon your payment of applicable fees, charges and expenses incurred by the Depositary Bank and taxes and/or other governmental charges. If any of the conditions above are not met, the Depositary Bank will endeavor to sell, or cause to be sold, what we distributed and distribute the net proceeds in the same way as it does with cash; or, if it is unable to sell such property, the Depositary Bank may dispose of such property in any way it deems reasonably practicable under the circumstances for nominal or no consideration, such that you may have no rights to or arising from such property.

The Depositary Bank is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if we and/or the Depositary Bank determines that it is illegal or not practicable for us or the Depositary Bank to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The Depositary Bank will deliver ADSs if you or your broker deposit Ordinary Shares or evidence of rights to receive Ordinary Shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the Depositary Bank will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons entitled thereto.

How do ADS holders cancel an American Depositary Share?

You may turn in your ADSs at the Depositary Bank’s corporate trust office or by providing appropriate instructions to your broker. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the Depositary Bank will deliver the Ordinary Shares and any other deposited securities underlying the ADSs to you or a person you designate at the office of the custodian. Or, at your request, risk and expense, the Depositary Bank will deliver the deposited securities at its corporate trust office, to the extent permitted by law.

How do ADS holders interchange between Certificated ADSs and Uncertificated ADSs?

You may surrender your ADR to the Depositary Bank for the purpose of exchanging your ADR for uncertificated ADSs. The Depositary Bank will cancel that ADR and will send you a statement confirming that you are the owner of uncertificated ADSs. Alternatively, upon receipt by the Depositary Bank of a proper instruction from a holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the Depositary Bank will execute and deliver to you an ADR evidencing those ADSs.

Voting Rights

How do you vote?

You may instruct the Depositary Bank to vote the Ordinary Shares or other deposited securities underlying your ADSs at any meeting at which you are entitled to vote pursuant to Swedish law, the provisions of the Amended Einride Articles, and the provisions of the Deposit Agreement. Otherwise, you could exercise your right to vote directly if you withdraw the Ordinary Shares. However, you may not know about the meeting sufficiently enough in advance to withdraw the Ordinary Shares.

If we ask for your instructions and upon timely notice from us by regular, ordinary mail delivery, or by electronic transmission, as described in the Deposit Agreement, the Depositary Bank will notify you of the upcoming meeting at which you are entitled to vote pursuant to Swedish law, the provisions of the Amended Einride Articles, and the provisions of the Deposit Agreement, and arrange to deliver our voting materials to you. The materials will include or reproduce (a) such information as is contained in our notice of meeting or solicitation of consents or proxies; (b) a statement that the ADS holders at the close of business in New York on the specified record date will be entitled, subject to Swedish law, the provisions of the Amended Einride Articles, and the provisions of the Deposit Agreement, to instruct the Depositary Bank as to the exercise of the voting rights, if any, pertaining to the Ordinary Shares or other deposited securities represented by such holder’s ADSs; and (c) a brief statement as to the manner in which such instructions may be given to the Depositary Bank or deemed given in accordance with the second to last sentence of this paragraph if no instruction is received by the Depositary to give a discretionary proxy to a person designated by us. Voting instructions may be given only in respect of a number of ADSs representing an integral number of Ordinary Shares or other deposited securities. For instructions to be valid, the Depositary Bank must receive them in writing on or before the date specified. The Depositary Bank will try, as far as practical, subject to Swedish law and the provisions of the Amended Einride Articles and the Deposit Agreement, to vote or to have its agents vote the Ordinary Shares or other deposited securities (in person or by proxy) as you instruct. The Depositary Bank will only vote or attempt to vote as you instruct. If we timely requested the Depositary to solicit your instructions but no instructions are received by the Depositary from an owner with respect to any of the deposited securities represented by the ADSs of that owner on or before the date established by the Depositary for such purpose, the Depositary shall deem that owner to have instructed the Depositary to give a discretionary proxy to a person designated by us with respect to such deposited securities, and the Depositary shall give a discretionary proxy to a person designated by us to vote such deposited securities. However, no such instruction shall be deemed given and no such discretionary proxy shall be given with respect to any matter if we inform the Depositary we do not wish such proxy given, substantial opposition exists or the matter materially and adversely affects the rights of holders of the Ordinary Shares.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the Depositary Bank to vote the Ordinary Shares underlying your ADSs. In addition, there can be no assurance that ADS holders and beneficial owners generally, or any holder or beneficial owner in particular, will be given the opportunity to vote or cause the Depositary Bank or the custodian, as applicable, to vote on the same terms and conditions as the holders of Ordinary Shares.

The Depositary Bank and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and you may have no recourse if the Ordinary Shares underlying your ADSs are not voted as you requested.

In order to give you a reasonable opportunity to instruct the Depositary Bank as to the exercise of voting rights relating to deposited securities, if we request the Depositary Bank to act, we will give the Depositary Bank notice of any such meeting and details concerning the matters to be voted at least 14 days in advance of the meeting date.

Compliance with Regulations

Information Requests

Each ADS holder and beneficial owner shall (a) provide such information as we or the Depositary Bank may request pursuant to law, including, without limitation, relevant Swedish law, any applicable law of the United States of America, our memorandum and articles of association, any resolutions of the Einride Board adopted pursuant to such memorandum and articles of association, the requirements of any markets or exchanges upon which the Ordinary Shares, ADSs or ADRs are listed or traded, or to any requirements of any electronic book-entry system by which the ADSs or ADRs may be transferred, regarding the capacity in which they own or owned ADRs, the identity of any other persons then or previously interested in such ADRs and the nature of such interest, and any other applicable matters, and (b) be bound by and subject to applicable provisions of the laws of Sweden, our memorandum and articles of association, and the requirements of any markets or exchanges upon which the ADSs, ADRs or Ordinary Shares are listed or traded, or pursuant to any requirements of any electronic book-entry system by which the ADSs, ADRs or Ordinary Shares may be transferred, to the same extent as if such ADS holder or beneficial owner held Ordinary Shares directly, in each case irrespective of whether or not they are ADS holders or beneficial owners at the time such request is made.

Disclosure of Interests

Each ADS holder and beneficial owner shall comply with our requests pursuant to Swedish law, the rules and requirements of the Nasdaq and any other stock exchange on which the Ordinary Shares are, or will be, registered, traded or listed or our memorandum and articles of association, which requests are made to provide information, inter alia, as to the capacity in which such ADS holder or beneficial owner owns ADS and regarding the identity of any other person interested in such ADS and the nature of such interest and various other matters, whether or not they are ADS holders or beneficial owners at the time of such requests.

Fees and Expenses

As an ADS holder, you will be required to pay the following service fees to the Depositary Bank and certain taxes and governmental charges (in addition to any applicable fees, expenses, taxes and other governmental charges payable on the deposited securities represented by any of your ADSs):

Service		Fees
●	To any person to which ADSs are issued or to any person to which a distribution is made in respect of ADS distributions pursuant to stock dividends or other free distributions of stock, bonus distributions, stock splits or other distributions (except where converted to cash)	Up to $0.05 per ADS issued

●	Cancellation of ADSs, including the case of termination of the Deposit Agreement	Up to $0.05 per ADS cancelled

●	Distribution of cash dividends	Up to $0.05 per ADS held

●	Distribution of cash entitlements (other than cash dividends) and/or cash proceeds from the sale of rights, securities and other entitlements	Up to $0.05 per ADS held

●	Distribution of ADSs pursuant to exercise of rights.	Up to $0.05 per ADS held

●	Distribution of securities other than ADSs or rights to purchase additional ADSs	Up to $0.05 per ADS held

●	Depositary services	Up to $0.05 per ADS held on the applicable record date(s) established by the Depositary Bank

As an ADS holder, you will also be responsible for paying certain fees and expenses incurred by the Depositary Bank and certain taxes and governmental charges (in addition to any applicable fees, expenses, taxes and other governmental charges payable on the deposited securities represented by any of your ADSs) such as:

●	Fees for the transfer and registration of Ordinary Shares charged by the registrar and transfer agent for the Ordinary Shares in Sweden (i.e., upon deposit and withdrawal of Ordinary Shares).

●	Expenses incurred for converting foreign currency into U.S. dollars.

●	Expenses for cable, telex and fax transmissions and for delivery of securities.

●	Taxes and duties upon the transfer of securities, including any applicable stamp duties, any stock transfer charges or withholding taxes (i.e., when Ordinary Shares are deposited or withdrawn from deposit).

●	Fees and expenses incurred in connection with the delivery or servicing of Ordinary Shares on deposit.

●	Fees and expenses incurred in connection with complying with exchange control regulations and other regulatory requirements applicable to Ordinary Shares, deposited securities, ADSs and ADRs.

●	Any applicable fees and penalties thereon.

The depositary fees payable upon the issuance and cancellation of ADSs are typically paid to the Depositary Bank by the brokers (on behalf of their clients) receiving the newly issued ADSs from the Depositary Bank and by the brokers (on behalf of their clients) delivering the ADSs to the Depositary Bank for cancellation. The brokers in turn charge these fees to their clients. Depositary fees payable in connection with distributions of cash or securities to ADS holders and the depositary services fee are charged by the Depositary Bank to the holders of record of ADSs as of the applicable ADS record date.

The depositary fees payable for cash distributions are generally deducted from the cash being distributed or by selling a portion of distributable property to pay the fees. In the case of distributions other than cash (i.e., share dividends, rights), the Depositary Bank charges the applicable fee to the ADS record date holders concurrent with the distribution. In the case of ADSs registered in the name of the investor (whether certificated or uncertificated in direct registration), the Depositary Bank sends invoices to the applicable record date ADS holders. In the case of ADSs held in brokerage and custodian accounts (via DTC), the Depositary Bank generally collects its fees through the systems provided by DTC (whose nominee is the registered holder of the ADSs held in DTC) from the brokers and custodians holding ADSs in their DTC accounts. The brokers and custodians who hold their clients’ ADSs in DTC accounts in turn charge their clients’ accounts the amount of the fees paid to the Depositary Bank.

In the event of refusal to pay the depositary fees, the Depositary Bank may, under the terms of the Deposit Agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder.

The Depositary Bank may make payments to us or reimburse us for certain costs and expenses, by making available a portion of the ADS fees collected in respect of the ADR program or otherwise, upon such terms and conditions as we and the Depositary Bank agree from time to time.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable, or which become payable, on your ADSs or on the deposited securities represented by any of your ADSs. The Depositary Bank may refuse to register or transfer your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the Depositary Bank sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any net proceeds, or send to you any property, remaining after it has paid the taxes. You agree to indemnify us, the Depositary Bank, the custodian and each of our and their respective agents, directors, employees and affiliates for, and hold each of them harmless from, any claims with respect to taxes (including applicable interest and penalties thereon) arising from any refund of taxes, reduced rate of withholding at source or other tax benefit obtained for you. Your obligations under this paragraph shall survive any transfer of ADRs, any surrender of ADRs and withdrawal of deposited securities or the termination of the Deposit Agreement.

Reclassifications, Recapitalizations and Mergers

If we:	Then:
Change the nominal or par value of Ordinary Shares	The cash, shares or other securities received by the Depositary Bank will become deposited securities.

Reclassify, split up or consolidate any of the deposited securities	Each ADS will automatically represent its equal share of the new deposited securities.

Distribute securities on the Ordinary Shares that are not distributed to you, or Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action	The Depositary Bank may distribute some or all of the cash, shares or other securities it received. It may also deliver new ADSs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Amendment and Termination

How may the Deposit Agreement be amended?

We may agree with the Depositary Bank to amend the Deposit Agreement and the form of ADR without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the Depositary Bank for registration fees, facsimile costs, delivery charges or similar items, including expenses incurred in connection with foreign exchange control regulations and other charges specifically payable by ADS holders under the Deposit Agreement, or materially prejudices a substantial existing right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the Depositary Bank notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the Deposit Agreement as amended. If any new laws are adopted which would require the Deposit Agreement to be amended in order to comply therewith, we and the Depositary Bank may amend the Deposit Agreement in accordance with such laws and such amendment may become effective before notice thereof is given to ADS holders.

How may the Deposit Agreement be terminated?

The Depositary Bank will terminate the Deposit Agreement if we ask it to do so, in which case the Depositary Bank will give notice to you at least 90 days prior to termination. The Depositary Bank may also terminate the Deposit Agreement if the Depositary Bank has told us that it would like to resign, or if we have removed the Depositary Bank, and in either case we have not appointed a new depositary within 90 days. In either such case, the Depositary Bank must notify you at least 30 days before termination.

After termination, the Depositary Bank and its agents will do the following under the Deposit Agreement but nothing else: collect distributions on the deposited securities, sell rights and other property and deliver Ordinary Shares and other deposited securities upon cancellation of ADSs after payment of any fees, charges, taxes or other governmental charges. Six months or more after the date of termination, the Depositary Bank may sell any remaining deposited securities by public or private sale. After that, the Depositary Bank will hold the money it received on the sale, as well as any other cash it is holding under the Deposit Agreement, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. After such sale, the Depositary Bank’s only obligations will be to account for the money and other cash. After termination, we shall be discharged from all obligations under the Deposit Agreement except for our obligations to the Depositary Bank thereunder.

Books of Depositary Bank

The Depositary Bank will maintain ADS holder records at its Depositary Bank office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the Company, the ADRs and the Deposit Agreement.

The Depositary Bank will maintain facilities in the Borough of Manhattan, The City of New York to record and process the issuance, cancellation, combination, split-up and transfer of ADRs.

These facilities may be closed at any time or from time to time when such action is deemed necessary or advisable by the Depositary Bank in connection with the performance of its duties under the Deposit Agreement or at our reasonable written request.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary and the Custodian; Limits on Liability to Holders of ADSs

The Deposit Agreement expressly limits our obligations and the obligations of the Depositary Bank and the custodian. It also limits our liability and the liability of the Depositary Bank. The Depositary Bank and the custodian:

●	are only obligated to take the actions specifically set forth in the Deposit Agreement without gross negligence or willful misconduct;

●	are not liable if any of us or our respective controlling persons or agents are prevented or forbidden from, or subjected to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the Deposit Agreement and any ADR, by reason of any provision of any present or future law or regulation of the United States or any state thereof, Sweden or any other country, or of any other governmental authority or regulatory authority or stock exchange, or on account of the possible criminal or civil penalties or restraint, or by reason of any provision, present or future, of our memorandum and articles of association or any provision of or governing any deposited securities, or by reason of any act of God or war or other circumstances beyond its control (including, without limitation, nationalization, expropriation, currency restrictions, work stoppage, strikes, civil unrest, revolutions, rebellions, explosions and computer failure);

●	are not liable by reason of any exercise of, or failure to exercise, any discretion provided for in the Deposit Agreement or in our memorandum and articles of association or provisions of or governing deposited securities;

●	are not liable for any action or inaction of the Depositary Bank, the custodian or us or their or our respective controlling persons or agents in reliance upon the advice of or information from legal counsel, any person presenting Ordinary Shares for deposit or any other person believed by it in good faith to be competent to give such advice or information;

●	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the Deposit Agreement;

●	are not liable for any special, consequential, indirect or punitive damages for any breach of the terms of the Deposit Agreement, or otherwise;

●	may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party;

●	disclaim any liability for any action or inaction or inaction of any of us or our respective controlling persons or agents in reliance upon the advice of or information from legal counsel, accountants, any person presenting Ordinary Shares for deposit, holders and beneficial owners (or authorized representatives) of ADSs, or any person believed in good faith to be competent to give such advice or information; and

●	disclaim any liability for inability of any holder to benefit from any distribution, offering, right or other benefit made available to holders of deposited securities but not made available to holders of ADS.

The Depositary Bank and any of its agents also disclaim any liability (i) for any failure to carry out any instructions to vote, the manner in which any vote is cast or the effect of any vote or failure to determine that any distribution or action may be lawful or reasonably practicable or for allowing any rights to lapse in accordance with the provisions of the Deposit Agreement, (ii) the failure or timeliness of any notice from us, the content of any information submitted to it by us for distribution to you or for any inaccuracy of any translation thereof, (iii) any investment risk associated with the acquisition of an interest in the deposited securities, the validity or worth of the deposited securities, the credit-worthiness of any third party, (iv) for any tax consequences that may result from ownership of ADSs, Ordinary Shares or deposited securities, or (v) for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the Depositary Bank or in connection with any matter arising wholly after the removal or resignation of the Depositary Bank, provided that in connection with the issue out of which such potential liability arises the Depositary Bank performed its obligations without gross negligence or willful misconduct while it acted as Depositary Bank.

In the Deposit Agreement, we agree to indemnify the Depositary Bank under certain circumstances.

Jurisdiction and Arbitration

The laws of the State of New York govern the Deposit Agreement and the ADSs and we have agreed with the Depositary Bank that the federal or state courts in the City of New York shall have exclusive jurisdiction to hear and determine any dispute arising from or in connection with the Deposit Agreement and that the Depositary Bank will have the right to refer any claim or dispute arising from the relationship created by the Deposit Agreement to arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration provisions of the Deposit Agreement do not preclude you from pursuing claims under the Securities Act or the Exchange Act in federal or state courts.

Jury Trial Waiver

The Deposit Agreement provides that each party to the Deposit Agreement (including each holder, beneficial owner and holder of interests in the ADRs) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any lawsuit or proceeding against us or the Depositary Bank arising out of or relating to our shares, the ADSs or the Deposit Agreement, including any claim under the U.S. federal securities laws. If we or the Depositary Bank opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable law. See “Risk Factors —Risks Related to Ownership of Einride Securities — ADS holders may not be entitled to a jury trial with respect to claims arising under the Deposit Agreement, which could result in less favorable outcomes to the plaintiff(s) in any such action.”

Requirements for Depositary Actions

Before the Depositary Bank will issue, deliver or register a transfer of an ADS, split-up, subdivide or combine ADSs, make a distribution on an ADS, or permit withdrawal of Ordinary Shares, the Depositary Bank may require:

●	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any Ordinary Shares or other deposited securities and payment of the applicable fees, expenses and charges of the Depositary Bank;

●	satisfactory proof of the identity and genuineness of any signature or any other matters contemplated in the Deposit Agreement; and

●	compliance with (A) any laws or governmental regulations relating to the execution and delivery of ADRs or ADSs or to the withdrawal or delivery of deposited securities and (B) such reasonable regulations and procedures as the Depositary Bank may establish, from time to time, consistent with the Deposit Agreement and applicable laws, including presentation of transfer documents.

The Depositary Bank may refuse to issue and deliver ADSs or register transfers of ADSs generally when the register of the Depositary Bank or our transfer books are closed or at any time if the Depositary Bank or we determine that it is necessary or advisable to do so.

Your Right to Receive the Shares Underlying Your ADSs

You have the right to cancel your ADSs and withdraw the underlying Ordinary Shares at any time except:

●	when temporary delays arise because: (1) the Depositary Bank has closed its transfer books or we have closed our transfer books; (2) the transfer of Ordinary Shares is blocked to permit voting at a shareholders’ meeting; or (3) we are paying a dividend on the Ordinary Shares;

●	when you owe money to pay fees, taxes and similar charges;

●	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of Ordinary Shares or other deposited securities, or other circumstances specifically contemplated by Section I.A.(l) of the General Instructions to Form F-6 (as such General Instructions may be amended from time to time); or

●	for any other reason if the Depositary Bank or we determine, in good faith, that it is necessary or advisable to prohibit withdrawals.

The Depositary Bank shall not knowingly accept for deposit under the Deposit Agreement any Ordinary Shares or other deposited securities required to be registered under the provisions of the Securities Act, unless a registration statement is in effect as to such Ordinary Shares.

This right of withdrawal may not be limited by any other provision of the Deposit Agreement.

Direct Registration System

In the Deposit Agreement, all parties to the Deposit Agreement acknowledge that the DRS and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC pursuant to which the Depositary Bank may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the Depositary Bank to the ADS holders entitled thereto. Profile is a required feature of DRS which allows a DTC participant, claiming to act on behalf of an ADS holder, to direct the Depositary Bank to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the Depositary Bank of prior authorization from the ADS holder to register such transfer.

SELLING SECURITYHOLDERS

This prospectus relates to, among other things, the resale, from time to time, of the Selling Securityholders of up to (1) 103,961,050 Ordinary Shares, each represented by one ADS, and (2) 118,374 Warrants. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the tables below, and the pledgees, donees, transferees, assignees, successors and others who later come to hold any of the Selling Securityholders’ interest in our securities after the date of this prospectus.

The Selling Securityholders may from time to time offer and sell any or all of the ADSs or Warrants set forth below pursuant to this prospectus and any accompanying prospectus supplement. However, we cannot advise you as to whether the Selling Securityholders will, in fact, sell any or all of such ADSs or Warrants. In addition, the Selling Securityholders identified below may have sold, transferred or otherwise disposed of some or all of their ADSs or Warrants since the date on which the information in the following table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act.

The table below sets forth, as of the date of this prospectus, the aggregate number of Ordinary Shares and Warrants beneficially owned by the Selling Securityholders, the aggregate number of Ordinary Shares and Warrants that the Selling Securityholders may offer pursuant to this prospectus, and the aggregate number of Ordinary Shares and Warrants beneficially owned by the Selling Securityholders after the Resale Securities are sold. We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. The information in the table below is based upon information provided by the Selling Securityholders.

Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s securities pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of Ordinary Shares registered on its behalf. A Selling Securityholder may sell all, some or none of such securities in this offering. See the section titled “Plan of Distribution.”

	Securities Owned Before Offering		Securities to be Sold in this Offering		Securities Owned After Offering
Name of the Selling Securityholder	Ordinary Shares	Warrants	Ordinary Shares	Warrants	Ordinary Shares	Warrants
Eric S. Rosenfeld(2)	24,375	8,125	24,375	8,125	-	-
Eric S. Rosenfeld Roth IRA(3)	727,870	-	727,870	-	-	-
Greg Monahan(4)	339,424	3,062	339,424	3,062	-	-
Brian Pratt(5)	917,904	75,000	917,904	75,000	-	-
Adam Jaffe(6)	24,704	937	24,704	937	-	-
Eric S. Rosenfeld 2017 Trust No. 1(7)	141,530	-	141,530	-	-	-
Eric S. Rosenfeld 2017 Trust No. 2(8)	6,739	-	6,739	-	-	-
Roth IRA of Adam Jaffe(9)	79,201	-	79,201	-	-	-
David D. Sgro(10)	26,250	1,250	26,250	1,250	-	-
The Mont Blanc Investment Corporation(11)	175,000	25,000	175,000	25,000	-	-
Triple J Holdings II, LLC(12)	35,000	5,000	35,000	5,000	-	-
Navisalma AB(13)	7,132,615	-	7,132,615	-	-	-
Navisalma Capital AB(14)	1,983,395	-	1,983,395	-	-	-
Roozbeh Charli(15)	1,164,205	-	2,533,682	-	-	-
Henrik Green(16)	486,070	-	486,070	-	-	-
Karin Erika Markides(17)	22,769	-	22,769	-	-	-
Viveka Linander Waldenor(18)	31,665	-	44,741	-	-	-
Lorne Abony(19)	1,013,620	-	1,013,620	-	-	-
The Growth Fund of America(20)	8,731,539	-	13,286,028	-	-	-
Capital Group Growth Fund of America Trust (US)(21)	178,005	-	305,768	-	-	-
American Funds Insurance Series Growth Fund(22)	1,845,326	-	2,832,620	-	-	-
SMALLCAP World Fund, Inc.(23)	7,518,959	-	7,518,959	-	-	-
EQT Ventures II Investments S.à r.l(24)	16,119,535	-	16,119,535	-	-	-
EQT Ventures III S.à r.l. SICAF-RAIF(25)	1,297,278	-	1,297,278	-	-	-
Alyeska Master Fund, LP(26)	14,580,747	-	21,648,380	-	-	-
Amazon.com NV Investment Holdings LLC(27)	7,468,397	-	25,237,593	-	-	-

(1)	Assumes the sale of all of the Resale Securities offered by the Selling Securityholders pursuant to this prospectus.

(2)	Securities offered hereby consist of (i) 16,250 Ordinary Shares, (ii) 8,125 Ordinary Shares issuable pursuant to Warrants and (iii) 8,125 Warrants. Eric S. Rosenfeld is a director of Einride. The address of Eric S. Rosenfeld is 777 Third Avenue, 37th Floor, New York, New York, 10017.
(3)	Securities offered hereby consist of 727,870 Ordinary Shares. Eric S. Rosenfeld has voting and dispositive power with respect to the securities held by the Eric S. Rosenfeld Roth IRA. Eric S. Rosenfeld is a director of Einride. The address of the Eric S. Rosenfeld Roth IRA is 777 Third Avenue, 37th Floor, New York, New York, 10017.
(4)	Securities offered hereby consist of (i) 336,362 Ordinary Shares, (ii) 3,062 Ordinary Shares issuable pursuant to the Warrants and (iii) 3,062 Warrants. Gregory Monahan is a director of Einride. The address of Gregory Monahan is 777 Third Avenue, 37th Floor, New York, New York, 10017.
(5)	Securities offered hereby consist of (i) 842,904 Ordinary Shares, (ii) 75,000 Ordinary Shares issuable pursuant to Warrants and (iii) 75,000 Warrants. The address of Brian Pratt is 777 Third Avenue, 37th Floor, New York, New York, 10017.
(6)	Securities offered hereby consist of (i) 23,767 Ordinary Shares, (ii) 937 Ordinary Shares issuable pursuant to Warrants and (iii) 937 Warrants. The address of Adam Jaffe is 777 Third Avenue, 37th Floor, New York, New York, 10017.
(7)	Securities offered hereby consist of 141,530 Ordinary Shares. Adam Jaffe is the trustee of the Eric S. Rosenfeld 2017 Trust No. 1 and has voting and investment control over the securities held by the Eric S. Rosenfeld 2017 Trust No. 1. The address of the Eric S. Rosenfeld 2017 Trust No. 1 is 777 Third Avenue, 37th Floor, New York, New York, 10017.
(8)	Securities offered hereby consist of 6,739 Ordinary Shares. Adam Jaffe is the trustee of the Eric S. Rosenfeld 2017 Trust No. 2 and has voting and investment control over the securities held by the Eric S. Rosenfeld 2017 Trust No. 2. The address of the Eric S. Rosenfeld 2017 Trust No. 2 is 777 Third Avenue, 37th Floor, New York, New York, 10017.
(9)	Securities offered hereby consist of 79,201 Ordinary Shares. Adam Jaffe has voting and dispositive power with respect to the securities held by the Roth IRA of Adam Jaffe. The address of the Roth IRA of Adam Jaffe is 777 Third Avenue, 37th Floor, New York, New York, 10017.
(10)	Securities offered hereby consist of (i) 25,000 Ordinary Shares, (ii) 1,250 Ordinary Shares issuable pursuant to Warrants and (iii) 1,250 Warrants. The address of David D. Sgro is 777 Third Avenue, 37th Floor, New York, New York, 10017.
(11)	Securities offered hereby consist of (i) 150,000 Ordinary Shares, (ii) 25,000 Warrants issuable pursuant to Warrants and (iii) 25,000 Warrants. John Ing is the president and chief executive officer of The Mont Blanc Investment Corporation and has voting and dispositive power over the securities held by The Mont Blanc Investment Corporation. The address of The Mont Blanc Investment Corporation is 777 Third Avenue, 37th Floor, New York, New York, 10017.
(12)	Securities offered hereby consist of (i) 25,000 Ordinary Shares held, (ii) 5,000 Ordinary Shares issuable pursuant to Warrants and (iii) 5,000 Warrants. Adam Semler is the manager of Triple J Holdings II, LLC and has voting and dispositive power over the shares held by Triple J Holdings II, LLC. The address of Triple J Holdings II, LLC is 777 Third Avenue, 37th Floor, New York, New York, 10017.
(13)	Securities offered hereby consist of 7,132,615 Ordinary Shares. Navisalma AB is controlled by Robert Falck and Linnea Kornehed Falck. Accordingly, Robert Falck and Linnea Kornehed Falck may be deemed to share voting and dispositive power with respect to the shares held by Navisalma AB. Each of Robert Falck and Linnea Kornehed Falck disclaims beneficial ownership of these shares except to the extent of his or her pecuniary interest therein. Robert Falck serves as the Chairman of the Einride Board. The registered address of Navisalma AB is Sturegatan 58, 11436 Stockholm, Sweden.
(14)	Securities offered hereby consist of 1,983,395 shares held by Navisalma Capital AB (“Navisalma Capital”) through Falck Family Office AB (“FFO”). Navisalma Capital and FFO are controlled by Robert Falck and Linnea Kornehed Falck. Accordingly, Robert Falck and Linnea Kornehed Falck may be deemed to share voting and dispositive power with respect to the shares held by Navisalma Capital. Each of Robert Falck and Linnea Kornehed Falck disclaims beneficial ownership of these shares except to the extent of his or her pecuniary interest therein. Robert Falck serves as the Chairman of the Einride Board. The registered address of Navisalma Capital and FFO is Sturegatan 58, 11436 Stockholm, Sweden.

(15)	Securities offered hereby consist of (i) 1,164,205 Ordinary Shares and (ii) 1,369,477 Ordinary Shares issuable pursuant to private warrants. Roozbeh Charli is the Chief Executive Officer and a director of Einride. The address of Roozbeh Charli is Stadsgården 6 116 45, Stockholm, Sweden.
(16)	Securities offered hereby consist of (i) 131,986 Ordinary Shares and (ii) 354,084 Ordinary Shares issuable pursuant to private warrants. Henrik Green serves as a director of Einride. The address of Henrik Green is Stadsgården 6 116 45, Stockholm, Sweden.
(17)	Securities offered hereby consist of 22,769 Ordinary Shares. Karin Markides served as a director of Einride up until June 30, 2026. The address of Karin Markides is Stadsgården 6 116 45, Stockholm, Sweden.
(18)	Securities offered hereby consist of (i) 30,041 Ordinary Shares and (ii) 14,700 Ordinary Shares issuable pursuant to private warrants. Viveka Linander Waldenor serves as General Counsel of Einride. The address of Viveka Linander Waldenor is Stadsgården 6 116 45, Stockholm, Sweden.
(19)	Securities offered hereby consist of 1,013,620 Ordinary Shares. Lorne Abony served as a director of Einride until the Closing. The address of Lorne Abony is 1700 S Lamar Blvd, Suite #338, Austin, Texas, 78704.
(20)	Securities offered hereby consist of (i) 6,996,494 Ordinary Shares, (ii) 1,735,045 Ordinary Shares issuable pursuant to PIPE Pre-Funded Warrants, and (iii) 4,554,489 ADSs issuable pursuant to PIPE Warrants. Due to a beneficial ownership limitation, the Ordinary Shares issuable upon exercise of the PIPE Warrants held by The Growth Fund of America (“TGFA”) are excluded from the total number of shares beneficially owned by such entity. Capital Research and Management Company is the investment adviser for TGFA. The registered address for TGFA is 333 S. Hope St., 50th Floor, Los Angeles, California 90071.
(21)	Securities offered hereby consist of (i) 129,336 Ordinary Shares, (ii) 48,669 Ordinary Shares issuable pursuant to PIPE Pre-Funded Warrants, and (iii) 127,763 ADSs issuable pursuant to PIPE Warrants. Due to a beneficial ownership limitation, the Ordinary Shares issuable upon exercise of the PIPE Warrants held by Capital Group Growth Fund of America Trust (US) (“CGGF”) are excluded from the total number of shares beneficially owned by such entity. Capital Research and Management Company is the investment adviser for CGGF. The registered address for CGGF is 333 S. Hope St., 50th Floor, Los Angeles, California 90071.
(22)	Securities offered hereby consist of (i) 1,469,215 ADSs, (ii) 376,111 ADSs issuable pursuant to PIPE Pre-Funded Warrants, and (iii) 987,294 ADSs issuable pursuant to PIPE Warrants. Due to a beneficial ownership limitation, the Ordinary Shares issuable upon exercise of the PIPE Warrants held by American Funds Insurance Series Growth Fund (“AFIS”) are excluded from the total number of shares beneficially owned by such entity. Capital Research and Management Company is the investment adviser for AFIS. The registered address for AFIS is 333 S. Hope St., 50th Floor, Los Angeles, California 90071.
(23)	Securities offered hereby consist of 7,518,959 Ordinary Shares. Capital Research and Management Company is the investment adviser for SMALLCAP World Fund, Inc. (“SCWF”). The registered address for SCWF is 333 S. Hope St., 50th Floor, Los Angeles, California 90071.
(24)	Securities offered hereby consist of (A) (i) 15,584,979 Ordinary Shares and (ii) 534,556 Ordinary Shares issuable pursuant to PIPE Warrants. EQT Fund Management S.à r.l. (“EFMS”) has exclusive responsibility for the management and control of the business and affairs of EQT Ventures II Investments S.à r.l (“EQT Ventures II”). As such, EFMS has the power to control EQT Ventures II’s voting and investment decisions and may be deemed to have beneficial ownership of the securities held by the EQT Ventures II. EFMS is overseen by a board that acts by majority approval. The individual members of such board are Sara Yasmeen Huda, Christiaan De Wet Snyders, Peter Veldman, Leif Patrik Burnäs and Leif Bjorn Magnus Sjocrona. The registered address of EQT Ventures II is 51A, Boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg.
(25)	Securities offered hereby consist of 1,297,278 Ordinary Shares. EFMS has exclusive responsibility for the management and control of the business and affairs of the EQT Ventures III S.à r.l. SICAF-RAIF (“EQT Ventures III”). As such, EFMS has the power to control EQT Ventures III’s voting and investment decisions and may be deemed to have beneficial ownership of the securities held by the EQT Ventures III. EFMS is overseen by a board that acts by majority approval. The individual members of such board are Sara Yasmeen Huda, Christiaan De Wet Snyders, Peter Veldman, Leif Patrik Burnäs and Leif Bjorn Magnus Sjocrona. The registered address of EQT Ventures III is 51A, Boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg.

(26)	Securities offered hereby consist of (i) 9,499,352 Ordinary Shares and (ii) 12,149,028 Ordinary Shares issuable pursuant to PIPE Warrants Alyeska Investment Group, L.P., the investment manager of Alyeska, has voting and investment control of the shares held by Alyeska. Alyeska has informed Einride that it has opted for a 9.90% beneficial ownership blocker, pursuant to which it may not exercise its PIPE Warrants to the extent that after giving effect to such exercise, Alyeska (together with its affiliates, and any persons acting as a group together with it or any of its affiliates) would beneficially own in excess of 9.90% of the outstanding Ordinary Shares calculated in accordance with the rules of the SEC. Anand Parekh is the Chief Executive Officer of Alyeska Investment Group, L.P. and may be deemed to be the beneficial owner of such shares. Mr. Parekh, however, disclaims any beneficial ownership of the shares held by Alyeska. The registered address of Alyeska is c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, South Church Street George Town, Grand Cayman, KY1-1104, Cayman Islands. Alyeska Investment Group, L.P. is located at 77 W. Wacker, Suite 700, Chicago, IL 60601.
(27)	Shares beneficially owned consist of 7,468,397 Ordinary Shares underlying Specified Warrants that are exercisable within 60 days. This prospectus registers all such shares beneficially owned by the Specified Party, in addition to 17,769,196 Ordinary Shares underlying the Specified Warrants that become exercisable only upon certain vesting events. Irrespective of vesting achievement, the Specified Warrants also limits the Specified Party’s beneficial ownership to 4.99% of our outstanding Ordinary Shares unless the Specified Party waives this limit upon 61 days’ notice. The registered address of Amazon.com NV Investment Holdings LLC is c/o Corporation Service Company, 112 North Curry Street, Carson City, 89703.

PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of our Ordinary Shares as of the date of this prospectus:

●	each person who beneficially owns 5.0% or more of the outstanding Ordinary Shares;

●	each person who is an executive officer or director; and

●	all executive officers and directors as a group.

Except as otherwise noted herein, the number and percentage of Ordinary Shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any Ordinary Shares as to which the holder has sole or shared voting power or investment power and also any Ordinary Shares which the holder has the right to acquire within 60 days of through the exercise of any option or any other right.

The percentage of our Ordinary Shares beneficially owned by the parties listed below is calculated based on 142,198,879 Ordinary Shares issued and outstanding as of the date of this prospectus.

	Number of Ordinary Shares Beneficially Owned	% of Outstanding Ordinary Shares
Directors and Executive Officers(1)
Roozbeh Charli	1,164,205	*
Anubhav Verma	-	-
Viveka Linander Waldenor(2)	31,665	*
Henrik Green(3)	486,070	*
David Hallgren(4)	287,471	*
Robert Falck(5)	9,116,010	6.41%
Ted Persson	-	-
R. Lynn Atchison	-	-
Eric S. Rosenfeld(6)	752,245	*
Gregory Monahan(7)	339,424	*
Gary Hicok	-	-
General (Ret.) Keith B. Alexander	-	-
Lorenzo Roversi	-	-
Directors and executive officers as a group	12,177,090	8.52%

Other Five Percent or More Holders:
Entities Affiliated with Capital Research and Management Company(8)	18,273,829	12.85%
Entities Affiliated with EQT(9)	17,416,813	12.20%
Alyeska Master Fund, LP(10)	14,580,747	9.90%
Entities Affiliated with Robert Falck(11)	9,116,010	6.41%
Maersk Oil Trading and Investments A/S(12)	8,202,370	5.61%

*	Less than 1%.

(1)	Unless otherwise indicated, the business address for the directors and executive officers of Einride is Stadsgården 6, 116 45 Stockholm, Sweden.
(2)	Consists of (i) 30,041 Ordinary Shares and (ii) 1,624 Ordinary Shares issuable pursuant to warrants exercisable within 60 days.
(3)	Consists of (i) 131,986 Ordinary Shares and (ii) 354,084 Ordinary Shares issuable pursuant to warrants exercisable within 60 days.
(4)	Consists of 287,471 Ordinary Shares issuable pursuant to stock options exercisable within 60 days.
(5)	Consists of 9,116,010 Ordinary Shares held of record by the Vehicles (as defined below). See footnote 12 below.
(6)	Consists of (i) 727,870 Ordinary Shares held by the Eric S. Rosenfeld Roth IRA, (ii) 16,250 Ordinary Shares held by Eric S. Rosenfeld, and (iii) 8,125 Ordinary Shares issuable pursuant to Warrants held by Eric S. Rosenfeld that are exercisable within 60 days.
(7)	Consists of (i) 336,362 Ordinary Shares and (ii) 3,062 Ordinary Sharese issuable pursuant to Warrants exercisable within 60 days.
(8)	Consists of (A) (i) 6,996,494 Ordinary Shares and (ii) 1,735,045 Ordinary Shares issuable pursuant to PIPE Pre-Funded Warrants exercisable within 60 days, in each case, held by The Growth Fund of America (“TGFA”), and excludes 4,554,489 Ordinary Shares issuable pursuant to PIPE Warrants that are subject to internal beneficial ownership limitations, (B) (i) 129,336 Ordinary Shares and (ii) 48,669 Ordinary Shares issuable pursuant to PIPE Pre-Funded Warrants exercisable within 60 days, in each case, held by Capital Group Growth Fund of America Trust (US) (“CGGF”) and excludes 127,763 Ordinary Shares issuable pursuant to PIPE Warrants that are subject to internal beneficial ownership limitations, (C) (i) 1,469,215 Ordinary Shares and (ii) 376,111 Ordinary Shares issuable pursuant to PIPE Pre-Funded Warrants exercisable within 60 days, in each case, held by American Funds Insurance Series Growth Fund (“AFIS”), and excludes 987,294 Ordinary Shares issuable pursuant to PIPE Warrants that are subject to internal beneficial ownership limitations, and (D) 7,518,959 Ordinary Shares held by SMALLCAP World Fund, Inc. (“SCWF” and together with TGFA, CGGF and AFIS, the “CRMC Shareholders”). Excludes Capital Research and Management Company (“CRMC”) is the investment adviser for each CRMC Shareholder. The registered address for each of the CRMC Shareholders is 333 S. Hope St., 50th Floor, Los Angeles, California 90071.
(9)	Consists of (A) (i) 15,584,979 Ordinary Shares and (ii) 534,556 Ordinary issuable pursuant to PIPE Warrants exercisable within 60 days, in each case, held by EQT Ventures II Investments S. à r.l and (B) 1,297,278 Ordinary Shares held by EQT Ventures III S.à r.l. SICAF-RAIF (together with EQT Ventures II Investments S.à r.l, the “EQT Funds”). EQT Fund Management S.à r.l. (“EFMS”) has exclusive responsibility for the management and control of the business and affairs of the EQT Funds. As such, EFMS has the power to control the EQT Funds’ voting and investment decisions and may be deemed to have beneficial ownership of the securities held by the EQT Funds. EFMS is overseen by a board that acts by majority approval. The individual members of such board are Sara Yasmeen Huda, Christiaan De Wet Snyders, Peter Veldman, Leif Patrik Burnäs and Leif Bjorn Magnus Sjocrona. The registered address of the EQT Funds is 51A, Boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg.
(10)	Consists of (i) 9,499,352 Ordinary Shares and (ii) 5,081,395 Ordinary Shares issuable pursuant to PIPE Warrants exercisable within 60 days, subject to a 9.9% beneficial ownership limitation set forth under the terms of the PIPE Warrants, and excludes 7,067,633 Ordinary Shares issuable upon exercise of PIPE Warrants in excess of such beneficial ownership limitation. Alyeska Investment Group, L.P., the investment manager of Alyeska, has voting and investment control of the shares held by Alyeska. Anand Parekh is the Chief Executive Officer of Alyeska Investment Group, L.P. and may be deemed to be the beneficial owner of such shares. Mr. Parekh, however, disclaims any beneficial ownership of the shares held by Alyeska. The registered address of Alyeska is c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, South Church Street George Town, Grand Cayman, KY1-1104, Cayman Islands. Alyeska Investment Group, L.P. is located at 77 W. Wacker, Suite 700, Chicago, IL 60601.
(11)	Consists of (i) 7,132,615 Ordinary Shares held of record by Navisalma AB and (ii) 1,983,395 shares held by Navisalma Capital AB (“Navisalma Capital”) through Falck Family Office AB (“FFO” and together with Navisalma and Navisalma Capital AB, the “Vehicles”). The Vehicles are controlled by Robert Falck and Linnea Kornehed Falck. Accordingly, Robert Falck and Linnea Kornehed Falck may be deemed to share voting and dispositive power with respect to the shares held by the Vehicles. Each of Robert Falck and Linnea Kornehed Falck disclaims beneficial ownership of these shares except to the extent of his or her pecuniary interest therein. The registered address of the Vehicles is Sturegatan 58, 11436 Stockholm, Sweden.
(12)	Maersk Oil Trading and Investments A/S is a wholly owned subsidiary of A.P. Møller – Mærsk A/S, a publicly traded company organized under the laws of Denmark, with a principal place of business in Copenhagen, Denmark. The business address of such holder is Esplanaden 50 Copenhagen K, DK-1098 Denmark. Maersk Supply Service A/S is a subsidiary of AP Møller-Maersk A/S.

PLAN OF DISTRIBUTION

We are registering the issuance by us of up to 10,340,310 Ordinary Shares issuable upon the exercise of the Warrants. We are also registering the resale by the Selling Securityholders named in this prospectus of up to (A) 103,961,050 ADSs and (B) 118,374 Warrants. As used herein, “Selling Securityholders” includes donees, pledgees, transferees or other successors-in-interest (as a gift, pledge, partnership distribution or other non-sale related transfer) selling securities received after the date of this prospectus from the Selling Securityholders.

The Selling Securityholders reserve the right to accept and, together with their respective agents, to reject, any proposed purchases of Resale Shares to be made directly or through agents. The Selling Securityholders may offer and sell, from time to time, some or all of the securities covered by this prospectus, and each Selling Securityholder will act independently of us in making decisions with respect to the timing, manner and size of any sale. However, there can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus. On November 12, 2025, we and the Initial Shareholders entered into Lock-up Agreements, pursuant to which each Initial Shareholder agreed, among other things, not to transfer any Ordinary Shares, including those represented by ADSs, issued to them at the Closing in respect of their Founder Shares for a period commencing on the Closing Date and continuing until the earliest to occur of (i) the date that is six (6) months after the Closing Date, or December 9, 2026, (ii) the date on which the closing share price of the ADSs equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period following the Closing Date or (iii) the date on which Einride completes a change of control (the “Lock-up Period”). In addition, in connection with the Business Combination, we entered into Lock-up Agreements with certain existing Einride Shareholders, pursuant to which, among other things, such Einride Shareholders agreed to not transfer any Ordinary Shares, including those represented by ADSs, owned as of immediately prior to the Closing during the Lock-up Period.

We will receive up to an aggregate of approximately $118.9 million from the exercise of all Warrants, assuming the exercise in full of all of the Warrants for cash. We will not receive any proceeds from any sale by the Selling Securityholders of the securities being registered hereunder. The aggregate proceeds to the Selling Securityholders will be the aggregate purchase price of the securities sold less any discounts and commissions borne by the Selling Securityholders. We will bear all costs, expenses and fees in connection with the registration of the securities offered by this prospectus, whereas the Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of our ADSs or Warrants. Our ADSs and Warrants are currently listed on Nasdaq under the symbols “ENRD” and “ENRDW,” respectively.

The Selling Securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:

●	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

●	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	an over-the-counter distribution in accordance with the rules of Nasdaq;

●	through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

●	through one or more underwritten offerings on a firm commitment or best efforts basis;

●	settlement of short sales entered into after the date of this prospectus;

●	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share or warrant;

●	distribution to employees, members, limited partners or stockholders of the Selling Securityholder or its affiliates by pledge to secure debts and other obligations;

●	delayed delivery arrangements;

●	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

●	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	through a combination of any of the above methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Securityholders may sell the securities at prices then prevailing, related to the then prevailing market price or at negotiated prices. The offering price of the securities from time to time will be determined by the Selling Securityholders and, at the time of the determination, may be higher or lower than the market price of our securities on Nasdaq or any other exchange or market. The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time or for any other reason.

With respect to a particular offering of the securities held by the Selling Securityholders, to the extent required, an accompanying prospectus supplement will be or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part may be, prepared and will set forth the following information:

●	the specific securities to be offered and sold;

●	the names of the Selling Securityholders;

●	the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

●	settlement of short sales entered into after the date of this prospectus;

●	the names of any participating agents, broker-dealers or underwriters; and

●	any applicable commissions, discounts, concessions and other items constituting compensation from the Selling Securityholders.

To the extent required, we will use our best efforts to file a post-effective amendment to the registration statement of which this prospectus is part to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information, and this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

We may suspend the sale of the Resale Securities by the Selling Securityholders pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

Subject to the terms of the agreement(s) governing the registration rights applicable to a Selling Securityholder’s Ordinary Shares or Warrants, the Selling Securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the Selling Securityholders for purposes of this prospectus. Upon being notified by a Selling Securityholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus or post-effective amendment to name specifically such person as a Selling Securityholder.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or shareholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement or post-effective amendment in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

The Selling Securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus.

If any of the Selling Securityholders use an underwriter or underwriters for any offering, we will name such underwriter or underwriters, and set forth the terms of the offering, in a prospectus supplement pertaining to such offering and, except to the extent otherwise set forth in such prospectus, the applicable Selling Securityholders will agree in an underwriting agreement to sell to the underwriter(s), and the underwriter(s) will agree to purchase from the Selling Securityholders, the number of shares set forth in such prospectus supplement. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by one or more underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. Unless otherwise set forth in such prospectus supplement, the underwriters will be obligated to purchase all the securities offered if any of the securities are purchased.

Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.

In offering the securities covered by this prospectus, the Selling Securityholders and any underwriters, broker-dealers or agents who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.

The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Securityholders, may have banking, lending or other relationships with us or the Selling Securityholders or perform services for us or the Selling Securityholders, in the ordinary course of business.

Upon our notification by a Selling Securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.

In order to facilitate the offering of the securities, any underwriters, broker-dealers or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters, broker-dealers or agents, as the case may be, may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters, broker-dealers or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters, broker-dealers or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

The Selling Securityholders may also authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Securityholders pay for solicitation of these contracts.

In effecting sales, underwriters, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Underwriters, broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities.

A Selling Securityholder may enter into derivative transactions with third parties, including hedging transactions with broker-dealers or other financial institutions, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sales of the securities offered hereby or of securities convertible into or exchangeable for such securities. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of shares. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121, that offering will be conducted in accordance with the relevant provisions of FINRA Rule 5121.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Selling Securityholders and any other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the securities by, the Selling Securityholders or any other person, which limitations may affect the marketability of the shares of the securities.

We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

We have agreed to indemnify certain Selling Securityholders against certain liabilities, including liabilities under the Securities Act with respect to their Resale Securities and these Selling Securityholders have agreed to indemnify us in certain circumstances against certain liabilities, including certain liabilities under the Securities Act. We and/or these Selling Securityholders may indemnify any broker or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

CERTAIN RELATIONSHIPS AND RELATED PARTIES TRANSACTIONS

Certain Business Combination Related Agreements

Registration Rights Agreement

On June 9, 2026, we entered into the Registration Rights Agreement pursuant to which we granted customary registration rights to certain Einride shareholders. The Registration Rights Agreement provides, among other things, the Einride Shareholders party thereto with demand registration rights in the event of an underwritten offering (no more than two in any twelve-month period), as well as piggyback registration rights in the event Einride or any holder of Einride equity securities conducts a registered offering. Furthermore, the Registration Rights Agreement provides that Einride will pay certain expenses relating to such registrations and indemnify the securityholders party to the Registration Rights Agreement against certain liabilities.

Assignment, Assumption and Amendment to Warrant Agreement

On June 9, 2026, Einride, Legato III and Equiniti Trust Company, LLC, as warrant agent, entered into the Warrant Amendment, pursuant to which, among other things, the Legato III Warrants were assumed by Einride and Legato III assigned to Einride, and Einride assumed, all of Legato III’s rights, title, interests, liabilities and obligations under the Legato III Warrant Agreement.

Lock-up Agreements

On November 12, 2025, we and the Initial Shareholders entered into Lock-up Agreements, pursuant to which each Initial Shareholder agreed, among other things, not to transfer any Ordinary Shares, including those represented by ADSs, issued to them at the Closing in respect of their Founder Shares for a period commencing on the Closing Date and continuing until the earliest to occur of (i) the date that is six (6) months after the Closing Date, or December 9, 2026, (ii) the date on which the closing share price of the ADSs equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period following the Closing Date or (iii) the date on which Einride completes a change of control (the “Lock-up Period”). In addition, in connection with the Business Combination, we entered into Lock-up Agreements with certain existing Einride Shareholders, pursuant to which, among other things, such Einride Shareholders agreed to not transfer any Ordinary Shares, including those represented by ADSs, owned as of immediately prior to the Closing during the Lock-up Period.

PIPE Subscription Agreements and Pre-Funding Subscription Agreement

On February 26, 2026, Legato III and Einride entered into the PIPE Subscription Agreements with the PIPE Investors. Pursuant to the terms of the PIPE Subscription Agreements, Einride agreed to, substantially concurrently with the Closing, sell an aggregate of 12,235,420 ADSs to the PIPE Investors for an aggregate purchase price of $113.3 million. In addition, Einride agreed to issue to the PIPE Investors PIPE Warrants to purchase an aggregate of 18,353,130 ADSs. At the Closing, certain of the Initial Shareholders transferred to one PIPE Investor 553,471 of the Founder Shares held by them (which were exchanged for ADSs at the Closing), and Einride issued to another PIPE Investor an additional 1,400,000 PIPE ADSs.

On April 8, 2026, Einride entered into the Pre-Funding Subscription Agreement with one of the PIPE Investors. Pursuant to the terms of the Pre-Funding Subscription Agreement, a PIPE Investor agreed to pre-fund a portion of its PIPE purchase price in the amount of $19.99 million in exchange for PIPE Pre-Funded Warrants to purchase, after giving effect to the Stock Split, an aggregate of 2,159,825 PIPE Pre-Funded Warrant Shares at a per share price equal to the quota value of the Ordinary Shares. Such PIPE Pre-Funded Warrants were issued to the PIPE Investor in lieu of 2,159,825 ADSs subscribed for by the PIPE Investor under its PIPE Subscription Agreement.

Certain Relationships and Related Person Transactions

Employment Agreements

See “Management—Employment, Consulting and Advisory Agreements” for details.

Equity Incentive Plan

See “Management—Equity Incentive Plan” for details.

Specified Supplemental Agreement

Concurrently with its entry into a commercial agreement with Amazon Logistics, Inc. (“Amazon Logistics”) on February 20, 2026, Einride entered into the Specified Supplemental Agreement, pursuant to which Einride agreed to issue 6,941,402 Specified Warrants to purchase Ordinary Shares (after giving effect to the Closing) to the Specified Party. Upon issuance of the Specified Warrants, 2,313,801 of the Specified Warrants vested, and the remainder are subject to vesting based on certain conditions, including payments to Einride from or on behalf of the Specified Party or its affiliates. Upon a Change of Control (as defined in the Specified Supplemental Agreement) or the termination of the Commercial Agreement by Amazon Logistics under certain circumstances, the unvested portion of the Specified Warrants will vest in full.

Subject to certain conditions, including vesting, each Specified Warrant may be exercised, in whole or in part and for cash or on a net exercise basis, at any time before February 20, 2036, at a purchase price per share equal to $34.00 (the “Exercise Price”). The Exercise Price and the shares issuable upon exercise of the Specified Warrants (the “Specified Warrant Shares”) are subject to customary antidilution adjustments. The Exercise Price is also subject to adjustment in the event Einride issues Ordinary Shares or securities convertible into Ordinary Shares at a per share price that is less than the Exercise Price. In addition, Einride has granted customary registration rights for the Specified Warrants and Specified Warrant Shares.

Other Related Party Transactions

The following table sets forth significant related party transactions of Einride AB during the fiscal years ended December 31, 2025 and 2024, respectively.

		For the years ended December 31,
Related parties	Nature	2025	2024
		TSEK	TSEK
Polar Charge AB(1)	External costs invoiced to Polar Charge AB for construction of charging stations	(907)	35,846
	Lease payments made to Polar Charge AB for sites leased	7,058	5,943
Chairman of the Einride Board and Certain Einride Directors	Payment of consultancy fees	6,663	249
	Payment of board member compensation	1,315	946
Key Management Personnel	Payment of short term employment benefits	41,200	39,981
	Payment of other long-term benefits	1,049	2,645
	Payment of share-based compensation	2,427	-

(1)	Mathias Wiecher, a former senior executive of Einride, was a member of the board of directors of Polar Charge AB, and Einride owns a 9% equity stake in Polar Charge AB. Sara Östergaard, Director Charging at Einride, has replaced Mattias a director of Polar Charge AB.

As of December 31, 2025 and 2024, Einride had amounts due from Polar Charge AB of SEK 213,000 and SEK 1,904,000, respectively, and amounts due to Polar Charge AB of SEK 122,000 and SEK 1,848,000, respectively. In addition, as of December 31, 2025 and 2024, Einride had amounts due to Einride Board members equal to zero and SEK 23,000, respectively.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain material U.S. federal income tax considerations of the ownership and disposition of Ordinary Shares (including those converted from Preference Shares). This discussion applies only to U.S. Holders of Ordinary Shares, ADSs and Warrants (collectively, the “Securities”) held as capital assets for U.S. federal income tax purposes (generally, property held for investment) and does not discuss all aspects of U.S. federal income taxation that might be relevant to holders in light of their particular circumstances or status, including alternative minimum tax and Medicare contribution tax consequences, or holders who are subject to special rules, including:

●	brokers, dealers and other investors that do not own their Securities as capital assets;

●	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

●	tax-exempt organizations, qualified retirement plans, individual retirement accounts or other tax deferred accounts;

●	banks or other financial institutions, underwriters, insurance companies, real estate investment trusts or regulated investment companies;

●	U.S. expatriates or former long-term residents of the United States;

●	persons that own (directly, indirectly, or by attribution) 5% or more (by vote or value) of the stock of Einride;

●	partnerships or other pass-through entities for U.S. federal income tax purposes, or beneficial owners of partnerships or other pass-through entities;

●	persons holding their Securities as part of a straddle, hedging or conversion transaction, constructive sale, or other arrangement involving more than one position;

●	persons required to accelerate the recognition of any item of gross income with respect to their Securities as a result of such income being recognized on an applicable financial statement;

●	persons whose functional currency is not the U.S. dollar;

●	persons that received the Securities as compensation for services; or

●	controlled foreign corporations or passive foreign investment companies.

For U.S. federal income tax purposes, persons who own our ADSs are generally considered to own the Ordinary Shares underlying any ADSs they own. Therefore, references to “ADSs” should also be considered references to the Ordinary Shares for U.S. federal income tax purposes.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed Treasury regulations promulgated under the Code (the “Treasury Regulations”), published rulings by the U.S. Internal Revenue Service (the “IRS”) and court decisions, all as of the date hereof. These laws are subject to change, possibly on a retroactive basis. This discussion is necessarily general and does not address all aspects of U.S. federal income taxation, including the effect of the U.S. federal alternative minimum tax, or U.S. federal estate and gift tax, or any state, local or non-U.S. tax laws to a holder of Securities. There is no assurance that the IRS will not take positions inconsistent from those discussed below, or that any such different positions would not be sustained by a court.

ALL HOLDERS OF ORDINARY SHARES SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES RELATING TO THE OWNERSHIP AND DISPOSITION OF ADSs AND WARRANTS, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE, AND LOCAL AND NON-U.S. TAX LAWS.

U.S. Holders

This section applies to you if you are a U.S. holder. For purposes of this discussion, a U.S. holder means a beneficial owner of, the Securities that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate whose income is subject to U.S. federal income tax regardless of its source; or

●	a trust if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (2) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Ownership and Disposition of ADSs and Warrants by U.S. Holders

Distributions on ADSs

Distributions paid by Einride out of current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) generally will be taxable to a U.S. holder as dividend income. Distributions in excess of current or accumulated earnings and profits will be treated as a non-taxable return of capital to the extent of the U.S. holder’s basis in the ADSs and thereafter as capital gain. However, Einride does not intend to maintain calculations of its earnings and profits in accordance with U.S. federal income tax accounting principles. U.S. holders should therefore assume that any distribution by Einride with respect to its shares will be treated as ordinary dividend income. Such dividends will not be eligible for the dividends-received deduction allowed to U.S. corporations with respect to dividends received from other U.S. corporations. U.S. holders should consult their own tax advisers with respect to the appropriate U.S. federal income tax treatment of any distribution received from Einride.

Dividends received by non-corporate U.S. holders (including individuals) from a “qualified foreign corporation” may be eligible for preferential rates of taxation, provided that certain holding period requirements and other conditions are satisfied. For these purposes, a non-U.S. corporation will be treated as a qualified foreign corporation if the ADSs are readily tradable on an established securities market in the United States. There can be no assurance that ADSs will be considered “readily tradable” on an established securities market in future years. Non-corporate U.S. holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code (dealing with the deduction for investment interest expense) will not be eligible for the reduced rates of taxation regardless of Einride’s status as a qualified foreign corporation. In addition, the preferential rate will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to the positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. Einride will not constitute a qualified foreign corporation for purposes of these rules if it is a PFIC for the taxable year in which it pays a dividend or for the preceding taxable year. See discussion below under “—Passive Foreign Investment Company Rules.” U.S. holders should consult their tax advisors regarding the availability of the preferential rate for dividends paid with respect to ADSs.

Subject to certain exceptions, dividends on ADSs will generally constitute foreign source income for foreign tax credit limitation purposes. If such dividends are qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by a fraction, the numerator of which is the reduced rate applicable to qualified dividend income and the denominator of which is the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by Einride with respect to the ADSs generally will constitute “passive category income” but could, in the case of certain U.S. holders, constitute “general category income.”

Sale, Exchange or Other Taxable Disposition of ADSs and Warrants

A U.S. holder generally would recognize gain or loss on any sale, exchange or other taxable disposition of ADSs or Warrants in an amount equal to the difference between (i) the amount realized on the disposition and (ii) such U.S. holder’s adjusted tax basis in such ADSs or such Warrants, as applicable. Any gain or loss recognized by a U.S. holder on a taxable disposition of ADSs or Warrants generally will be capital gain or loss. A non-corporate U.S. holder, including an individual, who has held the ADSs or Warrants for more than one year generally will be eligible for reduced tax rates for such long-term capital gains. The deductibility of capital losses is subject to limitations. Any such gain or loss recognized generally will be treated as U.S. source gain or loss. In the event any non-U.S. tax (including withholding tax) is imposed upon such sale or other disposition, a U.S. holder’s ability to claim a foreign tax credit for such non-U.S. tax is subject to various limitations and restrictions. U.S. holders should consult their tax advisors regarding the ability to claim a foreign tax credit.

Exercise or Lapse of a Warrant

A U.S. holder generally will not recognize gain or loss upon the acquisition of an Ordinary Share on the exercise of a Warrant for cash. A U.S. holder’s initial tax basis in its ADSs received upon exercise of the Warrant generally would be an amount equal to the sum of the U.S. holder’s tax basis in Warrant exercised therefor and the exercise price. The U.S. holder’s holding period for an Ordinary Share received upon exercise of the Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the Warrant and will not include the period during which the U.S. holder held the Warrant. If a Warrant is allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to such holder’s tax basis in the Warrant.

The tax consequences of a cashless exercise of a Warrant are not clear under current tax law. Subject to the PFIC rules discussed under “—Passive Foreign Investment Company Rules” below, a cashless exercise may be tax-deferred, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. holder’s basis in the ADSs received would equal the holder’s basis in the Warrants exercised therefor. If the cashless exercise were treated as not being a gain realization event, a U.S. holder’s holding period in the ADSs would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the Warrants. If the cashless exercise were treated as a recapitalization, the holding period of the ADSs would include the holding period of the Warrants exercised therefor.

It is also possible that a cashless exercise of a Warrant could be treated in part as a taxable exchange in which gain or loss would be recognized in the manner set forth under “—Sale, Exchange, or Other Taxable Disposition of ADSs and Warrants.” In such event, a U.S. holder could be deemed to have surrendered warrants having an aggregate fair market value equal to the exercise price for the total number of warrants to be exercised. Subject to the discussion below under “—Passive Foreign Investment Company Rules”, the U.S. holder would recognize capital gain or loss with respect to the Warrants deemed surrendered in an amount generally equal to the difference between (i) the fair market value of the ADSs that would have been received in a regular exercise of the Warrants deemed surrendered, net of the aggregate exercise price of such Warrants and (ii) the U.S. holder’s tax basis in such Warrants. In this case, a U.S. holder’s aggregate tax basis in the ADSs received would equal the sum of (i) such U.S. holder’s tax basis in the Warrants deemed exercised and (ii) the aggregate exercise price of such Warrants. A U.S. holder’s holding period for the ADSs received in such case generally would commence on the date following the date of exercise (or possibly the date of exercise) of the Warrants and will not include the period during which the U.S. holder held the Warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise of warrants, including when a U.S. holder’s holding period would commence with respect to the Ordinary Share received, there can be no assurance regarding which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders should consult their tax advisors regarding the tax consequences of a cashless exercise of Warrants.

Possible Effect of the Change in the Warrant Conversion Ratio

In some circumstances, the conversion ratio of the Warrants is subject to adjustment. For U.S. federal income tax purposes, U.S. holders of the Warrants will be treated as having received a constructive distribution, resulting in ordinary income to the extent of the increase of the U.S. holder’s proportionate interest in Einride’s current or accumulated earnings and profits if certain adjustments in the conversion ratio occur (particularly an adjustment to reflect a taxable dividend to holders of the ADSs) to increase the proportionate interest of the U.S. holder of a Warrant in the fully diluted ADSs, whether or not the U.S. holder ever exercises the Warrant. Generally, a U.S. holder’s tax basis in a Warrant will be increased by the amount of any such constructive distribution. The rules with respect to such adjustments are complex and U.S. holders should consult their own tax advisers regarding the applicability of such rules.

Passive Foreign Investment Company Rules

Generally. The treatment of U.S. holders of the ADSs and Warrants could be materially different from that described above if Einride is treated as a PFIC for U.S. federal income tax purposes. A PFIC is any non-U.S. corporation with respect to which either: (i) 75% or more of the gross income for a taxable year constitutes passive income for purposes of the PFIC rules (the “PFIC income test”), or (ii) more than 50% of such foreign corporation’s assets in any taxable year (generally based on the quarterly average of the value of its assets during such year) is attributable to assets, including cash, that produce passive income or are held for the production of passive income (the “PFIC asset test”). Passive income generally includes dividends, interest, certain royalties and rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains. The determination of whether a foreign corporation is a PFIC is based upon the composition of such foreign corporation’s income and assets (including, among others, its proportionate share of the income and assets of any other corporation in which it owns, directly or indirectly, 25% (by value) of the stock), and the nature of such non-U.S. corporation’s activities. A separate determination must be made after the close of each taxable year as to whether a non-U.S. corporation was a PFIC for that year. Once a non-U.S. corporation qualifies as a PFIC it is, with respect to a shareholder during the time it qualifies as a PFIC, always treated as a PFIC with respect to such shareholder, regardless of whether it satisfied either of the qualification tests in subsequent years (unless the U.S. holder makes a deemed sale election with respect to the ADSs or Warrants once Einride ceases to satisfy either of the qualification tests).

The determination of whether Einride will be treated as a PFIC for the current taxable year will depend on a number of factors, including the amount of cash held by Einride and its subsidiaries, among others. Accordingly, there can be no assurances in this regard or any assurances that Einride will not be treated as a PFIC in the current taxable year or any future taxable year. Moreover, the application of the PFIC rules is subject to uncertainty in several respects, and there can be no assurance that the IRS will not take a contrary position or that a court will not sustain such a challenge by the IRS.

Whether Einride or any of its subsidiaries are a PFIC for any taxable year is a factual determination that depends on, among other things, the composition of its income and assets, and the market value of its securities. Changes in Einride’s composition, the composition of Einride’s income or the composition of its assets may cause it to be or become a PFIC for the current or subsequent taxable years. Whether Einride is treated as a PFIC for U.S. federal income tax purposes is a factual determination that must be made annually at the close of each taxable year and, thus, is subject to significant uncertainty.

If Einride is or becomes a PFIC during any year in which a U.S. holder holds ADSs or Warrants, there are three separate taxation regimes that could apply to such U.S. holder under the PFIC rules, which are the (i) excess distribution regime (which is the default regime), (ii) QEF regime, and (iii) mark-to-market regime. A U.S. holder who holds (actually or constructively, including on account of holding an option to acquire stock) stock in a non-U.S. corporation during any year in which such corporation qualifies as a PFIC is subject to U.S. federal income taxation under one of these three regimes. The effect of the PFIC rules on a U.S. holder will depend upon which of these regimes applies to such U.S. holder. However, dividends paid by a PFIC are generally not eligible for the preferential rates of taxation applicable to qualified dividend income (“QDI”) under any of the foregoing regimes.

Excess Distribution Regime. If you do not make a QEF election or a mark-to-market election, as described below, you will be subject to the default “excess distribution regime” under the PFIC rules with respect to (i) any gain realized on a sale or other disposition (including a pledge) of your ADSs or Warrants, and (ii) any “excess distribution” you receive on your ADSs (generally, any distributions in excess of 125% of the average of the annual distributions on ADSs during the preceding three years or your holding period, whichever is shorter). Generally, under this excess distribution regime:

a.	the gain or excess distribution will be allocated ratably over the period during which you held your ADSs or Warrants;

b.	the amount allocated to the current taxable year and any taxable year prior to the first taxable year in which Einride is a PFIC, will be taxed as ordinary income; and

c.	the amount allocated to each of the other taxable years will be subject to the highest tax rate in effect for that taxable year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or excess distribution will be payable generally without regard to offsets from deductions, losses and expenses. In addition, gains (but not losses) realized on the sale of your ADSs or Warrants cannot be treated as capital gains, even if you hold the shares as capital assets. Further, no portion of any distribution will be treated as QDI.

For purposes of the foregoing rules, the holding period of ADSs received upon an exercise of Warrants will generally include the U.S. holder’s holding period in the warrant.

QEF Regime. If Einride is a PFIC, a U.S. holder of ADSs (but not Warrants) may avoid taxation under the excess distribution rules described above by making a QEF election. However, a U.S. holder may make a QEF election with respect to its ADSs only if Einride provides U.S. holders on an annual basis with certain financial information specified under applicable U.S. Treasury Regulations. Because Einride currently does not intend to provide U.S. holders with such information on an annual basis, U.S. holders generally would not be able to make a QEF election with respect to the ADSs.

Mark-to-Market Regime. Alternatively, a U.S. holder of ADSs (but not Warrants) may also avoid taxation under the excess distribution rules by making a mark-to-market election. The mark-to-market election is available only for “marketable stock,” which is stock that is regularly traded on a qualified exchange or other market, as defined in applicable U.S. Treasury Regulations. The ADSs qualify as marketable stock for purposes of the PFIC rules, but there can be no assurance that they will be “regularly traded” for purposes of these rules. If a U.S. holder makes a valid mark-to-market election with respect to its ADSs, such U.S. holder will include as ordinary income each year, the excess, if any, of the fair market value of the ADSs at the end of the taxable year over the U.S. holders adjusted basis in the ADSs. Such U.S. holder will also be allowed to take an ordinary loss in respect of the excess, if any, of such holder’s adjusted basis in the ADSs over the fair market value of such ADSs at the end of the taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. holder’s basis in the ADSs will be adjusted to reflect any such income or loss amounts. Any gain that is recognized on the sale or other taxable disposition of ADSs would be ordinary income and any loss would be an ordinary loss to the extent of the net amount of previously included income as a result of the mark-to-market election and, thereafter, a capital loss. A mark-to-market election cannot be made for any lower-tier PFICs. U.S. holders should consult their tax advisers regarding the application of the PFIC rules to their indirect ownership of shares in any lower-tier PFICs.

PFIC Reporting Requirements. A U.S. holder who owns, or who is treated as owning, PFIC stock during any taxable year in which Einride is classified as a PFIC may be required to file IRS Form 8621. U.S. holders of ADSs and Warrants should consult their tax advisors regarding the requirement to file IRS Form 8621 and the potential application of the PFIC regime.

Additional Reporting Requirements

Certain U.S. holders holding specified foreign financial assets with an aggregate value in excess of an applicable dollar threshold are required to report information to the IRS relating to ADSs and Warrants, subject to certain exceptions (including an exception for ADSs and Warrants held in an account maintained with a U.S. financial institution), by attaching a complete IRS Form 8938, Statement of Specified Foreign Financial Assets, with their tax return, for each year in which they hold ADSs and Warrants. U.S. holders should consult their tax advisors regarding the effect, if any, of these rules on the ownership and disposition of ADSs and Warrants.

Non-U.S. Holders

The section applies to you if you are a non-U.S. holder. For purposes of this discussion, a non-U.S. holder means a beneficial owner (other than a partnership or an entity or arrangement so characterized for U.S. federal income tax purposes) of the Securities that is not a U.S. holder, including:

1.	a nonresident alien individual, other than certain former citizens and residents of the United States;

2.	a foreign corporation; or

3.	a foreign estate or trust;

but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition.

Ownership and Disposition of ADSs and Warrants by Non-U.S. Holders

A non-U.S. holder of ADSs or Warrants will not be subject to U.S. federal income tax or, subject to the discussion below under “—Information Reporting and Backup Withholding,” U.S. federal withholding tax on any dividends received on ADSs or any gain recognized on a sale or other disposition of ADSs (including, any distribution to the extent it exceeds the adjusted basis in the non-U.S. holder’s ADSs) or Warrants unless the dividend or gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States. In addition, special rules may apply to a non-U.S. holder that is an individual present in the United States for 183 days or more during the taxable year of the sale or disposition, and certain other requirements are met. Such holders should consult their own tax advisors regarding the U.S. federal income tax consequences of the sale or disposition of ADSs and Warrants.

Dividends and gains that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to U.S. federal income tax at the same regular U.S. federal income tax rates applicable to a comparable U.S. holder and, in the case of a non-U.S. holder that is a corporation for U.S. federal income tax purposes, also may be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

The U.S. federal income tax treatment of a non-U.S. holder’s exercise of a Warrant, or the lapse of a Warrant held by a non-U.S. holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant by a U.S. holder, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described in the preceding paragraphs above for a non-U.S. holder’s gain on the sale or other disposition of the ADSs and Warrants.

Information Reporting and Backup Withholding

Information reporting requirements may apply to dividends received by U.S. holders of ADSs, and the proceeds received on the disposition of ADSs or Warrants effected within the United States (and, in certain cases, outside the United States), in each case other than U.S. holders that are exempt recipients (such as corporations). Backup withholding may apply to such amounts if the U.S. holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent of the U.S. holder’s broker) or is otherwise subject to backup withholding. U.S. holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Information returns may be filed with the IRS in connection with, and non-U.S. holders may be subject to backup withholding on amounts received in respect of their Securities, unless the non-U.S. holder furnishes to the applicable withholding agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, as applicable, or the non-U.S. holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability, and a holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information.

EXPENSES RELATED TO THE OFFERING

We estimate the following expenses in connection with the offer and sale of our Ordinary Shares represented by ADSs and Warrants by the Selling Securityholders. With the exception of the SEC registration fee, all amounts are estimates.

SEC registration fee	$126,109.60
Legal fees and expenses	*
Accountants’ fees and expenses	*
Printing expenses	*
Miscellaneous costs	*
Total	*

*	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

Under agreements to which we are party with the Selling Securityholders, we have agreed to bear all expenses relating to the registration of the resale of the securities pursuant to this prospectus.

LEGAL MATTERS

The legality of the Ordinary Shares represented by ADSs offered by this prospectus and certain other Swedish legal matters will be passed upon for Einride by Advokatfirma DLA Piper Sweden KB. The legality of the Warrants offered by this prospectus and certain legal matters relating to U.S. law will be passed upon for Einride by DLA Piper LLP (US).

EXPERTS

The consolidated financial statements of Einride AB at December 31, 2025 and 2024, and for each of the two years in the period ended December 31, 2025, appearing in this prospectus and registration statement have been audited by Ernst & Young AB, independent registered public accounting firm, as set forth in their report thereon which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern, appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Legato Merger Corp. III as of November 30, 2025 and 2024 and for the years then ended included in this prospectus have been audited by WithumSmith+Brown, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of Legato Merger Corp. III to continue as a going concern as described in Note 1 to the financial statements), appearing elsewhere in this prospectus, and are included in reliance on such report given upon such firm as experts in auditing and accounting.

ENFORCEABILITY OF CIVIL LIABILITIES

Einride is incorporated and currently existing under the laws of Sweden. In addition, certain of our directors and officers reside outside of the United States, and most of the assets of our subsidiaries are located outside of the United States. As a result, it may be difficult for investors to effect service of process on us or those persons in the United States or to enforce in the United States judgments obtained in U.S. courts against us or those persons based on the civil liability or other provisions of the U.S. securities laws or other laws. In addition, uncertainty exists as to whether the courts of Sweden would:

●	recognize or enforce judgments of U.S. courts obtained against us or our directors or officers predicated upon the civil liabilities provisions of the securities laws of the United States or any state in the United States; or

●	entertain original actions brought in Sweden against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Under Swedish law, the general rule is that recognition and enforcement of foreign judgments require statutory support. Such support exists primarily in Swedish rules derived from EU law or international conventions to which Sweden or the EU is a party. The United States and Sweden currently do not have a treaty providing for the reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. However, in commercial matters where a U.S. court exercised jurisdiction based on an exclusive choice of court agreement between the parties, Swedish courts may, under case law developed by the Swedish Supreme Court, give effect to such foreign judgments by issuing a corresponding Swedish judgment, provided certain formal conditions are met. These conditions include that the foreign judgment is final, the defendant was properly served and had an opportunity to appeal, and that recognition does not conflict with Swedish public policy (ordre public). This is not automatic recognition but a limited review focused on procedural safeguards. Where a U.S. judgment is not based on exclusive jurisdiction under such an agreement, a final judgment for payment given by a court in the United States, whether or not predicated solely upon U.S. securities laws, would not automatically be recognized or enforceable in Sweden. In order to obtain a judgment that is enforceable in Sweden, the party in whose favor a final and conclusive judgment of the U.S. court has been rendered will be required to file its claim with a court of competent jurisdiction in Sweden. Such party may submit to the Swedish court the final judgment rendered by the U.S. court. This court will have discretion to attach such weight to the judgment rendered by the relevant U.S. court depending on the circumstances. Circumstances that may be relevant to the Swedish court in deciding to give conclusive effect to a final and enforceable judgment of such court in respect of the contractual obligations thereunder without re-examination or re-litigation of the substantive matters adjudicated upon include whether: (i) the court involved accepted jurisdiction on the basis of internationally recognized grounds to accept jurisdiction, (ii) the proceedings before such court are in compliance with principles of proper procedure, (iii) such judgment is not contrary to the public policy of Sweden and (iv) such judgment is not incompatible with a judgment given between the same parties by a Swedish court or with a prior judgment given between the same parties by a foreign court in a dispute concerning the same subject matter and based on the same cause of action, provided such prior judgment fulfils the conditions necessary for it to be given binding effect in Sweden. Swedish courts may deny the recognition and enforcement of punitive damages or other awards. Moreover, a Swedish court may reduce the amount of damages granted by a U.S. court and recognize damages only to the extent that they are necessary to compensate actual losses or damages.

Swedish civil procedure differs substantially from U.S. civil procedure in a number of respects. Insofar as the production of evidence is concerned, U.S. law and the laws of several other jurisdictions based on common law provide for pre-trial discovery, a process by which parties to the proceedings may prior to trial compel the production of documents by adverse or third parties and the deposition of witnesses. Evidence obtained in this manner may be decisive in the outcome of any proceeding. No such pre-trial discovery process exists under Swedish law.

Subject to the foregoing and service of process in accordance with applicable treaties, investors may be able to enforce in Sweden judgments in civil and commercial matters obtained from U.S. federal or state courts. However, no assurance can be given that those judgments will be enforceable. In addition, it is doubtful whether a Swedish court would accept jurisdiction and impose civil liability in an original action commenced in Sweden and predicated solely upon U.S. federal securities laws.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 of which this prospectus forms a part under the Securities Act that registers the Resale Securities that may be offered under this prospectus from time to time. The registration statement on Form F-1, including the attached exhibits and schedules, contains additional relevant information about us and our securities. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement. For further information about us and the Resale Securities, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. With respect to the statements contained in this prospectus regarding the contents of any agreement or any other document, in each instance, the statement is qualified in all respects by the complete text of the agreement or document, a copy of which has been filed as an exhibit to the registration statement.

We are subject to the informational reporting requirements of the Exchange Act, as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders under the federal proxy rules contained in Sections 14(a), (b) and (c) of the Exchange Act, and our executive officers, directors and principal shareholders are exempt from the short-swing profit recovery provisions contained in Section 16 of the Exchange Act. Our executive officers and directors are required, pursuant to the Holding Foreign Insiders Accountable Act, to file Section 16(a) reports with the SEC to disclose their beneficial ownership of our securities. Our 10% shareholders who are not officers or directors, however, will remain exempt from Section 16(a) reporting requirements.

We file reports and other information with the SEC under the Exchange Act. Our SEC filings are available over the Internet at the SEC’s website at https://www.sec.gov. Our website address is https://www.einride.tech. Through our website, we make available, free of charge, reports and other information as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information on, or that can be accessed through, our website is not part of or incorporated by reference into this prospectus and the inclusion of our website in this prospectus is an inactive textual reference only.

No dealers, salesperson, or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

INDEX TO FINANCIAL STATEMENTS

LEGATO MERGER CORP. III

EINRIDE AB

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of

Legato Merger Corp. III:

Opinion on the Financial Statement

We have audited the accompanying balance sheets of Legato Merger Corp. III (the “Company”) as of November 30, 2025 and 2024, the related statements of operations, changes in shareholders’ (deficit) equity, and cash flows for the years ended November 30, 2025 and 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of November 30, 2025 and 2024, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company is unable to complete a business combination by February 8, 2026 (or until May 8, 2026, if the Company has executed a letter of intent, agreement in principle or definitive agreement for an initial business combination prior to February 8, 2026), then the Company will cease all operations except for the purpose of liquidating. The date for mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statement. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

We have served as the Company’s auditor since 2023.

/s/ WithumSmith+Brown, PC

New York, New York

February 10, 2026

PCAOB Number 100

LEGATO MERGER CORP. III

BALANCE SHEETS

	November 30, 2025	November 30, 2024
ASSETS

Current assets:
Cash and cash equivalents	$839,838	$1,625,752
Prepaid expenses	32,422	226,953
Total current assets	872,260	1,852,705
Investments held in Trust Account	218,939,704	210,061,362
Total assets	$219,811,964	$211,914,067

LIABILITIES, ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION, AND SHAREHOLDERS’ DEFICIT

Deferred underwriting commissions	$7,043,750	$7,043,750
Total liabilities	7,043,750	7,043,750

Commitments and Contingencies
Ordinary shares subject to possible redemption, $0.0001 par value; 200,000,000 shares authorized; 20,125,000 and 0 shares at redemption value at $10.87 and $10.44 per share as of November 30, 2025 and November 30, 2024, respectively	218,844,705	209,966,362

Shareholders’ deficit
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding as of November 30, 2025 and November 30, 2024	-	-
Ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 5,674,375 non-redeemable shares issued and outstanding (excluding 20,125,000 shares subject to possible redemption) as of November 30, 2025 and November 30, 2024, respectively(1)	568	568
Additional paid-in capital	-	-
Accumulated deficit	(6,077,059)	(5,096,613)
Total shareholders’ deficit	(6,076,491)	(5,096,045)
Total Liabilities, Ordinary Shares Subject to Redemption and Shareholders’ Deficit	$219,811,964	$211,914,067

(1)	Total shares outstanding of ordinary shares, include all Founder Shares, as well as Representative Founder Shares, inclusive of the full exercise of the over-allotment option.

The accompanying notes are an integral part of these financial statements.

LEGATO MERGER CORP. III
STATEMENTS OF OPERATIONS

	For the Year Ended November 30, 2025	For the Year Ended November 30, 2024
General and administrative costs	$1,038,758	$670,426
Loss from operations	(1,038,758)	(670,426)

Other income:
Income from Investments held in Trust Account	8,878,343	8,816,362
Investment income on Cash Accounts	58,312	70,062

Net income	$7,897,897	$8,215,998

Weighted average ordinary shares outstanding, basic and diluted-Public Shares	20,680,625	20,680,625
Basic and diluted net income per share, Public Shares	$0.31	$0.32
Weighted average ordinary shares outstanding, basic and diluted-Founder Shares(1)	5,118,750	5,118,750
Basic and diluted net income per share, Founder Shares	$0.31	$0.32

(1)	Weighted average shares outstanding of ordinary shares, basic and diluted-Founder Shares include all Founder Shares, as well as Representative Founder Shares, inclusive of the full exercise of the over-allotment option.

The accompanying notes are an integral part of these financial statements.

LEGATO MERGER CORP. III

STATEMENTS OF

CHANGES IN SHAREHOLDERS’ (DEFICIT) EQUITY

For the Year Ended November 30, 2025

	Ordinary Shares		Additional Paid-In	Accumulated	Shareholders’
	Shares	Amount	Capital	Deficit	Deficit
Balance at November 30, 2024	5,674,375	$568	$-	$(5,096,613)	$(5,096,045)

Ordinary shares - accretion to possible redemption value	-	-	-	(8,878,343)	(8,878,343)

Net income	-	-	-	7,897,897	7,897,897

Balance at November 30, 2025	5,674,375	$568	$-	$(6,077,059)	$(6,076,491)

For the Year Ended November 30, 2024

	Ordinary Shares		Additional Paid-In	Accumulated	Shareholders’
	Shares	Amount	Capital	Deficit	Deficit
Balance at November 30, 2023	5,118,750	$512	$24,988	$(17,632)	$7,868

Sale of private placement units	555,625	56	5,556,194	-	5,556,250

Initial classification of warrants included in the units sold in the Initial Public Offering	-	-	1,308,125	-	1,308,125

Ordinary shares - accretion to possible redemption value	-	-	(6,889,307)	(13,294,979)	(20,184,286)

Net income	-	-	-	8,215,998	8,215,998

Balance at November 30, 2024	5,674,375	$568	$-	$(5,096,613)	$(5,096,045)

The accompanying notes are an integral part of these financial statements.

LEGATO MERGER CORP. III
STATEMENTS OF CASH FLOWS

	For the Year Ended November 30, 2025	For the Year Ended November 30, 2024
Cash flows from operating activities
Net income (loss)	$7,897,897	$8,215,998
Adjustments to reconcile net income to net cash used in operating activities:
Income from Investments held in Trust Account	(8,878,343)	(8,816,362)
Changes in operating assets and liabilities:
Prepaid expense	194,532	(207,085)
Accounts payable	-	(37,044)
Net cash used in operating activities	(785,914)	(844,493)

Cash flows from investing activities
Cash withdrawn from trust account	-	5,000
Cash deposited into trust account	-	(201,250,000)
Net cash used in investing activities	-	(201,245,000)

Cash flows from financing activities
Note payable – related party	-	146,785
Payment of offering Costs	-	(121,785)
Issuance of representative shares	-	500
Proceeds from private placement units	-	5,556,250
Sale of units in initial public offering	-	201,250,000
Payment of offering costs, net of reimbursement from underwriter, associated with initial public offering	-	(3,116,506)
Net cash provided by financing activities	-	203,715,244

Net change in cash	(785,914)	1,625,752
Cash at beginning of year	1,625,752	-
Cash at end of year	$839,838	$1,625,752

Supplemental disclosure of non-cash financing activities:
Deferred underwriting	$-	$7,043,750

The accompanying notes are an integral part of these financial statements.

LEGATO MERGER CORP. III

NOTES TO FINANCIAL STATEMENTS

NOVEMBER 30, 2025

Note 1 — Organization and Plan of Business Operations

Legato Merger Corp. III (the “Company”) was incorporated as an exempted company in the Cayman Islands on November 6, 2023 with the objective to acquire, through a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination, one or more businesses or entities (a “Business Combination”).

The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, although it has focused its search on target businesses in the infrastructure, engineering and construction, industrial and renewables industries. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

At November 30, 2025, the Company had not yet commenced any operations. All activity through November 30, 2025 relates to the Company’s formation, the public offering described below and the search for a target business with which to consummate a Business Combination.

The registration statement for the Company’s Initial Public Offering was declared effective on February 5, 2024. On February 8, 2024, the Company consummated the Initial Public Offering of 20,125,000 units (which included 2,625,000 units subject to the underwriters’ over-allotment option which was exercised in full on February 6, 2024) at $10.00 per Unit, generating gross proceeds of $201,250,000 which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 555,625 units, at a price of $10.00 per unit in a private placement to certain holders of the Company’s founder shares (“Initial Shareholders”) and the underwriters in the Initial Public Offering, generating gross proceeds of $5,556,250 (“Private Units”), which is described in Note 4.

Transaction costs amounted to $11,669,174, consisting of $4,025,000 in underwriting fees, up to $7,043,750 of deferred underwriting fees and $600,424 of other offering costs. Additionally, the underwriters made a payment to the Company in an amount equal to $1,509,375 to reimburse the Company for certain expenses in connection with the Initial Public Offering and for expenses to be incurred by the Company. As of November 30, 2025, cash of $839,838 was held outside of the Trust Account (as defined below) and is available for working capital purposes.

Following the closing of the Initial Public Offering on February 8, 2024, $201,250,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Units was placed in a trust account (the “Trust Account”) and is invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (“Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of (i) the consummation of the Company’s initial Business Combination (ii) the redemption of any ordinary shares included in the Units being sold in the Initial Public Offering (“Public Shares”) that have been properly tendered in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association to modify the substance or timing of its obligation to redeem 100% of such ordinary shares if it does not complete the initial Business Combination within 24 months from the closing of the Initial Public Offering (or 27 months from the closing of the Initial Public Offering if the Company has executed a letter of intent, agreement in principle or definitive agreement for an initial Business Combination within 24 months from the closing of the Initial Public Offering) (“Combination Period”); and (iii) the Company’s failure to consummate a Business Combination within the prescribed time. Placing funds in the Trust Account may not protect those funds from third party claims against the Company.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and Private Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. Pursuant to the NYSE listing rules, the Company’s initial Business Combination must be with a target business or businesses whose collective fair market value is at least equal to 80% of the balance in the Trust Account at the time of the execution of a definitive agreement for such Business Combination (net of amounts previously disbursed to management for tax obligations and working capital purposes and excluding the amount of deferred underwriting fees held in the Trust Account), although this may entail simultaneous acquisitions of several target businesses. The Company intends to only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its public shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then on deposit in the Trust Account (initially $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations and trust administration expenses). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

If the Company seeks shareholder approval of a Business Combination, the Company’s officers, directors and initial shareholders (the “Insiders”) have agreed, subject to applicable securities laws, to vote their Founder Shares (as defined in Note 5), the ordinary shares included in the Private Units (the “Private Shares”) and any Public Shares held by them in favor of approving a Business Combination. Additionally, each public shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed Business Combination or do not vote at all.

The Company will also provide its public shareholders with the opportunity to redeem all or a portion of their Public Shares in connection with any shareholder vote to approve an amendment to the Company’s Amended and Restated Memorandum and Articles of Association that would affect the substance or timing of the Company’s obligation to redeem 100% of Public Shares if it does not complete an initial Business Combination within the Combination Period. The shareholders will be entitled to redeem their shares for a pro rata portion of the amount then on deposit in the Trust Account (initially $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations and trust administration expenses). There will be no redemption rights with respect to the Company’s warrants in connection with such a shareholder vote to approve such an amendment to the Company’s Amended and Restated Memorandum and Articles of Association.

The Company will have until the expiration of the Combination Period to consummate its initial Business Combination. If the Company is unable to consummate a Business Combination within the Combination Period and shareholders do not otherwise extend the Combination Period by approving an amendment to the Company’s Amended and Restated Memorandum and Articles of Association, the Company will (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest earned on the Trust Account not previously released to the Company to pay its tax obligations and trust administration expenses, and up to $100,000 of interest to pay liquidation and dissolution expenses, divided by the number of then outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and; (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination.

The Insiders have agreed to waive their redemption rights with respect to any Founder Shares and Private Shares, as applicable, (i) in connection with the consummation of a Business Combination, (ii) in connection with a shareholder vote to amend the Company’s Amended and Restated Memorandum and Articles of Association to modify the substance or timing of the Company’s obligation to allow redemption as provided therein, and (iii) if the Company fails to consummate a Business Combination within the Combination Period. The Insiders have also agreed to waive their redemption rights with respect to any Public Shares held by them in connection with the consummation of a Business Combination and in connection with a shareholder vote to amend the Company’s Amended and Restated Memorandum and Articles of Association as described above. However, the Insiders will be entitled to liquidation rights with respect to Public Shares if the Company fails to consummate a Business Combination and liquidates the Trust Account. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the public offering price per Unit in the Initial Public Offering. Placing funds in the Trust Account may not protect those funds from third party claims against the Company. Although the Company will seek to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities it engages, execute agreements with the Company waiving any claim of any kind in or to any monies held in the Trust Account, there is no guarantee that such persons will execute such agreements. Crescendo Advisors, LLC, an entity affiliated with Mr. Rosenfeld, the Company’s Chief SPAC Officer, has agreed that it will be liable to ensure that the proceeds in the Trust Account are not reduced below $10.00 per share by the claims of target businesses or claims of vendors or other entities that are owed money by the Company for services rendered or contracted for or products sold to the Company. However, the Company has not independently verified whether Crescendo Advisors LLC has sufficient funds to satisfy its indemnity obligations, the Company has not asked it to reserve for such obligations and the Company does not believe it has any significant liquid assets.

Liquidity and Capital Resources

As of November 30, 2025, the Company had $839,838 in cash and working capital of $872,260.

The Company’s liquidity needs prior to the consummation of the Initial Public Offering were satisfied through the payment of $25,000 from the initial shareholder in exchange for issuance of Founder Shares (as defined in Note 5), and loan proceeds from Eric Rosenfeld, the Company’s Chief SPAC Officer, of $146,785 evidenced by promissory notes as described below in Note 5. The loan balances were settled shortly after the consummation of the Initial Public Offering. Subsequent to the consummation of the Initial Public Offering, the Company’s liquidity has been satisfied through the net proceeds held outside of the Trust Account.

The Company intends to use substantially all of the funds held in the Trust Account (excluding deferred underwriting commissions) to acquire a target business or businesses and to pay its expenses relating thereto. To the extent that the Company’s securities are used in whole or in part as consideration to affect the Business Combination, the remaining proceeds held in the Trust Account as well as any other net proceeds not expended will be used as working capital to finance the operations of the target business or businesses. In addition, in order to finance transaction costs in connection with a Business Combination, the Insiders or their affiliates may, but are not obligated to, provide the Company Working Capital Loans (as defined in Note 5). As of November 30, 2025 and 2024, there were no amounts outstanding under any Working Capital Loan.

Going Concern Consideration

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standards Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after February 8, 2026 (or until May 8, 2026 if the Company has executed a letter of intent, agreement in principle or definitive agreement for an initial business combination prior to February 8, 2026). The financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern. Management plans to complete a business combination prior to the mandatory liquidation.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”).

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be a cash equivalent. The Company did not have any cash equivalents as of November 30, 2025 and 2024.

Investments Held in Trust Account

The Company’s portfolio of investments is comprised solely of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities, or a combination thereof. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities are included in investment income on Trust and cash accounts in the accompanying statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Shares Subject to Possible Redemption

As discussed in Note 1, all of the 20,125,000 Public Shares sold as parts of the Units in the Initial Public Offering contain a redemption feature. In accordance with the Accounting Standards Codification (“ASC”) 480-10-S99-3A, “Classification and Measurement of Redeemable Securities”, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. The Company classified all of the Public Shares as redeemable. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable ordinary shares resulted in charges against additional paid-in capital and accumulated deficit.

As of November 30, 2025, the ordinary shares reflected on the balance sheets are reconciled in the following table:

As of November 30, 2025
Gross proceeds	$201,250,000
Less:
Fair value of Public Warrants at issuance	(1,308,125)
Ordinary share issuance costs	(10,159,799)
Plus:
Accretion of carrying value to redemption value	11,932,673
Ordinary shares subject to possible redemption, February 29, 2024	$201,714,749
Plus:
Accretion of carrying value to redemption value	2,848,581
Ordinary shares subject to possible redemption, May 31, 2024	$204,563,330
Plus:
Accretion of carrying value to redemption value	2,842,357
Ordinary shares subject to possible redemption, August 31, 2024	$207,405,687
Plus:
Accretion of carrying value to redemption value	2,560,675
Ordinary shares subject to possible redemption, November 30, 2024	$209,966,362
Plus:
Accretion of carrying value to redemption value	2,239,938
Ordinary shares subject to possible redemption, February 28, 2025	212,206,300
Plus:
Accretion of carrying value to redemption value	2,244,880
Ordinary shares subject to possible redemption, May 31, 2025	214,451,180
Plus:
Accretion of carrying value to redemption value	2,260,109
Ordinary shares subject to possible redemption, August 31, 2025	$216,711,289
Plus:
Accretion of carrying value to redemption value	2,133,416
Ordinary shares subject to possible redemption, November 30, 2025	$218,844,705

Offering Costs

The Company complies with the requirements of the ASC 340-10-S99 and SEC Staff Accounting Bulletin Topic 5A, “Expenses of Offering.” Deferred offering costs consist principally of professional and registration fees that are related to the Initial Public Offering. Financial Accounting Standards Board (“FASB”) ASC 470-20, “Debt with Conversion and Other Options,” addresses the allocation of proceeds from the issuance of convertible debt into its equity and debt components. The Company applies this guidance to allocate Initial Public Offering proceeds from the Units between ordinary shares and warrants, using the residual method by allocating Initial Public Offering proceeds first to assigned value of the warrants and then to the ordinary shares. Offering costs allocated to the ordinary shares were charged to temporary equity and offering costs allocated to the Public and Private Placement Warrants were charged to shareholders’ (deficit) equity, as Public and Private Placement Warrants, after management’s evaluation, are accounted for under equity treatment.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of November 30, 2025 and 2024. The Company is currently not aware of any issues under review that could result in significant payments, accruals, or material deviation from its position.

There is currently no taxation imposed on income by the government of the Cayman Islands. In accordance with Cayman Islands’ income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements.

Net Income per Ordinary Share

The Company complies with the accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net income per ordinary share is computed by dividing net income applicable to ordinary shareholders by the weighted average number of ordinary shares outstanding for the period (the public and private shares, inclusive of the full exercise of the over-allotment option). The Company has not considered the effect of the warrants sold in the Initial Public Offering and Private Placement to purchase an aggregate of 10,340,313 shares in the calculation of diluted earnings per share, since their contingency had not been met yet. Accretion associated with the ordinary shares are excluded from net income per share as the redemption value approximates fair value. As a result, diluted net income per ordinary share is the same as basic net income per ordinary share for the periods presented.

The following table reflects the calculation of basic and diluted net income per ordinary share (in dollars):

	For the Year Ended November 30, 2025		For the Year Ended November 30, 2024
	Public Shares (basic and diluted)	Founder Shares (basic and diluted)	Public Shares (basic and diluted)	Founder Shares (basic and diluted)
Basic and diluted net income per ordinary share
Numerator:
Allocation of net income as adjusted	$6,330,907	$1,566,990	$6,585,895	$1,630,103
Denominator:
Basic and diluted weighted average shares outstanding	20,680,625	5,118,750	20,680,625	5,118,750
Basic and diluted net income per ordinary share	$0.31	$0.31	$0.32	$0.32

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the balance sheets, primarily due to their short-term nature.

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets and liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on an assessment of the assumptions that market participants would use in pricing the asset or liability.

Warrant Instruments

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the instruments’ specific terms and applicable authoritative guidance in ASC 480 and ASC 815, “Derivatives and Hedging” (“ASC 815”). The assessment considers whether the instruments are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the instruments meet all of the requirements for equity classification under ASC 815, including whether the instruments are indexed to the Company’s own ordinary shares and whether the instrument holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the instruments are outstanding. Upon further review of the warrant agreement, management concluded that the warrants issued pursuant to the warrant agreement qualify for equity accounting treatment.

Recent Accounting Pronouncements

In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, “Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted ASU 2020-06 on November 6, 2023 (inception) using a modified retrospective method for transition. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.

In December 2023, the Company adopted the FASB issued ASU No. 2016-13, “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments,” which requires an entity to utilize a new impairment model known as the current expected credit loss (“CECL”) model to estimate its lifetime “expected credit loss” and record an allowance that, when deducted from the amortized cost basis of the financial asset, presents the net amount expected to be collected on the financial asset. The CECL model is to result in more timely recognition of credit losses. This guidance also requires new disclosures for financial assets measured at amortized costs, loans, and available-for-sale debt securities. The adoption of this standard did not have a material effect on the Company’s operating results or financial position as the only securities to which this standard applies are the Treasury Bills, which the Company deemed to have no credit losses.

Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3 — Initial Public Offering

Pursuant to the Initial Public Offering, on February 8, 2024, the Company sold 20,125,000 Units (including 2,625,000 Units subject to the underwriters’ over-allotment option), at a purchase price of $10.00 per Unit. Each Unit consists of one ordinary share and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one ordinary share at an exercise price of $11.50 per share, subject to adjustment (see Note 7).

Note 4 — Private Placement

Simultaneously with the Initial Public Offering, the Insiders and underwriters in the Initial Public Offering purchased an aggregate of 555,625 Private Units, at $10.00 per Private Unit for a total purchase price of $5,556,250. Each Private Unit consists of one ordinary share or “private share,” and one-half of one warrant or “private warrant”. The proceeds from the Private Units were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the required time period, the proceeds from the sale of the Private Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the private warrants will expire worthless. There will be no redemption rights or liquidating distributions from the Trust Account with respect to the private warrants.

Note 5 — Related Party Transactions

Founder Shares

In November 2023, the Company issued an aggregate of 5,031,250 ordinary shares (the “Founder Shares”) for an aggregate purchase price of $25,000, to cover legal expenses of the Company. The Founder Shares included an aggregate of up to 656,250 shares subject to forfeiture by the holders to the extent that the over-allotment in the Initial Public Offering is not exercised in full or in part, so that the holders will collectively own 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the holders do not purchase any Public Shares in the Initial Public Offering and excluding the Representative Founder Shares (as defined in Note 7) and private shares). On February 6, 2024, the underwriters exercised the over-allotment option in full and accordingly none of the Founder Shares continue to be subject to forfeiture.

The holders of the Founder Shares have agreed not to transfer, assign or sell any of the Founder Shares (except to certain permitted transferees) until (i) the earlier of 180 days after the completion of a Business Combination and the date on which the closing price of the ordinary shares equals or exceeds $12.50 per share (as adjusted for share splits, share capitalizations, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after a Business Combination and (ii) if, subsequent to a Business Combination, the Company completes a liquidation, merger, share exchange or other similar transaction which results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Administrative Service Fee

The Company presently occupies office space provided by an entity controlled by Crescendo Advisors II, LLC. Such entity agreed that until the Company consummates a Business Combination, it will make such office space, as well as general and administrative services including utilities and administrative support, available to the Company as may be required by the Company from time to time. The Company will agree to pay an aggregate of $20,000 per month to Crescendo Advisors II, LLC, an entity controlled by a related party for such services commencing on the effective date of the Initial Public Offering. For the years ended November 30, 2025 and 2024, the Company incurred and paid the affiliate $240,000 and $215,172, respectively.

Note — Related Party

On November 15, 2023, Eric Rosenfeld, the Company’s Chief SPAC Officer, loaned $50,000 to the Company. The loan was evidenced by a promissory note. The note was non-interest bearing, unsecured and due at the earlier of (i) December 31, 2024, (ii) the closing of the Initial Public Offering or (iii) the date on which the Company determined not to proceed with the Initial Public Offering.

On December 13, 2023, Mr. Rosenfeld loaned to the Company an aggregate of $46,785 to cover additional expenses of the Initial Public Offering. The loan was evidenced by a promissory note. The loan was non-interest bearing, unsecured and was due at the earlier of (i) December 31, 2024, (ii) the closing of the Initial Public Offering or (iii) the determination by the Company not to proceed with the Initial Public Offering.

On January 5, 2024, Mr. Rosenfeld loaned to the Company $50,000 to cover additional expenses of the Initial Public Offering. The loan was evidenced by a promissory note. The loan was non-interest bearing, unsecured and was due at the earlier of (i) December 31, 2024, (ii) the closing of the Initial Public Offering or (iii) the determination by the Company not to proceed with the Initial Public Offering.

The note balance of $146,785 under these promissory notes was settled shortly after the IPO, and borrowings under the notes are no longer available.

Working Capital Loans

In order to finance transaction costs in connection with a Business Combination, the Initial Shareholders, the Company’s officers and directors or their affiliates may, but are not obligated to, loan the Company funds from time to time or at any time, as may be required (“Working Capital Loans”). Each Working Capital Loan would be evidenced by a promissory note. The Working Capital Loans would either be paid upon consummation of a Business Combination, without interest. In the event that a Business Combination does not close, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of November 30, 2025 and 2024, no Working Capital Loans were outstanding.

Note 6 — Commitments and Contingencies

Registration Rights

The holders of the Founder Shares, Representative Founder Shares and the Private Units and any units that may be issued in payment of Working Capital Loans made to the Company are entitled to registration rights pursuant to an agreement signed on the effective date of the Initial Public Offering. The holders of a majority of these securities are entitled to make up to three demands that the Company register such securities. The holders of the majority of the Founder Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which the transfer restrictions applicable to these ordinary shares cease. The holders of a majority of the Representative Shares, Private Units and units issued in payment of Working Capital Loans (or underlying securities) can elect to exercise these registration rights at any time after the Company consummates a Business Combination. Notwithstanding anything to the contrary, the underwriters may only make a demand on one occasion and only during the five-year period beginning on the effective date of the Initial Public Offering. In addition, the holders have certain “piggyback” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination; provided, however, that the underwriters may participate in a “piggyback” registration only during the seven-year period beginning on the effective date of the Initial Public Offering. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of Initial Public Offering to purchase up to 2,625,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. The underwriters exercised the over-allotment option in full on February 6, 2024.

The underwriters were paid a cash underwriting discount of 2.0% of the gross proceeds of the Initial Public Offering, or $4,025,000 upon the closing of the Initial Public Offering.

BTIG, LLC, the representative of the underwriters in the Initial Public Offering (“BTIG”), is also entitled to a deferred underwriting commission of up to 3.5% of the gross proceeds of the Initial Offering, or up to $7,043,750. The deferred underwriting commission was placed in the Trust Account upon consummation of the Initial Public Offering and will be released to BTIG only on completion of an initial Business Combination. The deferred commissions will be payable as follows: (i) $0.10 per share sold in the Initial Public Offering shall be paid to BTIG in cash on the closing of the Business Combination, (ii) up to $0.15 per share sold in the Initial Public Offering shall be paid to BTIG in cash, based on the percentage of funds remaining in the Trust Account after redemptions of public shares and (iii) $0.10 per share sold in the Initial Public Offering shall be paid to BTIG in cash or shares (valued at $10.00 per share), at the Company’s sole option (the “Allocable Amount”), provided that the Company has the right, in its sole and absolute discretion, to reallocate any portion of the Allocable Amount to third parties not participating in the Initial Public Offering (but who are members of the Financial Industry Regulatory Authority (“FINRA”) that assist the Company in consummating the initial Business Combination.

In connection with the Initial Public Offering, the underwriters made a payment to the Company in an amount equal to $1,509,375 to reimburse the Company for certain expenses in connection with the Initial Public Offering and for expenses to be incurred by the Company following the Initial Public Offering as a public company.

Note 7 — Shareholders’ (Deficit) Equity

Preference Shares

The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors. As of November 30, 2025 and 2024, there are no preference shares issued or outstanding.

Ordinary Shares

The Company is authorized to issue 200,000,000 ordinary shares with a par value of $0.0001 per share. As of November 30, 2025 and 2024, there were 5,031,250 Founder Shares issued and outstanding, 87,500 Representative Founder Shares issued and outstanding and 20,125,000 Public Shares issued and outstanding.

All of the Founder Shares will be subject to transfer restrictions until the earlier of 180 days after the date of the consummation of an initial Business Combination and the date on which the closing price of the ordinary shares exceeds $12.50 per share for any 20 trading days within a 30-trading day period following the consummation of an initial Business Combination, or earlier if, subsequent to the Company’s initial Business Combination, the Company consummates a subsequent liquidation, merger, share exchange or other similar transaction which results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Representative Founder Shares

The Company has issued to the designees of BTIG 87,500 ordinary shares (the “Representative Founder Shares”) for a nominal consideration. The Company accounted for the Representative Founder Shares as an offering cost of the Initial Public Offering, with a corresponding credit to shareholders’ equity. The Company estimated the fair value of Representative Founder Shares to be $500 based upon the price of the Founder Shares issued to the holders of such shares. The holders of the Representative Founder Shares have agreed not to transfer, assign or sell any such shares until the completion of a Business Combination. In addition, the holders have agreed (i) to waive their redemption rights with respect to such shares in connection with the completion of a Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete a Business Combination within the Combination Period.

The Representative Founder Shares have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the effective date of the registration statement related to the Initial Offering pursuant to Rule 5110(e)(1) of FINRA’s NASD Conduct Rules. Pursuant to FINRA Rule 5110(e)(1), these securities will not be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statement related to the Initial Public Offering, nor may they be sold, transferred, assigned, pledged or hypothecated for a period of 180 days immediately following the effective date of the registration statement related to the Initial Public Offering except to any underwriter and selected dealer participating in the Initial Public Offering and their bona fide officers or partners.

Warrants

As of November 30, 2025, the Company had 10,062,500 Public Warrants and 277,813 Private Placement Warrants outstanding. The Public Warrants and Private Placement Warrants are identical except as described below. Warrants may only be exercised for a whole number of shares. No fractional Warrants will be issued upon separation of the Units and only whole Warrants will trade. The Warrants will become exercisable 30 days after the completion of a Business Combination; provided that the Company has an effective registration statement under the Securities Act covering the issuance of the ordinary shares issuable upon exercise of the Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permits holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement). The Company agreed that as soon as practicable after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement covering the issuance of the ordinary shares issuable upon exercise of the Warrants, and use its best efforts to cause the same to become effective as soon as possible and to maintain the effectiveness of such registration statement and a current prospectus relating to those shares until the Warrants expire or are redeemed.

The Warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the Company’s initial shareholders or their affiliates, without taking into account any Founder Shares held by them prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the completion of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants will not be transferable, assignable or salable until after the completion of a Business Combination, subject to certain limited exceptions.

Redemption of Warrants: Once the Warrants become exercisable, the Company may redeem the outstanding warrants:

-	in whole and not in part;

-	at a price of $0.01 per warrant;

-	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

-	if, and only if, the last reported sale price of the ordinary shares equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period commencing once the Warrants become exercisable and ending three business days before the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the Warrants as described above unless an effective registration statement under the Securities Act covering the ordinary shares issuable upon exercise of the Warrants is effective and a current prospectus relating to those shares is available throughout the 30-day redemption period or the Company has elected to require the exercise of the warrants on a “cashless basis”.

Note 8 — Fair Value Measurements

The following tables present information about the Company’s assets that are measured at fair value on a recurring basis as of November 30, 2025 and 2024, and indicate the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value:

November 30, 2025

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account – Money Market Fund	$218,939,704	$-	$-

November 30, 2024

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account – Money Market Fund	$210,061,362	$-	$-

Level 1 assets include investments comprised solely of U.S. government securities. The Company uses inputs such as actual trade data, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period. There were no transfers to/from Levels 1, 2, and 3 during the years ended November 30, 2025 and 2024.

Note 9 — Public Warrant Measurements

The public warrants were valued using a Black-Scholes model. The public warrants have been classified within shareholders’ deficit (equity) and will not require remeasurement after issuance. The following table presents the quantitative information regarding market assumptions used in the valuation of the public warrants:

February 8, 2024
Market price of public stock	$9.935
Term (years)	3.25
Risk-free rate	4.198%
Volatility	2.22%

Note 10 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date and up to the date the financial statements were issued. The Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

LEGATO MERGER CORP. III

CONDENSED BALANCE SHEETS

	February 28, 2026	November 30, 2025
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$519,303	$839,838
Prepaid expenses	-	32,422
Total current assets	519,303	872,260
Investments held in Trust Account	220,892,388	218,939,704
Total assets	$221,411,691	$219,811,964

LIABILITIES AND SHAREHOLDERS’ DEFICIT

Deferred underwriting commissions	$7,043,750	$7,043,750
Total liabilities	$7,043,750	$7,043,750

Commitments and contingencies
Ordinary shares subject to possible redemption, $0.0001 par value; 200,000,000 shares authorized; 20,125,000 shares at redemption value at $10.98 and $10.87 per share as of February 28, 2026 and November 30, 2025, respectively	220,797,390	218,844,705

Shareholders’ deficit
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding as of February 28, 2026 and November 30, 2025	-	-
Ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 5,674,375 non- redeemable shares issued and outstanding (excluding 20,125,000 shares subject to possible redemption) issued and outstanding as of February 28, 2026 and November 30, 2025, respectively(1)	568	568
Additional paid-in capital	-	-
Accumulated deficit	(6,430,017)	(6,077,059)
Total shareholders’ deficit	(6,429,449)	(6,076,491)
Total Liabilities, Ordinary Shares Subject to Redemption and Shareholders’ Deficit	$221,411,691	$219,811,964

(1)	Total shares outstanding of ordinary shares, include all Founder Shares, as well as Representative Founder Shares, inclusive of the full exercise of the over-allotment option.

The accompanying notes are an integral part of these unaudited condensed financial statements.

LEGATO MERGER CORP. III
CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

	For the Three Months Ended February 28, 2026	For the Three Months Ended February 28, 2025
General and administrative costs	$356,910	$308,607
Loss from operations	(356,910)	(308,607)

Other income:
Income from Investments held in Trust Account	1,952,685	2,239,937
Interest income on cash	3,952	11,223

Net income	$1,599,727	$1,942,553

Weighted average shares outstanding of ordinary shares, basic and diluted-Public Shares	20,680,625	20,680,625
Basic and diluted net income per share, Public Shares	$0.06	$0.08
Weighted average shares outstanding of ordinary shares, basic and diluted-Founder Shares(1)	5,118,750	5,118,750
Basic and diluted net income per share, Founder Shares	$0.06	$0.08

(1)	Weighted average shares outstanding of ordinary shares, basic and diluted-Founder Shares include all Founder Shares, as well as Representative Founder Shares, inclusive of the full exercise of the over-allotment option.

The accompanying notes are an integral part of these unaudited condensed financial statements.

LEGATO MERGER CORP. III

CONDENSED STATEMENTS OF

CHANGES IN SHAREHOLDERS’ DEFICIT (UNAUDITED)

For the Three Months Ended February 28, 2026

	Ordinary Shares		Additional Paid-In	Accumulated	Shareholders’
	Shares	Amount	Capital	Deficit	Deficit
Balance at November 30, 2025	5,674,375	$568	$-	$(6,077,059)	$(6,076,491)

Accretion of ordinary shares subject to redemption to redemption value	-	-	-	(1,952,685)	(1,952,685)

Net income	-	-	-	1,599,727	1,599,727

Balance at February 28, 2026 (unaudited)	5,674,375	$568	$-	$(6,430,017)	$(6,429,449)

For the Three Months Ended February 28, 2025

	Ordinary Shares		Additional Paid-In	Accumulated	Shareholders’
	Shares	Amount	Capital	Deficit	Deficit
Balance at November 30, 2024	5,674,375	$568	$-	$(5,096,613)	$(5,096,045)

Accretion of ordinary shares subject to redemption to redemption value	-	-	-	(2,239,938)	(2,239,938)

Net income	-	-	-	1,942,553	1,942,553

Balance at February 28, 2025 (unaudited)	5,674,375	$568	$-	$(5,393,998)	$(5,393,430)

The accompanying notes are an integral part of these unaudited condensed financial statements.

LEGATO MERGER CORP. III
CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	For the Three Months Ended February 28, 2026	For the Three Months Ended February 28, 2025
Cash flows from operating activities
Net income	$1,599,727	$1,942,553
Adjustments to reconcile net income to net cash used in operating activities:
Income from investments held in Trust Account	(1,952,685)	(2,239,938)
Changes in operating assets and liabilities:
Prepaid expense	32,423	48,633
Net cash used in operating activities	$(320,535)	$(248,752)

Net change in cash	$(320,535)	$(248,752)
Cash at beginning of period	839,838	1,625,752
Cash at end of period	$519,303	$1,377,000

Supplemental disclosure of non-cash financing activities:
Deferred underwriting commissions	$-	$7,043,750

The accompanying notes are an integral part of these unaudited condensed financial statements.

LEGATO MERGER CORP. III

NOTES TO CONDENSED FINANCIAL STATEMENTS

FEBRUARY 28, 2026

(Unaudited)

Note 1 — Organization and Plan of Business Operations

Legato Merger Corp. III (the “Company”) was incorporated as an exempted company in the Cayman Islands on November 6, 2023 with the objective to acquire, through a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination, one or more businesses or entities (a “Business Combination”).

The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, although it has focused its search on target businesses in the infrastructure, engineering and construction, industrial and renewables industries. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

At February 28, 2026, the Company had not yet commenced any operations. All activity through February 28, 2026 relates to the Company’s formation, the public offering described below and the search for a target business with which to consummate a Business Combination.

The registration statement for the Company’s Initial Public Offering was declared effective on February 5, 2024. On February 8, 2024, the Company consummated the Initial Public Offering of 20,125,000 units (which included 2,625,000 units subject to the underwriters’ over-allotment option which was exercised in full on February 6, 2024) at $10.00 per Unit, generating gross proceeds of $201,250,000 which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 555,625 units, at a price of $10.00 per unit in a private placement to certain holders of the Company’s founder shares (“Initial Shareholders”) and the underwriters in the Initial Public Offering, generating gross proceeds of $5,556,250 (“Private Units”), which is described in Note 4.

Transaction costs amounted to $11,669,174, consisting of $4,025,000 in underwriting fees, up to $7,043,750 of deferred underwriting fees and $600,424 of other offering costs. Additionally, the underwriters made a payment to the Company in an amount equal to $1,509,375 to reimburse the Company for certain expenses in connection with the Initial Public Offering and for expenses to be incurred by the Company. As of February 28, 2026, cash of $519,303 was held outside of the Trust Account (as defined below) and is available for working capital purposes.

Following the closing of the Initial Public Offering on February 8, 2024, $201,250,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Units was placed in a trust account (the “Trust Account”) and is invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (“Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of (i) the consummation of the Company’s initial Business Combination (ii) the redemption of any ordinary shares included in the Units being sold in the Initial Public Offering (“Public Shares”) that have been properly tendered in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association to modify the substance or timing of its obligation to redeem 100% of such ordinary shares if it does not complete the initial Business Combination within 24 months from the closing of the Initial Public Offering (or 27 months from the closing of the Initial Public Offering if the Company has executed a letter of intent, agreement in principle or definitive agreement for an initial Business Combination within 24 months from the closing of the Initial Public Offering) (“Combination Period”); and (iii) the Company’s failure to consummate a Business Combination within the prescribed time. Placing funds in the Trust Account may not protect those funds from third party claims against the Company.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and Private Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. Pursuant to the NYSE listing rules, the Company’s initial Business Combination must be with a target business or businesses whose collective fair market value is at least equal to 80% of the balance in the Trust Account at the time of the execution of a definitive agreement for such Business Combination (net of amounts previously disbursed to management for tax obligations and working capital purposes and excluding the amount of deferred underwriting fees held in the Trust Account), although this may entail simultaneous acquisitions of several target businesses. The Company intends to only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its public shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then on deposit in the Trust Account (initially $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations and trust administration expenses). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

If the Company seeks shareholder approval of a Business Combination, the Company’s officers, directors and initial shareholders (the “Insiders”) have agreed, subject to applicable securities laws, to vote their Founder Shares (as defined in Note 5), the ordinary shares included in the Private Units (the “Private Shares”) and any Public Shares held by them in favor of approving a Business Combination. Additionally, each public shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed Business Combination or do not vote at all.

The Company will also provide its public shareholders with the opportunity to redeem all or a portion of their Public Shares in connection with any shareholder vote to approve an amendment to the Company’s Amended and Restated Memorandum and Articles of Association that would affect the substance or timing of the Company’s obligation to redeem 100% of Public Shares if it does not complete an initial Business Combination within the Combination Period. The shareholders will be entitled to redeem their shares for a pro rata portion of the amount then on deposit in the Trust Account (initially $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations and trust administration expenses). There will be no redemption rights with respect to the Company’s warrants in connection with such a shareholder vote to approve such an amendment to the Company’s Amended and Restated Memorandum and Articles of Association.

The Company will have until the expiration of the Combination Period to consummate its initial Business Combination. If the Company is unable to consummate a Business Combination within the Combination Period and shareholders do not otherwise extend the Combination Period by approving an amendment to the Company’s Amended and Restated Memorandum and Articles of Association, the Company will (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest earned on the Trust Account not previously released to the Company to pay its tax obligations and trust administration expenses, and up to $100,000 of interest to pay liquidation and dissolution expenses, divided by the number of then outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and; (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination.

The Insiders have agreed to waive their redemption rights with respect to any Founder Shares and Private Shares, as applicable, (i) in connection with the consummation of a Business Combination, (ii) in connection with a shareholder vote to amend the Company’s Amended and Restated Memorandum and Articles of Association to modify the substance or timing of the Company’s obligation to allow redemption as provided therein, and (iii) if the Company fails to consummate a Business Combination within the Combination Period. The Insiders have also agreed to waive their redemption rights with respect to any Public Shares held by them in connection with the consummation of a Business Combination and in connection with a shareholder vote to amend the Company’s Amended and Restated Memorandum and Articles of Association as described above. However, the Insiders will be entitled to liquidation rights with respect to Public Shares if the Company fails to consummate a Business Combination and liquidates the Trust Account. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the public offering price per Unit in the Initial Public Offering. Placing funds in the Trust Account may not protect those funds from third party claims against the Company. Although the Company will seek to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities it engages, execute agreements with the Company waiving any claim of any kind in or to any monies held in the Trust Account, there is no guarantee that such persons will execute such agreements. Crescendo Advisors, LLC, an entity affiliated with Mr. Rosenfeld, the Company’s Chief SPAC Officer, has agreed that it will be liable to ensure that the proceeds in the Trust Account are not reduced below $10.00 per share by the claims of target businesses or claims of vendors or other entities that are owed money by the Company for services rendered or contracted for or products sold to the Company. However, the Company has not independently verified whether Crescendo Advisors LLC has sufficient funds to satisfy its indemnity obligations, the Company has not asked it to reserve for such obligations and the Company does not believe it has any significant liquid assets.

Liquidity and Capital Resources

As of February 28, 2026, the Company had $519,303 in cash and working capital of $519,303.

The Company’s liquidity needs prior to the consummation of the Initial Public Offering were satisfied through the payment of $25,000 from the initial shareholder exchange for issuance of Founder Shares (as defined in Note 5), and loan proceeds from Eric Rosenfeld, the Company’s Chief SPAC Officer, of $146,785 evidenced by promissory notes as described below in Note 5. The loan balances were settled shortly after the consummation of the Initial Public Offering. Subsequent to the consummation of the Initial Public Offering, the Company’s liquidity has been satisfied through the net proceeds held outside of the Trust Account.

The Company intends to use substantially all of the funds held in the Trust Account (excluding deferred underwriting commissions) to acquire a target business or businesses and to pay its expenses relating thereto. To the extent that the Company’s securities are used in whole or in part as consideration to affect the Business Combination, the remaining proceeds held in the Trust Account as well as any other net proceeds not expended will be used as working capital to finance the operations of the target business or businesses. In addition, in order to finance transaction costs in connection with a Business Combination, the Insiders or their affiliates may, but are not obligated to, provide the Company Working Capital Loans (as defined in Note 5). As of February 28, 2026 and November 30, 2025, there were no amounts outstanding under any Working Capital Loan.

Going Concern Consideration

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Update 205-40, “Presentation of Financial Statements- Going Concern,” management has determined that the liquidity conditions and the mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after May 8, 2026. The condensed financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern. Management plans to complete a business combination prior to the mandatory liquidation.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”).

The accompanying unaudited condensed financial statements of the Company have been prepared in accordance with U.S. GAAP for interim financial information and Article 8 of Regulation S-X. Certain information or footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the period ended November 30, 2025, as filed with the SEC on February 10, 2026. Operating results for the three months ended February 28, 2026 are not necessarily indicative of the results that may be expected for the year ending November 30, 2026, or any future period.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the condensed financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed financial statements.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the condensed financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be a cash equivalent. The Company did not have any cash equivalents as of February 28, 2026 and November 30, 2025.

Investments Held in Trust Account

The Company’s portfolio of investments is comprised solely of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities, or a combination thereof. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the condensed balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities are included in income from investments held in Trust Account and investment income on cash accounts in the accompanying condensed statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Ordinary Shares Subject to Possible Redemption

As discussed in Note 1, all of the 20,125,000 Public Shares sold as parts of the Units in the Initial Public Offering contain a redemption feature. In accordance with the Accounting Standards Codification (“ASC”) 480-10-S99-3A, “Classification and Measurement of Redeemable Securities”, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. The Company classified all of the Public Shares as redeemable. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable ordinary shares resulted in charges against additional paid-in capital and accumulated deficit.

As of February 28, 2026 and November 30, 2025, the ordinary shares reflected on the condensed balance sheet are reconciled in the following table:

As of February 28, 2026
Gross proceeds	$201,250,000
Less:
Fair value of Public Warrants at issuance	(1,308,125)
Ordinary share issuance costs	(10,159,799)
Plus:
Accretion of carrying value to redemption value	20,184,286
Ordinary shares subject to possible redemption, November 30, 2024	$209,966,362
Plus:
Accretion of carrying value to redemption value	8,878,343
Ordinary shares subject to possible redemption, November 30, 2025	$218,844,705
Plus:
Accretion of carrying value to redemption value	1,952,685
Ordinary shares subject to possible redemption, February 28, 2026	$220,797,390

Offering Costs

The Company complies with the requirements of the ASC 340-10-S99 and SEC Staff Accounting Bulletin Topic 5A, “Expenses of Offering.” Deferred offering costs consist principally of professional and registration fees that are related to the Initial Public Offering. FASB ASC 470-20, “Debt with Conversion and Other Options,” addresses the allocation of proceeds from the issuance of convertible debt into its equity and debt components. The Company applies this guidance to allocate Initial Public Offering proceeds from the Units between ordinary shares and warrants, using the residual method by allocating Initial Public Offering proceeds first to assigned value of the warrants and then to the ordinary shares. Offering costs allocated to the ordinary shares were charged to temporary equity and offering costs allocated to the Public and Private Placement Warrants were charged to shareholders’ deficit equity, as Public and Private Placement Warrants, after management’s evaluation, are accounted for under equity treatment.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of February 28, 2026 and November 30, 2025. The Company is currently not aware of any issues under review that could result in significant payments, accruals, or material deviation from its position.

There is currently no taxation imposed on income by the government of the Cayman Islands. In accordance with Cayman Islands’ income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s condensed financial statements.

Net Income per Ordinary Share

The Company complies with the accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net income per ordinary share is computed by dividing net income applicable to ordinary shareholders by the weighted average number of ordinary shares outstanding for the period (the public and private shares, inclusive of the full exercise of the over-allotment option). The Company has not considered the effect of the warrants sold in the Initial Public Offering and Private Placement to purchase an aggregate of 10,340,313 shares in the calculation of diluted earnings per share, since their contingency had not been met yet. Accretion associated with the ordinary shares is excluded from net income per share as the redemption value approximates fair value. As a result, diluted net income per ordinary share is the same as basic net income per ordinary share for the periods presented.

The following table reflects the calculation of basic and diluted net income per ordinary share (in dollars):

	For the Three Months Ended February 28, 2026		For the Three Months Ended February 28, 2025
	Public Shares (basic and diluted)	Founder Shares (basic and diluted)	Public Shares (basic and diluted)	Founder Shares (basic and diluted)
Basic and diluted net income per ordinary share
Numerator:
Allocation of net income as adjusted	$1,282,331	$317,395	$1,557,139	$385,414
Denominator:
Basic and diluted weighted average shares outstanding	20,680,625	5,118,750	20,680,625	5,118,750
Basic and diluted net income per ordinary share	$0.06	$0.06	$0.08	$0.08

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the condensed balance sheets, primarily due to their short-term nature.

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets and liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on an assessment of the assumptions that market participants would use in pricing the asset or liability.

Warrant Instruments

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the instruments’ specific terms and applicable authoritative guidance in ASC 480 and ASC 815, “Derivatives and Hedging” (“ASC 815”). The assessment considers whether the instruments are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the instruments meet all of the requirements for equity classification under ASC 815, including whether the instruments are indexed to the Company’s own ordinary shares and whether the instrument holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period-end date while the instruments are outstanding. Upon further review of the warrant agreement, management concluded that the warrants issued pursuant to the warrant agreement qualify for equity accounting treatment.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s condensed financial statements.

Note 3 — Initial Public Offering

Pursuant to the Initial Public Offering, on February 8, 2024, the Company sold 20,125,000 Units (including 2,625,000 Units subject to the underwriters’ over-allotment option), at a purchase price of $10.00 per Unit. Each Unit consists of one ordinary share and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one ordinary share at an exercise price of $11.50 per share, subject to adjustment (see Note 7).

Note 4 — Private Placement

Simultaneously with the Initial Public Offering, the Insiders and underwriters in the Initial Public Offering purchased an aggregate of 555,625 Private Units, at $10.00 per Private Unit for a total purchase price of $5,556,250. Each Private Unit consists of one ordinary share or “private share,” and one-half of one warrant or “private warrant”. The proceeds from the Private Units were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the required time period, the proceeds from the sale of the Private Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the private warrants will expire worthless. There will be no redemption rights or liquidating distributions from the Trust Account with respect to the private warrants.

Note 5 — Related Party Transactions

Founder Shares

In November 2023, the Company issued an aggregate of 5,031,250 ordinary shares (the “Founder Shares”) for an aggregate purchase price of $25,000, to cover legal expenses of the Company. The Founder Shares included an aggregate of up to 656,250 shares subject to forfeiture by the holders to the extent that the over-allotment in the Initial Public Offering is not exercised in full or in part, so that the holders will collectively own 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the holders do not purchase any Public Shares in the Initial Public Offering and excluding the Representative Founder Shares (as defined in Note 7) and private shares). On February 6, 2024, the underwriters exercised the over-allotment option in full and accordingly none of the Founder Shares continue to be subject to forfeiture.

The holders of the Founder Shares have agreed not to transfer, assign or sell any of the Founder Shares (except to certain permitted transferees) until (i) the earlier of 180 days after the completion of a Business Combination and the date on which the closing price of the ordinary shares equals or exceeds $12.50 per share (as adjusted for share splits, share capitalizations, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after a Business Combination and (ii) if, subsequent to a Business Combination, the Company completes a liquidation, merger, share exchange or other similar transaction which results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Administrative Service Fee

The Company presently occupies office space provided by an entity controlled by Crescendo Advisors II, LLC. Such entity agreed that until the Company consummates a Business Combination, it will make such office space, as well as general and administrative services including utilities and administrative support, available to the Company as may be required by the Company from time to time. The Company will agree to pay an aggregate of $20,000 per month to Crescendo Advisors II, LLC, an entity controlled by a related party for such services commencing on the effective date of the Initial Public Offering. For the three months ended February 28, 2026 and 2025, the Company incurred and paid the affiliate $60,000, respectively.

Note — Related Party

On November 15, 2023, Eric Rosenfeld, the Company’s Chief SPAC Officer, loaned $50,000 to the Company. The loan was evidenced by a promissory note. The note was non-interest bearing, unsecured and due at the earlier of (i) December 31, 2024, (ii) the closing of the Initial Public Offering or (iii) the date on which the Company determined not to proceed with the Initial Public Offering.

On December 13, 2023, Mr. Rosenfeld loaned to the Company an aggregate of $46,785 to cover additional expenses of the Initial Public Offering. The loan was evidenced by a promissory note. The loan was non-interest bearing, unsecured and was due at the earlier of (i) December 31, 2024, (ii) the closing of the Initial Public Offering or (iii) the determination by the Company not to proceed with the Initial Public Offering.

On January 5, 2024, Mr. Rosenfeld loaned to the Company $50,000 to cover additional expenses of the Initial Public Offering. The loan was evidenced by a promissory note. The loan was non-interest bearing, unsecured and was due at the earlier of (i) December 31, 2024, (ii) the closing of the Initial Public Offering or (iii) the determination by the Company not to proceed with the Initial Public Offering.

The note balance of $146,785 under these promissory notes was settled shortly after the IPO, and borrowings under the notes are no longer available.

Working Capital Loans

In order to finance transaction costs in connection with a Business Combination, the Initial Shareholders, the Company’s officers and directors or their affiliates may, but are not obligated to, loan the Company funds from time to time or at any time, as may be required (“Working Capital Loans”). Each Working Capital Loan would be evidenced by a promissory note. The Working Capital Loans would either be paid upon consummation of a Business Combination, without interest, or, at the holder’s discretion up to $1,500,000 of the notes may be converted into units at a price of $10.00 per unit. In the event that a Business Combination does not close, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of February 28, 2026 and November 30, 2025, no Working Capital Loans were outstanding.

Note 6 — Commitments and Contingencies

Registration Rights

The holders of the Founder Shares, Representative Founder Shares and the Private Units and any units that may be issued in payment of Working Capital Loans made to Company are entitled to registration rights pursuant to an agreement signed on the effective date of the Initial Public Offering. The holders of a majority of these securities are entitled to make up to three demands that the Company register such securities. The holders of the majority of the Founder Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which the transfer restrictions applicable to these ordinary shares cease. The holders of a majority of the Representative Shares, Private Units and units issued in payment of Working Capital Loans (or underlying securities) can elect to exercise these registration rights at any time after the Company consummates a Business Combination. Notwithstanding anything to the contrary, the underwriters may only make a demand on one occasion and only during the five-year period beginning on the effective date of the Initial Public Offering. In addition, the holders have certain “piggyback” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination; provided, however, that the underwriters may participate in a “piggyback” registration only during the seven-year period beginning on the effective date of the Initial Public Offering. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of Initial Public Offering to purchase up to 2,625,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. The underwriters exercised the over-allotment option in full on February 6, 2024.

The underwriters were paid a cash underwriting discount of 2.0% of the gross proceeds of the Initial Public Offering, or $4,025,000 upon the closing of the Initial Public Offering.

BTIG, LLC, the representative of the underwriters in the Initial Public Offering (“BTIG”), is also entitled to a deferred underwriting commission of up to 3.5% of the gross proceeds of the Initial Offering, or up to $7,043,750. The deferred underwriting commission was placed in the Trust Account upon consummation of the Initial Public Offering and will be released to BTIG only on completion of an initial Business Combination. The deferred commissions will be payable as follows: (i) $0.10 per share sold in the Initial Public Offering shall be paid to BTIG in cash on the closing of the Business Combination, (ii) up to $0.15 per share sold in the Initial Public Offering shall be paid to BTIG in cash, based on the percentage of funds remaining in the Trust Account after redemptions of public shares and (iii) $0.10 per share sold in the Initial Public Offering shall be paid to BTIG in cash or shares (valued at $10.00 per share), at the Company’s sole option (the “Allocable Amount”), provided that the Company has the right, in its sole and absolute discretion, to reallocate any portion of the Allocable Amount to third parties not participating in the Initial Public Offering (but who are members of the Financial Industry Regulatory Authority (“FINRA”) that assist the Company in consummating the initial Business Combination.

In connection with the Initial Public Offering, the underwriters made a payment to the Company in an amount equal to $1,509,375 to reimburse the Company for certain expenses in connection with the Initial Public Offering and for expenses to be incurred by the Company following the Initial Public Offering as a public company.

Note 7 — Shareholders’ Deficit Equity

Preference Shares

The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors. As of February 28, 2026 and November 30, 2025, there are no preference shares issued or outstanding.

Ordinary Shares

The Company is authorized to issue 200,000,000 ordinary shares with a par value of $0.0001 per share. As of February 28, 2026 and November 30, 2025, there were 5,031,250 Founder Shares issued and outstanding, 87,500 Representative Founder Shares issued and outstanding and 20,125,000 Public Shares issued and outstanding, and subject to possible redemption.

All of the Founder Shares will be subject to transfer restrictions until the earlier of 180 days after the date of the consummation of an initial Business Combination and the date on which the closing price of the ordinary shares exceeds $12.50 per share for any 20 trading days within a 30-trading day period following the consummation of an initial Business Combination, or earlier if, subsequent to the Company’s initial Business Combination, the Company consummates a subsequent liquidation, merger, share exchange or other similar transaction which results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Representative Founder Shares

The Company has issued to the designees of BTIG 87,500 ordinary shares (the “Representative Founder Shares”) for a nominal consideration. The Company accounted for the Representative Founder Shares as an offering cost of the Initial Public Offering, with a corresponding credit to shareholders’ deficit. The Company estimated the fair value of Representative Founder Shares to be $500 based upon the price of the Founder Shares issued to the holders of such shares. The holders of the Representative Founder Shares have agreed not to transfer, assign or sell any such shares until the completion of a Business Combination. In addition, the holders have agreed (i) to waive their redemption rights with respect to such shares in connection with the completion of a Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete a Business Combination within the Combination Period.

The Representative Founder Shares have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the effective date of the registration statement related to the Initial Offering pursuant to Rule 5110(e)(1) of FINRA’s NASD Conduct Rules. Pursuant to FINRA Rule 5110(e)(1), these securities will not be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statement related to the Initial Public Offering, nor may they be sold, transferred, assigned, pledged or hypothecated for a period of 180 days immediately following the effective date of the registration statement related to the Initial Public Offering except to any underwriter and selected dealer participating in the Initial Public Offering and their bona fide officers or partners.

Warrants

As of February 28, 2026 and November 30, 2025, the Company had 10,062,500 Public Warrants and 277,813 Private Placement Warrants outstanding. The Public Warrants and Private Placement Warrants are identical except as described below. Warrants may only be exercised for a whole number of shares. No fractional Warrants will be issued upon separation of the Units and only whole Warrants will trade. The Warrants will become exercisable 30 days after the completion of a Business Combination; provided that the Company has an effective registration statement under the Securities Act covering the issuance of the ordinary shares issuable upon exercise of the Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permits holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement). The Company agreed that as soon as practicable after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement covering the issuance of the ordinary shares issuable upon exercise of the Warrants, and use its best efforts to cause the same to become effective as soon as possible and to maintain the effectiveness of such registration statement and a current prospectus relating to those shares until the Warrants expire or are redeemed.

The Warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the Company’s initial shareholders or their affiliates, without taking into account any Founder Shares held by them prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the completion of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants will not be transferable, assignable or salable until after the completion of a Business Combination, subject to certain limited exceptions.

Redemption of Warrants: Once the Warrants become exercisable, the Company may redeem the outstanding warrants:

-	in whole and not in part;

-	at a price of $0.01 per warrant;

-	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

-	if, and only if, the last reported sale price of the ordinary shares equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period commencing once the Warrants become exercisable and ending three business days before the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the Warrants as described above unless an effective registration statement under the Securities Act covering the ordinary shares issuable upon exercise of the Warrants is effective and a current prospectus relating to those shares is available throughout the 30-day redemption period or the Company has elected to require the exercise of the warrants on a “cashless basis”.

Note 8 — Fair Value Measurements

The following tables present information about the Company’s assets that are measured at fair value on a recurring basis as of February 28, 2026 and November 30, 2025, and indicate the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value:

February 28, 2026

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account – Money Market Fund	$220,892,388	$-	$-

November 30, 2025

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account – Money Market Fund	$218,844,705	$-	$-

Level 1 assets include investments comprised solely of U.S. government securities. The Company uses inputs such as actual trade data, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period. There were no transfers to/from Levels 1, 2, and 3 during the nine months ended February 28, 2026 and for the year ended November 30, 2025.

Note 9 — Public Warrant Measurements

The public warrants were valued using a Black-Scholes model. The public warrants have been classified within shareholders’ deficit and will not require remeasurement after issuance. The following table presents the quantitative information regarding market assumptions used in the valuation of the public warrants:

February 8, 2024
Market price of public stock	$9.935
Term (years)	3.25
Risk-free rate	4.198%
Volatility	2.22%

Note 10 — Segment Information

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise that engage in business activities from which it may recognize revenues and incur expenses, and for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker, (“CODM”), or group, in deciding how to allocate resources and assess performance.

The Company’s CODM has been identified as the Chief Financial Officer who reviews the assets, operating results, and financial metrics for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that there is only one reportable segment.

The CODM assesses performance for the single segment and decides how to allocate resources based on net income that also is reported on the condensed statements of operations as net income. The measure of segment assets is reported on the condensed balance sheets as total assets. When evaluating the Company’s performance and making key decisions regarding resource allocation, the CODM reviews several key metrics included in net income and total assets, which include the following:

February 28, 2026
Cash	$519,303
Investments held in Trust Account	$220,892,388

Three Months Ended February 28, 2026
General and administrative costs	$356,910
Income from investments held in Trust Account and interest income on cash accounts	$1,956,637

The CODM reviews interest earned on marketable securities held in Trust Account to measure and monitor shareholder value and determine the most effective strategy of investment with the Trust Account funds while maintaining compliance with the Trust Agreement.

General and administrative costs are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a Business Combination or similar transaction within the Combination Period. The CODM also reviews general and administrative costs to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget. General and administrative costs, as reported on the condensed statements of operations, are the significant segment expenses provided to the CODM on a regular basis.

Note 11 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the condensed balance sheet date and up to the date the unaudited condensed interim financial statements were issued. The Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited condensed financial statements.

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of Einride AB

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of financial position of Einride AB (the Company) as of December 31, 2025 and 2024, the related consolidated statements of loss and other comprehensive income/(loss), changes in equity and cash flows for each of the two years in the period ended December 31, 2025, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2025, in conformity with IFRS Accounting Standards as issued by the International Accounting Standards Board.

The Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young AB

We have served as the Company’s auditor since 2018.

Stockholm, Sweden

March 17, 2026, except for Note 33, including the effects of the Stock Split disclosed therein, as to which the date is July 7, 2026

CONSOLIDATED STATEMENTS OF LOSS AND OTHER COMPREHENSIVE INCOME/(LOSS)

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

(SEK in thousands, except per share amounts)

		Year ended December 31,
	Note	2025	2024
Revenue	4	457,840	388,377
Cost of sales	5	(672,479)	(531,254)
Selling expenses	6	(79,404)	(182,597)
General and administrative expenses	7	(300,217)	(189,862)
Research and development expenses	8	(329,825)	(349,054)
Other operating income	9	30,513	19,651
Other operating expenses	10	(30,590)	(10,925)
Operating loss		(924,163)	(855,664)

Share of results of joint venture	31	1,430	282
Finance income—interest income	12	5,080	21,777
Finance income—other	12	1,403	43,838
Finance costs	13, 25	(677,198)	(224,345)
Net (losses)/gains on financial assets or liabilities measured at fair value through profit or loss	25	(129,262)	51,832
Loss before income tax		(1,722,710)	(962,280)

Income tax benefit/(expense)	14	1,034	(5,331)

Net loss for the year attributable to owners of the parent		(1,721,676)	(967,611)

Other comprehensive income/(loss):
Other comprehensive income/(loss) that is or may be reclassified to profit or loss in subsequent periods (net of tax):
Exchange differences on translation of foreign operations		64,004	(30,720)

Other comprehensive income/(loss) for the year, net of tax, attributable to owners of the parent		64,004	(30,720)

Total comprehensive loss for the year, net of tax, attributable to owners of the parent		(1,657,672)	(998,331)

Basic and diluted loss per common share	30	(39.59)	(23.79)

The accompanying notes are an integral part of these Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

(SEK in thousands)

		As of December 31,
	Note	2025	2024
Non-current assets
Intangible assets		-	312
Property, plant and equipment	15	797,458	890,443
Right-of-use assets	16	578,494	586,920
Interest in joint venture	31	13,027	11,597
Other financial assets	17	2,573	12,422
Deferred tax assets	20	855	-
Total non-current assets		1,392,407	1,501,694

Current assets
Trade receivables	25	21,015	21,148
Prepaid expenses		26,844	23,859
Accrued income	25	29,516	34,121
Other receivables	18	76,764	61,824
Restricted cash	25	-	32,869
Cash	24	278,825	74,165
Total current assets		432,964	247,986

Total assets		1,825,371	1,749,680

Equity
Share capital	19	529	319
Share premium		5,337,111	3,749,843
Foreign currency translation reserve		23,933	(40,070)
Accumulated deficit		(5,419,574)	(3,697,899)
Total equity		(58,000)	12,193

Non-current liabilities
Provisions	32	12,332	-
Loans and borrowings	25	12,180	-
Convertible debenture	25	-	379,795
Non-current lease liabilities	24	567,082	565,297
Non-current trade and other payables	25	11,388	-
Other financial liabilities	17, 25	128,381	1,432
Deferred tax liabilities	20	593	6,370
Total non-current liabilities		731,956	952,894

Current liabilities
Loans and borrowings	25	4,060	-
Convertible debenture	25	207,716	-
Other financial liabilities	17, 25	4,603	-
Current lease liabilities	24	75,471	76,210
Trade and other payables	25	265,701	376,292
Liabilities associated with cash advances	25	354,842	166,216
Other liabilities	22	30,086	20,608
Deferred revenue		1,907	25,003
Deferred income—grants		60,243	35,583
Accrued expenses	23	146,786	84,681
Total current liabilities		1,151,415	784,593

Total liabilities		1,883,371	1,737,487

Total equity and liabilities		1,825,371	1,749,680

The accompanying notes are an integral part of these Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

(SEK in thousands)

	Share capital	Share premium	Foreign currency translation reserve	Accumulated Deficit	Total
Balance as of January 1, 2024	309	3,430,225	(9,350)	(2,730,288)	690,896
Net loss	-	-	-	(967,611)	(967,611)
Other comprehensive loss	-	-	(30,720)	-	(30,720)
Total comprehensive loss	-	-	(30,720)	(967,611)	(998,331)
Issuance of new shares	10	309,506	-	-	309,516
Repurchase of warrants	-	(59)	-	-	(59)
Equity-settled share-based payments	-	10,171	-	-	10,171
Balance as of December 31, 2024	319	3,749,843	(40,070)	(3,697,899)	12,193
Net loss	-	-	-	(1,721,676)	(1,721,676)
Other comprehensive income	-	-	64,004	-	64,004
Total comprehensive loss	-	-	64,004	(1,721,676)	(1,657,672)
Issuance of new shares	57	758,371	-	-	758,428
Increase of share capital from premium reserve[1]	154	(154)	-	-	-
Convertible debenture converted to equity	-	797,808	-	-	797,808
Proceeds from issuance of warrants	-	15,614	-	-	15,614
Equity-settled share-based payments	-	15,629	-	-	15,629
Balance as of December 31, 2025	529	5,337,112	23,934	(5,419,575)	(58,000)

[1]	Einride’s share capital, which is restricted equity, increased by SEK 154 thousand through a transfer from share premium, which is non-restricted equity, for the year ended December 31, 2025. (Sw. Fondemission).

The accompanying notes are an integral part of these Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

(SEK in thousands)

		Year ended December 31,
	Notes	2025	2024
Cash flow from operating activities
Loss before income tax		(1,722,710)	(962,280)
Adjustments for non-cash items	24	1,050,391	332,894
Interest received		5,080	21,777
Interest paid		(109,432)	(64,533)
Income tax paid		(7,081)	(3,020)
Net changes in working capital	24	42,041	285,549

Net cash used in operating activities		(741,711)	(389,612)

Cash flow from investing activities
Purchase of property, plant and equipment		(164,581)	(165,312)
Investments in interest in joint venture		-	(6,525)
Investments in short-term deposits		(1,218)	(738)
Proceeds from sale of property, plant and equipment		22,700	57,493
Net cash used in investing activities		(143,099)	(115,082)

Cash flow from financing activities
Proceeds from issue of ordinary shares and warrants		774,042	309,456
Proceeds from loans and borrowings		16,743	6,650
Proceeds from issue of convertible debenture		246,912	319,887
Change in factoring facility		205,236	166,216
Repayment of loans and borrowings		-	(320,000)
Repayment of lease liabilities		(137,218)	(121,975)
Cash paid due to settlements of derivative financial instruments		(10,914)	(3,787)
Net cash provided by financing activities		1,094,800	356,447

Net cash flow for the year		209,991	(148,247)

Cash at the beginning of the year		74,165	221,048
Exchange rate differences in cash		(5,330)	1,364
Cash at the end of the year		278,825	74,165

The accompanying notes are an integral part of these Consolidated Financial Statements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Background and basis of preparation

Corporate information

Einride AB (“Einride” or the “Parent”), together with its subsidiaries, hereafter referred to as the “Company” or the “Group”, is a global leader within digital, electric, and electric autonomous road freight, providing technology solutions to shippers to optimize their road freight operations, improve asset utilization and reduce overall transportation costs. Founded in Sweden in 2016, the Group is transforming the road freight industry with its artificial intelligence (“AI”) and machine learning (“ML”) powered digital freight platform (“Saga”) and autonomous driving system (the “Einride Driver”).

Basis of preparation

The Consolidated Financial Statements have been prepared in accordance with International Financial Reporting Standards (IFRS) Accounting Standards as issued by the International Accounting Standards Board (IASB).

The functional currency of the parent entity is Swedish krona (SEK).

The Consolidated Financial Statements are presented in thousands of Swedish krona (SEK in thousands) and rounded to the nearest thousand, unless otherwise stated. The Consolidated Financial Statements have been prepared on a historical cost basis, except for certain financial instruments which are measured at fair value at the end of each reporting period, as further described in the accounting policies below.

Going concern

The Group performed an assessment on its ability to continue as a going concern and evaluated whether there are certain events or conditions in aggregate that may cast significant doubt on the Group’s ability to continue as a going concern. The Group considered a range of relevant information, including its ability to access external capital, cash flow and liquidity forecasts, and loss before income taxes forecasts for the 12-month period following the authorized issuance date of the Consolidated Financial Statements.

The Group incurred a net loss of SEK 1,722 million and SEK 968 million and net cash used in operating activities of SEK 742 million and SEK 390 million for the year ended December 31, 2025 and 2024, respectively. The Group is expecting to continue to incur net losses in the next year and is dependent on its ability to secure additional sources of funding. The Group is working continuously, and is exploring different opportunities, to secure the required capital to deliver on its business plan.

The Group is pursuing a transaction with Legato Merger Corp. III, a Special Purpose Acquisition Company (SPAC), and expects to use the proceeds from the SPAC transaction to support its operations. There can be no assurance that the SPAC transaction will be successful. In the event the Group does not complete the SPAC transaction, the Group may seek additional equity or debt financing, including seeking strategic partnerships.

Following December 31, 2025, but prior to the issuance of these Consolidated Financial Statements, the Group believes that the going concern basis of preparation is appropriate as the Group has demonstrated its ability to raise capital from debt and equity sources. For more details, refer to Note 33 Subsequent events.

While the Group has historically been successful in securing financing, raising additional funds is dependent on a number of factors outside of the Group’s control, and there is hence no assurance that it will be able to do so in the future. If the Group is not able to raise the necessary funds through its operations, equity issuances, debt financings and refinancing or other means, the Group may be required to delay, limit, reduce, or, in the worst case, terminate research and development and/or commercialization efforts. The continued financing constitutes a significant factor of uncertainty regarding the Group’s assumption of continued operations. Therefore, these conditions cast substantial doubt about the Group’s ability to continue as a going concern.

These Consolidated Financial Statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts or classification of liabilities and appropriate disclosures that may be necessary should the Group be unable to continue as a going concern.

Note 2. Significant accounting policies

Basis of consolidation

The Consolidated Financial Statements incorporate the financial statements of Einride and entities controlled by the Group as at December 31, 2025. Control is achieved when the Group:

●	has power over the investee;

●	is exposed, or has rights, to variable returns from its investment with the investee; and

●	has the ability to use its power to affect its returns.

The Group reassesses whether or not it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control listed above.

A subsidiary is consolidated when Einride obtains control of the subsidiary and ceases to be consolidated when Einride loses control of the subsidiary. The results of subsidiaries acquired or disposed of during the year are included in the Consolidated Statements of Loss and Other Comprehensive Income/(Loss) from the date on which Einride obtains control of the subsidiary until the date on which control of the subsidiary ceases.

Where necessary, the financial statements of subsidiaries are adjusted to bring the accounting policies used into line with those of the Group. All intra-group assets and liabilities, equity, income, expenses, and cash flows relating to transactions between Group entities are eliminated upon consolidation.

New and amended IFRS Accounting Standards that are effective for the current year

In the current year, the Group adopted IAS 21 Lack of Exchangeability, the Effects of Changes in Foreign Exchange Rates, effective January 1, 2025.The application of the amendments to IFRS Accounting Standards in the current year has had no material impact on the Group’s financial positions and performance for the current year and prior years and/or on the disclosures set out in these Consolidated Financial Statements.

New and revised IFRS Accounting Standards issued but not yet effective

At the date of authorization of these Consolidated Financial Statements, the Group has not applied the following new and amended IFRS Accounting Standards that have been issued but are not yet effective.

Amendments to IFRS 9 and IFRS 7	Amendments to the Classification and Measurement of Financial Instruments, effective for annual periods beginning on or after January 1, 2026 and Amendments to Contracts Referencing Nature-Dependent Electricity, effective for annual periods beginning on or after January 1, 2026. The Group does not expect that the adoption of the amendments will have a material impact on the Consolidated Financial Statements in future periods.

Annual Improvements to IFRS Accounting Standards - Volume 11	Amendments to the following standards, effective for annual periods beginning on or after January 1, 2026 with earlier application permitted:

● IFRS 1 First-time Adoption of International Financial Reporting Standards - Hedge accounting by a first-time adopter.

	●	IFRS 7 Financial Instruments: Disclosures - Gain or loss on derecognition.

	●	IFRS 7 Financial Instruments: Disclosures (implementation guidance only) - Disclosure of deferred difference between fair value and transaction price.

	●	IFRS 7 Financial Instruments: Disclosures (implementation guidance only) - Introduction and credit risk disclosures.

	●	IFRS 9 Financial Instruments -Lessee derecognition of lease liabilities.

	●	IFRS 9 Financial Instruments - Transaction price.

	●	IFRS 10 Consolidated Financial Statements - Determination of a ‘de facto agent’.

	●	IAS 7 Statement of Cash Flows - Cost method.

The Group does not expect that the adoption of the amendments of the Annual Improvements will have a material impact on the Consolidated Financial Statements in future periods.

IFRS 18	Presentation and Disclosure in Financial Statements, effective for annual periods beginning on or after January 1, 2027. Refer to the following consideration as below for further details.

Amendments to IFRS 19	Subsidiaries without Public Accountability: Disclosures, effective for annual periods beginning on or after January 1, 2026. The Group does not expect that the adoption of the amendments will have a material impact on the Consolidated Financial Statements in future periods.

IFRS 18 Presentation and Disclosure in Financial Statements (IFRS 18)

IFRS 18 will replace IAS 1 Presentation of Financial Statements (IAS 1). This new IFRS Accounting Standard, while carrying forward many of the requirements in IAS 1, introduces new requirements to present specified categories and defined subtotals in the Consolidated statements of Loss and Other Comprehensive Loss, provide disclosures on management-defined performance measures in the notes to the financial statements and improve aggregation and disaggregation of information to be disclosed in the financial statements. In addition, some paragraphs from IAS 1 have been moved to IAS 8 Basis of Preparation of Financial Statements and IFRS 7 Financial Instruments: Disclosures. Amendments to IAS 7 Statement of Cash Flows and IAS 33 Earnings per Share will become effective when an entity applies IFRS 18. IFRS 18, and amendments to other standards, will be effective for annual periods beginning on or after January 1, 2027, with early application permitted. IFRS 18 requires retrospective application with specific transition provisions. The application of the new standards is expected to affect the presentation of the Consolidated Statements of Loss and Comprehensive Loss and disclosures in the future financial statements. The Group is in the process of assessing the detailed impact of IFRS 18 on its Consolidated Financial Statements.

Revenue recognition

Revenue from contracts with customers is recognized when control over the goods or services is transferred to the customer. The transaction price is the amount of consideration that is expected to be received based on the contract terms, excluding taxes. The Group generally determines stand-alone prices based on the prices charged to customers.

In determining the amount of revenue from contracts with customers, the Group evaluates whether it is a principal or an agent in the arrangement. The Group is a principal when it controls the promised goods or services before transferring them to the customer. In these circumstances, the Group recognizes revenue for the gross amount of the consideration.

The Group’s revenue is primarily derived from its Freight-Capacity-as-a-Service (“FCaaS”), which encompasses two sources of revenue across several contracts with several customers:

●	transport services, and

●	rental income.

The Group allocates the considerations from optional purchases between the lease and non-lease component of the contract by applying the expected cost-plus margin approach for estimating the stand-alone selling price of the lease and non-lease components. The transaction price for the bundled performance obligation is specified in the contract.

Many of our contracts also contain optional purchases for additional capacity or shipments above the stated monthly capacity in the contract. When such clauses exist, we evaluate whether the optional purchase for additional capacity represents a material right to the customer that it would not have received without entering into that contract. None of the Group’s contracts were concluded to provide the customer with a material right based on pricing that is substantially consistent with fixed minimum services on a per unit/shipment basis, and therefore, we recognize the additional services as a separate performance obligation when and if the customer elects it.

Transport services

The Group provides transport services performed primarily by electric vehicles, and as part of this value chain includes planning and optimization services through the Group’s software, Einride Saga, for the purpose of an integrated delivery of customer goods from point A to point B. The Group primarily enters into multi-year contracts which set out the monthly transportation specifications to be provided to the customer using the Group’s integrated transport services. The transport services generally have standard payment terms with payment occurring monthly in arrears.

The consideration in such a contract is structured on a transport capacity for which the customer pays a fixed monthly rate for the integrated delivery of transport services depending on the set up of pricing mechanism which can be per shift, tonne, and/or shipments completed.

The Group has determined that its transport services contracts consist of a series of monthly performance obligations of coordinating an electric vehicle and/or trailer for the contractually specified number of deliveries in order to meet the customer’s required service levels. Therefore, the performance obligation is met and control is considered to be transferred throughout the month as the specified number of deliveries are coordinated and executed by the Group in order to transport the customer’s goods from point A to point B. Using the output method, transport services transaction price is recognized evenly over deliveries coordinated in a given month over the life of the contract. When a transport services contract is linked to an index, the Group recognizes revenue for the applicable period based on the actual index for that annual period.

Transport services revenues typically become billable and due for payment upon completion of the specified monthly deliveries, at which point the receivable is recognized within trade receivables. When payments are made before the service is performed, the Group recognizes the resulting contract liability. Revenue attributable to transport services is recognized over time even if the customer pays for all or part of the services initially. As customer contract payment terms are monthly in arrears, there is an unconditional right to payment. As such, accrued income in the Consolidated Statements of Financial Position does not meet the definition of a contract asset.

For the years ended December 31, 2025 and 2024, the Group did not have contract assets and had an immaterial amount of contract liabilities within deferred revenue on its Consolidated Statements of Financial Position.

Rental income

Transport services contain a lease component if the contract (i) specifies a specific electric vehicle and/or trailer asset and (ii) has terms that allow the customer to exercise substantive decision-making rights, which have an economic value to the customer and therefore allow the customer to direct how and for what purpose the electric vehicle and/or trailer asset is used. The lease component in transport services contracts is recognized as an operating lease because the economic benefits and risks associated with ownership of an underlying asset are not substantially transferred to the customer. Rental income is recognized on a straight-line basis over the lease term.

Cost of sales

Cost of sales represents the cost to generate revenue from transport services and rental income. Cost of sales consist primarily of driver fees, salary and wage expenses related to transport operations, depreciation on electric vehicles and office leases, IT and software expenses and other costs directly related to the generation of income. The Group expenses all cost of sales in the period in which they are incurred.

Selling expenses

These are expenses incurred in promoting, marketing and selling products or services to customers. These include staff costs, advertising costs, professional services, IT and software expenses and other costs related to sales activities of the Group.

General and administrative expenses

These are indirect costs that the Group incurs to maintain daily operations covering functions such as management, finance, human resources, legal and back-office activities. These include staff costs, IT and software expenses, professional services, legal and court costs, depreciation and amortization, insurance and other costs related to general administrative activities of the Group.

Research and development expenses

Research and development expenses consist primarily of salary and wage expenses related to research and development, IT and software expenses, professional service expenses, depreciation and disposal of property and equipment utilized by research and development functions. These costs are not directly related to revenue and are thus not included in cost of sales. The Group expenses all research and development expenses in the period in which they are incurred.

Other operating expenses

Other operating expenses relate to salary and wage expenses not captured in the previous categories (including restructuring costs and impact from settlement with a supplier), commission costs to a third-party advisor, losses on sales of fixed assets and foreign exchange losses resulting primarily from settlement of trade receivables and payables.

Finance costs

Finance costs consist of interest expense and loan facility fees on borrowings, the unwinding of the discount on our lease liabilities, interest expenses associated with convertible debentures, interest expense on liabilities associated with cash advances, and foreign exchange losses.

Leases

The Group as lessee

The Group assesses whether the contract is or contains a lease at inception of the contract. The Group recognizes a right-of-use asset and a corresponding lease liability for all leases where the Group is the lessee, except for short-term leases with a lease term of less than 12-months, and low-value leases, such as computers and office equipment.

For short-term leases and low-value leases, the Group recognizes all lease payments as an expense on a straight-line basis over the lease term.

The lease liability is initially measured at the present value of the lease payments outstanding at the commencement date, discounted using the incremental borrowing rate. The incremental borrowing rate depends on the term and start date of the lease and is determined based on inputs including risk premium per the Group’s financing agreement with a credit institution and government bond rates.

Lease payments included in the measurement of the lease liability comprise the following:

●	fixed lease payments (including in-substance fixed payments), less any lease incentives receivable;

●	variable lease payments that depend on an index or rate, initially measured using the index or rate at the commencement date;

●	the amount expected to be payable by the lessee under residual value guarantees;

●	the exercise price of purchase options, if the lessee is reasonably certain to exercise the options; and

●	payments of penalties for terminating the lease, if the lease term reflects the exercise of an option to terminate the lease.

The lease liability is recognized as a separate item in the Consolidated Statements of Financial Position. After the commencement date, the lease liability is measured by increasing the carrying amount to reflect the interest on the lease liability, using the effective interest method, and by decreasing the carrying amount to reflect the lease payments made. The lease liability is remeasured when there is a change in future lease payments or when the Group changes its assessment of whether it is reasonably certain to exercise an option within the contract. A corresponding adjustment is made to the carrying amount of the right-of-use asset.

The right-of-use assets are recognized as a separate item in the Consolidated Statements of Financial Position. Right-of-use assets comprise the sum of the initial measurement of the corresponding lease liability, lease payments made at or before the commencement date plus any direct costs incurred and an estimate of costs to dismantle and remove the underlying assets or to restore the underlying assets less any incentives received prior to the commencement date. Subsequently, they are measured at cost less accumulated amortization and impairment losses.

Right-of-use assets are depreciated over the shorter of the lease term and the useful life of the underlying asset. If the lease transfers ownership of the underlying asset to the Group or if the cost of the right-of-use asset reflects that the Group will exercise an option to purchase, the related right- of-use asset is depreciated over the useful life of the underlying asset. Amortization commences at the commencement date of the lease.

The Group applies IAS 36 Impairment of Assets to determine whether the right-of-use asset is impaired and recognizes any identified impairment as described in the policy on ‘Impairment of property, plant and equipment, intangible assets and right-of-use assets’.

The Group has adopted the IFRS 16 Leases practical expedient of not separating non-lease components from lease components and instead recognizes each lease component and all related non-lease components as a single lease component.

The Group as lessor

The Group enters into lease agreements as a lessor with respect to some of its electric vehicles and trailers. Whenever the terms of the lease transfer substantially all the risks and rewards of ownership to the lessee, the contract is classified as a finance lease. All other leases are classified as operating leases. All leases for which the Group is a lessor are classified as operating leases.

When the Group is an intermediate lessor, it accounts for the head lease and the sub-lease as two separate contracts. The sub-lease is classified as an operating lease by reference to the right-of-use asset arising from the head lease.

Rental income from operating leases is recognized on a straight-line basis over the term of the relevant lease. Initial direct costs incurred in negotiating and arranging an operating lease are added to the carrying amount of the leased asset and recognized on a straight-line basis over the lease term.

Foreign currencies

In preparing the Consolidated Financial Statements of the Group entities, transactions in currencies other than the entities’ functional currency (foreign currencies) are recognized at the rates of exchange prevailing on the date of the transactions. At the end of each reporting period, monetary assets and liabilities denominated in foreign currencies are translated at the closing rate. Non-monetary items recognized at fair value in foreign currencies are translated at the exchange rate at the date when the fair value was calculated. Non-monetary items that are measured in terms of historical cost in a foreign currency are not retranslated.

Foreign exchange gains/losses are recognized in the Consolidated Statements of Loss and Other Comprehensive Income/(Loss) in the period in which they arise. Foreign exchange gains/losses related to operating receivables and payables are recognized under other operating income and other operating expenses and foreign exchange gains/losses arising from loans and borrowings are recognized under finance income–other and finance costs.

For the purpose of preparing the Consolidated Financial Statements, the assets and liabilities of the Group’s foreign operations are translated at the closing rate on the Consolidated Statements of Financial Position date. Income and expenses of the Group’s foreign operations are translated at the average exchange rate for the period, unless the exchange rate fluctuates significantly during that period, in which case the exchange rate at the date of the transaction is used. If any exchange differences arise, they are recognized as exchange differences on translation of foreign operations in other comprehensive income and accumulated in foreign currency translation reserve in equity.

Government grants

In accordance with IAS 20 Accounting for Government Grants and Disclosure of Government Assistance, government grants are not recognized until there is reasonable assurance that the Group will comply with the conditions attached to the grant and that the grants will be received. Government grants are recognized as income in the Consolidated Statements of Loss and Other Comprehensive Income/(Loss) under other operating income over the same period as the costs they are intended to compensate.

Government grants related to right-of-use assets and property, plant and equipment reduce the cost of the asset. These government grants are recognized in the Consolidated Statements of Loss and Other Comprehensive Income/(Loss) over the useful life of the depreciable asset in the form of reduced depreciation.

Post-employment benefits

The Group’s post-employment benefits are comprised of defined contribution pension plans. For defined contribution pension plans, premiums are paid to a separate legal entity that manages pension plans on behalf of various employers. There is no legal obligation to pay additional contributions if this legal entity does not hold sufficient assets to pay all employee benefits. The Group pays contributions to publicly or privately administered pension insurance plans on a mandatory, contractual, or voluntary basis. Contributions payable are recognized in the reporting period in which services are rendered and presented within other liabilities in the Consolidated Statements of Financial Position. Payments to these plans are made on an ongoing basis in accordance with the rules of each plan. Contribution rates are unique to each employee.

Contributions to a defined contribution pension plan are recognized as an expense within the Consolidated Statements of Loss and Other Comprehensive Income/(Loss) when employees have rendered service entitling them to the contributions.

Income tax

The income tax expense is the sum of current tax and deferred tax.

Current tax

Current tax is calculated on the taxable profit for the period. Taxable profit differs from net profit because it has been adjusted for income and expenses that are taxable or deductible in other periods and also excludes items that will never be taxable or deductible. The Group’s current tax liability is calculated at the tax rates that have been enacted or substantively enacted by the end of the reporting period.

Deferred tax

Deferred tax is the expected tax payable or recoverable on differences between the carrying amounts of assets and liabilities in the financial statements and the corresponding tax bases used in the computation of taxable profit and is accounted for using the balance sheet method.

Deferred tax liabilities are recognized for all taxable temporary differences, and deferred tax assets are recognized for all deductible temporary differences to the extent that it is probable that the amounts can be utilized against future taxable profits.

The carrying amount of deferred tax assets is reviewed at the end of each reporting period and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be recovered. Deferred tax is calculated at the tax rates that are expected to apply to the period when the asset is recovered or the liability is settled, based on tax rates and tax laws that have been enacted or substantively enacted by the end of the reporting period. The measurement of deferred tax liabilities and deferred tax assets is based on how the entity expects, at the end of the reporting period, to recover or settle the carrying amount of the related asset or liability.

Deferred tax assets and liabilities are recognized on a net basis when there is a legally enforceable right to set off current tax assets against current tax liabilities and they relate to income taxes levied by the same taxation authority and the Group intends to settle its current tax assets and liabilities on a net basis.

Deferred tax assets relating to tax loss carryforwards are only recognized to the extent that there are sufficient taxable temporary differences relating to the same taxation authority and the same taxable entity.

Current tax and deferred tax for the year

Current tax and deferred tax are recognized through profit or loss, except to the extent that they relate to items recognized directly in equity, in which case current tax and deferred tax are recognized directly in equity.

Property, plant, and equipment

Land is held with the intention to build charging stations and is measured in the Consolidated Statements of Financial Position at cost, less any accumulated impairment losses. Land is not depreciated.

Property, plant, and equipment are stated at cost less accumulated depreciation and accumulated impairment losses.

Property, plant, and equipment is depreciated on a straight-line basis over the following estimated useful lives.

Electric vehicles	8-years
Self-driving vehicles	5-years
Equipment, tools, fixtures and fittings	5-years
Charging equipment	5-years
IT equipment	3-years

Properties in the course of construction for production, supply or administrative purposes, or for purposes not yet determined, are carried at cost less any recognized impairment loss. Assets under construction are capitalized when it is probable that future economic benefits will flow to the entity and the cost of the asset can be measured reliably. Costs, including professional fees, are capitalized in accordance with the Group’s accounting policy. Depreciation of these assets, determined on the same basis as other property assets, commences when the assets are ready for their intended use.

Property, plant and equipment is derecognized upon disposal or when no future economic benefits are expected to arise from the continued use of the asset. The gain or loss arising on the disposal or retirement of an asset is determined as the difference between the sales proceeds and the carrying amount of the asset and is recognized in profit or loss.

Intangible assets

The Group’s acquired patent intangible assets are reported at cost less accumulated amortization and accumulated impairment losses. Intangible assets with finite useful lives are amortized on a straight-line basis over their estimated useful lives. The estimated useful life and amortization method are reviewed at the end of each annual reporting period, with the effect of any changes in estimate being accounted for on a prospective basis. Intangible assets with indefinite useful lives are not amortized. Each period, the useful lives of such assets are reviewed to determine whether events and circumstances continue to support an indefinite useful life assessment for the asset, such events are tested for impairment in accordance with the policy below.

The Group’s patents are amortized over their estimated useful life, which is 5 years. The carrying amount of the patent was immaterial for the years ended December 31, 2025 and 2024. The amortization charge for the patents for the years ended December 31, 2025 and 2024 was immaterial.

Impairment of property, plant and equipment, intangible assets and right-of-use assets

At the end of each reporting period, the Group evaluates the carrying amounts of its property, plant and equipment, intangible assets, and right-of-use assets to determine whether there is any indication that those assets may be impaired. The Group is required to assess if there are any indications of impairment at the end of each reporting period. If there are indications of impairment, the recoverable amount of the asset is calculated to determine any impairment loss. If the asset does not generate cash flows that are largely independent of the cash flows from other assets or groups of assets, the recoverable amount of the cash-generating unit (CGU) to which the asset belongs is calculated. When a reasonable and consistent basis for allocation can be identified, common assets are allocated to each CGU, or to the smallest group of CGUs for which a reasonable and consistent basis can be identified. The Group has identified three CGUs consisting of the assets Connected Electric Truck North America, Connected Electric Truck EMEA and Autonomous Electric Truck.

The recoverable amount is the higher of its fair value less costs to sell and its value in use. In calculating the value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted.

If the recoverable amount of an asset or CGU is estimated to be less than its carrying amount, the carrying amount of the asset or CGU is reduced to its recoverable amount. An impairment loss is recognized immediately in the Consolidated Statements of Loss and Other Comprehensive Income/(Loss).

Where an impairment loss subsequently reverses, the carrying amount of the asset (or CGU) is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset (or CGU) in prior years.

A reversal of an impairment loss is recognized immediately in profit or loss to the extent that it eliminates the impairment loss which has been recognized for the asset in prior years. Any increase in excess of this amount is treated as a revaluation increase.

Fair value measurements

The group measures certain financial assets and liabilities at fair value at each balance sheet date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The authoritative guidance on fair value measurements establishes a three-tier fair value hierarchy, based on the extent to which the inputs to the fair value measurement are observable, for disclosure of fair value measurements as follows:

●	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Group has access to at the measurement date.

●	Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

●	Level 3 inputs are unobservable inputs for the asset or liability.

The classification of an item into the above levels is based on the lowest level of the inputs used that has a significant effect on the fair value measurement of the item.

Transfers of items between levels are recognized in the period they occur. No such transfers took place in either period.

Financial instruments

Financial assets and financial liabilities are recognized in the Consolidated Statements of Financial Position when the Group becomes a party to the contractual provisions of the instrument.

Financial assets and liabilities are initially recognized at fair value. Transaction costs that are directly attributable to the acquisition or issuance of financial assets and financial liabilities (other than financial assets and financial liabilities at fair value through profit or loss) are added to or deducted from the fair value of the financial assets or financial liabilities on initial recognition.

Financial assets

The Group’s financial assets comprise cash, trade receivables and other receivables, deposits relating primarily to leases of premises, accrued income and derivatives with a positive fair value. All recognized financial assets are subsequently measured at either amortized cost or fair value depending on the classification of the assets and the nature of the cash flows.

Classification of financial assets

Debt instruments that are assets and meet the following conditions are measured after initial recognition at amortized cost:

●	the financial asset is held within a business model whose objective is to hold financial assets in order to collect contractual cash flows; and

●	the contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

All other financial assets are measured at fair value through Consolidated Statements of Loss and Other Comprehensive Income/(Loss).

Amortized cost and effective interest method

The amortized cost of a financial asset is the amount at which the financial asset is initially measured less repayments of principal, plus the cumulative amortization using the effective interest method of any difference between the original amount and the amount at maturity, and, for financial assets adjusted for any loss allowance. The gross carrying amount of a financial asset is the amortized cost of the financial asset before adjustment for any loss allowance.

For financial debt instruments measured at amortized cost, interest income or expense is recognized using the effective interest method, applying the effective interest rate to the instrument’s amortized cost.

Impairment of financial assets

The Group recognizes lifetime expected credit losses of trade receivables and accrued income through other operating expenses in accordance with the simplified approach as permitted by IFRS 9 Financial Instruments. The Group has not recorded any material expected credit losses in either period.

For all other financial assets, cash and deposits, the Group recognizes lifetime expected credit losses when there has been a significant increase in credit risk since initial recognition. If there has not been a significant increase in credit risk since initial recognition, the Group measures the loss allowance for the financial asset at an amount equal to 12-months of expected credit losses. The model takes into account the time value of money and the expectation of forward-looking factors. The Group applies the low-risk exemption and lifetime expected credit losses are calculated when the asset is judged to be non-investment grade (or equivalent) based on internal or external ratings.

The gross carrying amount of a financial asset is credit impaired when the Group has no reasonable expectation of recovering all or part of the asset. The Group makes an individual judgment as to the timing and amount of impairment losses, based on current information and whether there is a reasonable expectation of recovery. The Group does not expect to recover any significant amounts from the impaired amount. However, financial assets that are impaired may still be subject to enforcement action in order to comply with the Group’s process for recovering amounts due.

Write-off policy

The Group writes off a financial asset when there is information indicating that the debtor is in severe financial difficulty and there is no realistic prospect of recovery, e.g. when the debtor has been placed under liquidation or has entered into bankruptcy proceedings, or in the case of trade receivables, when the amounts are over 2-years past due, whichever occurs sooner. Financial assets written off may still be subject to enforcement activities under the Group’s recovery procedures, taking into account legal advice where appropriate. Any recoveries made are recognized in other operating expenses.

Restricted cash

At the end of December 2024 after the senior loan facility was terminated, several bank accounts were technically restricted for the Group, as the Group didn’t have access to the accounts or as the agreement stipulated for what type of transactions that account was intended for, the Group treated them as restricted cash as of December 31, 2024. The Group didn’t enter any senior loan facility in 2025 and as of December 31, 2025, there are no restricted cash balances.

Factoring Facility

As described further in Note 25 Financial instruments, the Group entered an agreement during the second half of 2024 with a financial institution to monetize customer invoices that are both outstanding and those that are contracted with customers for up to 8-months in the future. The Group receives the full amount of cash associated with the outstanding or future invoices and subsequently pays a fee for that service to the factoring entity. As there is no recourse associated with the factored invoices, the Group derecognizes the outstanding invoices purchased as management has assessed that all risks and rewards inherent in the receivables are transferred at sale. The cash received from the financial institution for outstanding receivables classified as cash flows from operations. For future invoices that are factored and the services have not yet been provided to the customer, the Group records these amounts as liabilities associated with cash advances in the Consolidated Statements of Financial Position and the associated cash flows are classified as financing activities within the change in factoring facility financial statement caption.

Financial liabilities and equity

Classification of debt or equity instruments

Debt and equity instruments are classified as either financial liabilities or equity in accordance with the substance of the contractual arrangements and the definitions of a financial liability and an equity instrument.

Equity instruments

An equity instrument is any form of contract that provides a residual interest in the assets of an entity after deducting all of its liabilities. Equity instruments issued by the Group are recognized at the amount received, excluding direct issuance costs. Repurchases of the Group’s own equity instruments are recognized directly in equity. No gain or loss is recognized in the Consolidated Statements of Loss and Other Comprehensive Income/(Loss) on the purchase, sale, issue, or cancellation of the Group’s own equity instruments.

A derivative with own equity as underlying is classified as equity only when it settles through the exchange of a fixed number of shares for a fixed amount in the functional currency of the entity.

Financial liabilities

All financial liabilities are measured at amortized cost using the effective interest method or at fair value through the Consolidated Statements of Loss and Other Comprehensive Income/(Loss). The Group’s financial liabilities comprise loans and borrowings, trade and other payables, debentures, and derivatives with a negative fair value.

Financial liabilities at fair value through profit or loss

Financial liabilities are measured at fair value through profit or loss when the financial liability is a contingent consideration or held for trading. A financial liability is classified as held for trading if it is a derivative.

Financial liabilities measured at amortized cost

Financial liabilities that are not contingent consideration recognized by an acquirer in a business combination or held for trading are measured at amortized cost using the effective interest method. When a longer-term agreement is established with a supplier, resulting in payment terms extending beyond 12 months and is not expected to be settled within 12 months, the corresponding trade payables are classified as non-current trade payables. For such non-current trade payables, the fair value at initial recognition is determined by discounting future cash payments to their present value, where the effect of discounting is material.

The effective interest method is the method used to calculate the amortized cost of financial liabilities and to allocate and recognize interest income or interest expense in the Consolidated Statements of Loss and Other Comprehensive Income/(Loss) for the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash receipts or payments (including transaction costs and any other premiums or discounts) through the expected life of the financial liability, or (when applicable) through a period shorter than the expected life, to the amortized cost of the financial liability.

Derecognition of financial liabilities from the Consolidated Statements of Financial Position

The Group derecognizes financial liabilities when, and only when, the Group’s obligations are discharged, cancelled, or expire. The difference between the carrying amount of the financial liability derecognized and the consideration paid is recognized in the Consolidated Statements of Loss and Other Comprehensive Income/(Loss).

Convertible debentures

Convertible debentures can be converted into shares by the counterparty exercising its option to convert the debt into shares. The Group’s convertible debentures are recognized as a hybrid financial instrument split into a host liability component and a derivative component (embedded derivative). At the date of issue, the host liability component is measured at the fair value of a similar liability that is not convertible or has a similar derivative component. Subsequent to the issuance date, the host liability component is measured at amortized cost using the effective interest method. At issue date and in subsequent accounting, the derivative component is measured at fair value through profit or loss using generally accepted valuation techniques. The derivative component is classified and presented as under other financial liabilities as of December 31, 2025. An embedded derivative is presented as a current asset or current liability if the remaining maturity of the hybrid instrument to which the embedded derivative relates is less than or equal to 12 months and is expected to be realized or settled within 12 months.

Derivative financial instruments

The Group may enter into contracts with derivative instruments including warrants and contracts with an embedded derivative component including convertible debentures with a conversion feature.

Derivatives are initially recognized at fair value on the date the derivative contract is entered into and are subsequently remeasured at fair value at each reporting date. The gain or loss is recognized in the Consolidated Statements of Loss and Other Comprehensive Income/(Loss) immediately.

A derivative with a positive fair value is recognized as a financial asset under other financial assets, while a derivative with a negative fair value is recognized as a financial liability under other financial liabilities. Derivatives are not offset in the Consolidated Financial Statements unless the Group has both the legal right and the intention to settle the items on a net basis. A derivative is presented as a non-current financial asset or liability if the remaining maturity of the instrument is more than 12-months, and the asset or liability is not expected to be realized or settled within 12-months. Other derivatives are presented as current assets or current liabilities.

More information on derivative instruments is provided in Note 25 Financial instruments.

Share-based payments

Equity-settled share-based payments to employees and others providing similar services are measured at the fair value of the equity instruments granted at the grant date. The fair value excludes the effect of non-market vesting conditions. Details of the determination of the fair value of equity-settled share-based payment transactions are described in Note 27 Share-based payments.

For options and warrants granted without consideration to employees, and others providing similar services, the fair value determined at the grant date of equity-settled share-based payment transactions is recognized over the vesting period, based on the Group’s estimate of the number of equity instruments that are expected to vest. At each reporting date, the Group revises its estimate of the number of equity instruments expected to vest as a result of the effect of non-market-based vesting conditions. The impact of the revision of the original estimates, if any, is recognized in the Consolidated Statements of Loss and Other Comprehensive Income/(Loss) such that the cumulative expense reflects the revised estimate, with a corresponding adjustment to reserves.

Any effect of the change in the original estimates is recognized in the Consolidated Statements of Loss and Other Comprehensive Income/(Loss) so that the cumulative expense reflects the revised estimate, with a corresponding adjustment to equity.

For warrants acquired at market value by employees, and others providing similar services, participants are required to pay the fair value to subscribe for their warrants; accordingly, no fair value expense requires recognition.

Provisions

Provisions for employee incentive schemes relate to employer social security contributions on taxable equity-settled schemes. For all taxable schemes, the Group is liable to pay employer social security contributions upon exercise of the share awards. Taxable schemes refer to warrants granted to participants in certain jurisdictions. For more details on the warrant scheme, refer to Note 27 Share-based payments.

Contingent liabilities and contingent assets

A contingent liability is:

●	a possible obligation that arises from past events and whose existence will be confirmed only by the occurrence or non-occurrence of one or more uncertain future events not wholly within the control of the Group; or

●	a present obligation that arises from past events but is not recognized because:

(i)	It is not probable that an outflow of resources embodying economic benefits will be required to settle the obligation; or

(ii)	The amount of the obligation cannot be measured with sufficient reliability.

A contingent asset is a possible asset that arises from past events and whose existence will be confirmed only by the occurrence or non-occurrence of one or more uncertain future events not wholly within the control of the Group.

Contingent liabilities and assets are not recognized on the Consolidated Statements of Financial Position.

Note 3. Critical accounting judgments and key sources of estimation uncertainty

In applying the Group’s accounting policies, which are described in Note 2 Significant accounting policies, management are required to make judgments that have a significant impact on the amounts recognized and to make estimates and assumptions about the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience, expectation of future events and other factors deemed relevant. Actual outcomes may differ from these estimates.

The estimates and underlying assumptions are evaluated on an ongoing basis. Changes in these estimates are recognized in the period in which the estimate is changed if the change affects only that period, or in the period of the change and future periods if the change affects both the current period of the change and future periods.

Critical judgments in applying the Group’s accounting policies

The following are the critical judgments, apart from those involving estimations (which are presented separately below), that management has made in the process of applying the entity’s accounting policies that have the most significant effect on the amounts recognized in the Consolidated Financial Statements.

Classification of preference shares

The Group has issued several types of preference shares. The preference shares themselves have no stated maturity, contain no mandatory redemption features and are entitled only to dividends. The fact that they contain a preferential right making them senior to ordinary shares does not constitute a mandatory payment as the payment of the preferential right is at the discretion of the Group. However, the preference shares include a right (but not an obligation) for the holder to convert the shares into ordinary shares of Einride AB. The conversion option is set at a price determined by the class of share. The holder may convert at a rate calculated as the amount paid up on all issues of the same class divided by the number of such shares outstanding at the time of conversion, resulting in a fixed 1:1 conversion ratio into ordinary shares upon both mandatory and voluntary conversion.

The Group’s view is that the conversion feature has a conversion price that is dependent on future events. Instruments of this type involve a choice of accounting policy depending on whether the contract is analyzed in its entirety or according to the principles of hybrid instruments, combinations of host instruments and embedded derivatives. The accounting policy chosen is that the instrument is analyzed and accounted for as an equity instrument, as the instrument in its entirety, including the conversion feature, meet the criteria for equity classification under IAS 32 Financial Instruments: Presentation, without requiring bifurcation.

Accounting for 2025 Convertible Debenture

The Group issued a convertible debenture in May 2025, which is a hybrid financial instrument. A judgment was made to determine its appropriate accounting treatment under IFRS 9 Financial Instruments and IAS 32 Financial Instruments: Presentation. Management determined that the instrument contains a debt host and a conversion feature. The conversion feature was determined not to meet the criteria for an equity instrument and, instead, to be an embedded derivative requiring bifurcation from the debt host liability. This was due to the variability in the number of shares to be issued, the foreign currency denomination of the settlement amount, and the feature’s economic characteristics not being closely related to the debt host liability. As a result, the convertible debenture is accounted for as a debt host liability measured at amortized cost and an embedded derivative (the conversion feature) measured at fair value through profit or loss.

Key sources of estimation uncertainty

The key assumptions concerning the future and other sources of estimation uncertainty at the end of the reporting period that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are disclosed below.

Key assumptions in impairment testing of intangible assets, property, plant and equipment or right-of-use assets

The Group has assessed and identified impairment indicators at the end of the reporting period. The Group has identified three CGUs comprising the Connected Electric Truck North America, Connected Electric Truck EMEA and Autonomous Electric Truck, and assets are allocated to each CGU on a reasonable and consistent basis.

For the financial year, the recoverable amounts of CGUs were determined by calculating value in use, which requires certain assumptions to be made. The calculations are based on cash flow projections based on the Group’s latest forecasts approved by management and the Board of Directors. The cash flows for the CGUs are forecasted over the useful life of the assets included in the CGU, which primarily relate to electric heavy duty trucks and charging infrastructure, and no terminal growth has been assumed beyond the economic life of each CGU.

In calculating the value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money, and the risks specific to the asset for which the estimates of future cash flows have not been adjusted. The discount rates used in the current year calculation are 11% (2024: 11%) for Connected Electric Truck North America, 11% (2024: 11%) for Connected Electric Truck EMEA and 21% (2024: 21%) for Autonomous Electric Truck.

No impairment loss has been recognized in the current year. The Group recognizes that the forecast produced for the impairment test is sensitive to certain assumptions applied. The Group performed a sensitivity analysis on two key inputs: revenue and discount rate. For Connected Electric Truck EMEA CGU, an increase in the discount rate of 5.1 percentage points (2024: 1.2 percentage points) or a decrease in forecasted revenue of 5.2% (2024: 1.5%) would result in carrying amount being equal to recoverable amount of the CGU. There is no reasonable change in forecasts that would result in impairment in the Connected Electric Truck North America CGU and Autonomous Electric Truck CGU.

Note 4. Revenue and operating segments

The Group disaggregates revenue by major category based on the primary economic factors that may impact the nature, amount, timing and uncertainty of revenue and cash flows from the customer contracts as seen in the table below.

	For the year ended December 31,
(SEK in thousands)	2025	2024
External revenue by service:
Transport services	430,494	323,801
Rental income	27,346	64,576
Total revenue	457,840	388,377

The information below summarizes external revenue by geographic area.

	For the year ended December 31,
(SEK in thousands)	2025	2024
Sweden	160,633	120,974
United States	123,381	151,680
Germany	91,296	69,378
All other countries	82,530	46,345
Total revenue	457,840	388,377

All rental income is generated in the United States.

Revenue recorded is recognized over time. The transaction price allocated to unsatisfied and/or partially unsatisfied performance obligations are set out below.

	As of December 31,
(SEK in thousands)	2025	2024
Remaining performance obligations for customer contracts	2,023,138	2,507,032

The Group anticipates that 22%, SEK 443 million, of the transaction price allocated to the unsatisfied and/or partially unsatisfied performance obligations as of the year ended 2025 (2024: 16.2%, SEK 406 million) will be recognized as revenue during the next reporting period. The remaining 78%, SEK 1,580 million, will be recognized from the 2027 financial year through 2032 (2024: 83.8%, SEK 2,101 million from 2026 to 2031).

The two largest customers in 2025 accounted for approximately 15% and 11% of revenue respectively whilst the two largest customers in 2024 accounted for approximately 16% and 15% of revenue respectively. During the years 2025 and 2024 these are the only customers that have a revenue exceeding 10% of the Group’s revenue.

Rental income

Maturity analysis for lease payments is as it follows:

	For the year ended December 31,
(SEK in thousands)	2025	2024
Year 1	34,071	62,125
Year 2	43,003	34,936
Year 3	39,016	28,666
Year 4	30,114	19,653
Year 5	17,177	9,051
Year 6 and thereafter	216	678
Total	163,596	155,109

Operating segments

Operating segments are defined as components of a Group that engage in business activities and for which discrete financial information is available that is evaluated on a regular basis by the Chief Operating Decision Maker (“CODM”) to make decisions about how to allocate resources and assess performance at a consolidated level. The CODM has been identified as the Chief Executive Officer of the Group.

The activities of the Group are considered to be one segment which is reflected in its organizational structure and internal reporting. The Group does not distinguish in its internal reporting different segments, neither business nor geographical segments. The CODM considers that there is one reporting and operating segment.

The following table shows the breakdown of the Group’s non-current assets (e.g., intangible assets, property, plant and equipment, right-of-use assets, Interest in joint venture, and other financial assets) by geographical location.

	As of December 31,
(SEK in thousands)	2025	2024
Sweden	459,502	488,830
United States	623,046	834,603
Germany	169,704	78,608
All other countries	140,154	99,653
Total non-current assets	1,392,407	1,501,694

Note 5. Cost of sales

	For the year ended December 31,
(SEK in thousands)	2025	2024
Contract driver costs	(265,871)	(192,781)
Maintenance costs	(24,750)	(19,499)
Transport costs	(88,135)	(53,865)
IT and software expenses	(699)	(9,867)
Staff costs	(91,183)	(82,025)
Depreciation and amortization	(167,089)	(150,637)
Other costs	(34,752)	(22,580)
Total cost of sales	(672,479)	(531,254)

Note 6. Selling expenses

	For the year ended December 31,
(SEK in thousands)	2025	2024
Staff costs	(67,786)	(145,407)
Advertising costs	(556)	(8,678)
Professional services	(8,324)	(7,820)
Depreciation and amortization	(1,814)	-
IT and software expenses	(171)	(3,495)
Other costs	(753)	(17,197)
Total selling expenses	(79,404)	(182,597)

Note 7. General and administrative expenses

	For the year ended December 31,
(SEK in thousands)	2025	2024
Staff costs	(66,035)	(60,492)
IT and software expenses	(25,223)	(20,499)
Professional services	(110,005)	(58,989)
Legal and court costs	(63,078)	(15,380)
Depreciation and amortization	(4,243)	(4,394)
Insurance	(11,075)	(7,309)
Other	(20,558)	(22,799)
Total general and administrative expenses	(300,217)	(189,862)

Note 8. Research and development expenses

	For the year ended December 31,
(SEK in thousands)	2025	2024
Staff costs	(186,772)	(244,134)
IT and software expenses	(59,449)	(19,741)
Professional services	(14,401)	(19,284)
Depreciation and amortization	(54,661)	(62,086)
Other	(14,542)	(3,809)
Total research and development expenses	(329,825)	(349,054)

Depreciation and impairment allocated to research and development expenses relate to property and equipment utilized by research and development functions.

Note 9. Other operating income

	For the year ended December 31,
(SEK in thousands)	2025	2024
Government grants	15,802	9,265
Exchange rate gains	11,309	4,940
Other	3,401	5,446
Total other operating income	30,513	19,651

Note 10. Other operating expenses

	For the year ended December 31,
(SEK in thousands)	2025	2024
Other expenses	(26,222)	(18,063)
Exchange rate losses	(4,368)	(3,180)
Write-off of prepaid expenses	-	10,318
Total other operating expenses	(30,590)	(10,925)

During 2023, the Group wrote off a prepayment of chassis from EMOSS Mobile Systems BV as a part of a settlement. This was partially recovered in 2024.

Note 11. Staff numbers and costs

The average number of employees employed by the Group during the year ended December 31, 2025 was 324 (2024: 404).

Staff costs comprise the following:

	For the year ended December 31,
(SEK in thousands)	2025	2024
Salaries and wages	312,258	421,361
Social security contributions	75,175	84,331
Pension costs	18,467	30,281
Other employee expenses	13,852	15,130
Total staff costs	419,752	551,103

Note 12. Finance income

	For the year ended December 31,
(SEK in thousands)	2025	2024
Interest income	5,080	21,777
Exchange rate gains	1,403	43,838
Total finance income	6,483	65,615

Note 13. Finance costs

	For the year ended December 31,
(SEK in thousands)	2025	2024
Interest expense on loans and borrowings	(14,289)	(119,229)
Interest expense on lease liabilities	(49,068)	(43,730)
Interest expense on convertible debenture	(445,181)	(40,648)
Interest expense on liabilities associated with cash advances	(80,108)	(11,172)
Exchange rate losses	(85,851)	(7,352)
Other finance costs	(2,701)	(2,214)
Total finance costs	(677,198)	(224,345)

Note 14. Income tax

	For the year ended December 31,
(SEK in thousands)	2025	2024
Current tax expense
Tax expense for the year	(4,604)	(1,053)
Total current tax expense	(4,604)	(1,053)

Deferred tax income
Deferred tax relating to temporary differences	5,639	(4,278)
Total deferred tax income	5,639	(4,278)
Total income tax expense	1,034	(5,331)

The current tax rate is 20.6% (2024: 20.6%) and the effective income tax rate is 0.1% (2024: -0.6%).

Taxation for other jurisdictions is calculated at the applicable tax rate in each jurisdiction.

	For the year ended December 31,
(SEK in thousands)	2025	2024
Reconciliation of income tax expense
Loss before tax	(1,722,710)	(962,280)
Swedish tax rate of 20.6%	354,878	198,600
Tax effect of non-deductible expenses	(1,363)	(63,211)
Tax effect of non-taxable income	39,143	23,130
Movement in unrecognized deferred tax assets	(161,547)	-
Tax effect of adjustments related to previous periods	(243)	-
Tax effect of changes in deferred tax liabilities	5,639	-
Tax effect of loss carry forwards not recognized as deferred tax	(234,230)	(163,720)
Effect of different tax rates for subsidiaries in other jurisdiction	(1,243)	(130)
Total income tax expense	1,034	(5,331)

The Group has cumulative tax losses of SEK 4,846 million (2024: SEK 3,714 million) as of December 31, 2025, which are primarily attributable to the Swedish jurisdiction and carry an indefinite term for their use. The tax losses carried forward and temporary differences in the Group for which tax assets are not recognized in the balance sheet amount to SEK 234 million in 2025 (2024: SEK 164 million) and SEK 162 million in 2025 (2024: nil), respectively. Deferred tax assets have not been recognized in respect of these tax losses carried forward and temporary differences as it is not been considered probable that sufficient future taxable profit will be available against which entities within the Group can realize the benefits.

There is no material uncertain tax position as of December 31, 2025 (2024: none).

Note 15. Property, plant and equipment

(SEK in thousands)	Land	Electric and self-driving vehicles	Other equipment	Work in progress	Total
Cost
Balance as of January 1, 2024	-	763,925	62,845	169,571	996,341
Additions	-	(37,310)	2,328	173,700	138,718
Reclassifications from work in progress	-	87,853	13,775	(101,628)	-
Reclassification to other receivables	-	-	-	(12,193)	(12,193)
Disposals	-	-	(3,297)	(45,838)	(49,135)
Subsidies received	-	(22,061)	(2,000)	-	(24,061)
Foreign currency translation adjustments	-	30,854	2,261	11,651	44,766
Balance as of December 31, 2024	-	823,261	75,912	195,263	1,094,436
Additions	2,279	22,227	4,485	135,590	164,581
Reclassifications from work in progress	-	86,122	19,529	(105,651)	-
Disposals	-	(46,315)	(4,973)	(16,145)	(67,433)
Foreign currency translation adjustments	-	(77,217)	(5,730)	(16,154)	(99,101)
Balance as of December 31, 2025	2,279	808,078	89,224	192,902	1,092,483

Accumulated depreciation and impairment
Balance as of January 1, 2024	-	(61,939)	(10,458)	-	(72,397)
Depreciation	-	(111,797)	(16,259)	-	(128,056)
Reversal of impairment on disposals	-	-	1,148	-	1,148
Foreign currency translation adjustments	-	(4,179)	(509)	-	(4,688)
Balance as of December 31, 2024	-	(177,915)	(26,078)	-	(203,993)
Depreciation	-	(109,711)	(17,834)	-	(127,545)
Reversal of impairment on disposals	-	10,603	1,858	-	12,461
Foreign currency translation adjustments	-	22,161	1,891	-	24,052
Balance as of December 31, 2025	-	(254,862)	(40,163)	-	(295,025)

Carrying amounts
At January 1, 2024	-	701,986	52,387	169,571	923,944
At December 31, 2024	-	645,346	49,834	195,263	890,443
At December 31, 2025	2,279	553,216	49,061	192,902	797,458

The Group does not have contractual commitments for the acquisition of property, plant and equipment as of December 31, 2025, and 2024.

Note 16. Right-of-use assets

(SEK in thousands)	Electric vehicles and trailers	Land and buildings	Equipment	Total
Cost
Balance as of January 1, 2024	125,615	513,047	15,572	654,234
Additions	33,874	110,079	408	144,361
Disposals	(3,926)	(88,714)	(1,777)	(94,417)
Exchange rate differences	310	33,143	-	33,453
Remeasurements	474	10,525	-	10,999
Balance as of December 31, 2024	156,347	578,080	14,203	748,630
Additions	109,180	37,722	2,907	149,809
Disposals	(23,640)	(18,476)	(5,952)	(48,068)
Exchange rate differences	(1,540)	(63,344)	(20)	(64,904)
Remeasurements	-	9,651	564	10,215
Balance as of December 31, 2025	240,347	543,632	11,703	795,682

Accumulated depreciation
Balance as of January 1, 2024	(63,280)	(79,438)	(5,914)	(148,632)
Depreciation for the year	(24,037)	(70,882)	(5,167)	(100,086)
Disposals	2,857	85,103	1,773	89,733
Exchange rate differences	(73)	(2,652)	-	(2,725)
Balance as of December 31, 2024	(84,533)	(67,869)	(9,308)	(161,710)
Depreciation for the year	(36,904)	(56,909)	(4,785)	(98,598)
Disposals	17,198	11,949	5,952	35,100
Exchange rate differences	694	7,320	6	8,020
Balance as of December 31, 2025	(103,544)	(105,509)	(8,135)	(217,188)

Carrying amount
At January 1, 2024	62,335	433,609	9,658	505,602
At December 31, 2024	71,814	510,211	4,895	586,920
At December 31, 2025	136,803	438,123	3,568	578,494

The Group leases a number of assets such as electric heavy duty trucks, trailers, premises, machinery, and IT equipment. The average lease term is 13.5 years (2024: 13 years). The Group leases land and buildings which have lease terms of 1 to 30 years.

The total cash outflow for leasing agreements amounts to SEK 137,218 thousand (2024: 121,640). The Group recognizes expenses of SEK 18,952 thousand (2024: SEK 5,826 thousand) relating to short-term leases and leases of low-value assets.

In January 2025, the Group entered into a sale and leaseback transaction for 11 trucks for which the Group received EUR 2 million in cash, and in return will lease back the assets for 74 months. The Group does not have the option to repurchase the assets at the end of the lease term. The Group accounted for the transaction by derecognizing property, plant and equipment totaling SEK 28.0 million related to the trucks, recognized a right-of-use asset and lease liability for the lease of the trucks, and recorded an immaterial loss on disposal.

Note 17. Other financial assets and other financial liabilities

	For the year ended December 31,
(SEK in thousands)	2025	2024
Other financial assets
Deposits	2,573	12,422
	2,573	12,422
Classified as:
Non-current	2,573	12,422
Current	-	-

Other financial liabilities
Derivative instruments (warrants)	(128,381)	(1,432)
Embedded derivative (convertible debenture)	(4,603)	-
	(132,984)	(1,432)
Classified as:
Non-current	(128,381)	(1,432)
Current	(4,603)	-

Note 18. Other receivables

	As of December 31,
(SEK in thousands)	2025	2024
Value Added Tax receivables	34,485	17,360
Receivables from suppliers	22,176	40,263
Income tax receivable	3,781	-
Other	16,323	4,202
Total other receivables	76,764	61,824

Note 19. Share capital

	Common shares	Series A preference shares	Series B preference shares	Series C preference shares
Number of shares in issue as of January 1, 2024	40,626,609	20,762,302	24,173,854	11,936,984
Shares issued during the year	51,231	-	-	3,198,506
Number of shares in issue as of December 31, 2024	40,677,840	20,762,302	24,173,854	15,135,490
Shares issued during the year	6,362,890	-	-	8,303,032
Number of shares in issue as of December 31, 2025	47,040,730	20,762,302	24,173,854	23,438,522

All shares are authorized, issued and fully paid. Each class of shares has a nominal value of SEK 0.004585 per share.

Series A preference shares include shares that take precedence over common shares to receive the distribution for an amount that is equal to the higher of (i) the subscription price paid and (ii) the amount that holders of Series A preference shares would have received for such shares had the shares been converted into common shares.

Series B preference shares include shares that take precedence over Series A preference shares and common shares to receive the distribution for an amount that is equal to the higher of (i) the subscription price paid and (ii) the amount that holders of Series B preference shares, would have received for such shares had the shares been converted into common shares.

Series C preference shares include shares that take precedence over Series A preference shares, Series B preference shares and common shares to receive the distribution for an amount that is equal to the higher of (i) the subscription price paid and (ii) the amount that holders of Series C preference shares, would have received for such shares had the shares been converted into common shares.

Note 20. Deferred tax

The following are the most significant deferred tax liabilities and deferred tax assets reported by the Group and changes in these items during the current and previous reporting periods:

(SEK in thousands)	Total
As of January 1, 2024	(2,097)
Charge to profit or loss	(4,277)
Foreign exchange difference	5
As of December 31, 2024	(6,369)
Charge to profit or loss	5,639
Foreign exchange difference	547
Movement in the period booked to balance sheet	445
As of December 31, 2025	262

Deferred tax assets and deferred tax liabilities are reported on a net basis only when there is a legal right to offset current tax assets against current tax liabilities, and the deferred tax assets and deferred tax liabilities relate to taxes charged by the same tax authority and are intended to offset current tax liabilities and tax assets through net payment. The following table shows deferred tax assets and deferred tax liabilities reported in the Consolidated Statements of Financial Position:

	As of December 31,
(SEK in thousands)	2025	2024
Deferred tax assets	194,658	158,421
Deferred tax liabilities	194,395	(164,790)
Total	262	(6,369)

The deferred taxes are comprised of:

	As of December 31,
(SEK in thousands)	2025	2024
Losses carried forward	38,488	-
Deferred tax assets on leases	156,170	158,421
Deferred tax liabilities on leases	(156,170)	(158,421)
Temporary changes in depreciation of fixed assets	(38,225)	(6,369)
Total	262	(6,369)

Note 21. Retirement benefit plans

Defined contribution plans

The Group operates defined contribution benefit plans for all qualifying employees in the Group. The assets of the plans are held separately from those of the Group in funds under the control of trustees.

The total expense recognized in the Consolidated Statements of Loss and Other Comprehensive Income/(Loss) of SEK 18,467 thousand (2024: SEK 30,281 thousand) represents contributions payable to these plans by the Group at rates specified in the rules of the plans. As of December 31, 2025, there were no contributions due but not paid over to the plans (2024: SEK 750 thousand) in respect of the current reporting period.

Note 22. Other liabilities

	As of December 31,
(SEK in thousands)	2025	2024
Personnel related payable	(13,075)	(12,253)
Value Added Tax payable	(9,985)	(3,698)
Current tax liability	(7,026)	(3,830)
Other liabilities	-	(827)
Total other liabilities	(30,086)	(20,608)

Note 23. Accrued expenses

	As of December 31,
(SEK in thousands)	2025	2024
Accrued expenses for personnel	(21,360)	(34,147)
Accrued expenses for consulting and legal	(46,070)	(15,134)
Accrued expenses for raw material and supplies	(79,101)	(32,963)
Other accrued expenses	(255)	(2,437)
Total accrued expenses	(146,786)	(84,681)

Note 24. Notes to the Consolidated Statements of Cash Flows

Operating activities

	For the year ended December 31,
(SEK in thousands)	2025	2024
Adjustments for non-cash items
Depreciation	130,802	129,022
Depreciation of right-of-use assets	96,694	96,940
Amortization	312	1,056
Loss from disposal of property, plant, and equipment	5,321	-
Capital gains from the sale of non-current assets	-	(8,985)
Share-based payment expense	15,629	10,171
Unrealized exchange differences	77,903	(1,926)
Finance income	(5,080)	(65,615)
Finance costs	588,646	224,345
Provision	12,332	-
Fair value loss/(gain) on financial assets or liabilities measured at fair value through profit or loss	129,262	(51,832)
Share of results of joint venture	(1,430)	(282)
Total non-cash adjustments	1,050,391	332,894

	For the year ended December 31,
(SEK in thousands)	2025	2024
Net changes in working capital
(Increase)/decrease in trade receivables	10,571	23,153
(Increase)/decrease in prepaid expenses	3,899	(5,152)
(Increase)/decrease in accrued income	(1,789)	(7,964)
(Increase)/decrease in other receivables	(22,174)	173,091
Increase/(decrease) in trade and other payables	(52,186)	96,414
Increase/(decrease) in accrued expense	69,950	(15,219)
Increase/(decrease) in deferred income	3,193	9,395
Increase/(decrease) in other liabilities	30,577	11,831
Net changes in working capital	42,041	285,549

Changes in liabilities arising from financing activities

The table below details changes in the group’s liabilities arising from financing activities, including both cash and non-cash changes. Liabilities arising from financing activities are those for which cash flows were, or future cash flows will be, classified in the Group’s Consolidated Statements of Cash Flows as cash flows from financing activities.

		Non-cash changes
(SEK in thousands)	January 1, 2025	Financing cash flow	Fair value adjustments	New lease agreements	Other changes	December 31, 2025
Note		(i)	25	(iii)	(ii)
Loans and borrowings (current and non-current)	-	16,743	-	-	(503)	16,240
Convertible debenture	379,795	246,912	-	-	(418,991)	207,716
Lease liabilities (current and non-current)	641,507	(137,218)	-	155,324	(17,060)	642,553
Liabilities associated with cash advances	166,216	205,236	-	-	(16,610)	354,842
Other financial liabilities (embedded derivative - convertible debentures)	-	-	4,603	-	-	4,603
Other financial liabilities (derivative instruments - warrants)	1,432	-	124,659	-	2,289	128,381
Total liabilities from financing activities	1,188,950	331,673	129,262	155,324	(450,874)	1,354,335

		Non-cash changes
(SEK in thousands)	January 1, 2024	Financing cash flow	Fair value adjustments	New lease agreements	Other changes	December 31, 2024
Note		(i)	25		(ii)
Loans and borrowings (current and non-current)	257,424	(309,456)	55,926	-	(3,894)	-
Convertible debenture	-	319,887	-	-	59,908	379,795
Lease liabilities (current and non-current)	539,080	(121,975)	-	84,768	139,634	641,507
Liabilities associated with cash advances	-	211,147	-	-	(44,931)	166,216
Other financial liabilities (derivatives)	48,814	(3,787)	(89,911)	-	46,316	1,432
Total liabilities from financing activities	845,318	95,816	(33,985)	84,768	197,033	1,188,950

(i)	Cash flows from Loans and borrowings (current and non-current), Convertible debenture, Lease liabilities (current and non-current) and Other financial liabilities (derivatives) represent the net amount of cash from borrowing and repayment of borrowings in the Consolidated Statements of Cash Flows.
(ii)	Other changes include changes in exchange rates, accrued interest, remeasurements of the lease liabilities, and reduction in factoring liabilities.
(iii)	In 2025, the Group entered into new lease agreements as part of its operations, with the largest lease relating to a charging station with an acquisition value of SEK 26,828 thousand.

Note 25. Financial instruments

Classes and categories of financial instruments

The following table provides information on categories of financial instruments based on their characteristics and nature:

	As of December 31, 2025		As of December 31, 2024
(SEK in thousands)	Fair value through profit or loss	Amortized cost	Fair value through profit or loss	Amortized cost
Financial assets
Deposits	-	2,573	-	12,422
Trade receivables	-	21,015	-	21,148
Accrued income	-	29,516	-	34,121
Other receivables	-	38,499	-	40,263
Restricted cash	-	-	-	32,869
Cash	-	278,825	-	74,165

Financial liabilities
Loans and borrowings (current and non-current)	-	16,240	-	-
Convertible debenture	-	207,716	-	379,795
Lease liabilities	-	642,553	-	641,507
Trade and other payables (current and non-current)	-	277,089	-	376,292
Liabilities associated with cash advances	-	354,842	-	166,216
Derivative instruments (warrants)	128,381	-	1,432	-
Embedded derivative (convertible debt)	4,603	-
Other liabilities	-	30,086	-	20,608
Accrued expenses	-	146,786	-	84,681

Deposits, trade receivables, accrued income, other receivables and cash

The carrying amount of deposits, trade receivables, accrued income, other receivables and cash corresponds to their fair value as the short maturity means that discounting does not have a significant effect.

Restricted cash

At the end of December 2024 after the senior loan facility was terminated, several bank accounts were restricted for the Group, as the Group didn’t have access to the accounts or as the agreement stipulated for what type of transactions that account was intended for, the Group treated them as restricted cash as of December 31, 2024. The Group didn’t enter any senior loan facility in 2025 and as of December 31, 2025, there are no restricted cash balances.

Loans and borrowings

	As of December 31,
(SEK in thousands)	2025	2024
Borrowings measured at amortized cost
Liabilities to credit institutions	16,240	-

Classified as:
Long-term	12,180	-
Short-term	4,060	-
	16,240	-

In 2025, Einride Norway AS, a subsidiary of Einride, obtained a term loan facility from Pareto Bank ASA for a principal amount of NOK 18 million. This loan has a maturity period of four years, with repayments structured over 16 quarterly periods, involving quarterly principal amortization of NOK 1 million (NOK 4 million annually). The interest rate is variable, set at NIBOR 3M plus a margin of 5%, and is reviewed and updated at the inception of each quarter. A lending fee of NOK 355 thousand was incurred at the loan’s inception and the effective interest rate at the start date was 9.53%. The facility is secured by a guarantee from Einride for NOK 5 million and by a pledge over Einride Norway AS’s operating assets and the specific trucks purchased with the loan proceeds, valued at NOK 20 million.

The Group fully settled a senior loan facility in 2024.

Convertible promissory note (convertible debenture)

	As of December 31,
(SEK in thousands)	2025	2024
Borrowings measured at amortized cost
Convertible debt instrument, host component	207,716	379,795

Classified as:
Long-term	-	379,795
Short-term	207,716	-
	207,716	379,795

In September 2024, the Group issued convertible debentures in USD with a term of 24 months. The loan carried an annual nominal interest rate of 10% and an annual PIK (payment in kind) interest rate of 49%. The nominal interest earned was paid quarterly in arrears to the convertible bond holder. The PIK interest was capitalized quarterly and added to the outstanding debt. At conversion, the lower value of USD 10.79 per share or the applicable “market price” will apply. The “market price” is determined as the price per preference share equal to the preference amount applicable from time to time for Series C preference shares in accordance with the articles of association adopted by the Group. The holder will receive one share for each full amount of the applicable conversion price. These debentures were redeemed during 2025. On April 8, 2025, all subscribed and allocated convertible debentures were converted into Series C preference shares. Through the conversion, the convertible debenture holders have been allocated a total of 7,395,078 new Series C preference shares. The early conversion resulted in accelerated interest expenses.

In May 2025, the Group issued further convertible debentures with a maturity date in May 2027 and a maximum initial principal amount of USD 20 million (SEK 191,270 thousand). These debentures are convertible into the Group’s Series C preference shares upon specific events, such as change in control. The redemption amount of these debentures increases over time. The amount will increase to USD 23 million (SEK 219,961 thousand) if settled within 12 months of issuance, to USD 25 million (SEK 239,088 thousand) if settled between 12 and 18 months, and potentially up to USD 27 million (SEK 258,214 thousand) after 18 months. The conversion price is set at the lower of USD 10.79 per share or the market value of the Series C preference shares, with a minimum of USD 0.63 per share. The fair market value for Series C preference shares was USD 14.55 per share as of December 31, 2025. Due to the transactions contemplated by the Business Combination Agreement which are expected to occur within 12 months of the reporting period end, the Group anticipates an automatic conversion of the debentures into Series C preference shares. As the Group does not have an unconditional right to defer settlement beyond 12 months of the reporting period end, the convertible debentures are classified as current liabilities as of December 31, 2025.

The interest expense incurred for the year is calculated by applying an effective interest rate of 21.2% to the liability component for the two-year period since the convertible debentures were issued. The liability component is measured at amortized cost. The difference between the carrying amount of the liability component at the date of issue and the carrying value of the amount reported as of 31 December 2025 represents the effective interest rate to date.

The amortized cost of the convertible debentures corresponds to their fair value as of December 31, 2025 due to the short time period between issuance and year-end and minimal changes to the business and related market rates.

Trade and other payables, other liabilities, and accrued expenses

The trade and other payables consist mainly of outstanding amounts for purchases and running costs. No interest is charged on trade and other payables before the due date. After the due date, interest on late payments is charged in accordance with prevailing laws and practices in the relevant country. The Group has financial risk management policies to ensure that all liabilities are paid within the predetermined credit terms.

The carrying amount of trade and other payables, other liabilities, and accrued expenses corresponds to their fair value as the short maturity means that discounting does not have a significant effect.

Liabilities associated with cash advances

In September 2024, the Group entered into an agreement with a financial institution for a factoring facility with a credit limit of SEK 50 million. This facility enabled the Group to sell its outstanding customer invoices and finance up to 8-months of future invoicing under the Group’s signed customer contracts. The factoring facility was extended in November 2025, and as part of this extension, the credit limit was increased to SEK 550 million. The cost of this facility, which included costs for both issued and future invoices for which cash has been received, in 2025 was SEK 80,108 thousand (2024: SEK 11,172 thousand), which is recorded within finance costs.

The Group’s assessment of the agreement with the financial institution is that all risks and rewards, including the credit risk, are transferred. The liability for the payments received from the financial institution are recognized in the current liabilities in the Liabilities associated with cash advances financial statement caption.

The carrying amount of the Liabilities associated with cash advances corresponds to their fair value as the short maturity means that discounting does not have a significant effect.

Fair value of the Group’s financial assets and liabilities measured at fair value on a recurring basis

Some of the Group’s financial assets and financial liabilities are measured at fair value at the end of each reporting period. The fair value measurement of the Group’s derivative financial assets and liabilities utilizes market observable inputs and data to the extent it is available. The table below contains information on how the fair values of these financial assets and financial liabilities are determined (in particular the valuation techniques and inputs used).

		As of December 31,
(SEK in thousands)	Level	2025	2024
Financial liabilities
Embedded derivative (convertible debentures)	3	4,603	-
Derivative instruments (warrants)	3	128,381	1,432
Financial liabilities		132,984	1,432

There have been no transfers between levels 1, 2, and 3 during the current or previous year.

(Amounts in thousands)	Derivative instruments
As of 1 January, 2024	45,028
Profit or loss reported:
Net gains on financial assets or liabilities measured at fair value through profit or loss	(51,315)
Finance costs	7,719
As of December 31, 2024	1,432
Profit or loss reported:
Net losses on financial assets or liabilities measured at fair value through profit or loss	129,262
Finance costs	2,290
As of December 31, 2025	132,984

As part of a capital raising round in December 2023, the Group issued 2,169,008 warrants to an anchor investor without cash consideration. Each warrant grants the anchor investor the right to subscribe for one new ordinary share in the Parent. The warrant subscription period ends December 1, 2028, or the earlier of the date of decision to liquidate, approval or signing of a merger plan, a request for compulsory redemption, or approval or signing of a demerger plan. Based on their contractual terms, these warrants are classified as derivative instruments and are measured at fair value through the Consolidated Statements of Loss and Other Comprehensive Income/(Loss). This classification arises because the warrants are denominated in USD, while the entity’s functional currency is SEK.

The fair value of the warrants is determined through a valuation performed by an external party, utilizing the Black-Scholes option pricing model. Key unobservable inputs used in this valuation as of December 31, 2025 and 2024 include:

●	Expected life: 2.75 years (2024: 4 years)

●	Volatility: 37% (2024: 35)%

●	Risk free interest rate: 3.5% (2024: 4.1)%

A decrease or increase of 10% in volatility would have resulted in a fair value of warrants ranging from SEK 107 million to SEK 151 million at December 31, 2025.

The fair value of the embedded derivative within convertible debt is determined through a valuation performed by an external party, utilizing the Monte Carlo simulation model. Key unobservable inputs used in this valuation as of December 31, 2025 include:

●	Volatility: 37%

●	Risk free interest rate: 3.5%

A decrease or increase of 10% in volatility would have resulted in a fair value of the embedded derivative within convertible debt ranging from SEK 4,510 thousand to SEK 4,971 thousand as of December 31, 2025.

Risk management strategy

The Group’s treasury function provides services to the business, monitors, and manages the financial risks arising in the Group’s operations through internal risk reports that analyze risk exposures and the extent of the risks. These risks include market risks (including currency risk and interest rate risk), credit risk and liquidity risk.

Market risk

The Group’s operations are mainly exposed to financial risks through changes in exchange rates and interest rates (see below).

There has been no change in the Group’s exposure to market risks or how these risks are managed and measured, except for exposure to its own share price in the convertible debentures.

(i) Currency risk management

The Group conducts transactions in foreign currencies and is therefore exposed to exchange rate fluctuations. The carrying amount of the Group’s financial assets and liabilities in foreign currencies on the Consolidated Statements of Financial Position date is as follows:

	As of December 31,
	2025	2024	2025	2024
(Amounts in thousands)	Liabilities		Assets
USD	594,212	613,061	208,058	56,884
EUR	201,799	23,279	69,928	34,690
NOK	45,413	2,234	38,251	20,816
Others	26,964	4,947	4,757	6,419

Currency exchange rate sensitivity analysis

Foreign currency risk arises from financial instruments denominated in a currency for measuring financial instruments other than the functional currency. It is the risk that changes in foreign exchange rates will affect the fair value and cash flows of financial instruments. The Group is mainly exposed to currency risk from the USD, EUR, and NOK.

The table below describes the Group’s sensitivity to a 10 per cent change in exchange rates, which is the sensitivity rate used in internal reporting of currency risk to key personnel and represents management’s assessment of the reasonable potential change in exchange rates. The sensitivity analysis covers external loans, cash, trade receivable, trade and other payables, accrued income and derivatives. Purchases and financing of vehicles are also made in the local currency. This also means that the Group sees no reason to hedge currency risk with any financial instruments.

	For the year ended December 31,
	2025	2024	2025	2024
(Amounts in thousands)	Impact USD		Impact EUR
Consolidated Statements of Loss and Other Comprehensive Income/(Loss)	38,615	55,618	20,806	1,141

	For the year ended December 31,
	2025	2024	2025	2024
(Amounts in thousands)	Impact NOK		Others
Consolidated Statements of Loss and Other Comprehensive Income/(Loss)	716	1,858	2,221	320

If on balance sheet date all exchange rates were to change by 10% in an unfavorable direction, the effect on equity would be approximately SEK 49,845 thousand (2024: SEK 36,478 thousand).

	As of December 31,
(SEK in thousands)	2025	2024
USD	(48,356)	(27,306)
EUR	(679)	(5,738)
NOK	(188)	(2,693)
Others	(622)	(741)
Effect on equity	(49,845)	(36,478)

(ii) Interest rate risk management

Interest rate risk refers to the risk that the fair value or cash flow of financial instruments will fluctuate due to changes in market interest rates. The Group manages this risk by maintaining a balance of fixed and variable rate loans. The Group regularly evaluates its hedging activities to ensure that the most cost-effective hedging strategies are applied.

The Group’s exposure to interest rates on financial assets and financial liabilities is described in the section on liquidity risk management in this note.

Interest sensitivity analysis

The table below shows the impact in SEK in thousands of changes in interest rates by 100 basis points.

	Interest-bearing debt		Effect on earnings of a 100- basis point increase in interest rates on debt and derivatives
	For the year ended December 31,		For the year ended December 31,
(SEK in thousands)	2025	2024	2025	2024
Interest expense on liabilities to credit institutions	14,289	119,229	143	1,192
Interest expense on convertible debentures	445,181	40,648	4,452	406

The Group’s credit risk exposure

Credit risk is the risk that a party to a financial instrument will not be able to fulfill an obligation and thereby cause the counterparty a financial loss. The Group’s maximum exposure to credit risk, without taking into account any collateral, is shown in the table below.

	For the year ended December 31,
(SEK in thousands)	2025	2024
Deposits	2,573	12,422
Trade receivables	21,015	21,148
Accrued income	29,516	34,121
Restricted cash	-	32,869
Cash	278,825	74,165
Total	331,929	174,725

Credit risk management

For financial transactions, the Group only deals with counterparties that are at least investment grade (BBB or equivalent), which are considered to have low credit risk. Credit rating information is provided by independent credit rating agencies. The Group’s exposure and the credit ratings of counterparties are monitored regularly. The Group assesses that a counterparty is associated with increased credit risk if payment of receivables is not made 30 days after the due date.

Credit ratings are performed as part of the commercial process prior to entering into new agreements and are monitored on an ongoing basis at customer level. Monitoring processes are in place to ensure that follow-up measures are taken to recover past due receivables. In this respect, the Group believes that the Group’s credit risk is minimized. Trade receivable is spread across different industries and geographical areas.

The average days outstanding for trade receivable, invoiced, is 78 days (2024: 34 days).

Age analysis of trade receivable is shown below:

	As of December 31,
	2025		2024
(SEK in thousands)	Gross	Write off	Gross	Write off
Receivables not past due	5,511	-	9,917	-
Receivables past due by
0-30 days	616	-	6,457	(644)
31-90 days	3,646	-	3,052	(3,151)
91-120 days	365	-	5,517	-
120 days or more	15,578	(4,701)	-	-
Trade receivable	25,716	(4,701)	24,943	(3,795)

Cash, deposits and restricted cash are placed with reputable banks and financial institutions with high credit ratings and no history of default.

During 2025, there were no significant increases in the Group’s credit risks.

Liquidity risk

Responsibility for liquidity risk management lies with the Board of Directors, which has established a framework for short-, medium- and long-term liquidity risk management for financing and liquidity. The Group manages short-term liquidity risk by maintaining sufficient reserves and loans and borrowings. The liquidity reserve consists of cash and totals SEK 278,825 thousand (2024: SEK 74,165 thousand) as of the Consolidated Statements of Financial Position date. Further, as mentioned in notes 2 and 25, the Group makes use of its factoring arrangement which it utilizes to provide flexibility in the timing of monetizing its invoices, both issued and to be issued in the short term based on contracted services with customers.

Long-term liquidity risk is managed by continuously monitoring forecasts and actual cash flows and by matching the maturity profiles of financial assets and liabilities.

The tables below describe the Group’s remaining contractual maturities for its financial liabilities. The table includes both interest and repayments. For variable interest rates and foreign currencies, interest rates and exchange rates on the Consolidated Statements of Financial Position date are used for the entire period. The contractual maturity is based on the earliest date on which the Group may become liable to pay. Cash flows are undiscounted.

	< 1 month	1-3 months	3-12 months	1-2 years	2-5 years	5+ years	Total contractual cash flow	Total carrying value
	TSEK	TSEK	TSEK	TSEK	TSEK	TSEK	TSEK	TSEK
December 31, 2024
Convertible debenture	-	-	-	-	379,795	-	379,795	379,795
Lease liabilities	-	-	76,210	55,079	98,953	411,265	641,507	641,507
Trade payables	376,292	-	-	-	-	-	376,292	376,292
Liabilities associated with cash advances	10,123	48,024	108,069	-	-	-	166,216	166,216
Accrued Expenses	84,684	-	-	-	-	-	84,684	84,684
December 31, 2025
Convertible debenture	-	-	207,716	-	-	-	207,716	207,716
Lease liabilities	6,289	12,578	56,604	105,173	80,400	381,510	642,553	642,553
Trade payables	254,348	2,384	8,969	11,388	-	-	277,089	277,089
Liabilities associated with cash advances	-	89,503	265,339	-	-	-	354,842	354,953
Accrued Expenses	146,786	-	-	-	-	-	146,786	146,786

The convertible debenture may be repaid or converted to shares at the discretion of the holder under certain conditions.

The following table details the group’s liquidity analysis for its derivative financial instruments based on contractual maturities. The table has been drawn up based on the undiscounted net cash inflows and outflows on derivative instruments that settle on a net basis, and the undiscounted gross inflows and outflows on those derivatives that require gross settlement. When the amount payable or receivable is not fixed, the amount disclosed has been determined by reference to the projected interest rates as illustrated by the yield curves existing at the reporting date.

	< 1 month	1-3 months	3-12 months	1-2 years	2-5 years	5+ years
	TSEK	TSEK	TSEK	TSEK	TSEK	TSEK
December 31, 2024
Derivative Instruments (Warrants)	-	-	-		1,432	-
December 31, 2025
Derivative Instruments (Warrants)	-	-	-	128,381	-	-
Embedded derivative (Convertible debt)	-	-	4,603	-	-	-

Capital risk management

The capital structure of the Group consists of shareholders’ equity, debt and cash. The Group monitors capital to maintain an appropriate structure that fulfils its strategic objectives, considers the needs of shareholders, and ensures it maintains sufficient funds to continue as a going concern.

The Group manages its capital to ensure that its entities can continue operations even under adverse conditions and to maximize shareholder returns by optimizing the capital structure.

Note 26. Subsidiaries

The table below presents the Group’s subsidiaries as of December 31, 2025 and 2024.

		Ownership % of Share Capital as of December 31,
Parent	Incorporated	2025	2024
Einride AB	Sweden
Subsidiary
Einride Austria GmbH	Austria	100%	100%
Einride Technologies Austria GmbH	Austria	100%	100%
Einride Technologies Belgium B.V.	Belgium	100%	100%
Einride Cayman Sub Limited	Cayman Islands	100%	0%
Einride Technologies Germany GmbH	Germany	100%	100%
Einride Germany GmbH	Germany	100%	100%
Einride Technologies UK Ltd	Great Britain	100%	100%
Einride UK Ltd	Great Britain	100%	100%
Einride Technologies Netherlands B. V	Netherlands	100%	100%
Einride Benelux B.V.	Netherlands	100%	100%
Einride Technologies Norway AS	Norway	100%	100%
Einride Norway AS	Norway	100%	100%
Einride Holding AB	Sweden	100%	100%
Einride Autonomous Technologies AB	Sweden	100%	100%
Einride MidCo AB	Sweden	100%	100%
Einride Sweden AB	Sweden	100%	100%
Einride ME Freight Technologies L.L.C	United Arab Emirates	100%	100%
Einride US Inc	Delaware, USA	100%	100%
Einride Inc	Delaware, USA	100%	100%
Einride Logistics Inc	Delaware, USA	100%	100%
Einride Autonomous Technologies US In	Delaware, USA	100%	100%
Einride Technologies (Singapore) Pte. Ltd	Singapore	0%	100%

Note 27. Share-based payments

Options

Each employee share option converts into one ordinary share of the Group on exercise. No amounts are paid or payable by the recipient on receipt of the option. The option does not entitle the holder to dividends or voting rights. Options may be exercised on the vesting date until the expiration date.

Options can be exercised at the exercise price. The vesting period is typically three years, though in certain circumstances options are granted in relation to past service and vest immediately upon grant (of the 1,228,156 options granted during the period, 671,500 vested immediately). For certain grants one third of options vest after a one-year cliff and the remainder of the options vest monthly thereafter, while for other grants options vest monthly over the three-year period. If the option has not been exercised before the expiration date, typically 10 years from the date of grant for a continuing employee, the option expires. Unvested options are forfeited if an employee leaves the Group.

Details of outstanding options during the year are presented below:

	Year ended December 31, 2025		Year ended December 31, 2024
	Number of options	Weighted average exercise prices (SEK)	Number of options	Weighted average exercise prices (SEK)
Outstanding at beginning of the year	1,287,064	115.98	1,180,392	119.73
Granted during the year	1,228,156	71.54	388,420	100.54
Forfeited during the year	(41,481)	197.26	(96,591)	111.90
Exercised during the year	-	-	-	-
Expired during the year	(556,210)	105.13	(185,157)	109.66
Outstanding at the end of the year	1,917,529	88.91	1,287,064	115.98
Exercisable at the end of the year	1,419,355	94.36	1,153,020	111.43

The options outstanding at December 31, 2025 had a weighted average remaining contractual life of 8.2-years (2024: 3.9-years).

In 2025, options were granted on various dates in October and November. The weighted average fair value of the options granted on those dates is 6.12 while the aggregate of the estimated fair values of the options granted on those dates is SEK 7,513 thousand. In 2024, options were granted in February and April. The weighted average fair value of the options granted on those dates is 23.34 while the aggregate of the estimated fair values of the options granted on those dates is SEK 9,063 thousand. The inputs into the Black Scholes model are as follows:

	31/12/2025	31/12/2024
Weighted average share price (SEK)	62.48	84.71
Weighted average exercise price (SEK)	71.54	100.54
Expected volatility	35%	35%
Expected life	1	4
Risk-free interest rate	3.7%	4.4% to 4.7%
Expected dividend	nil	nil

The expected volatility used was based on the historical volatility of a Group of listed peer companies over a period reflective of the expected life of the option prior to its date of grant. The expected life used in the model has been adjusted, based on management’s best estimate, for the effects of non-transferability, exercise restrictions, and behavioral considerations.

In 2025, the Group recognized total expenses of SEK 5,549 thousand (2024: SEK 10,171 thousand) for share-based payment expense resulting from the grant of options.

Warrants held by employees without consideration

In 2025, warrants were granted in May and October to certain participants for no consideration. Warrants held by employees typically have a 33-month vesting period with a 3-year expiration term, certain warrants may be granted in relation to past service and therefore vest immediately upon grant. At the end of the vesting period one warrant may be converted to 3.16 ordinary shares. Where warrants are acquired for no consideration, they are forfeited if the employee leaves the Group before the warrants vest.

	Year ended December 31, 2025		Year ended December 31, 2024
	Number of warrants	Weighted average exercise prices (SEK)	Number of warrants	Weighted average exercise prices (SEK)
Outstanding at beginning of the year	-	-	-	-
Granted during the year	1,561,400	72.63	-	-
Forfeited during the year	-	-	-	-
Exercised during the year	-	-	-	-
Expired during the year	-	-	-	-
Outstanding at the end of the year	1,561,400	72.63	-	-
Exercisable at the end of the year	974,199	72.63	-	-

The fair market value of the warrants is determined through the use of a Black Scholes model.

The weighted average fair value of the warrants granted on those dates is 37.38 while the aggregate of the estimated fair values of the warrants granted on those dates is SEK 16,719 thousand. The inputs into the Black Scholes model are as follows:

	31/12/2025	31/12/2024
Weighted average share price (SEK)	37.38	-
Weighted average exercise price (SEK)	72.63	-
Expected volatility	35%	-
Expected life	3 - 5 years	-
Risk-free interest rate	3.7% to 4.1%	-
Expected dividend	nil	nil

The expected volatility used was based on the historical volatility of a Group of listed peer companies over a period reflective of the expected life of the option prior to its date of grant. The expected life used in the model has been adjusted, based on management’s best estimate, for the effects of non-transferability, exercise restrictions, and behavioral considerations.

In 2025, the Group reported total expenses of SEK 10,080 thousand (2024: nil) for share-based payments settled with equity instruments related to warrants acquired for no consideration.

Warrants held by employees and settled at market value

Certain participants pay full market value at grant to acquire their warrant instruments and as a result no share-based payment expense is recognized in relation to the warrants. Where warrants are forfeited due to the participant ceasing to provide qualifying service the warrants are bought back for the original subscription price paid.

Warrants held by employees who pay full market value typically have a 33-month vesting period with a 5-year expiration term. At the end of the vesting period one warrant may be converted to one ordinary share. Warrants are forfeited if the employee leaves the Group before the warrants vest. The fair market value of the warrants is determined through the use of a Black Scholes model.

	2025 No. of warrants	2024 No. of warrants
Outstanding at the beginning of the year	-	8,974,716
Granted during the year	14,790,565	-
Exercised during the year	-	(71,100)
Forfeited during the year	-	(581,196)
Expired during the year	-	(8,322,420)
Outstanding at the end of the year	14,790,565	-

Note 28. Related party transactions

During the year, the Group entered into the following transactions with related parties who are not members of the Group and had the following amounts outstanding at the reporting date:

	Sales to related parties	Purchases from related parties	Amounts owed by related parties	Amounts owed to related parties	Right-of-use assets	Lease liability
Joint venture, Polar Charge AB and its subsidiaries
2025	(907)	7,058	213	122	99,132	107,205
2024	35,846	5,943	1,904	1,848	95,065	100,274

Board members, board fees
2025	-	1,315	-	-	-	-
2024	-	946	-	23	-	-

Board members, consultancy
2025	-	6,663	-	-	-	-
2024	-	249	-	-	-	-

Polar Charge AB and its subsidiaries are a related party of the Group, as a senior executive from the Group is a member of the board of directors and the Group owns a 9% equity stake in Polar Charge AB. The Group constructs charging stations on behalf of Polar Charge Group and invoices directly for the costs incurred in construction of such stations and no construction costs incurred in 2025. These amounts invoiced to Polar Charge AB are presented within other income. The Group also leases sites directly from Polar Charge AB and makes the required periodic lease payments. Refer to Note 31 Interest in joint venture for further details.

Pursuant to an advisory agreement, dated June 3, 2025, by and between Einride and Lorne Abony, a current director of Einride, Einride has agreed to pay Mr. Abony up to USD 275,000 for certain advisory services in connection with the Business Combination and a success fee upon consummation of the Business Combination and the PIPE Investment equal to 0.8% of the Einride Shareholders’ percentage ownership in the post-closing company, which may be paid, at Einride’s option, in Einride Ordinary Shares or penny warrants of Einride. Refer to Note 33 Subsequent events for more details on the PIPE Investment.

Remuneration of key management personnel

Remuneration to senior executives, who are the key management personnel of the Group is set out below:

	For the year ended December 31,
(SEK in thousands)	2025	2024
Short-term employee benefits	41,200	39,981
Share-based compensation	2,427	-
Post-employment benefits	1,049	2,645
Total	44,676	42,626

Pursuant to an employment agreement, dated May 19, 2025, by and between Einride and Roozbeh Charli, who will serve as Chief Executive Officer and a director of Einride upon the Closing, upon consummation of the Business Combination, Einride will compensate Mr. Charli with the right to subscribe for additional warrants and/or Einride Ordinary Shares, to the extent necessary and for no additional consideration, to ensure that Mr. Charli’s accumulated percentage ownership in Einride is equal to 2.0% of the Einride Shareholders’ percentage ownership in the post-closing company.

Note 29. Commitments and contingencies

On November 15, 2024, the Group initiated legal proceedings against Performance Team LLC and its wholly owned subsidiary Performance Team Logistics LLC (collectively, “Maersk”). The dispute stems from Maersk’s alleged wrongful termination of an agreement for transport services, a termination the Group believes was without cause and in breach of contract.

To fulfill the Maersk agreement, the Group contracted with BYD Motors LLC (“BYD”) for vehicles and Voltera Power, LLC f/k/a EVConnex, LLC (“Voltera”) for charging infrastructure. Maersk’s purported termination altered the Group’s needs from these suppliers. On November 13, 2024 and December 2, 2024, BYD and Voltera filed legal actions against the Group to seek damages in relation to the service agreements for BYD and Voltera to respectively provide trucks and charging infrastructure. The cases are in preliminary stages with many of the arrangements yet to be finalized. The BYD and Voltera cases have been set for trial starting in April 2026 and December 2026.

Given the uncertainty of the litigation and the preliminary stage of the disputes, the Group is unable to estimate the range of reasonably possible loss that may result from the disputes. Because the proceedings are in preliminary stages and significant case details need to be determined, no provisions were recognized on December 31, 2025 or 2024.

As at December 31, 2025 and 2024, the Group held the following:

	For the year ended December 31,
	BYD		Voltera		Maersk
(SEK in thousands)	2025	2024	2025	2024	2025	2024
Trade and other receivables	354	1,133	-	-	15,578	27,645
Trade payables (including accruals)	121,757	140,085	68,220	42,631	-	-
Right-of-use asset	-	-	266,030	345,200	-	-
Lease liability	-	-	305,486	375,087	-	-

The Group’s contracts with customers typically include minimum commitments for both parties - transport capacity for the Group and monthly minimum fees for the customer. The Group has consistently been able to meet the commitments with no shortfalls under the agreements to provide the customer with its contracted capacity.

Note 30. Basic and diluted net loss per share

For the year ended December 31, 2025 and 2024, potentially dilutive instruments include Series A, B and C preference shares discussed in Note 19, employee share options and warrants discussed in Note 27, and share purchase warrants discussed in Note 25.

Basic and diluted loss per share is calculated by dividing the net loss attributable to equity holders of Einride AB by the weighted average number of common shares issued and outstanding during the period.

The following table provides the amounts used in the calculation of basic and diluted net loss per share for the years ended December 31, 2025 and 2024:

	For the year ended December 31,
(SEK in thousands)	2025	2024
Loss attributable to shareholders	(1,721,676)	(967,611)
Weighted average number of common shares for basic and diluted loss per share	43,483,470	40,666,082
Basic and diluted net loss per share	(39.59)	(23.79)

The following table presents the maximum number of shares during the period that were not included in the calculation of diluted loss per share as their effects would have been antidilutive for the years ended December 31, 2025 and 2024.

	For the year ended December 31,
	2025	2024
Employee share options	1,419,355	1,153,020
Series A preference shares	20,762,302	20,762,302
Series B preference shares	24,173,854	24,173,854
Series C preference shares	23,438,522	15,135,490
Convertible debenture	-	-
Employee share purchase warrants	16,351,965	9,470,134
Non-employee share purchase warrants	6,854,065	6,854,065
Total antidilutive shares	93,000,063	77,548,865

Note 31. Interest in Joint Venture

The following table provides aggregated summarized financial information for the Group’s joint venture as it relates to the amounts recognized in the Group’s Consolidated Statements of Loss and Other Comprehensive Income/(Loss) and Consolidated Statements of Financial Position:

	Consolidated Statements of Loss and Other Comprehensive Income/(Loss)		Consolidated Statements of Financial Position
(SEK in thousands)	2025	2024	2025	2024
Polar Charge AB	1,430	282	13,027	11,597

For the Group, the investment in Polar Charge AB represents the only ownership interest in a non-group entity. Polar Charge AB is engaged in the activity of building out charging stations infrastructure across Sweden and then leasing the stations to the Group. The Group provides various expertise related to the design of the charging stations as well as marketing and branding.

The joint venture was formed during 2023, with the Group owning a 9% stake in Polar Charge AB. The Group has concluded it has joint control of the entity in accordance with IFRS 11 Joint Arrangements. Given the nature of Polar Charge AB’s activities, the joint venture is considered material to the Group under IFRS 12 Disclosure of Interests in Other Entities.

The following table provides summarized financial information relating to Polar Charge AB for the 12-month period ending December 31, 2025 and 2024 respectively. The information is presented on a 100% basis.

	For the year ended December 31,
(SEK in thousands)	2025	2024
Income statement
Revenue	6,969	4,750
Net profit before taxation	18,316	3,148
Taxation	(2,725)	(12)
Net profit for the year	15,592	3,136
Group’s share in net profit for the year - 9% (2024: 9)%	1,403	282

	As at December 31,
(SEK in thousands)	2025	2024
Balance sheet
Non-current assets	142,592	128,490
Current assets	8,046	9,648
Total assets	150,638	138,138
Current liabilities	3,200	9,316
Non-current liabilities	2,725	-
Total liabilities	5,925	9,316
Net assets	144,713	128,822
Group’s share in equity - 9% (2024: 9)%	13,024	11,594

In accordance with IAS 28 Investments in Associates and Joint Ventures, we evaluate impairment with regards to our investment in Polar Charge AB. No impairment charges were recorded in 2025 or 2024.

Transactions between the Group and its joint venture with Polar Charge AB are summarized in Note 28 Related party transactions.

Note 32. Provisions

As of December 31, 2025, a provision of SEK 12,332 thousand (2024: nil) was recorded related to estimated employer social security contributions on taxable equity-settled employee incentive schemes. During the period ended December 31, 2025, nil (2024: nil) has been utilized in the period as a result of exercises of taxable equity-settled share awards. The provision will be utilized once the share awards under the applicable scheme have been exercised. Refer to Note 27 Share-based payments for further details.

Note 33. Subsequent events

On December 23, 2025, the Company and a related party to the Company entered into a business transfer agreement in relation to a carve out of the Company’s design business. The purchase price for the business transfer amounts to USD 3,714,586. The transaction closed on 17 February, 2026. In connection with closing, the Company (i) entered into a service agreement with the related party pursuant to which the Company commits to purchasing services during a three-year period, and (ii) made an investment in the related party corresponding to 19% of the shares of the related party.

On February 20, 2026, the Company entered into an agreement with one of its customers, with a supplementary addendum agreed on March 12, 2026, pursuant to which the Company undertakes to issue 6,941,402 warrants, each with an exercise price of USD 10.79 per share and convertible into 3.15 ordinary shares. The vesting of these warrants is tied to specific payment milestones under a separate commercial relationship that was entered into in 2024 between the Company and Customer as amended on February 21, 2026. This agreement has no impact on the financial statements for the period ended December 31, 2025. The Company is currently evaluating the full accounting impact of this agreement on its future financial statements.

On February 26, 2026, the Company entered into subscription agreements with investors in relation to the PIPE transaction that is expected to close in connection with the closing of the de-SPAC transaction. The Company has received commitments in the amount of USD 113.3 million from existing and new investors to subscribe for ADSs representing ordinary shares in the Company. The investors have a right to obtain 1.5 warrants for each ADS subscribed for, and an additional 0.5 warrants per ADS initially subscribed for if, on the 24-month anniversary of the closing date, the investor owns at least 50% of the number of subscribed ADSs in the PIPE offering. In connection with the PIPE transaction, the pre-money equity value of the Company was set at USD 1,350 million.

An arbitration proceeding initiated by the Company in January 2025 was resolved by final award on May 21, 2026. The dispute concerned the counterparty’s failure to fulfill its written commitment. The arbitral tribunal’s award established that the counterparty committed a breach of contract and shall pay damages to Einride of USD 9,552,778 plus default interest from February 4, 2025. The counterparty shall also reimburse Einride’s legal costs of SEK 9,312,597 (excl. VAT) plus interest and bear all costs of the arbitration proceedings. Einride has formally requested payment in accordance with the award.

On June 9, 2026, the Company consummated the previously announced business combination with Legato III, pursuant to the business combination agreement that was signed on November 12, 2025, by and among Einride AB, Einride Cayman Sub Limited (“Merger Sub”), and Legato Merger Corp. III (“Legato III”). In connection with the business combination, Legato III merged with and into Merger Sub, whereupon Legato III ceased to exist, with Merger Sub surviving as a wholly owned subsidiary of Einride. As a result of the business combination, each issued and outstanding Legato III ordinary share was cancelled and automatically exchanged for one ordinary share of the Company in the form of one ADS, and each Legato III warrant was automatically converted into one warrant of the Company, with each whole warrant exercisable for one ordinary share of the Company in the form of one ADS at an exercise price of $11.50 per share. In connection with the consummation of the business combination, holders of 16,596,675 Legato III public shares exercised their right to redeem their shares for cash at a redemption price of $10.078 per share, for an aggregate redemption amount of $183.9 million, representing approximately 98.3% of the total Legato III public shares then outstanding. Upon consummation of the business combination, the Company also consummated the PIPE investment contemplated by the PIPE subscription agreements. Pursuant to the PIPE subscription agreements, the Company sold an aggregate of 12,235,420 PIPE ADSs to the PIPE investors for an aggregate purchase price of $113.3 million. In addition, the PIPE investors received warrants to purchase an aggregate of 18,353,130 ADSs. Pursuant to the PIPE subscription agreements, at the Closing, certain of the initial shareholders of Legato III transferred to one PIPE investor 553,471 of the founder shares held by them (which were exchanged for ADSs in the merger), and the Company issued to another PIPE investor an additional 1,400,000 PIPE ADSs.

Further, upon consummation of the business combination, the Company effected a share split (“Stock Split”) pursuant to filings made with the Swedish Companies Registration Office. As a result of the Stock Split, each Ordinary Share issued and outstanding immediately prior to the Closing was converted into a number of Ordinary Shares determined by a conversion factor of approximately 1:3.15, resulting in an increase in the number of outstanding shares from 38,439,933 to 121,106,421. All share and per share information presented in these financial statements has been retrospectively adjusted to reflect the Stock Split for all periods presented.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

To the extent permitted by the Swedish Companies Act, we are empowered to indemnify our directors against any liability they incur by reason of their directorship. We maintain directors’ and officers’ insurance to insure such persons against certain liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

In the past three years, Einride issued the following securities. Einride believes that each of the following issuances was exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering and/or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

Date(s) of Issuance	Offering Type	Type of Security	Consideration ($)	Share price ($)/ Strike Price ($) (as applicable)	Number of Securities
January - September 2023	C round	Shares (Pref C)	23,373,538	34	687,455
February - September 2024	C round	Shares (Pref C)	34,517,800	34	1,015,226
September - November 2024	Convertible - 2024:2026	Shares (Pref C)	30,810,000	34	2,009,436
March 2025	Convertible - 2024:2026	Shares (Pref C)	5,179,500	34	337,808
April 2025	C round	Shares (Pref C)	9,798,460	34	288,190
May 14, 2025	Convertible - 2025:2027	Shares (Pref C)	20,000,000	34	N/A
July - August 2025	Pre-PIPE	Shares (Ordinary)	68,667,143	34	2,019,621
November 27, 2023	2023/2028:1	Warrants	-	68 (strike price)	2,169,008
May 10, 2025	Series 2025/2028:1	Warrants	-	24 (strike price)	4,547,925
May 10, 2025	Series 2025/2030:1	Warrants	-	24 (strike price)	300,882
September 24, 2025	Series 2025/2028:2	Warrants	-	55 (strike price)	232,635
September 24, 2025	Series 2025/2030:2	Warrants	-	24 (strike price)	193,231
March 2023 - October 2025	Einride AB Equity Incentive Plan (U.S.)	Options	-	$24 - $35 (strike price, depending on date of grant)	914,774
March 2026	Private Placement	Warrants	-	34 (strike price)	6,941,402
April 8, 2026	PIPE	Pre-Funding Warrants	19,998,926	9.26 (Warrant Price) / Par value (strike price)	2,159,825
June 9, 2026	PIPE	Shares (Ordinary) and Warrants	93,301,074	9.26 (share price) / 10.90 (strike price)	11,475,595 shares and 18,353,130 warrant shares

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

Exhibit Number	Description
2.1†	Business Combination Agreement, dated as of November 12, 2025, by and among Legato Merger Corp. III, Einride AB, and Einride Cayman Sub Limited (incorporated by reference to Exhibit 2.1 to the Registration Statement on Form F-4 (File No. 333-295212) filed with the SEC on April 21, 2026)
2.2	Amendment No. 1 to Business Combination Agreement, dated as of February 26, 2026, by and among Legato Merger Corp. III, Einride AB, and Einride Cayman Sub Limited (incorporated by reference to Exhibit 2.2 to the Registration Statement on Form F-4 (File No. 333-295212) filed with the SEC on April 21, 2026)
2.3†	Amendment No. 2 to Business Combination Agreement, dated as of March 5, 2026, by and among Legato Merger Corp. III, Einride AB, and Einride Cayman Sub Limited (incorporated by reference to Exhibit 2.3 to the Registration Statement on Form F-4 (File No. 333-295212) filed with the SEC on April 21, 2026)
2.4	Form of Plan of Merger (incorporated by reference to Exhibit 2.4 to the Registration Statement on Form F-4 (File No. 333-295212) filed with the SEC on April 21, 2026)
2.5	Amendment No. 3 to Business Combination Agreement, dated as of April 17, 2026, by and among Legato Merger Corp. III, Einride AB, and Einride Cayman Sub Limited (incorporated by reference to Exhibit 2.5 to the Registration Statement on Form F-4 (File No. 333-295212) filed with the SEC on April 21, 2026)
3.1	Amended and Restated Articles of Association of Einride (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form F-4 (File No. 333-295212) filed with the SEC on April 21, 2026)
4.1	Specimen American Depositary Receipt (included in Exhibit 4.2)
4.2	Deposit Agreement, dated as of May 29, 2026, by and among Einride AB, Deutsche Bank Trust Company Americas, as depositary, and all holders and beneficial owners of American Depositary Shares issued thereunder
4.3	Specimen Warrant Certificate of Einride AB (incorporated by reference to Exhibit 4.6 to the Registration Statement on Form F-4 (File No. 333-295212) filed with the SEC on April 21, 2026)
4.4	Warrant Agreement, dated February 5, 2024, between Legato Merger Corp. III and Equiniti Trust Company, LLC (incorporated by reference to Exhibit 4.7 to the Registration Statement on Form F-4 (File No. 333-295212) filed with the SEC on April 21, 2026)
4.5	Assignment, Assumption and Amendment to Warrant Agreement, dated June 9, 2026, by and among Legato Merger Corp. III, Einride AB and Equiniti Trust Company, LLC
4.6	Form of PIPE Warrant (incorporated by reference to Exhibit 4.9 to the Registration Statement on Form F-4 (File No. 333-295212) filed with the SEC on April 21, 2026)
4.7	Terms and Conditions of Warrants of Series 2026/2036 to Subscribe for New Shares in Einride AB (incorporated by reference to Exhibit 4.10 to the Registration Statement on Form F-4 (File No. 333-295212) filed with the SEC on April 21, 2026)
4.8	Terms and Conditions of Warrants to Subscribe for New Shares in Einride of Series 2026:1 (incorporated by reference to Exhibit 4.11 to the Registration Statement on Form F-4 (File No. 333-295212) filed with the SEC on April 21, 2026)
5.1	Opinion of Advokatfirma DLA Piper Sweden KB as to the validity of the ordinary shares of Einride AB
5.2	Opinion of DLA Piper LLP (US) as to the validity of the warrants of Einride AB
10.1	Form of Support Agreement, dated as of November 12, 2025, by and among Einride AB, Legato Merger Corp. III and Legato Merger Corp. III’s initial shareholders (incorporated by reference to Exhibit 10.5 to the Registration Statement on Form F-4 (File No. 333-295212) filed with the SEC on April 21, 2026)
10.2	Form of Support Agreement, dated as of November 12, 2025, by and among Legato Merger Corp. III, Einride AB and certain securityholders of Einride AB (incorporated by reference to Exhibit 10.6 to the Registration Statement on Form F-4 (File No. 333-295212) filed with the SEC on April 21, 2026)
10.3	Form of Lock-Up Agreement, by and among Einride AB and certain securityholders (incorporated by reference to Exhibit 10.7 to the Registration Statement on Form F-4 (File No. 333-295212) filed with the SEC on April 21, 2026)
10.4	Registration Rights Agreement by and among Einride AB and the holders name therein.
10.5	The Einride AB 2026 Equity Incentive Plan

Exhibit Number	Description
10.6	Form of PIPE Subscription Agreement (incorporated by reference to Exhibit 10.11 to the Registration Statement on Form F-4 (File No. 333-295212) filed with the SEC on April 21, 2026)
10.7#	Supplemental Agreement, dated February 20, 2026, by and among Einride AB, Amazon.com NV Investment Holdings LLC and certain shareholders of Einride AB (incorporated by reference to Exhibit 10.12 to the Registration Statement on Form F-4 (File No. 333-295212) filed with the SEC on April 21, 2026)
10.8#	Addendum to Supplemental Agreement, dated March 12, 2026 by and among Einride AB and Amazon.com NV Investment Holdings LLC (incorporated by reference to Exhibit 10.13 to the Registration Statement on Form F-4 (File No. 333-295212) filed with the SEC on April 21, 2026)
10.9	Form of Pre-Funding Subscription Agreement (incorporated by reference to Exhibit 10.14 to the Registration Statement on Form F-4 (File No. 333-295212) filed with the SEC on April 21, 2026)
10.10#	English translation of Agreement Regarding Purchase Of Invoice Receivables (Without Recourse) and Invoice Service, dated December 9, 2024, by and among, Einride AB, Norra Finans Sverige AB and certain subsidiaries of Einride AB (incorporated by reference to Exhibit 10.15 to the Registration Statement on Form F-4 (File No. 333-295212) filed with the SEC on April 21, 2026)
10.11#	English translation of Amendment to Invoice Purchase Agreement, dated November 18, 2025, by and among Einride AB, Norra Finans Sverige AB and certain subsidiaries of Einride AB (incorporated by reference to Exhibit 10.16 to the Registration Statement on Form F-4 (File No. 333-295212) filed with the SEC on April 21, 2026)
21.1	List of subsidiaries of Einride AB
23.1	Consent of WithumSmith+Brown, PC, an independent registered accounting firm for Legato Merger Corp. III
23.2	Consent of Ernst & Young AB, an independent registered accounting firm for Einride AB
23.3	Consent of Advokatfirma DLA Piper Sweden KB (included in Exhibit 5.1)
23.4	Consent of DLA Piper LLP (US) (included in Exhibit 5.2)
24.1	Power of Attorney (included on the signature page of this Registration Statement)
101.INS	Inline XBRL Instance Document
101.SCH	Inline XBRL Taxonomy Extension Schema Document
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)
107	Filing Fee Table

#	As permitted by Regulation S-K, Item 601(b)(10)(iv) of the Securities Act of 1934, as amended, certain confidential portions of this exhibit have been redacted from the publicly filed document. The Registrant agrees to furnish a supplemental copy of any omitted schedule or similar attachment to the Securities and Exchange Commission upon its request.
†	Schedules and certain portions of the exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of such schedules, or any section thereof, to the SEC upon request.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the notes thereto.

ITEM 9. UNDERTAKINGS.

(a)	The undersigned registrant hereby undertakes that:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)	That, for the purpose of determining liability under the Securities Act to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)	The undersigned Registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stockholm, Sweden, on July 7, 2026.

Einride AB

By:	/s/ Roozbeh Charli
	Name:	Roozbeh Charli
	Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned constitutes and appoints each of Roozbeh Charli, Robert Falck and Viveka Linander Waldenor as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form F-1, or other appropriate form, and all amendments thereto, including post-effective amendments, of Einride AB, and to file the same, with all exhibits thereto, and other document in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Roozbeh Charli	Chief Executive Officer and Director	July 7, 2026
Roozbeh Charli	(Principal Executive Officer)

/s/ Anubhav Verma	Chief Financial Officer	July 7, 2026
Anubhav Verma	(Principal Financial and Accounting Officer)

/s/ Robert Falck	Chairman of the Board of Directors	July 7, 2026
Robert Falck

/s/ R. Lynn Atchison	Director	July 7, 2026
R. Lynn Atchison

/s/ Lorenzo Roversi	Director	July 7, 2026
Lorenzo Roversi

/s/ Gary Hicok	Director	July 7, 2026
Gary Hicok

/s/ Ted Persson	Director	July 7, 2026
Ted Persson

/s/ Keith B. Alexander	Director	July 7, 2026
Keith B. Alexander

/s/ Eric S. Rosenfeld	Director	July 7, 2026
Eric S. Rosenfeld

/s/ Gregory Monahan	Director	July 7, 2026
Gregory Monahan

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Einride AB, has signed this registration statement or amendment thereto in Seattle, Washington on July 7, 2026.

Einride US Inc.

By:	/s/ Anubhav Verma
	Name:	Anubhav Verma
	Title:	Authorized Representative in the United States